UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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TRONOX HOLDINGS PLC
(Name of Registrant as Specified In Its Charter)
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Dear Fellow Shareholder:
The past year saw the continuation of one of the most severe cyclical downturns in the titanium dioxide (TiO2) industry’s history. Despite the difficulties, management served shareholders well by continuing to outperform industry peers and balancing the medium- and long-term strategic needs of the business to position Tronox for success when the inevitable upturn in demand occurs, widely anticipated in 2024.
From the Board’s perspective, the highlights of 2023 include two successful leadership transitions. Most significantly, one of our Co-CEOs, Jean-Francois Turgeon, announced his retirement in Q3, effective April 1, 2024. John D. Romano, who has served as the other Co-CEO since 2021, is fully ready and capable of stepping into the role of sole CEO in 2024. The Board is confident that John Romano, with his strategic global mindset, deep understanding of our industry and customers, and a clear vision for Tronox, is the right CEO to lead the Company into the future. Mr. Turgeon was nominated to remain on the Tronox Board and will stand for election at our upcoming AGM in May. In 2023, the Board also oversaw the successful transition of the CFO role as Mr. Tim Carlson retired earlier in the year to be replaced by Mr. John Srivisal. The Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an actionable executive succession plan is in place.
Another highlight for the Board in 2023 was the continued focus on sustainability. I personally spent many hours engaging with our largest institutional shareholders discussing a range of environmental, governance and executive compensation matters. I was deeply gratified and proud to hear from so many investors that Tronox’s decarbonization roadmap and its implementation is “top-tier” and “best-in-class”. The Board spends considerable time with management understanding the risks posed by climate change and ensuring that the Company’s plans to reduce emissions and mitigate its impacts are robust.
Finally, the Board has actively supported the strategic work underway to extend Tronox’s focus beyond being the world’s leading, vertically integrated producer of TiO2 and into a becoming a leading sustainable mining and materials company. The Company’s mining operations in South Africa and Australia produce not only valuable titanium and zircon minerals, but also significant quantities of monazite, a rare earth bearing mineral. The same geologic, technical and human capital resources needed to succeed in the TiO2 industry are also relevant to producing rare earth materials needed in the permanent magnets required for the green energy transition, particularly in electric vehicle motors and wind turbines. While TiO2 and zircon will inevitably remain central to Tronox for many years, these early-stage moves into adjacent, high-growth markets will be accretive.
Shareholders will have an opportunity to express their support for the Board and our executive leadership team at the Annual General Meeting of Shareholders of Tronox Holdings plc, which will be held at 10:00 a.m. GMT on May 8, 2024. All shareholders are cordially invited to attend.
Your vote is more important than ever this year. We encourage you to read the Proxy Statement which describes the matters to be voted on at the meeting. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card. The Board of Directors recommends that you vote FOR all the proposals set forth in the accompanying notice of meeting and Proxy Statement.
On behalf of the Board of Directors, we want to thank you for your continued support of Tronox.
Sincerely,

Ilan Kaufthal
Chair of the Board

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF TRONOX HOLDINGS PLC
(Registered Company No. 11653089)
Date:	May 8, 2024

Time:	10:00 am Greenwich Mean Time

Location:	6 Waterloo Place, St. James, SW1Y 4AN, London, United Kingdom

Record Date:	5:00 p.m. (U.S. Eastern Daylight Time) on March 11, 2024

Meeting Agenda:	1.	Election of each of the nine director nominees listed in the accompanying Proxy Statement by separate ordinary resolutions.
	2.	A non-binding advisory vote to approve executive compensation.
	3.	Ratify the appointment of PricewaterhouseCoopers LLP (U.S.) as the Company’s independent registered public accounting firm.
4.
Receipt of our U.K. audited annual report and accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2023 included in Appendix A to this Proxy Statement (the “Annual Report and Accounts”).

5.
Approve on a non-binding advisory basis our U.K. directors' remuneration report for the fiscal year ended December 31, 2023, contained in the Annual Report and Accounts and included in Appendix A to this Proxy Statement (the “Directors’ Remuneration Report”).

6.
Re-appoint PricewaterhouseCoopers LLP (“PwC U.K.”) as our U.K. statutory auditor under the U.K. Companies Act 2006 to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting at which the annual report and accounts are laid before the Company.

	7.	Authorize the Board of Directors (the “Board”) or the Audit Committee to determine the remuneration of PwC U.K. in its capacity as the Company’s U.K. statutory auditor.
	8.	Authorize the Board to allot shares.
	9.	Authorize the Board to allot shares without rights of pre-emption.
	10.	Approve forms of share repurchase contracts and share repurchase counterparties.
	11.	Approve an amendment to the Tronox Holdings plc Amended and Restated Management Equity Incentive Plan for the sole purpose of increasing the authorized shares thereunder.

Resolutions 1-8, 10 and 11 are proposed as ordinary resolutions. Resolution 9 is proposed as a special resolution. The full text of each resolution, the Board’s recommendation on how shareholders should vote on each resolution and certain explanatory notes on each resolution are set out in the accompanying Proxy Statement, which forms part of this notice.
We encourage shareholders to vote as soon as possible. Shareholders of record on the Record Date are entitled to vote in the following ways:
By Internet:	By Telephone:	By Mail:

You can vote your shares online at www.proxyvote.com	In the U.S. or Canada, you can vote your shares by calling +1-800-690-6903.
You can vote by mail by marking, dating and signing your proxy card and returning it in the business reply envelope to Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 U.S.A.

A shareholder of record is entitled to appoint more than one proxy in relation to the 2024 Annual Meeting (provided that each proxy is appointed to exercise the rights attached to different ordinary shares). Such proxy need not be a shareholder of record, but must attend the 2024 Annual Meeting and vote as the shareholder of record instructs for such vote to be counted. The proxy may exercise all or any of a shareholder’s right to attend, ask questions and vote at the 2024 Annual Meeting and need not be a shareholder of Tronox Holdings plc.
This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about March 27, 2024.
By Order of the Board of Directors,

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary
Registered Office: Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, DN40 2PR, United Kingdom

Page
PROXY SUMMARY	1
SUSTAINABILITY AND CORPORATE RESPONSIBILITY	5
PROPOSAL 1—ELECTION OF DIRECTORS	11
2023 NON-EMPLOYEE DIRECTOR COMPENSATION	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)	37
COMPENSATION DISCUSSION AND ANALYSIS	39
REPORT OF THE AUDIT COMMITTEE	80
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	81
PROPOSAL 4 - VOTE TO RECEIVE THE ANNUAL REPORT AND ACCOUNTS	83
PROPOSAL 5 - VOTE TO approve, as a non-binding advisory resolution, the U.K. directors’ remuneration report for the fiscal year ended December 31, 2023	84
PROPOSAL 6 - RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR	85
PROPOSAL 7 - AUTHORIZATION OF THE BOARD OR THE AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF PRICEWATERHOUSECOOPERS LLP AS OUR U.K. STATUTORY AUDITOR	86
PROPOSAL 8 - AUTHORIZATION OF THE BOARD TO ALLOT SHARES	87
PROPOSAL 9 - AUTHORIZATION OF THE BOARD TO ALLOT SHARES WITHOUT RIGHTS OF PRE-EMPTION	88
PROPOSAL 10 – APPROVAL OF FORMS OF SHARE REPURCHASE CONTRACTS AND COUNTERPARTIES	90
PROPOSAL 11 - APPROVE AN AMENDMENT TO THE TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR THE SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER	92
GENERAL INFORMATION	99
ADDITIONAL INFORMATION	104
APPENDIX A – ANNUAL REPORT AND ACCOUNTS (WITH DIRECTORS’ REMUNERATION REPORT)	A-1
APPENDIX B – FORM OF SHARE REPURCHASE CONTRACT	B-1
APPENDIX C – FORM OF RULE 10B5-1 REPURCHASE PLAN	C-1
APPENDIX D- APPROVAL COUNTERPARTIES	D-1
APPENDIX E – AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN	E-1
In the Notice of Annual Meeting and this Proxy Statement, references to “Tronox,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Tronox Holdings plc and “Annual Meeting” refers to the annual general meeting of the shareholders of Tronox Holdings plc, unless the context of a particular reference provides otherwise. In this Proxy Statement, references to “shares” refer to ordinary shares of Tronox Holdings plc.

PROXY SUMMARY
In fiscal 2023, we continued to experience an extremely difficult operating environment. End-market demand for TiO2 and zircon did not recover to the levels initially anticipated at the beginning of the year and our full-year results reflected industry and macroeconomic challenges. Despite these challenges, we continued to maintain industry best-in-class EBITDA margins as compared to our direct TiO2 pigment western peers, proactively took steps to manage working capital and reduce inventory levels by adjusting production levels, and continued to invest in our long-term strategic vision of remaining the world’s leading vertically integrated producer of TiO2.

2023 Highlights
Executive Succession Planning
In 2023, the Board successfully executed on its succession plan with the retirements of Jean-Francois Turgeon as Co-CEO and Tim Carlson, as CFO. When Jean-Francois decided to retire effective April 1, 2024, the Board believed that the time was right to move to a unified leadership structure with John Romano as sole CEO. Mr. Romano has been part of the Tronox organization for over 35 years and the Board is confident that with his strategic, global mindset, deep understanding of our industry and customers, and a clear vision for Tronox, he is the right CEO to lead the Company into the future.
In addition, with Mr. Carlson’s retirement as CFO, effective April 1, 2023, John Srivisal, the Company’s then SVP, Business Development and Finance, was appointed the Company’s new CFO. Mr. Srivisal’s proven track record as a leader overseeing our financial planning and analysis team and experience navigating complex capital markets makes him a worthy successor to Mr. Carlson.
Key Strategic Projects
In terms of strengthening vertical integration, 2023 saw the commencement of a significant new mine in Eastern Australia called Atlas Campaspe. The Atlas mine has replaced feedstock supply from our Snapper / Ginkgo mines in Eastern Australia which are expected to cease mining operations in the first half 2024. We believe Atlas is abundant in natural rutile and zircon, and will be a significant source of high grade ilmenite suitable for direct use, synthetic rutile production, or slag processing. The investment in Atlas is expected to generate returns above the Company's cost of capital and sustain Tronox's position as a leading low-cost producer. In addition, we are continuing to evaluate opportunities to leverage our expertise in mining and the exposure we have to rare earth materials, including monazite, through our operations.
Strengthening our Balance Sheet
In addition to returning approximately $89 million in cash to shareholders in the form of dividends and investing approximately $261 million of capital during 2023, Tronox continued to prudently manage liquidity and its balance sheet by undertaking a $350 million incremental term loan. We believe the added liquidity will enable key capital investments, primarily expansion projects for mines reaching end of life in South Africa. The absence of any significant principal repayments on our outstanding indebtedness until 2028 should give shareholders further confidence in the strength of our balance sheet. Finally, we have access to ample liquidity. At the end of 2023, we had cash on hand of $273 million and untapped short-term borrowing capacity of $488 million.
Progress in Reducing our Carbon Footprint
A 200 MW solar energy project in South Africa we first announced in Q1 2022 commenced operations in early 2024 and, in March 2024, we started to receive power from such project. We expect such project to be fully on-line in the first half of 2024. Not only is the project one of South Africa’s largest renewable power projects which will help address the country’s chronic electricity shortage, but it also will reduce Tronox’s global Scope 1 and 2 emissions by approximately 13%. The solar project also provides a substantial economic boost to a region of South Africa plagued by chronic poverty and social unrest. Management regards this as a substantial achievement. On top of our large-scale solar project, we anticipate announcing during 2024 a wind power project also in South Africa. When we established our 2025 carbon reduction target of 35% we anticipated

PROXY SUMMARY
that this wind project would be on-line during 2025; however, the timeline for such project has been delayed by factors beyond the Company’s control. We now anticipate the timeline to achieve the 35% emissions intensity reduction by the end of 2025 will be updated to reflect our latest views on various project timelines, namely the second renewable power project in South Africa. Based upon our current emissions reduction roadmap, we are still confident that we can achieve 50% reduction in Scope 1 and 2 emissions intensity versus our 2019 baseline by 2030. We believe the Company’s determination to bring on-stream these significant renewable energy projects are just two examples of how Tronox is committed to being a leader when it comes to corporate sustainability and protection of the environment.

What We Do and How We Do It
We are the world’s leading vertically integrated manufacturer of TiO2 pigment. We operate titanium-bearing mineral sand mines and beneficiation and smelting operations in Australia and South Africa to produce feedstock materials that can be processed into TiO2 for pigment, high purity titanium chemicals, including titanium tetrachloride, and ultrafine TiO2 used in certain specialty applications. Our strategy is to be vertically integrated and produce enough feedstock materials so as to be as self-sufficient as possible in the production of TiO2 at our 9 pigment facilities located in the United States, Australia, Brazil, UK, France, the Netherlands, China and the Kingdom of Saudi Arabia. We believe that vertical integration is the best way to achieve our ultimate goal of delivering low cost, high-quality pigment to our approximately 1,200 TiO2 customers throughout the world. The mining, beneficiation and smelting of titanium bearing mineral sands also creates meaningful quantities of co-products including zircon, pig iron and the rare-earth bearing mineral, monazite, which we also supply to customers around the world.
The following chart highlights our fully integrated business across the TiO2 value chain.

PROXY SUMMARY

Shareholder Engagement
At our most recent annual meeting of shareholders held on May 3, 2023, our Say-on-Pay advisory vote passed with the affirmative vote of approximately 99% of the votes cast and our Say-on-Pay advisory vote has passed with the affirmative vote of at least 96% for each of the last 5 years. We believe the positive 2023 Say-on-Pay advisory vote continued to reflect the focus and commitment by the Board and the Company’s Human Resources and Compensation Committee (the “HRCC”) to align our compensation program with the interests of our stakeholders.
During the past year and into 2024, we continued our practice of active engagement with shareholders on many levels. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy.
In terms of shareholder engagement specifically related to compensation, sustainability and governance, we invited our top shareholders to meet telephonically with our Board Chair and members of management in late 2023 and early 2024. Nine shareholders representing approximately 35% of our outstanding ordinary shares responded to our invitation and met with the Company.
At those meetings, we discussed a wide range of compensation and Environmental, Social and Governance (“ESG”) issues. In addition to expressing strong support for our governance and executive compensation practices, shareholders were also supportive and complementary of our CEO succession plan. We also previewed with them Mr. Romano’s new compensation package as sole CEO. Our shareholders were particularly complimentary of our decarbonization plans, especially the detail and specificity of our carbon emission reduction roadmap. Shareholders were understanding of the reasons that might cause us to delay achievement of our 2025 carbon emission reduction target. Board diversity was also a focus of shareholders. Shareholders reacted favorably to the Board’s intention to achieve 30% gender diversity by 2025.

Corporate Governance Highlights
The Board is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the Board’s thoughtful oversight of Tronox’s business decisions and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goal of being the world’s most vertically integrated and lowest cost producer of TiO2 as well as becoming a sustainable mining and materials company.
Highlights include:
✔
Enhanced oversight of ESG at the Board level through the Corporate Governance and Sustainability Committee. Management is required to regularly report to the Corporate Governance and Sustainability Committee on key ESG initiatives;

✔
A diverse Board with the appropriate mix of skills, experience and perspective. Assuming all director nominees are elected at the Annual Meeting, approximately 10% will be women, including the chair of our Audit Committee, 45% will be non-U.S. citizens and 10% will be black South Africans;

✔	A publicly stated commitment to increase female representation on the Board to 30% by our 2025 annual general meeting of shareholders (AGM) despite the decision by one of our board members, Dr. Vanessa Guthrie, to step down from the Tronox Board in February 2024 before the 2024 AGM due to a potential conflict of interest between a company on whose board she serves and Tronox;
✔
Separation of Board Chair and CEO role which under the current situation enables John Romano, who in 2024 became the sole CEO, to focus on managing the Company while our independent Board Chair and the Chairman of our Governance and Sustainability Committee, Ilan Kaufthal, takes a more active role in corporate governance and sustainability matters including the recruitment of new Board members to both replace Dr. Guthrie and increase the gender diversity of our Board to 30% by the 2025 annual general meeting of shareholders;

PROXY SUMMARY
✔
Linked disclosure standards promulgated by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) to our annual comprehensive sustainability report meeting the Global Reporting Initiative (“GRI”) Framework for Sustainability Reporting;

✔
Assuming all director nominees are elected at the Annual Meeting, five of our nine Directors will be independent under NYSE listing standards, with the non-independent Directors consisting of John Romano, our CEO, Jean-Francois Turgeon, who will be retiring from his position as Co-CEO, effective April 1, 2024 and is considered non-independent, and Moazzam Khan and

Mutlaq Al-Morished, the two members appointed by Cristal Netherlands, our largest shareholder;
✔	Directors are elected annually under a majority voting standard;
✔	All Board Committees are fully independent;
✔	Policy limiting the number of public company boards on which Directors may serve;
✔	Minimum share ownership requirements for Directors and executive officers;
✔	Anti-Hedging of Company Securities Policy; and
✔	Adoption of new Dodd-Frank Clawback Policy.

Executive Compensation Program Highlights
Our executive compensation program is designed to incentivize and motivate our executive officers to manage our business well over the long-term, to drive performance improvements, and to increase shareholder value. The incentive compensation elements of our program are designed to closely align the financial interests of our executive with those of our shareholders. Highlights include:
✔
In 2024, similar to 2023, we will include a reduction in our carbon emissions, measured as tons of CO2 emissions per ton of production, as one of the metrics used to determine the cash bonus payable to our executives. 20% of our annual bonus plan is linked to ESG metrics - 15% to safety and 5% to carbon emission reduction;

✔	In response to shareholder feedback, similar to 2023, 50% of the payout under our performance-based long-term incentive plan will again be linked to improvement in ROIC (return on invested capital);
✔
Emphasis on performance-based compensation: in 2023, 81% of our Co-CEOs target compensation and average of 69% of our other NEOs’ (excluding Mr. Carlson who retired in 2023) target compensation is “at-risk”;

✔	Use of metrics in the annual incentive compensation plans for the CEO and other NEOs which are expected to drive long-term shareholder value;
✔	Minimum share ownership requirements for the CEO (5x base salary) and other NEOs, (3x base salary) which reinforce our focus on shareholder alignment;
✔	No excise tax gross-up provisions in any change-in-control provisions;
✔	No re-pricing of stock options without shareholder approval;
✔	No cash buyout of underwater options;
✔	Annual review of executive compensation design, market competitiveness, and best practices;
✔	50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics (i.e., TSR, ROIC) aligned with shareholder interests; and
✔	Retention of an independent compensation consultant to provide guidance and support to the HRCC.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
Sustainability has always been a part of how we do business at Tronox. As a sustainable mining and materials company, our operations connect us closely to the land, the environment and the communities in which we operate. We believe operating in both mining and materials gives us greater control over our supply chain and provides a competitive advantage as our end customers are increasingly focused on sustainability of their suppliers, particularly when it comes to Scope 3 emissions.
We believe in taking accountability for the economic, environmental and social consequences of our activities. Our goal is to minimize the unintended consequences of our actions while becoming a more efficient business that creates long-term value. The table below sets forth our goals and aspirations in 4 key areas related to sustainability.

2023 Accomplishments
Carbon Emission Reductions
Our detailed and actionable roadmap for reducing carbon emissions in the short-, medium- and long-term demonstrates Tronox’s commitment to mitigating the impact of climate change. Our roadmap covers 100% of our operations and is based on a thorough analysis of our carbon footprint and step-by-step plans to reduce it. The roadmap is not just a paper exercise, but is supported by well-resourced projects and initiatives. The majority of our GHG emissions are generated from our TiO2 slag furnaces in South Africa, synthetic rutile kiln in Western Australia, and TiO2 pigment plants in the United States, United Kingdom, France, Brazil, China, Netherlands, Australia, and Kingdom of Saudi Arabia.
We aim to reduce Scope 1 and Scope 2 emission intensity 35% by the end of 2025 and 50% by the end of 2030, in each case against a 2019 baseline. When we established the 35% target by 2025, we anticipated that a 200 MW solar energy project in South Africa would come on-line in the first quarter of 2024 and a 100 MW wind power project in South Africa would be brought on-line during 2025. Through the dedication and commitment of our workforce in South Africa and our partnership with Sola Group, in March 2024, we started to receive power from such project, and we expect the 200 MW solar energy project to be fully on-line in the first half of 2024. The second renewable energy project, that has evolved to take several forms over the last year, is now expected to be larger and more favorable to the Company than initially anticipated; however, the timeline for such project has been delayed by factors beyond the Company’s control. Projects in the pipeline to achieve our greenhouse gas emissions reduction roadmap continue to be dependent on partners and third parties in the jurisdictions in which we operate, and therefore, are subject to adjustments based upon delays outside our control. We anticipate the timeline to achieve the 35% emissions intensity reduction by the end of 2025 will be updated to reflect our latest views on

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
various project timelines, namely the second renewable power project in South Africa. Based upon our current emissions reduction roadmap, we are still confident that we can achieve 50% reduction in Scope 1 and 2 emissions intensity versus our 2019 baseline by 2030. The Company’s dedication to these significant renewable energy projects are just two examples of how Tronox is committed to being a leader when it comes to corporate sustainability and protection of the environment.
In another example of our leadership in sustainability, in 2023 we publicly announced targets to reduce upstream Scope 3 carbon emission intensity by 9% by 2025 and 16% by 2030, each against our 2021 baseline.

Key Highlights of Tronox's Roadmap for C02 Emission Reduction
Completed accounting for Scope 3 emissions and established initial targets to reduce the intensity of our Scope 3 emissions 9% by 2025 and 16% by 2030, in each against our 2019 baseline.
Implemented our internal carbon pricing tool to enable management to make better informed decisions on capital projects that take account of carbon emissions.
Met with our top 20 suppliers to explore Scope 3 reduction opportunities and to inform our future Scope 3 emissions intensity reduction targets.
Advanced process controls projects – which both reduce our use of pet coke and improve operating efficiency at our TiO2 plants – expanded to most pigment sites.
Energy management systems introduced at key sites including energy performance indicators and targets.
Initiated R&D projects for alternative reductants (e.g. bio sources) to replace the use of metallurgical coal in our smelters and synthetic rutile kiln.
Updated global GHG reduction roadmap based on outcomes from regional roadmaps.
Achieved 99% renewable electricity (wind) in Brazil.
Established GHG and energy reduction project portfolio for our entire business.
Exploring alternative renewable energy supply to UK site to replace gas-fired power supply.
Developed and initiated a strategy to address the Australian safeguard mechanism as it applies to our in-scope safeguard facilities in Australia.
South Africa 200 MW solar energy project announced in 2021 commissioned in Q1 2024
Expect to announce a large wind energy project in South Africa.
Begin transition to renewable energy in Australia.
Commence strategic renewable energy purchasing in China.
Key strategic process transformation initiatives commenced.
Advanced process control to be expanded to remaining pigment plants.
ISO 50001 certification for all EU Sites and KSA.
Global GHG reduction roadmap updated to account for new innovation, opportunities and Scope 3 initiatives.
Explore signing Science-Based Target Initiative (Sectoral Decarbonization Approach).
Strategic renewable projects especially in South Africa and Australia progressed.
Strategic process transformation initiatives progressed.
R&D opportunities assessed for scale-up.
Scope 3 project collaboration.
ISO 50001 program rolled out to other regions.
Electrification strategy developed.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Emission Reduction Targets and How We’ll Do It
(All targets are versus a 2019 baseline, based on Scope 1 and Scope 2 emission intensity to produce a ton of TiO2)
PERIOD	HOW WE’LL DO IT	TARGET
2023
Tronox reduced the carbon intensity of its products by 4.4% versus the 5% target. The 5% target was based on the installation of advanced process controls (APCs) at several additional TiO2 facilities and the related reduction in pet coke usage enabled by APCs. We were able to successfully complete the roll-out of APCs at the targeted pigment plants and the benefits in terms of carbon emission reduction exceeded our expectations. Thanks to that success, we were able to overcome a significant decrease in actual production versus budget. Reduced production volumes have an outsized negative impact on our carbon goals which are based on intensity. If production had remained in line with expectations, we calculate that the reduction would have exceeded the 5% target.
		5%
2024
The 2024 target is premised on several initiatives. First, the solar renewable power project in South Africa announced in early 2022 comes on-line in the first half of 2024. Second, we fully implement the roll-out of APCs across all our pigment plants. Third, we begin to see the results of energy efficiency initiatives and green power purchase agreements. Given the sensitivity of our carbon emissions to production levels, consideration was made for potential production volume adjustments as a result of market conditions and also for administrative issues that may impact the timeline of receiving solar power in South Africa.
		17%
2025
The original 2025 target was based on the conversion of approximately 70% of our South African electricity consumption to renewables that will replace coal-fired power currently purchased from Eskom, the state-owned public utility company. The target also included the achievement of low carbon power projects across a variety of our sites outside of South Africa. In addition to renewables, we will continue to invest in, and deploy, various optimization and efficiency programs across our supply chain. Projects in the pipeline to achieve our greenhouse gas emissions reduction roadmap continue to depend on partners and third parties in the jurisdictions in which we operate, and therefore are subject to adjustments based on delays outside of our control. We anticipate the timeline to achieve the 35% emissions intensity reduction in 2025 will be updated to reflect the latest views on project timelines, namely the second renewable power project in South Africa.
		35%
2030	The 2030 target is premised on the conversion of electricity supply in substantially all of the jurisdictions in which we operate to renewable energy sources. We also intend to commence conversion of natural gas-fired industrial boilers at our TiO2 facilities to green electricity. Finally, we are exploring the timing of carbon capture projects at several facilities in Europe.	50%
2050
Achieving net zero carbon emissions by 2050 is dependent on a range of initiatives. First and foremost, we will need to eliminate the use of coal and anthracite as reductants in our ilmenite beneficiation operations and pigment production. All of our purchased power will need to be generated by renewable sources. We will also need to electrify our mining and earthmoving equipment which currently runs on diesel. Though we are not relying on purchasing third-party carbon off-set credits, we may need to consider this as a last resort if feasible technologies are not available for “hard-to-abate” carbon sources.
		100%
Other Highlights
•
Reduced waste sent to external landfills by 18% on an absolute basis versus the 2019 baseline thereby staying on course to reach our 2025 and 2030 reduction targets of 15% and 25%, respectively. The reduction was mainly due to acid recycling and reuse efforts at our sulfate plants, together with polyferric sulfate (PFS) production from waste acid in Fuzhou. We were also able to reduce the waste to landfill intensity at our chloride plants by over 6% against 2022. We also launched solid waste beneficial re-use projects at our pigment facility in Yanbu, Saudi Arabia.

•	Worked with a number of our largest pigment customers to help them reduce their Scope 3 emissions by providing them more information and transparency on the carbon content of our pigment products.
•
As a result of lower overall production in 2023, absolute water withdrawal and consumption at high water stress sites was reduced. In 2023, we intend to focus our efforts on scoping improvement projects for freshwater resources, particularly in areas classified as high or arid water-stress.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
•
In 2023, we conducted a 3rd party verification audit against the Global International Standard on Tailings Management (GISTM) for our high and medium classification tailings storage facilities. We are awaiting the final report and will announce our roadmap toward full compliance before the target date of August 2025.

•	Our third party sustainability ratings from Sustainalytics and MSCI improved versus prior years.
•	Life Cycle Assessment completed for all our products and sites.

Addressing Climate Change and the Environment Through Product Innovation
Our business development and new product initiatives are supporting the global fight against climate change and improving the environment in numerous ways.
•
Rare Earth Minerals. Our mines produce significant quantities of a mineral co-product, monazite, which is rich in various rare earth-bearing minerals needed to produce powerful permanent magnets required in the manufacture of the latest generation of electric motors and wind turbines, to name the two most prominent applications. We are significantly increasing our focus on recovering and processing monazite from both our ongoing production and tailing piles with a goal of becoming one of the world’s significant suppliers of rare earth oxides to alloy and metallization customers.

•
Catalysts for NoX/SoX Emission Controls. Titania-based catalysts developed by Tronox help vehicle manufacturers around the world meet the latest generation of strict particulate matters emissions standards to improve the air we breathe.

•
Carbon Capture and Storage Technologies. Tronox is working with one of the world’s leading direct air carbon capture companies to develop titania-based catalysts that can be deployed in scale to help selectively trap CO2 for collection, use or storage.

•
Lithium Ion Extraction. Tronox is working with a French business partner, several academic institutions and the French government to develop a patented clean technology to recover lithium from brines coming out of geothermal wells located in the South of France.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Safety and Emission Targets and Goals Included in the Annual Incentive Program
As further described in the CD&A section included elsewhere in this Proxy Statement, the Annual Incentive Program (AIP) includes two sustainability-related metrics representing 20% of the annual payout – 15% to safety and 5% to carbon emission reduction. The AIP is the annual broad-based cashed incentive program in which all salaried employees participate. The carbon-related targets are described above.
Safety Component of AIP
The Board believes that the two key metrics for measuring our overall safety performance for purposes of the AIP should be Disabling Injury Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR), each of which are measured per 200,000 work hours (employees plus contractors).
•
In 2023, we did not achieve either of our DIFR or TIFR safety targets. Although the vast majority of the reportable injuries were injuries not deemed to be of a highly severe nature and occurred during tasks not associated with the more arduous nature of our business, in July 2023, we regrettably experienced a contractor fatality at the Company’s Namakwa Sands mining operations in the Republic of South Africa. In light of the fatality, the HRCC used its authority to exercise negative discretion to further decrease the ‘Overall Tronox’ component payout from 64.5% to 50% for each of the NEOs AIP payout. The HRCC took this significant action to reinforce the importance of employee and contractor safety at the Company’s operations and the Board’s commitment to safety and sustainability.

2023 SAFETY TARGETS	2023 ACTUAL SAFETY PERFORMANCE
DIFR* OF 0.15	0.23
TRIFR* OF 0.36	0.43
*	Disabling Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR)
○For 2024, the HRCC again approved a DIFR target of 0.15 and a TRIFR target of 0.36 which reflect first quartile peer performance, the same safety targets approved for 2023. Similar to 2023, the Board asked management to establish the 2024 maximum target at a level at least equal to the best-ever rolling 12-month historical achievement.
Emission Reduction Component of AIP
We measure carbon intensity of TiO2 (CO2 per ton of TiO2) for Scope 1 (direct emissions from sources owned or controlled by us) and Scope 2 (indirect emissions from purchased energy). We believe using pro forma 2019 as the baseline is appropriate as it is our most reliable carbon intensity data due to the closing of the Cristal acquisition in April 2019.
○In 2023, we fell just short of our 5% emission reduction target, achieving a 4.4% reduction. The shortfall was entirely due to significantly lower production in 2023 versus budget. Because our carbon metric is based on intensity, reduced production has an outsized impact. If production had remained in line with expectations, we calculate that the reduction would have exceeded the 5% target.
2023 EMISSION REDUCTION TARGETS	2023 ACTUAL EMISSION REDUCTION PERFORMANCE
1.597 tCO2e/t product (represents a 5% reduction against the 2019 baseline)	1.606 tCO2e/t product (represents a 4.4% reduction against the 2019 baseline)
○For 2024, the HRCC approved an emission reduction target of 1.386 tCO2e/t which represents an approximately 17% reduction against the 2019 baseline. Tronox’s 2024 target is based on receiving electricity from the 200 MW solar power project in South Africa in the first half of 2024. We also expect more savings through the energy efficiency programs at our sites and further improvements from completion of the APC roll-outs at our pigment plants.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Diversity, Equity and Inclusion
Tronox employs approximately 6,500 people across six continents. The rich diversity and exceptional operational and technical expertise of our employees is one of our key competitive advantages. Recognizing the importance of our human capital, we have made People, Culture and Capabilities one of our five strategic pillars, and placed a priority around developing leaders who will help us effectively (i) acquire, develop and nurture our talent, and (ii) foster a culture with the values that are important to us, starting with safety and an outward mindset. We are committed to creating an organization where leaders foster and encourage a diverse workforce, where people feel valued and respected, have access to opportunities, and in which a variety of different voices are encouraged and heard.
We have numerous programs and initiatives related to diversity, equity and inclusion. Nowhere better demonstrates the real, tangible progress we have made in this area than our TiO2 production facility in Yanbu, Saudi Arabia where prior to the closing of the Cristal merger there were no females present on the site whatsoever. Today, nearly 4% of the workforce is female, we are hiring our first female engineer into the Technology and Innovation Department at Yanbu, of the 21 students in the Yanbu university internship program, 12 are female, 2 of 5 entry level salaried employees hired in 2023 were women, and we have a robust TDIN calendar filled with events for all employees which cover topics such as celebrating women’s day, mental health, and recognizing various national days (since the Yanbu site is home to more than 16 nationalities).

Values
The following reflect our core values that are we believe are each supportive of strong sustainable practices:

PROPOSAL 1—ELECTION OF DIRECTORS
Tronox’s business and affairs are managed under the direction of the Board, which assuming all the director nominees are elected at the Annual Meeting, will be comprised of nine members. Five of those members are independent.
The following table provides summary information about each Director nominee, all of whom are currently members of the Board, as well as the expected composition of each Board committee following the Annual Meeting, assuming each Director is elected.
DIRECTOR	AGE (1)	DIRECTOR SINCE	CURRENT OCCUPATION	INDEPENDENT	A	HRCC	CG
Ilan Kaufthal	76	2011	Chair of the Board, Tronox Holdings plc; Eastwind Advisors	X			C
Mutlaq Al- Morished	67	2019	CEO, TASNEE
Peter B. Johnston	72	2012	Former Interim CEO, Tronox Limited; Former Global Head of Nickel Assets, Glencore	X	X	X
Ginger M. Jones	59	2018	Former Senior Vice President and CFO, Cooper Tire & Rubber Company	X	C		X
Stephen Jones	62	2019	Former President & CEO, Covanta Holding Corporation	X	X	C
Moazzam Khan	66	2019	Managing Director, Cristal International Holdings B.V.
Sipho Nkosi	69	2012	Former CEO, Exxaro Resources Limited	X		X	X
John Romano	59	2021	Co-Chief Executive Officer, Tronox Holdings plc (sole CEO effective April 1, 2024)
Jean-Francois Turgeon	57	2021	Co-Chief Executive Officer, Tronox Holdings plc (retiring effective April 1, 2024)
 (1) As of March 15, 2024
A	Audit Committee	C	Chair
HRCC	Human Resources and Compensation Committee	M	Member
CG	Corporate Governance and Sustainability Committee
Each of the nominees, other than Messrs. Khan and Al-Morished, have been nominated by the Corporate Governance and Sustainability Committee in accordance with our Articles of Association. Upon closing of the Cristal transaction, Cristal Netherlands, which is under the control of a Saudi Arabian publicly listed company, Tasnee, became our largest single shareholder. Pursuant to the terms of a shareholders agreement with Cristal Netherlands and Cristal which was signed at closing, Cristal Netherlands has the right to nominate two of our directors. Similar to last year, Cristal Netherlands has again nominated Messrs. Al-Morished and Khan to stand for re-election.
Each of the nominees must be elected by a majority of votes cast in favor of the proposal at the Annual Meeting to hold office until their successors are duly named and approved at the next annual general meeting of the Company. Your Board of Directors recommends a vote FOR these nominees by shareholders. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.
We expect each nominee for election as a Director to be able to serve if elected. Separate resolutions for the election of each nominee will be submitted for shareholder vote at the Annual Meeting.

Board Diversity and Qualifications
Our Board consists of world-class directors with the diversity of skills, experience, ethnicity, and gender necessary to provide exceptional leadership for Tronox. The selection criteria for our directors includes, among other things:
•	high professional and personal ethics and values consistent with our long-standing values and standards;
•	sufficient time to devote to the Board and our Company; and

PROPOSAL 1—ELECTION OF DIRECTORS
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diversity of ethnicity, gender, background, geographic location and experience including: senior leadership and operating experience in a publicly-listed company; board experience in a publicly-listed company; financial, industrial/mining and/or international expertise.

We continually assess whether our Board maintains the right balance of skills, experience, diversity and business acumen required for exceptional leadership. The Board believes it brings a diverse set of backgrounds, skills, and experiences to Tronox to provide effective oversight of management and drive Tronox’s strategy forward. Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring valuable additional attributes, skills and experience.
Gender Diversity
The Board is committed to having a Board that is gender diverse. By the time of our 2025 annual general meeting of shareholders, the Board intends to have 30% female representation. During Q4 2023, the Governance and Sustainability Committee retained a reputable international recruitment firm to undertake a search for new Board members with the express intent of recruiting gender diverse candidates who also possess the requisite skills, experience and perspective to make the Board more effective.
The resignation in February 2024 of Dr. Vanessa Guthrie as an independent Board member increased the importance of the existing search for new Board members. Dr. Gutherie’s decided to step down from the Board to avoid a potential conflict of interest between a company on whose Board she serves and Tronox. Dr. Gutherie’s departure decreased the Board’s overall gender diversity, from 20% to 10%. The Governance and Sustainability Committee believes that it will be in a position to recommend to the Board at least one new director in the second half of 2024 with the intent to achieve 30% of total Board gender diversity by the 2025 annual general meeting of shareholders. Assuming all the director nominees are elected at the Annual Meeting, we are proud that approximately 20% of the independent Directors will be gender diverse, with approximately 10% of the total Board represented by women.
Skills Matrix
For the first time, we are publishing a formal skill matrix which the Board reviewed and finalized at its October 2023 meeting. The Board believes that the skills matrix represents of realistic assessment of the strengths and weaknesses of its members skills and experiences in the key areas related to Tronox’s business.
	Kaufthal	AI-Morished	Johnston	G. Jones	S. Jones	Khan	Nkosi	Romano	Turgeon	Total
Core Skills and Experience
Senior Leadership	•	•	•	•	•	•	•	•	•	9
Public Company Board	•	•	•	•	•		•			6
Strategic Planning and M&A	•	•	•	•	•	•	•	•	•	9
Mining Experience			•				•	•	•	4
Chemicals Experience	•	•			•	•	•	•	•	7
Global Business Experience	•	•	•	•	•	•	•	•	•	9
Environmental and Sustainability	•		•	•	•		•	•	•	7
Finance and Accounting	•	•	•	•	•	•	•	•	•	9
Risk Management	•	•	•	•	•	•	•	•	•	9
Additional Skills and Experience
Logistics & Supply Chain	•	•	•	•	•	•	•	•	•	9
Technology and Cybersecurity	•					•				2
Emerging Green Industries					•					1
Relevant End-Market Expertise	•	•					•	•	•	5

PROPOSAL 1—ELECTION OF DIRECTORS
Senior Leadership. Business and management experience in a significant corporate leadership position
Public Company Board. Experience as a board member of another publicly traded company
Strategic Planning and M&A. Significant experience with formulating and implementing strategic plans and processes, including mergers and acquisitions, joint ventures and other strategic transactions
Mining Experience. Significant experience in the mining industry other than Tronox or its predecessors
Chemicals Experience. Significant experience in the chemicals industry other than Tronox or its predecessors

Global Business Experience. Significant experience developing, operating and managing businesses in countries in which we operate
Environmental and Sustainability. Experience with ESG-related issues, including knowledge and experience with creating and implementing strategies to reduce carbon emissions and managing climate-related threats.
Finance and Accounting. General background and experience in finance and accounting*
Risk Management. Experience assessing and managing risk whether arising from operations, finance, geopolitics, and environmental compliance as well as formulating and implementing the appropriate policies/procedures necessary to manage such risks

Logistics & Supply Chain. Familiarity with logistics and supply chain issues associated with operating a large-scale mining and chemical business with a geographically distributed production footprint
Technology and Cybersecurity. Relevant to the Company as it looks to improve, automate and digitize its internal systems, as well as oversee cybersecurity risk

Emerging Green Industries. Insight and understanding of emerging green industries, including electric vehicles manufacturing and wind turbine manufacturing, that could benefit Tronox's entry into the rare earth minerals industry
Relevant End-Market Experience. Experience working with the end-markets in which our products are sold or used such paint, construction, plastics and home decor industries

*	Does not necessarily mean that each Director noted would satisfy the financial literacy definition for Audit Committee members pursuant to NYSE rules.
Other Important Metrics Related to Diversity and Tenure

PROPOSAL 1—ELECTION OF DIRECTORS
Nominees Standing for Election at the Annual Meeting
The Board of Directors recommends that shareholders vote “FOR” the election of each of the following nominees:
NAME	AGE (1)	POSITION
Ilan Kaufthal	76	Independent Chair of the Board
Mutlaq Al-Morished	67	Director
Peter B. Johnston	72	Independent Director
Ginger M. Jones	59	Independent Director
Stephen Jones	62	Independent Director
Moazzam Khan	66	Director
Sipho Nkosi	69	Independent Director
John Romano	59	Director
Jean-Francois Turgeon	57	Director
 (1) As of March 15, 2024
Cristal Nominees. Upon closing of the Cristal transaction, Cristal Netherlands, which is under the control of a Saudi Arabian publicly listed company, Tasnee, became our largest single shareholder. Pursuant to the terms of a shareholders agreement with Cristal Netherlands and Cristal which was signed at closing, Cristal Netherlands has the right to nominate two of our directors. Similar to last year, Cristal Netherlands has again nominated Mr. Mutlaq Al-Morished and Mr. Moazzam Khan to stand for re-election. Messrs. Al-Morished and Khan bring a wealth of business experience in the TiO2 and chemical industries and will be of invaluable assistance in managing our operations in Saudi Arabia. Due to their lack of independence under NYSE listing standards, neither gentlemen will serve on any of our committees.
In addition, upon consummation of the Cristal Transaction, the Board appointed Dr. Talal Al-Shair as director emeritus for the purpose of providing such consulting and advisory service to the Board as the Board shall request from time to time. Dr. Talal is the founder of Cristal, was formerly on the Board of Tasnee, and has extensive experience and knowledge regarding Cristal and industry-related matters.

PROPOSAL 1—ELECTION OF DIRECTORS

Biographical Information on our Director Nominees
Set forth below is a description of the backgrounds of the Director nominees. There are no family relationships among any of our Directors.
Ilan Kaufthal
Director since 2011 Chair of the Board Chair of Corporate Governance and Sustainability Committee Independent Director
Ilan Kaufthal has been Chair of the Board since March 18, 2021, and a director of Tronox Holdings plc effective as of March 29, 2019, which was the effective date of the Company’s redomiciling to the United Kingdom. Mr. Kaufthal was appointed Lead Independent Director on March 28, 2019 and served in such capacity until his appointment as Chair on an interim basis on December 27, 2020. Prior to the re-domicile transaction, Mr. Kaufthal was Non-Executive Chair of Tronox Limited from June 27, 2017 to March 28, 2019, was its Lead Independent Director from September 6, 2016 to June 27, 2017, a Director since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal joined East Wind in 2010 as Chairman, bringing over 30 years of experience as an investment banker and senior corporate executive to the franchise. From 2008 until 2013, Mr. Kaufthal served as Senior Advisor for Irving Place Capital. Until 2008, Kaufthal was a Vice Chairman of Investment Banking at Bear, Stearns & Co and prior to joining Bear, Stearns in 2000, he served for 13 years as Vice Chairman and head of mergers and acquisitions of Schroders & Co. Preceding Schroders, he was with NL Industries and served as its Senior Vice President and Chief Financial Officer. Mr. Kaufthal is the Chairman of IDB Bank NY and serves on the Board of Directors of MacSteel Ltd. Mr. Kaufthal was formerly a director of Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries, and formerly a director of Quinpario Acquisition Corp 2 (NASDAQ: QPACU), a special purpose acquisition company. He also serves on the Advisory Board of Jerusalem Venture Partners Media Fund and is a Trustee of the Russell Berrie Foundation. He is the Chairman of the Board of the American Friends of Bezalel and a member of the Board of Visitors at Columbia University Medical Center. Ilan holds an MBA from New York University and a BS from Columbia University. Mr. Kaufthal brings to the Board his financial, investment, business skills and previous experience in the titanium dioxide business.

PROPOSAL 1—ELECTION OF DIRECTORS
Mutlaq Al-Morished
Director since 2019 Non-Independent Director
Mutlaq H. Al-Morished has been a director of the Company since April 2019. Mr. Al-Morished is currently the Chief Executive Officer and director of National Industrialization Company (Saudi Stock Exchange: TASNEE), which is a 79% shareholder of Cristal and one of the largest Saudi diversified industrial companies having investments in several fields. As Tasnee recently publicly announced, Mr. Al-Morished will be resigning as its CEO effective March 31, 2024. Mr. Al-Morished is also the Chairman of the board of National Metal Manufacturing & Casting Co. (Saudi Stock Exchange: “Maadaniyah”). Mr. Al-Morished was previously a board member of Aluminium Bahrain BSC (LSE: “ALBH”), the General Organization of Saudi Arabian airlines, Alinma Tokio Marine (Saudi Stock Exchange: “ALINMATO”), as well as Alinma Bank (Saudi Stock Exchange: “ALINMA”). Mr. Al-Morished is also a board member of the Gulf Petrochemical & Chemical Association, a non-profit professional organization, and CITI Group in Saudi Arabia, a privately held company. Prior to joining TASNEE, Mr. Al-Morished was the Executive Vice President of Corporate Finance and Chief Financial Officer of Saudi Basic Industries Corporation (SABIC) from 2004 through 2015. Mr. Al-Morished was also the Vice President of Metals SBU, Executive Vice President of Shared Services, and President of Saudi Petrochemical Company (SADAF) and Saudi Iron & Steel Com (HADEED), consecutively. Mr. Al-Morished previously served as Chairman of the Board of YANSAB, SABIC Capital in the Netherlands, SAUDI KAYAN, SABIC Captive Insurance Limited in the UK, and Alinma Investment Co. He was also a board member of Gulf Bank in Bahrain & the Advisory Board for Economic Affairs of the Supreme Economic Council of Saudi Arabia. Mr. Al-Morished holds a Master of Business Administration degree from Stanford University, a Master of Science degree in Nuclear Engineering from Princeton University, and a Bachelor of Science degree in Nuclear Physics & Mathematics from the University of Denver. Mr. Al-Morished brings to the Board years of extensive senior management, business, and leadership experience in the TiO2 and other chemicals businesses.
Board Candidacy of Mutlaq Al-Morished
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At the time of the annual general meeting of shareholders, Mr. Al-Morished will no longer be serving as CEO of Tasnee, the parent company of our largest (24%) shareholder, Cristal. In March 2024, Tasnee announced that effective March 31, 2024, Mr. Al-Morished will no longer serve as its CEO.

•	Under its shareholder’s agreement, Cristal has the right to nominate two members and has chosen Mr. Al-Morished.
•
Other than his directorship on Tronox, Mr. Al-Morished also serves on the Board of two other Saudi-listed companies, including Tasnee. As a result of his resignation as CEO of Tasnee, at the time of the 2024 Annual Meeting, Mr. Al-Morished will no longer be CEO of Tasnee and will only be a member of the Board of one other Saudi listed public company in addition to serving on the Board of Tronox and Tasnee.

•	Mr. Al-Morished has been steadily reducing the number of outside Board directorships on which he serves since joining the Tronox Board as part of the Cristal-Tronox merger in 2019.
•	Mr. Al-Morished is uniquely positioned to help us succeed in Saudi Arabia where we operate one of our largest facilities.
•	Mr. Al-Morished is well positioned to represent all shareholders’ interests.
•	Mr. Al-Morished does not serve on any of the Board committees which reduces the amount of time he needs to effectively carry out his Board responsibilities.
•	Over the last several years, Mr. Al-Morished stepped down from his directorship on four Saudi listed public companies.
Given that as of the date of Tronox’s annual general meeting of shareholders Mr. Al-Morished will no longer be serving as CEO of Tasnee, the Board believes that any concerns related to “over boarding” with respect to Mr. Al-Morished will have been resolved. Hence, the Board urges shareholders to vote “FOR” Mr. Al-Morished.

PROPOSAL 1—ELECTION OF DIRECTORS
Peter B. Johnston
Director since 2012 Audit Committee Human Resources and Compensation Committee Independent Director
Peter B. Johnston has been a Director of Tronox Holdings plc effective as of March 29, 2019, which was the effective date of the Company’s redomiciling to the United Kingdom. Previously, Mr. Johnston was interim CEO of Tronox Limited from May 15, 2017 to November 30, 2017 and had been a Director of Tronox Limited since August 1, 2012. He was appointed Global Head of Nickel Assets for Glencore in May 2013 and held that position until his retirement in December 2015. Previously he was Managing Director and Chief Executive Officer of Minara Resources Pty Ltd from 2001 to 2013. He was also employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd., and human resources. He was Vice Chairman of the Nickel Institute; past Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); and past Vice President of the Australian Mines and Metals Association. Mr. Johnston also was formerly a director of Silver Lake Resources Limited (ASX:SLR) and NRW Holdings Limited (ASX:NWH), as well as was a member of NRW Holdings sustainability, audit and nomination and remunerations committees. Mr. Johnston is also presently the non-executive Chairman of the board of directors of Jervois Global Ltd. (ASX: JRV), a leading cobalt minerals, metals and chemicals company, as well as a member of its audit and remuneration and nomination committees. In addition, Mr. Johnston is currently a member of the board of directors of Red 5 Limited (ASX: RED), an Australian gold producer. Mr. Johnston brings to the Board extensive senior management, operating and leadership experience through his business career in the mining industry.
Ginger M. Jones
Director since 2018 Chair of Audit Committee Human Resources and Compensation Committee Independent Director
Ginger M. Jones has been a Director of Tronox Holdings plc effective as of March 29, 2019, which was the effective date of the Company’s redomiciling to the United Kingdom. Prior to such date, Ms. Jones had been a Director of Tronox Limited since April 4, 2018. Jones served as Vice President and Chief Financial Officer of Cooper Tire & Rubber Company beginning in December 2014 and was promoted to Senior Vice President and Chief Financial Officer in February 2016. Ms. Jones retired from Cooper Tire & Rubber Company in December 2018, where she was responsible for Cooper’s financial operations, investor relations, business information systems and corporate strategic planning. Prior to joining Cooper, Ms. Jones served as Senior Vice President and Chief Financial Officer of Plexus Corp. from 2007 to 2014, and Vice President and Corporate Controller of Banta Corporation from 2002 to 2007. A certified public accountant, Ms. Jones began her career with Deloitte & Touche. Ms. Jones holds a Master of Business Administration from The Ohio State University and a bachelor’s degree in Accounting from the University of Utah. Ms. Jones is a board member of Nordson Corporation (NASDAQ:NDSN), an American multinational corporation that designs and manufactures dispensing equipment for consumer and industrial adhesives, sealants and coating, and currently serves on its audit and compensation committees. In addition, Ms. Jones is a board member and Chairperson of the audit committee of Holley Inc. (NYSE: HLLY), a leading designer, marketer, and manufacturer of high-performance products for car and truck enthusiasts, as well as currently sits on its compensation committee. Ms. Jones was formerly a member of the board of directors of Libbey Inc. Ms. Jones brings to the Board her financial, accounting and auditing experience and her public company director experience.

PROPOSAL 1—ELECTION OF DIRECTORS
Stephen Jones
Director since 2019 Chair of Human Resources and Compensation Committee Audit Committee Independent Director
Stephen Jones has been a Director of Tronox Holdings plc since March 28, 2019. From March 2015 through October 2020, Mr. Jones was President, Chief Executive Officer and a director of Covanta Holding Corporation (formerly NYSE: CVA, now owned by private equity), a leading global provider of sustainable waste and energy solutions. Prior to joining Covanta in January 2015, Mr. Jones was employed from 1992 through September 2014 by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases and equipment. Mr. Jones held a variety of senior-level management positions at Air Products including in the company’s tonnage gases, equipment, energy and industrial chemicals businesses, culminating with his role as Air Products’ China president based at the company’s office in Shanghai. Mr. Jones is also a member of the board of directors of Badger Infrastructure Solutions Ltd., a Canadian infrastructure solutions company specializing in non-destructive excavation services (TSE: BDGI). Mr. Jones also serves as a special advisor to the supervisory board of Hitachi Zosen Inova AG, a global cleantech company. Prior to joining Air Products in 1992, Mr. Jones practiced corporate law at Dechert LLP in Philadelphia, PA, primarily in the area of mergers and acquisitions. Mr. Jones earned a Bachelor of Science degree in economics from Bloomsburg University of Pennsylvania, a Master of Business Administration with a concentration in finance from Temple University and a law degree from the University of Pennsylvania. In addition, he participated in the INSEAD Advanced Management Program in Fontainebleau, France. Mr. Jones is also a director of the Bloomsburg University Foundation. Mr. Jones’ experience managing and growing domestic and international companies and his business acumen are valuable assets to the Board.
Moazzam Khan
Director since 2019 Non-Independent Director
Moazzam Khan has been a director of the Company since April 2019. In addition to serving on the Board of Directors of Tronox, Mr. Khan serves as the managing director of Cristal International Holdings BV (formerly known as Cristal Inorganic Chemicals Netherlands Cooperateif W.A.). Prior to joining Cristal, Mr. Khan worked for Saudi Basic Industries Corporation (SABIC) for over twenty years and was the Chief Financial Officer of SABIC Capital B.V. from April 2009 to September 2015. At SABIC, Mr. Khan held various leadership roles in Finance, Treasury, Corporate Ratings, Mergers and Acquisitions, Corporate Integration and Restructurings, Taxation and SAP implementations. Prior to SABIC, Mr. Khan worked for KPMG in Saudi Arabia. Mr. Khan was the Chairman of the Board of SABIC Luxembourg S.à r.l., and the Managing Board of SABIC Capital B.V. as well as held directorship roles at SABIC International Holdings B.V., SABIC Ventures B.V., SABIC Ventures US Holdings LLC, JVSS Holding Company, Inc., SD Verwaltungs GmbH and Cristal International B.V. Mr. Khan is a fellow member of The Institute of Chartered Accountants in England and Wales (FCA) and holds a degree in Economics as well as leadership and business accreditations from Wharton Business School.

PROPOSAL 1—ELECTION OF DIRECTORS
Sipho Nkosi
Director since 2012 Human Resources and Compensation Committee Corporate Governance and Sustainability Committee Independent Director
Sipho Nkosi has been a Director of Tronox Holdings plc effective as of March 29, 2019, which was the effective date of the Company’s redomiciling to the United Kingdom. Prior to such date, Mr. Nkosi had been a Director of Tronox Limited since June 15, 2012. Mr. Nkosi is the former Chief Executive Officer of Exxaro Resources. Mr. Nkosi was formerly the independent non-executive chairman of Sasol Limited (NYSE:SSL), an integrated energy and chemical company based in South Africa, and served as chairman of its corporate governance and nominating committee and a member of its remuneration committee. Mr. Nkosi is also a director of Sanlam Limited (JSE: SLM), a diversified South African financial services group. Mr. Nkosi is also a co-founder and chairman of Talent10, an investment holding company. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of the renamed entity Exxaro Resources Limited in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States. In February 2022, the President of South Africa announced that Mr. Nkosi was to be appointed in an advisory capacity to lead a team tasked with identifying and removing governmental red tape aimed at promoting business growth in South Africa. Mr. Nkosi also holds the Advanced Management Diploma from Oxford University. Mr. Nkosi brings to the Board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.

PROPOSAL 1—ELECTION OF DIRECTORS
John Romano
Director since 2021 Co-Chief Executive Officer Non-Independent Director
Mr. Romano has been one of our Co-CEOs and a Director of the Company since March 18, 2021 and was appointed as our sole CEO effective April 1, 2024. Prior to such appointment as Co-CEO, Mr. Romano was Executive Vice President and Chief Commercial and Strategy Officer since June 2019 and was appointed our interim Co-CEO on December 27, 2020. Prior to such appointment in June 2019, Mr. Romano was Senior Vice President and Chief Commercial Officer since October 2014. Before such time he served as our Senior Vice President and President, Pigment and Electrolytic Operations from June 15, 2012 to October 2014; the Executive Vice President of Tronox Incorporated since January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2011. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1994 to 2002. Mr. Romano started his career with Tronox in September of 1988. Mr. Romano holds a Bachelor’s degree in Accounting from Oklahoma State University.
Jean-Francois Turgeon
Director since 2021 Co-Chief Executive Officer Non-Independent Director
Mr. Turgeon has been one of our Co-CEOs and a Director of the Company since March 18, 2021. As the Company previously announced, Mr. Turgeon will retire from his position as Co-CEO effective April 1, 2024. Prior to such appointment, Mr. Turgeon was Executive Vice President and Chief Operating Officer since September 2017 and was appointed our interim Co-CEO on December 27, 2020. Before that he served as our Executive Vice President and President of Tronox Titanium Dioxide since January 2014. Prior to joining Tronox, Mr. Turgeon worked for Rio Tinto Group for 24 years, serving as the managing director of Rio Tinto’s iron and titanium business. He is also the former chairman of Richards Bay Mineral in South Africa and Rio Tinto, Fer et Titane, in Canada. Mr. Turgeon holds a Bachelor’s degree in chemical engineering from Université Laval and a Master’s degree in hydrometallurgy from McGill University.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
Tronox’s Board as a whole takes a uniquely active, hands-on role in the risk oversight function. The Board sees its primary functions as setting the right “tone at the top” and promoting strong governance at every level of the enterprise. Management control is the first line of defense to identify and mitigate not only commercial and financial risks but the wide range of environmental and sustainability risks that can derail a company like Tronox.

Enterprise Risk Management (ERM)
Board-level oversight
Our entire Board is actively engaged in the ERM process and views it as an important component of its risk oversight responsibilities. Feedback from our directors is used to help identify key risks and improve the effectiveness of the mitigation activities. After the ERM process is complete, the Vice President, Internal Audit and other key “risk owners” presents the results of the analysis to the full Board typically at its February meeting. A more in-depth discussion on key risks is led by the key “risk owner” as part of the Board’s ERM discussion. Frequently, these reviews lead to requests for additional work and analysis on sub-components of each risk.
Management-level oversight
At the management level, Tronox has formed a Global Risk Committee (GRC), comprising senior leaders from around the globe representing all functions and business units, which is charged with assisting Tronox’s Board to identify significant enterprise risks, assess its risk mitigation strategies and, where appropriate, help implement those strategies, and review and suggest specific risk tolerances and risk appetite. The GRC meets in Q2 of each year to review the scope and appropriateness of the ERM plan, taking into consideration any changes since the prior year ERM process, including changes in Tronox’s scope of business activities, events in the prior year suggesting lapses in the prior year’s ERM process, geopolitical events, and evolving stakeholder expectations. In addition, the GRC reviews the results of any specific risk mitigation activities that resulted from the prior year’s ERM process and the implementation of any specific risk tolerances or “risk appetite” adopted. The GRC meets again after the ERM process is completed. It reviews results of that year’s ERM process and suggests specific risk mitigation actions that result from (or should result from) the ERM process and ensure adequate resources available to undertake activities. This may include updates to existing policies or adoption and implementation of new policies; employee education and training related to specific risks; desktop risk mitigation exercises; and specific risk tolerances or “risk appetite” standards that result from the ERM process.

Oversight of ESG
Our sustainability-related governance structure starts at the highest level of the enterprise: a dedicated committee of the Board of Directors called, “The Governance and Sustainability Committee,” comprised of independent members of the Board of Directors, including the Company’s non-executive chair who is also the chair of the committee. Management briefs the Corporate Governance and Sustainability Committee quarterly on ESG topics covering risks and opportunities, impacts, and strategies. With the ever-growing importance of the “social” aspect within ESG, our Board and the Human Resources and Compensation Committee play important roles in overseeing critical topics such as gender and diversity metrics. Underneath the Board is a governance structure comprised of multiple layers, starting with Tronox’s senior executives and cascading down to each local site. Climate change is a core focus: reducing emissions, mitigating risk and optimizing opportunities. The governance structure includes processes and initiatives to align the activities of the cross-enterprise global functions with individual sites and regions to effectively implement the sustainability and climate change-related strategies.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
ESG oversight by the Board of Directors
The Board	Our Board is responsible for ensuring EHS&S risks and opportunities are integrated into our overall long-term strategy.
Corporate Governance and Sustainability Committee	Primarily responsible for EHS&S oversight, including reviewing and assessing the Company’s processes and procedures with respect to its EHS&S program and initiatives.

Considers the corporate social responsibility and sustainability issues that may have strategic, business and reputational implications for the Company and ensure that the Company’s strategic plan and business goals have adequately considered the Company’s corporate social responsibility and sustainability policies, priorities and plans

Annually reviews the Company’s short-, medium- and long-term EHS&S goals and targets, including greenhouse gas reduction targets.
Collaborates with the HRCC on establishing annual EHS&S targets for inclusion in the Company’s annual incentive plan.
Monitors the process for preparing the Company’s annual sustainability report and reviews, and is consulted on, such report prior to its publication.
Reviews our community relations initiatives and programs including how we treat indigenous peoples.
Annually evaluates the adequacy and effectiveness of the Company’s enterprise risk management process relating to identifying and managing EHS&S risks.
Human Resources and Compensation Committee	Oversees corporate culture and employee relations topics, including inclusion and diversity initiatives, pay equity, and well as compensation philosophy and succession planning.
Oversees the Company’s programs and plans relating to cultural awareness, human rights and labor rights that may have strategic, business or reputational implications for the Company.
Periodically reviews the Company’s strategy, initiatives and programs relating to the Company’s culture.
Reviews shareholder sentiment and perspectives, which includes an increasing focus on EHS&S matters, to ensure alignment and engagement.
ESG oversight by Management
In 2021, we launched an internal Global Sustainability Council that meets on a periodic basis and which is comprised of senior leaders from Tronox’s key functional groups to drive progress on our various sustainability initiatives and support the Board to make informed decisions on sustainability strategy. The Sustainability Council also ensures implementation of the Company’s ESG strategy across all the Company’s relevant regions and groups. In addition, the Company has formed regional GHG leadership teams that meet monthly to, among other things, develop GHG regional roadmaps and integrate such roadmaps into the relevant region’s business planning. Furthermore, we have established internal Centers of Excellence focused on carbon neutrality, waste, energy efficiency and diversity, equity and inclusion. These Centers of Excellence meet monthly and are comprised of cross-functional teams that build on the cumulative experience within Tronox to help address common issues and share best practices and technologies.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters

Cybersecurity
Cybersecurity and the resiliency and sustainability of our information systems is a risk which the entire Board monitors carefully.
Our Chief Information Officer and VP, Cyber Security reports on a periodic basis to the Audit Committee regarding cybersecurity risk exposure and cybersecurity risk management strategy. The Board also reviews and assesses cybersecurity risks in connection with its annual Enterprise Risk Management review. Our dedicated team of cybersecurity specialists has implemented a robust program designed to detect, prevent and respond to threats and malicious activity. We also maintain a Security Operations Center (SOC) that provides a mechanism for addressing cyberthreats before they compromise data security. Through a combination of a threat management platform and our dedicated team of cybersecurity specialists, our SOC continuously monitors and proactively isolates and analyzes cybersecurity alerts to enable rapid mitigation of cybersecurity risks and events. Through company-wide policies, mandatory training and end-user testing, we train our employees to recognize threats and report (and when appropriate, escalate) them quickly. We have developed an incident response plan to handle suspected loss of, or unauthorized access to, information. We work with third-party industry experts to conduct annual vulnerability assessments and penetration testing. Like most major corporations, during the normal course of business, we have been the target of cyberattacks, from time to time, and we expect to be the target of such attacks in the future. In the past three years, however, we have not experienced a material information security breach. As such, we have not incurred any material expenses from cybersecurity breaches or any expenses from penalties or settlements related to a cybersecurity breach.
With the strong support of the Board, in 2020 Tronox established an IT Security Council to help set corporate risk tolerance and related policy. The council meets quarterly, is chaired by the General Counsel and managed by our VP, Cyber Security with senior level representation from key functions and business units. The Board believes that the substantial investments being made by the Company in a multi-year operational and business transformation program which we call “Project newTRON” will continue to advance the cybersecurity protection and IT capabilities of the Company.

Audit Committee
The Audit Committee oversees the management of risks related to the Company’s financial performance and financial statements, the financial reporting process and internal controls, internal and external audit functions, tax and accounting matters, anti-bribery and corruption, and other exposures. The primary responsibilities of the Audit Committee are to:
•	Oversee the accounting and financial reporting processes of the Company as well as its affiliated and subsidiary companies, as well as oversee the internal and external audit processes;
•
Assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management has established;

•	Oversee the Company’s independent registered public accounting firm, including their independence and objectivity; and
•
Review with management and our independent registered public accounting firm financial risk exposures, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters, steps taken to manage those exposures and our Company’s risk tolerance in relation to our overall strategy

However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and our independent registered public accounting firm. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities,

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
and to approve the fees and other retention terms of the advisors. The Company maintains an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.
The Audit Committee is currently comprised of three members, each of whom was elected by the Board of Directors. Ginger Jones, because of her accounting background and extensive financial experience, meets the NYSE listing standard of having accounting or related financial management expertise and the SEC definition of an “Audit Committee financial expert”. Each of the other members of our Audit Committee has financial management experience or is financially literate. Each committee member meets the additional independence requirements for members of an Audit Committee under the NYSE Corporate Governance Rules.

Human Resources and Compensation Committee
The HRCC has oversight responsibility with respect to the risks relating to the design and implementation of our compensation and benefit plans. In addition, the HRCC administers our executive compensation program and assists the Board in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers. Among its duties, the HRCC:
•	Evaluates and determines the salary, incentives and benefits making up the total compensation of our Co-CEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•
Defines the terms and conditions, including performance metrics, for the restricted shares units and other long-term equity awards for our executive officers and approves all grants made to the executive officers;

•	Reviews and approves the annual corporate goals and objectives of our Co-CEOs; and
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.
Each member of the HRCC is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Corporate Governance and Sustainability Committee
The Corporate Governance and Sustainability Committee’s focus is to ensure that the Board has the policies, practices and procedures in place to adequately oversee risk through board membership and structure, succession planning for our Directors, and corporate governance more generally. In addition, the Corporate Governance and Sustainability Committee promotes, supports, monitors and assesses the Company’s corporate social responsibility and sustainability programs, including environmental, health and safety initiatives.
The Corporate Governance and Sustainability Committee assists the Board with respect to the following governance-related matters:
•	the organization and function of the Board;
•	corporate governance principles applicable to the Company;
•	the Company’s policies and programs that relate to matters of corporate responsibility;
•	the structure, format and frequency of Board meetings;
•	remuneration of non-executive Directors; and

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
•
if and when the Board determines to recruit new members, establishing the requirements, qualities and characteristics such new Board members should possess and obtaining suitable candidates for the Board to select.

The Corporate Governance and Sustainability Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess.
The Corporate Governance and Sustainability Committee also assists the Board with respect to environmental, health, safety and sustainability (EHS&S) matters as described above under “ESG Oversight by the Board of Directors.”

Board Leadership Structure
Chair of the Board of Directors
Since March 2021, Mr. Ilan Kaufthal has served as our non-executive Chair of the Board of Directors. The Board believes that given Mr. Romano’s recent elevation to the role of sole CEO and the need for Mr. Kaufthal to focus on recruitment of new members of the Board and certain other sustainability initiatives, this leadership structure, in which the roles of Chair and CEO are separated, currently best serves the Company’s shareholders and other stakeholders.
The Company’s Articles of Association allows the roles of Chair of the Board and Chief Executive Officer to be filled by the same or different individuals. The Board does not have a policy on whether the roles of Chair of the Board and Chief Executive Officer should be separate or combined. This approach gives the Board flexibility to determine whether the two roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. However, if the Chair of the Board and the Chief Executive Officer roles are vested in the same person then the Board considers it to be useful and appropriate that an independent lead director be designated to perform such duties, and have specific responsibilities, as described in the Company’s Corporate Governance Guidelines.
As Chair, Mr. Kaufthal presided over numerous executive sessions in which the Directors met without the presence of the Company’s executive management team, including the Co-CEOs. At these executive sessions, the Directors review, among other things, the performance of the Company’s management. In fiscal year 2023, the Directors met in executive session 4 times.
The Company’s Corporate Governance Guidelines, a copy of which is available on Tronox’s website at www.tronox.com, under “Investors - Governance,” sets forth the policy and procedure with respect to meetings of non-management Directors and the role, if applicable, of lead independent Directors at such executive sessions, including the procedure by which a lead independent Director is chosen.

Human Resources and Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2023, none of our HRCC members: (i) have ever been an executive officer or employee of our Company; or (ii) is or was a participant in a “related person” transaction in fiscal year 2023. During the fiscal year ended December 31, 2023, no executive officer of our Company served on the compensation committee (or its equivalent) or board of directors of any company that has an executive officer that serves on the Board or our HRCC.

Code of Ethics and Business Conduct
Tronox’s Code of Ethics and Business Conduct (the “Code of Conduct”) applies to all officers, directors and employees of Tronox as well our agents, suppliers, contractors and other partners who are providing goods

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
and services to Tronox or acting on our behalf. The purpose of the Code of Conduct is to ensure that Tronox conducts business ethically, honestly, and in full compliance with applicable laws and regulations. This applies to every business decision in every area of the company worldwide.
The Code of Conduct is available on the Company’s website at https://investor.tronox.com/governance/governance-documents. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines
Tronox has adopted a set of Corporate Governance Guidelines which address qualifications for members of the Board, Director responsibilities, Director access to management and independent advisors, Director compensation and many other matters related to the governance of the Company. The Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investors - Governance.”

Director Independence
The listing standards of the NYSE, as well as our Corporate Governance Guidelines, require that a majority of the Board be comprised of independent directors. For a director to be considered independent under these standards:
•	The director must meet the bright–line independence tests under the listing standards of the NYSE; and
•
The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

Based on these standards, the Board has affirmatively determined that all of the current Directors, except for Messrs. Romano, Turgeon, Al-Morished and Khan, are independent. The Board based these determinations primarily on a review of the responses of our Directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Majority Vote Standard
Pursuant to our Articles of Association, we have adopted a majority vote standard for the election of our Directors. Each Director shall be elected if such Director receives a majority of the votes cast by the holder of shares present in person or represented by proxy at the meeting and entitled to vote. For this purpose, a “majority of the votes cast” shall mean that number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Directors’ election.

Over-Boarding Policy
Our Corporate Governance Guidelines limit the number of public company directorships Board members may hold. Specifically, a Director cannot sit on the board of directors of more than five public companies (including the Company’s Board); however, any Director who is a chief executive officer of a public company cannot sit on more than two public company boards (other than the company for which he or she serves as the chief executive officer). All Directors are in compliance with this policy.

Share Ownership Guidelines
We have share ownership guidelines that apply to each of our Co-CEOs, all executive officers and all other direct reports of the CEO at the Vice President level, as well as our Directors. The guidelines ensure that executives and Directors are aligned with the interests of our shareholders by requiring them to hold

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters
significant levels of Company stock. All shares owned outright and 60% of time-based restricted share units count towards share ownership. Unvested performance-based restricted share units do not count towards share ownership. Executives and Directors have five years to reach their ownership guidelines.
The share ownership guidelines provide that once a covered person has satisfied their respective share ownership guidelines, a decrease in the Company’s share price will not be considered to result in non-compliance on a subsequent determination date as long as such covered person holds the guideline or greater number of shares held at the time the guidelines were initially met.
The ownership guidelines are as follows:
POSITION	PERCENTAGE OF BASE SALARY
Co-Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports of the Co-CEOs at VP Level and Above	100%
Percentage of Annual Cash Retainer
Non-employee Directors	500%
As of the date of this Proxy Statement, all of our NEOs have met their ownership guideline. In addition, as of the date hereof, each of our non-executive director nominees have met their ownership guideline.

Clawback Policy
In October 2023, the HRCC approved a new Company clawback policy in compliance with the rules of the New York Stock Exchange requirements. Under the clawback policy, the Company may recoup “excess” incentive compensation, if any, earned by current and former executive officers during a three-year look back period in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the securities laws (with no fault required). The foregoing summary of the clawback policy does not purport to be complete and is qualified in its entirety by reference to the full text of the clawback policy, a copy of which can be found as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Anti-Hedging Policy
The Company has adopted a policy prohibiting Directors, executive officers, employees on our restricted trading list and related persons thereto from hedging or entering into monetization transactions or similar arrangements with respect to Company securities. This policy was established in order to avoid the appearance of improper or inappropriate conduct by any such Director, executive officer, employee or related person.
In addition, all Directors, executive officers, employees on our restricted trading list and related persons thereto are prohibited from engaging in short sales of our securities. Further, such individuals are prohibited from buying or selling puts or calls or other derivative securities on the Company’s securities.

Political Contributions
Our Code of Conduct prohibits us from using any corporate funds to make political contributions, whether direct or indirect.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters

Board Meetings and Committees
During 2023, the Board of Directors held a total of 6 meetings. The average attendance at meetings of the Board and committees during 2023 was approximately 99%. All Directors attended at least 83% of the aggregate of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which they served that were held during the aforementioned period. All directors attended 100% of the committee meetings on which they served that were held during the aforementioned period.
The Board of Directors has established three committees: a Corporate Governance and Sustainability Committee, a Human Resources and Compensation Committee and an Audit Committee. During 2023, the Corporate Governance and Sustainability Committee held a total of 5 meetings, the Human Resources and Compensation Committee held a total of 4 meetings, and the Audit Committee held a total of 8 meetings. Each such committee is governed by a written charter, and a current copy of each such charter is available on Tronox’s website at www.tronox.com, under “Investors - Governance”.
The table below provides current membership for each of the Board committees.
NAME	AUDIT	HUMAN RESOURCES AND COMPENSATION	CORPORATE GOVERNANCE AND SUSTAINABILITY
Ilan Kaufthal			C
Mutlaq Al-Morished
Peter B. Johnston	M	M
Ginger M. Jones	C	M
Stephen Jones	M	C
Moazzam Khan
Sipho Nkosi		M	M
John Romano
Jean-Francois Turgeon
C	Chair
M	Member

Annual Board and Committee Self-Evaluations
Annual Board Self-Evaluations
The Board conducts an annual self-evaluation that is intended to determine whether the Board, its committees, and each member of the Board are functioning effectively, and to provide an opportunity to reflect upon, and improve, processes and effectiveness. The self-evaluations provide each director with an opportunity to assess the effectiveness and performance of the Board, its committees, as well as topics such as, among others, Board and committee composition and refreshment; timing, agenda, and content of Board and committee meetings; Board dynamics and function; and executive succession planning. A summary of the results is presented to the Board on an anonymous basis, identifying any themes or issues that have emerged. The Board considers the results and ways in which Board processes and effectiveness may be improved.
Annual Committee Self-Evaluations
Each committee conducts its own annual self-evaluation and reports the results to the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with the committee’s charter, as well as ways in which committee processes and effectiveness may be improved.

The Board’s Role in Risk Oversight, Our Board Structure and Other Governance Matters

Communications with the Board of Directors
The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including Mr. Ilan Kaufthal, our Chair of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management independent Directors, any individual Directors or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or committee of Directors by either name or title. All such correspondence should be sent to Tronox Holdings plc, c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA with a request to forward the same to the intended recipient. To communicate with the Board of Directors electronically, shareholders and other interested parties should go to our website at www.tronox.com. Under the heading “Investors – Governance – Contact the Board” you will find an on-line form that may be used for writing an electronic message to the Board of Directors. In general, all communications delivered to the Company’s Corporate Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

2023 NON-EMPLOYEE DIRECTOR COMPENSATION
Non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their Board responsibilities and align their interests with the long-term interests of shareholders. The Corporate Governance and Sustainability Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.
The principal components of our non-employee directors’ compensation are as follows:
•	Each non-employee director receives:
○An annual cash retainer of $75,000 for service on the Board of Directors payable quarterly in arrears; and
○An annual equity grant of time-based restricted share units (RSUs) with a grant value of $150,000 that is granted on the date of the Company’s annual general meeting (AGM) of shareholders and vests the earlier of (a) the date of the next annual general meeting of shareholders or (b) May 31st of the year following the grant date (assuming such individual is a Board member at the time of vesting). Dividend equivalents accrue and are paid when the RSUs vest.
•
A non-executive Chair of the Board will receive an additional annual retainer of $120,000. A Lead Independent Director (in the situation whereby the Chair of the Board role is held by an executive of the Company) will receive an additional annual retainer of $50,000;

•	The chair of the Audit Committee will receive an additional annual retainer of $50,000;
•	The chair of the HRCC will receive an additional annual retainer of $20,000;
•	The chair of the Corporate Governance and Sustainability Committee will receive an additional annual retainer of $20,000; and
•
A committee member of each of the Audit Committee, HRCC, Corporate Governance and Sustainability Committee, or any other committee established by the Board of Directors, respectively, who is not serving as chair of such committee, will receive an additional annual committee retainer of $15,000.

In addition to the foregoing components of non-employee director compensation, because none of our Directors are tax residents of the UK, we tax equalize our Directors to eliminate any additional incremental tax burden that arises due to the fact that we are a company domiciled in the UK. We also pay the cost to prepare our directors’ UK tax filings.
On March 18, 2021, the Board elected Mr. Kaufthal to the role of Chair of the Board, after initially electing him in an interim capacity in December 2020, and approved a monthly cash stipend of $15,000 for his role as Chair. The monthly cash stipend is in addition to the other components of non-employee director compensation he receives (described above). Mr. Kaufthal is involved in a wide range of Tronox matters that far exceeds the involvement of other non-executive Chair at similarly situated NYSE companies of which the Board is aware. Examples of Mr. Kaufthal’s contributions to Tronox include:
•	Spearheading the search for new directors which we expect will result in increased female representation on the Board such that by the 2025 AGM 30% of the Board will be gender diverse;
•	Providing guidance and advice on capital market activities including the completed $350 million incremental term loan in 2023;
•	Advising on our investor relations strategy and holding frequent meetings with shareholders, particularly to discuss executive compensation and ESG matters;
•	Helping drive Tronox’s carbon reduction initiatives and other sustainability efforts;
•	Managing the relationship with our largest shareholder, Tasnee, and discussions over the future of the Jazan smelter complex; and
•	Formulation of an appropriate growth and M&A strategy.
The Corporate Governance and Sustainability Committee periodically reviews Mr. Kaufthal’s compensation package to ensure that it remains appropriate and commensurate with his activities on behalf of Tronox.

2023 NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth the total compensation for the year ended December 31, 2023 paid to our non-employee Directors during 2023.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2023
NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($)	TOTAL ($) (3)
Ilan Kaufthal	395,000	147,519	—	542,519
Mutlaq Al-Morished	75,000	147,519	—	222,519
Vanessa Guthrie	105,000	147,519	—	252,519
Peter B. Johnston	105,000	147,519	—	252,519
Ginger M. Jones	140,000	147,519	—	287,519
Stephen Jones	110,000	147,519	—	257,519
Moazzam Khan	75,000	147,519	—	222,519
Sipho Nkosi	105,000	147,519	—	252,519
(1)	Amounts reported in this column include quarterly cash fees paid in arrears. For Mr. Kaufthal, this column also includes a total of $180,000 paid as cash stipend.
(2)
Amounts reported in this column represent the aggregate grant date fair value for restricted shares units granted to each Director in 2023 computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Each Director received the annual equity grant on the date of the Company’s annual general meeting of shareholders (on May 3, 2023) that vests the earlier of (a) the date of the next annual general meeting of shareholders or (b) May 31st of the year following the grant date (assuming such individual is a Board member at the time of vesting). As such, on May 3, 2023, each Director received a grant of 11,261 restricted share units, reflecting the annual equity grant value of $150,000 divided by the ten (10) day average closing price for the Company’s shares prior to the grant date of $13.32 and valued at the NYSE closing price on May 3, 2023 of $13.10. Dividends will be accrued on all restricted share units until the units vest and will be paid at that time. As of December 31, 2023, each non-employee Director held 11,261 unvested restricted share units.

(3)
Amounts reported below are excluded from this column. The Company maintains certain tax equalization and other tax-related benefits for Directors to mitigate or eliminate additional incremental tax burden as a result of the Company’s corporate reorganization that occurred in the first quarter of 2017, when Tronox Limited became managed and controlled in the United Kingdom, and all of our Board meetings were held in the UK. Although all of our directors are non-resident UK taxpayers, they are liable for UK tax on items such as accommodations and meals while conducting business in the UK that are not considered taxable benefits in the US. Because of these unusual circumstances, the Company pays the cost to prepare their UK income tax filings, provides tax reimbursements associated with the UK travel-related expenses and cost of the UK tax filing, and may make certain tax equalization payments as reflected in the table below (based on December 31, 2023 Fx rate). In 2023, Mutlaq Al-Morished received a total of $53,258 in tax equalization payments in 2023. In 2023, two Board meetings took place in the UK after April 2023, however no UK tax filing fees and no tax reimbursements were paid in 2023 since the UK tax returns for the UK tax filing period ending April 2023 was not prepared during 2023 (prepared and filed in January 2024). While the Company anticipates that only some of our future Board meetings will take place in the UK, we intend to continue to mitigate or eliminate any associated incremental tax burden our Directors might incur as a consequence of those meetings.

NAME	UK Tax Preparation ($)	Tax Reimbursements ($)	Tax Equalization ($)	Total ($)
Ilan Kaufthal	—	—	—	—
Mutlaq Al-Morished	—	—	$53,258	$53,258
Vanessa Guthrie	—	—	—	—
Peter B. Johnston	—	—	—	—
Ginger M. Jones	—	—	—	—
Stephen Jones	—	—	—	—
Moazzam Khan	—	—	—	—
Sipho Nkosi	—	—	—	—
2024 Non-Employee Compensation
The Corporate Governance and Sustainability Committee is responsible for reviewing the form and amount of compensation paid to our non-employee directors and recommends changes to our Board of Directors as appropriate. Each year, the Committee reviews director compensation to ensure that Tronox continues to offer its Board Members a competitive compensation package reflecting the Board’s workload and the need to attract top-talent. That review is undertaken with the assistance of FW Cook, the same executive compensation firm engaged by the Human Resources and Compensation Committee (HRCC) of the Board.

2023 NON-EMPLOYEE DIRECTOR COMPENSATION
As a result of the 2023 review, the Committee recommended to the full Board - which the full Board approved - an increase in the annual cash board retainer from $75,000 to $100,000 to be effective January 1, 2024. The cash retainer will continue to be payable quarterly in arrears. The Committee recommended no other changes to director compensation.
The Committee’s recommendation was based on both a comparison of the cash retainer paid to board member’s serving on the boards of our compensation peer group and, even more importantly, on the board recruitment efforts then underway for new directors. The competition for talented board members is intense, particularly given the Board’s objective of achieving 30% gender diversity by 2025 and the Committee felt strongly that it needed to offer a competitive compensation package to attract members with the requisite mix of skills, perspective and experience.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information regarding the beneficial ownership of shares of Tronox Holdings plc as of March 8, 2024 by:
•	Each current Director and Nominee of Tronox Holdings plc;
•	The current Co-CEOs and each named executive officer;
•	All persons currently serving as Directors and executive officers of Tronox Holdings plc, as a group; and
•	Each person known to us to own beneficially 5.0% or more of Tronox Holdings plc outstanding shares.
Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Holdings plc shown as beneficially owned by them. The table is based on 157,838,425 shares outstanding as of March 11, 2024. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF TOTAL OWNED
5% Shareholders
Cristal International Holdings B.V. Strawinskylaan 1543, Tower C, fifteenth floor, 1077 XX Amsterdam, the Netherlands	37,580,000	24%
FMR LLC (1)	23,517,975	15%
The Vanguard Group (2)	12,460,249	8%
Dimensional Fund Advisors LP (3)	9,248,469	6%
BlackRock, Inc. (4)	9,119,348	6%
Named Executive Officers and Directors (5)
John Romano	670,777	*
Jean-Francois Turgeon	649,438
Timothy Carlson	337,221	*
Jeffrey Neuman	197,029	*
D. John Srivisal	86,589	*
Russell Austin	95,174	*
Jeffrey Engle	56,718	*
Ilan Kaufthal	262,053	*
Mutlaq Al-Morished	62,419	*
Peter B. Johnston	137,737	*
Ginger M. Jones	90,492	*
Stephen Jones	61,836	*
Moazzam Khan	42,646	*
Sipho Nkosi	55,451	*
All Executive Officers, Directors and Nominees as a group (16 persons)	2,603,395	1.6%
(1)
Information regarding FMR LLC is based solely on the Amendment to the 13G filed with the SEC on February 9, 2024 for the calendar year ended December 31, 2023. FMR LLC has the sole power to dispose of or to direct the disposition of 23,517,975 of the ordinary shares and the sole power to vote or direct the vote of 23,476,377 of the ordinary shares. The filing reports that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)
Information regarding The Vanguard Group, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 13, 2024 for the calendar year ended on December 31, 2023. The Vanguard Group, Inc. has the shared power to vote or direct the vote of 151,452 of the ordinary shares, the sole power to dispose of or to direct the disposition of 12,190,863 of the ordinary shares and the shared power to dispose or to direct the disposition of 269,386 ordinary shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Information regarding Dimensional Fund Advisors LP is based solely on the Schedule 13G filed with the SEC on February 9, 2024 for the calendar year ended December 31, 2023. Dimensional Fund Advisors LP has the sole power to vote or direct the vote of 9,101,580 of the ordinary shares and the sole power to dispose of or to direct the disposition of 9,248,469 of the ordinary shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(4)
Information regarding BlackRock, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 2, 2024 for the calendar year ended on December 31, 2023. Blackrock, Inc. has the sole power to vote or direct the vote of 8,868,428 of the ordinary shares and the sole power to dispose or to direct the disposition of 9,119,348 of the ordinary shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Shares listed for each Executive Officer, Director and Nominee includes: (i) shares owned by the individual and (ii) restricted share units that will vest within 60 days of March 11, 2024. Shares scheduled to vest within 60 days of March 11, 2024 include 11,261 restricted share units for each of our non-employee Directors. Mr. Engle has pledged a certain number of his shares in connection with a personal line of credit.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC and NYSE an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2023 all of our covered officers and Directors filed the required reports on a timely basis under Section 16(a), except that due to an inadvertent error, certain reports and transactions were not timely filed. The number of late reports and transaction are as follows: Vanessa Guthrie, our independent Director who resigned in February 2024 (2 reports, 3 transactions). Each transaction involved a sale of a de minimis number of the Company’s ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has adopted a written Related Party Transactions Policy that is administered by the Corporate Governance and Sustainability Committee. A copy of the Company’s Related Party Transactions Policy can be found on the Company’s website, http://www.tronox.com, under “Investors - Governance.”
The Related Party Transactions Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Related persons subject to the policy include executive officers, Directors, nominees for election as a Director, owners of more than 5% of our total equity, and any members of the immediate family of any of the foregoing persons. Under the Related Party Transactions Policy, our General Counsel determines whether a transaction requires review by the Corporate Governance and Sustainability Committee, and transactions requiring review are referred to the Corporate Governance and Sustainability Committee for a determination as to whether or not the related party transaction is fair, reasonable and consistent with the policy, and whether it or the Board has the authority under the laws of the United Kingdom to approve or ratify the Related Party Transaction or whether it should be ratified or approved by shareholders. The ratification or approval by the Governance and Sustainability Committee, or recommendation that such transaction needs to be approved by shareholders, shall be made in accordance with applicable law, including the laws of the United Kingdom, and the Company’s organizational documents as from time to time in effect. If the Company becomes aware of an existing transaction with a related person that has not been approved under this policy, the matter is referred to the Corporate Governance and Sustainability Committee. The Corporate Governance and Sustainability Committee then evaluates all options available, including ratification, revision, termination or whether the approval of shareholders should be sought.
In conjunction with the closing of the Cristal acquisition, we entered into agreements with Tasnee and certain of its affiliates related to transition and technical services, as well as certain commercial-related agreements. For further details with respect to these related-party transactions, see Note 22 to our Annual Report on Form 10-K for the year ended December 31, 2023.

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the executive compensation tables that follow such section for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in fiscal year 2023 and the compensation awarded to our named executive officers.
The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:
•	Paying for performance - A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.
•
Alignment with the interests of shareholders - Equity awards align our executives’ financial interests with those of our shareholders by providing value to our executives if the market price of our shares increases.

•	Attracting and retaining top talent - The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.
•
Integration of ESG into executive compensation: 20% of our executives’ annual incentive compensation is determined by their individual performance, a significant portion of which is an evaluation of how they lead, manage and live our values, the first one of which is: We have an uncompromising focus on operating safe, reliable and responsible facilities. Another 20% of our annual bonus plan is linked to ESG metrics - 15% to safety and 5% to carbon emission reduction. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:
•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and
•	Offers compensation that is competitive in the marketplace.
Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.
For these reasons, our Board of Directors recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the HRCC value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.
The accompanying proxy will be voted in favor of the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above advisory resolution, unless the shareholder indicates to the contrary on the proxy.
Vote Required to Approve, on an Advisory Basis, the Executive Compensation Paid to our Named Executive Officers
The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.
The Board of Directors recommends a vote “FOR”, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
The following Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the decisions that the HRCC have made under those programs, and the factors considered in those decisions. This CD&A focuses on the compensation of the following individuals for the 2023 fiscal year that we refer to collectively as our “NEOs”.
2023 NAMED EXECUTIVE OFFICERS
NAME	AGE (1)	TITLE
John D. Romano	59	Co-Chief Executive Officer
Jean-François Turgeon	57	Co-Chief Executive Officer
D. John Srivisal	45	Senior Vice President, Chief Financial Officer
Jeffrey N. Neuman	62	Senior Vice President, General Counsel and Secretary
Russell Austin	58	Senior Vice President, Global Operations
Jeffrey A. Engle	46	Senior Vice President, Commercial and Strategy
(1)	As of March 15, 2024.
Set forth below is a description of the backgrounds of our NEOs. There are no family relationships among any of our NEOs.
John Romano
Co-Chief Executive Officer
Mr. Romano’s biographical information is set forth under the caption “—Election of Directors,” above.
Jean-Francois Turgeon
Co-Chief Executive Officer
Mr. Turgeon’s biographical information is set forth under the caption “—Election of Directors,” above.
D. John Srivisal
Senior Vice President, Chief Financial Officer
Mr. Srivisal has served as our Senior Vice President and Chief Financial Officer since April 2023. Mr. Srivisal joined Tronox in March 2018 as Senior Vice President, Business Development to lead the company’s merger, acquisition, divestiture and joint venture transactions. In May 2019, Mr. Srivisal became the Company’s Chief Integration Officer and on May 1, 2020, Mr. Srivisal became SVP, Business Development and Finance. Mr. Srivisal brings 20 years of transaction experience that includes acting as a principal, as well as advising companies, creditors, financial sponsors and government entities in a variety of industries on recapitalizations, restructurings, financings, leveraged buyouts, mergers, acquisitions, divestitures and joint ventures. Mr. Srivisal previously served as CEO of Quinpario Acquisition Corp. 2, and he was a partner in Quinpario Partners, LLC. He was also VP, Transaction Execution at Solutia Inc., where he had global responsibility for merger, acquisition, divestiture and joint venture transactions. Prior to joining Solutia, Mr. Srivisal was an investment banker at Rothschild Inc., and Peter J. Solomon Company. Mr. Srivisal graduated magna cum laude with a Bachelor of Science degree in economics (concentration in finance) and a minor in mathematics from the Wharton School of the University of Pennsylvania.
Jeffrey N. Neuman
Senior Vice President, General Counsel & Secretary
Mr. Neuman has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2018. He is responsible for managing all of Tronox’s legal, regulatory, corporate governance and compliance matters. Before joining Tronox, Mr. Neuman served as vice president, corporate secretary and deputy general counsel of Honeywell International Inc. In that capacity, he oversaw many aspects of Honeywell’s corporate law department, including corporate governance, SEC and NYSE compliance, shareholder relations, corporate transactions, including mergers and acquisitions, treasury operations, and

COMPENSATION DISCUSSION AND ANALYSIS
company-wide intellectual property and trademark functions. Mr. Neuman joined Honeywell in 2002, and during his time there held various roles of increasing responsibility. Earlier in his career, he worked as an M&A attorney with the New York law firm of Davis Polk & Wardwell. Prior to becoming an attorney, he was an investment banker at Merrill Lynch. Mr. Neuman earned his Bachelor of Arts in history from Wesleyan University, a Master of Arts in regional studies of East Asia from Harvard University and a Juris Doctorate from Northwestern University School of Law.
Russell Austin
Senior Vice President, Global Operations
Mr. Austin was appointed to his current role in March 2021. He has held various leadership roles throughout his 15 years at Tronox, most recently as Managing Director-Australia, which enabled him to oversee complex strategy change—including the merger of two business units in 2016 and the 2019 integration with Cristal—as well as the operations, safety and leadership of 1,100 team members across 10 sites. Mr. Austin has 35 years of experience in the Australian resource sector across chemicals, oil and gas, mining, minerals processing and smelting. His areas of expertise include operational excellence and financial management, project management, maintenance, reliability and lean manufacturing. Mr. Austin holds an MBA from University of Southern Queensland.
Jeffrey A. Engle
Senior Vice President, Commercial and Strategy
Mr. Engle was appointed to his role in March 2021. Prior to such appointment, Mr. Engle served as the Company’s Vice President, Global Marketing and R&D. Mr. Engle joined Tronox in July 2001 as an engineer in the technical sales and service laboratory. He has worked in various areas at Tronox over the last 20 years including sales and marketing, research and development, strategic planning, and business development. Mr. Engle holds a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and an MBA from Auburn University.
OTHER EXECUTIVE OFFICERS
Melissa H. Zona
Senior Vice President, Chief Human Resources Officer and Head of SHEQ
Ms. Zona was appointed to her current role as Chief Human Resources in April 2022 and Head of SHEQ in January 2024. Prior such roles, Ms. Zona had been our Senior Vice President, Chief Sustainability Officer from September 2019 to March 2023. Ms. Zona joined Tronox in January 2018 as Vice President, Corporate Communications and Public Relations, bringing 20 years of communications and public relations experience, primarily in the chemicals and manufacturing industries. Ms. Zona spent the majority of her career with Solutia, Inc., a specialty chemicals company that was acquired by Eastman Chemical in 2012. During her time at Solutia, she led the evolution of the corporation’s global voice, ensuring communications were engaging, informative and valued by employees and company influencers. Ms. Zona holds a Bachelor of Science degree in criminal justice from Jacksonville State University.
Jennifer Guenther
Vice President, Chief Sustainability Officer and Head of Investor Relations
Ms. Guenther has served as our Vice President, Investor Relations since April 1, 2020 and Chief Sustainability Officer since April 1, 2023. Ms. Guenther previously served as Vice President, Business Development since August 2018. Prior to joining Tronox, Ms. Guenther worked at Goldman Sachs & Co. in the Investment Banking Division in both the Industrial Mergers and Acquisitions and Leveraged Finance teams. Prior to Goldman Sachs, Ms. Guenther worked at Solutia Inc., where she was an integral member of the corporate strategy and development team and subsequently served as the Chief of Staff to the CEO and Chairman of the Board. Jennifer holds an MBA from Harvard Business School and graduated with honors from the University of Missouri with a bachelor of science in business administration emphasizing in finance and a bachelor of arts in international studies. Ms. Guenther has over 15 years of experience across finance, business development, and strategy in the industrial and chemical sectors.

COMPENSATION DISCUSSION AND ANALYSIS
Jonathan Flood
Vice President, Principal Accounting Officer
Mr. Flood has served as our Vice President, Principal Accounting Officer since February 2022. Before serving in such role, Mr. Flood was Vice President, Corporate Controller since May 6, 2020, and prior to such role was Assistant Corporate Controller since November 2019. He is responsible for global consolidations, technical accounting, worldwide external financial reporting, corporate financial policies and procedures, as well as the implementation of new accounting pronouncements and SEC rules and regulations. Prior to joining Tronox, Mr. Flood held various accounting positions at Linde plc (formerly Praxair, Inc.), a dual-listed, publicly traded global supplier of industrial gases and engineering company. He served as a key team member for pre- and post-merger accounting compliance and integration related activities for a 2018 merger. He has more than 15 years of accounting experience with U.S. GAAP and International Financial Reporting Standards (“IFRS”), technical accounting, global consolidation & integrations, financial statement preparation, multi-jurisdictional regulatory compliance including the SEC, and financial statement audits. Mr. Flood holds a Bachelor of Business Administration degree in Accounting from Pace University and is a certified public accountant.
Chief Executive Officer Succession
In 2023, the Board successfully executed its leadership succession plan with the elevation of John D. Romano to sole CEO upon the retirement of Jean-Francois Turgeon as Co-CEO. When Mr. Turgeon decided to retire effective April 1, 2024, the Board believed that the time was right to move to a unified leadership structure with Mr. Romano as sole CEO leading Tronox. Mr. Romano has been part of the Tronox organization for over 35 years and the Board is confident that with his strategic global mindset, deep understanding of our industry and customers, and a clear vision for Tronox, he is the right CEO to lead the Company into the future.
Chief Financial Officer Succession
In addition, with Mr. Carlson’s retirement as CFO, effective April 1, 2023, John Srivisal, the Company’s then SVP, Business Development and Finance, was appointed the Company’s new CFO. We believe with Mr. Srivisal’s proven track record as a leader overseeing our financial planning and analysis team and navigating complex financial capital markets that Mr. Srivisal brings an ideal set of capabilities and experience.

Compensation Philosophy - How Executive Pay is Linked to Company Performance
Our executive compensation program is designed to incentivize and motivate our executive officers to lead and manage our business over the long-term, drive performance improvements, and increase shareholder value. It is also designed to enable us to compete effectively with other chemical and mining companies in attracting, motivating and retaining talented executives.
The incentive compensation elements of our program are designed to closely align the financial interests of our executives with those of our shareholders. We believe the portion of compensation that is at-risk and tied to organization-wide performance metrics should increase as the level of responsibility increases.
We also believe a portion of at-risk compensation should be tied to an executive’s individual performance, and those leaders should be measured not just on results, but also on how each leader delivers results. We expect our executives to manage wisely and with good judgment, to develop strong, engaged and motivated management teams, and to lead with our values. Because of the inherent risk in mining and chemical operations, we place a high priority on leaders able to create, maintain and reinforce a strong culture of safety. Because of the environmental risks in our business, we place a high priority on sustainably.
We regularly assess how our executive compensation program compares to companies with a similar profile to ours. Our objective is to deliver compensation at a competitive market level which will enable executive officers who demonstrate consistent performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives who deliver performance that is above target over the long-term, we believe the program will reward above the

COMPENSATION DISCUSSION AND ANALYSIS
competitive median. Conversely, the program will pay less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on our performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

Summary of our Executive Compensation Program
Set forth below is a summary of our key executive compensation practices.
•	We seek and carefully consider shareholder feedback regarding our compensation practices.
•	We strive to link our executive compensation to our performance as follows:
–	In 2023, 81.0% of the target compensation for our Co-CEOs and an average of 69.0% of the target compensation for other NEOs (excluding Mr. Carlson who retired in 2023) is “at-risk”.
–
We select metrics in our short-term incentive plan that focus our NEOs on achieving key annual financial and operational goals and objectives that drive overall performance that are expected to drive long-term shareholder value. Our short-term incentive plan also has an individual performance metric whereby our Co-CEOs and other NEOs performance is measured against pre-defined objectives.

–
Metrics in our long-term incentive plan focus our NEOs on achieving long-term financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

–
For our NEOs, 80% of targeted 2023 short-term incentive plan payout was linked to overall Tronox results, including Adjusted EBITDA less Capital Expenditures, Adjusted EBITDA Margin Relative to TiO2 Peers, safety metrics and a CO2 emissions metric.

–
50% of the annual long-term equity awards are performance-based RSUs with 50% linked to three-year TSR performance percentile ranking versus a peer group and the other 50% based on Return on Invested Capital (ROIC) performance in 2025 (the third year of the measurement period). The maximum overall vesting payout is subject to 200% of target RSUs.

–
50% of the annual long-term equity awards are time-based RSUs that vest over a three-year time period. These time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation and provide an employee retention incentive.

–
Metrics and targets for both the short-term and long-term incentive plans are based on the Company’s strategic and business plans and annual budgets that are approved by the full Board and are analyzed and tested for reasonableness by the HRCC at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

•	The HRCC also reviewed compensation programs in hindsight when evaluating any future proposed changes.
•	The HRCC also assesses the effectiveness of our compensation programs based on past pay versus performance when evaluating any future proposed changes.
•	We review our Peer group annually to ensure appropriateness.
–	Our 2023 compensation benchmarking peer group includes 15 companies that the HRCC believes reflect appropriate industry, size, geographic scope, and market dynamics.
•	We do not re-price stock options.
•	Our compensation consultants are independent.
–	The HRCC directly retained Frederic W. Cook & Co. (“FW Cook”) and FIT Remuneration Consultants, LLP for 2023. Neither consulting firm provided any other services to the Company.

COMPENSATION DISCUSSION AND ANALYSIS

2023 Business Performance & Accomplishments
During 2023, similar to 2022, our top priority and focus remained on the safety, health and well-being of our employees and their families; operating safely in all respects while managing our ongoing operations; and protecting, preserving, and strengthening our business and laying the foundation for the future.
Throughout 2023, we continued to experience an extremely difficult operating environment. End-market demand for TiO2 and zircon did not recover to the levels initially anticipated at the beginning of the year and our full-year results reflected industry and macroeconomic challenges. Despite these challenges, we continued to maintain industry best-in-class EBITDA margins as compared to our direct Western TiO2 peers, proactively took steps to manage working capital and reduce inventory levels by adjusting production levels, and continued to invest in our long-term strategic vision of remaining the world’s leading vertically integrated producer of TiO2. Notwithstanding these difficult market conditions, we were able to achieve full-year net sales of approximately $2.9 billion, Adjusted EBITDA of $524 million and Adjusted EBITDA margins of approximately 18.4%. The results are reflective of the Company’s ability to successfully leverage its global footprint to continue to reliability supply customers despite the unexpected operational challenges experienced at some of the operating sites.
In addition, during 2023, we returned approximately $89 million in cash to shareholders in the form of dividends as well as undertook a $350 million incremental term loan to enhance the Company’s overall liquidity position and to enable key capital investments, primarily the expansion projects for mines reaching end of life in South Africa.
Moreover, as it relates to the Company’s sustainability initiatives, in 2023, we were able to reduce carbon emissions by 4.4% against the 2019 baseline, just shy of our target, primarily due to the installation of automated process controls at our TiO2 facilities which reduces the amount of pet coke we consume. We also currently expect a 200 MW solar energy project in South Africa which we first announced in Q1 2022 to be fully on-line during the first-half of 2024. We believe this renewable energy project will reduce Tronox’s global Scope 1 and 2 emissions by approximately 13%.

COMPENSATION DISCUSSION AND ANALYSIS

The Executive Compensation Process
Role of the Human Resources and Compensation Committee
The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation of executive officers. Among its other duties, the HRCC:
•	Evaluates and determines the salary, incentives, and benefits making up the total compensation of our Co-CEOs, other NEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including the readiness for promotion of all officers;
•
Defines the terms and conditions, including performance metrics, for restricted shares/units, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;

•	Reviews and approves the annual corporate goals and objectives of our Co-CEOs; and,
•
Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters. The HRCC cannot delegate this authority and regularly reports its activities to the Board.

The HRCC is comprised of four members, each of whom is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Currently, the members of the HRCC are Stephen Jones, Chair, Peter Johnston, Ginger Jones, and Sipho Nkosi.
The HRCC operates pursuant to a written charter (available on Tronox’s website at www.tronox.com, under “Investors – Governance”) which is reviewed by the HRCC on an annual basis with any changes approved by the Board. The HRCC meets at least three times a year and more frequently as circumstances require, including in executive session with the HRCC’s independent compensation consultant.
The compensation of our Co-CEOs is reviewed and approved by the non-employee, independent members of the Board of Directors. When making recommendations with respect to our executive officers other than the Co-CEOs, the HRCC considers the recommendations made by the Co-CEOs and their evaluation of the other executive officers’ performance.
Aspects considered by the HRCC and our Co-CEOs when reviewing the Company’s performance include: share price, the Company’s performance as measured against the performance goals established for the previous year, non-controllable events that may impact the Company’s performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring the Company’s performance. The individual performance of our executive officers is measured against individual performance goals that were set for each executive officer by our Co-CEOs.
Use of Compensation Consultants
The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance. The HRCC engaged two consulting firms during 2023, FW Cook and FIT Remuneration Consultants, LLP.
The HRCC has engaged FW Cook since 2016 as its compensation consultant to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives. For the Corporate Governance and Sustainability Committee, FW Cook provides information regarding non-employee director compensation.
In October 2022, FW Cook provided the HRCC with, among other things, a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics to assist the HRCC in determining 2023 executive officer compensation actions. During 2023, FW Cook provided the HRCC with program design advice, an independent review of 2023 compensation proposals developed by management,

COMPENSATION DISCUSSION AND ANALYSIS
review of trends and regulatory developments, review of the Company’s proxy advisory firm reports, assistance with peer group review, risk assessment review of incentive programs, review of CD&A disclosure, review of executive perquisites, program advice on 2024 compensation programs, assistance with discussions regarding CEO succession compensation, and assistance with review of the new Performance versus Pay required disclosure and claw back policy. In October 2023, FW Cook provided the HRCC with a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics to assist the HRCC in determining 2024 executive officer compensation actions. In October 2023, FW Cook also provided the Corporate Governance and Sustainability Committee with a comparative analysis of non-employee director compensation.
A representative from FW Cook attended all HRCC meetings in 2023, and FW Cook did not perform any other services for the Company or its management other than those described above.
FW Cook provides information and data to the HRCC from surveys, proprietary databases and other sources, which the HRCC utilizes along with information provided by management and obtained from other sources. In making its decisions, the HRCC reviews such information and data provided to it by FW Cook and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The HRCC considers executive compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.
During 2023, the HRCC also engaged FIT Remuneration Consultants, LLP to assist the HRCC and the Corporate Governance and Sustainability Committee in drafting required 2023 UK disclosure as a result of the Company’s re-domiciling to the UK in March 2019. A representative from this firm participated in the combined relevant committee meeting during 2023 to discuss draft UK required disclosures for 2023.
In connection with its engagement of FW Cook and FIT Remuneration Consultants, LLP, the HRCC considered various factors bearing upon each firm’s independence including, but not limited to, the amount of fees received by each firm from Tronox as a percentage of each firm’s respective total revenue, their policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact their independence. After reviewing these and other factors, the HRCC determined that both firms were independent and that their engagements did not present any conflicts of interest. Both FW Cook and FIT Remuneration also determined that they were independent from management and confirmed this in written statements delivered to the Chair of the HRCC.
Co-CEOs’ Role in the Compensation-Setting Process
Typically, at an HRCC meeting early in the year, the Co-CEOs make recommendations to the HRCC regarding compensation for the executive officers other than themselves. The Co-CEOs participate in the HRCC discussion at the HRCC’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the executive officers. The HRCC utilizes the information provided by the Co-CEOs along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the HRCC members in making compensation decisions. The Chair of the HRCC recommends the Co-CEOs’ compensation to the HRCC in executive session, not attended by the Co-CEOs.
Annual Evaluation
At the end of the fiscal year, the Co-CEOs prepare a self-evaluation of their and the executive team’s performance and provide it to the HRCC. In executive session, the full board also provides its input on the Co-CEOs’ performance for consolidation by the HRCC. The Chair of the HRCC and the Chair of the Corporate Governance and Sustainability Committee communicate to the Co-CEOs the Board’s assessment of the Co-CEOs’ performance. The HRCC also determines the incentive amount, long-term incentive award, and any base salary change for the Co-CEOs.
In addition, each executive officer provides a self-evaluation for his/her own performance and reviews his/her evaluation with the Co-CEOs. The Co-CEOs then provide their recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The HRCC then determines the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.

COMPENSATION DISCUSSION AND ANALYSIS
Performance Objectives
At the beginning of the year our Co-CEOs recommended, and the HRCC approved, performance objectives for the 2023 fiscal year based, in part, on an active dialogue with the Co-CEOs regarding strategic objectives and performance targets for the Company. Metrics are tied to our strategic business plans and to annual budgets reviewed by the full Board. Short-term management objectives are designed to achieve specific goals that are expected to drive long-term shareholder value. Metrics are analyzed and tested for reasonableness prior to HRCC approval at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.
Competitive Market Overview
Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. While the HRCC does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the HRCC recognizes that our compensation practices must be competitive in the marketplace and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the HRCC considers in assessing the reasonableness of compensation and for our NEOs we start by targeting to deliver median levels of each element of target direct compensation compared to the peer group. Although the HRCC considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.
With the input of its independent compensation consultant, the HRCC reviews the peer group annually and revises such group as appropriate. We endeavor to identify companies that are comparable to our core businesses as well as comparable from a size perspective.
In August 2022, the HRCC, with the assistance of FW Cook, conducted its annual review of the Company’s peer group to be used in connection with 2023 compensation determinations and determined the continued suitability of the peer group. After reviewing various attributes (e.g. annual revenues and number of employees) of the 2022 Peer Group, the HRCC agreed that no changes were necessary and that this same peer group would be used for 2023 (the “2023 Peer Group”).
Our peer group for fiscal year 2023 (the “2023 Peer Group”) includes the following 15 companies:
Chemical Companies with TiO2 Segments	Specialty and Diversified Chemical Companies		Commodity Chemical Companies & Other
The Chemours Co.	Albemarle Corp	H.B. Fuller Co.	Cabot Corp
Venator Materials[1]	Ashland Global Holdings	Huntsman Corp.	Koppers Holdings
	Avient Corp[2]	Minerals Technologies	Olin Corp.
	Celanese Corp	Stepan Co.	Trinseo
Ferro Corp[3]
[1] Company filed for bankruptcy protection and delisted in May 2023.
[2] Name change from PolyOne Corp. to Avient Corp. in July 2020.
[3] Company acquired by Prince International in April 2022.
As of August 2022, our revenue and number of employees were between the 51st and 71st percentiles of the 2023 Peer Group companies.
In August 2023, the HRCC, with the assistance of FW Cook, conducted its annual review of the Company’s peer group to be used in connection with 2024 compensation determinations and determined the continued suitability of the 2023 Peer Group based on a review of various attributes (e.g. company annual revenues and number of employees). As a result of this review, the HRCC approved the same companies as set forth above (the “2024 Peer Group”). However, the 2024 Peer Group will exclude Ferro Corp. that was acquired by Prince International in 2022 and the removal of Venator Materials that filed for bankruptcy in 2023.

COMPENSATION DISCUSSION AND ANALYSIS
As of August 2023, our revenue and number of employees were between the 31st and 50th percentiles of the 2024 Peer Group companies.

Elements of Compensation
These are the components of the 2023 fiscal year executive compensation included in the Summary Compensation Table, and benefits under broad-based benefit plans in which executive officers participate. As described above, we target the median of each element of direct compensation as compared to the 2023 Peer Group (as described under “The Executive Compensation Process – Competitive Market Overview”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.
Component	Key Features	Objectives	Principal 2023 Actions
Base Pay	Fixed annual cash amount, paid at regular payroll intervals Reviewed annually and adjusted if needed based on performance and market comparison	Provide a regular source of income at reasonable, competitive levels.
In February 2023, the Board approved a 3.5% salary increase for each of our Co-CEOs. Mr. Turgeon’s and Mr. Romano’s salary increased from $918,000 to $950,000, respectively. Other NEOs (excluding Mr. Carlson) received merit increases that ranged from 3.5% to 5.0% and Mr. Srivisal received a 16.3% promotional increase that included a merit increase.

Short-term Incentive
Performance-based cash compensation opportunity: committee determines payout based on company, regional or site performance, if applicable, and levels of individual contributions.

Proxy officers participate in the same AIP with our other executives and our other employees, but payout is determined based on overall company performance and levels of individual contribution.
Focus executive officers and organizations they lead on achieving key annual financial and operational goals and objectives that drive overall performance and reward for successful performance.
AIP payments were calculated using a predetermined formula based on overall company metrics established at the beginning of the year, plus personal performance results.

2023 AIP payments for the NEOs resulted in payouts of 50% of target on the overall Tronox component after the HRCC exercised negative discretion reflecting the Company’s poor safety performance during 2023. But for the HRCC’s decision to exercise negative discretion, the NEOs would have received payouts of 64.5% of target on this component.

Long-term Incentive (1)
Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price.

LTIP opportunity delivered through:

- Time-based RSUs (50% of total LTIP award):

• Vest in 3 equal annual installments over a three-year service period.

• Award settled in ordinary shares of company stock.

• Dividend equivalents accrue and paid only upon vesting.

- Performance-based RSUs (50% of total LTIP award):

• 50% eligible for vesting based on achievement of Company performance Total Shareholder Return (TSR) performance versus Capital Markets Peer Group over a three-year performance period.

• 50% eligible for vesting based on achievement of Company Return on Invested Capital (ROIC) and will vest based on 2025 ROIC (the third year of the measurement period).

• Maximum overall vesting is subject to

Focus executive officers on achieving and sustaining longer-term business results and reward performance.

Performance-based RSUs motivate officers to achieve three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

On February 21, 2023, as part of the annual equity grant cycle, LTIP awards were granted to each NEO. For each Co-CEO, the Board approved a Target LTIP award with a dollar value of $3,100,000 that increased from $2,450,000. LTIP grants were awarded to other NEOs with a dollar value based on the guideline of 180% of base salary that was increased from 150% or, for Mr. Austin, 150% of base salary that was increased from 120%. On April 3, 2023, Mr. Srivisal was awarded an incremental true-up equity grant that together with his February 21, 2023 award equaled his new LTIP of 180% of his new salary of $550,000.

The LTIP dollar value is converted to number of RSUs based on the closing price of the Company’s stock on the date of grant.

Amounts actually earned will vary based on stock price and corporate performance.

COMPENSATION DISCUSSION AND ANALYSIS
Component	Key Features	Objectives	Principal 2023 Actions

200% of target RSUs.

• Vest shortly after the end of three-year performance/vesting period.

• Award settled in ordinary shares of company stock.

• Dividend equivalents accrue and paid only upon vesting.

Benefits
Additional elements defined by local practice including medical and other insurance benefits, pension and other long-term savings plans, and post-employment compensation. Cost of health and welfare benefits partially borne by employees, including executive officers.
		Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	No significant changes to programs in 2023.
Limited Perquisites
Financial counseling assistance valued at up to $10,000 per year per executive officer to assist with financial planning given significant Company stockholdings and/or complex foreign tax situations.

Full or partial tax equalization payments (inclusive of any additional tax reimbursements associated with the tax paid, as appropriate) and payment of UK tax incurred on accommodation and meals while conducting business in the UK (inclusive of any additional tax reimbursements associated with the tax paid).

Intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.

Intended to mitigate or eliminate incremental tax burden as a result of the Company conducting business in the UK, where applicable for UK activities.

For Messrs. Turgeon and Romano who are executive directors of Tronox and hence, due to our jurisdiction of incorporation in the UK, subject to UK tax, we provided tax payments and related tax reimbursement payments regarding UK tax to mitigate or eliminate incremental tax burden.

(1)
The LTIP dollar value awarded may differ from the Fair Value of the award as reported in the 2023 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules.

We combine the aforementioned elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, but do not reward failure to perform on these objectives, and align the interests of our executive officers and other senior personnel with those of our shareholders.
We utilize the particular elements of compensation described above because we believe that they provide a mix of secure compensation, retention value and at-risk compensation which produce short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders. Our compensation mix, which includes short-term and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term and long-term financial and stock performance. All incentives are intended to be aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as described previously under “The Executive Compensation Process – Competitive Market Overview.”
The HRCC focuses on the total compensation opportunity for each NEO but also on the mix of compensation. A substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on such NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of such NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.
The relationship between fixed and variable pay and between fixed and short-term and long-term incentives in our compensation program is illustrated by the following charts which show the relative portions of base salary, target annual incentive, and the target value of equity awards that, in aggregate, comprised the 2023 fiscal year target total direct compensation.

COMPENSATION DISCUSSION AND ANALYSIS
For purposes of the illustration below, we have modeled the pay mix of our Co-CEOs and other NEOs.

AIP = Annual Incentive Plan; LTIP = Long-Term Incentive Plan; RSUs = Restricted Stock Units.

Components of Compensation
Base Salary
We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success and is intended to attract and retain highly talented executive officers. While the HRCC uses benchmark statistics to guide it in its decisions regarding levels of base salary, it has considerable discretion and considers the experience, tenure and recent individual performance of our NEOs when making decisions regarding base salary.
In February 2023, after reviewing competitive pay levels, the current industry and business climate, the HRCC approved salary increases that ranged from 3.5% to 5.0% for the NEOs reporting to the Co-CEOs (excluding Mr. Srivisal who was promoted to SVP, Chief Financial Officer and received a 16.3% salary increase and Mr. Carlson received no increase due to his April 1, 2023 retirement). The HRCC recommended, and our Board approved a 3.5% salary increase for each of our Co-CEOs. Mr. Turgeon’s salary increased from $918,000 to $950,000 and Mr. Romano’s salary increased from $918,000 to $950,000.
2023 Short-Term Incentive Plan
For 2023, Tronox’s executive officers were eligible to receive cash awards under the 2023 Annual Incentive Plan. This plan is covered under the Tronox Holdings plc Amended and Restated Annual Bonus Incentive Plan.
The size of the target incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The target incentive is paid for achieving the targeted objectives described below. The threshold level of performance pays 50% of target and achieving maximum performance pays 200% of target.
Annually, the HRCC reviews the competitive analysis of total cash compensation and total direct compensation for the NEOs, and considers the input of our Co-CEOs and our independent compensation consultant, FW Cook. Based on this evaluation, the HRCC may selectively adjust the annual incentive award target of the NEOs. In February 2023, the HRCC made no changes to the Target Percentage for any NEO. The Target Percentage for our Co-CEOs was 100% of base salary, the Target Percentage for the other NEOs (excluding Messrs. Engle and Austin) was 70% of base salary, and the Target Percentage for Messrs. Engle and Austin was 60%.

COMPENSATION DISCUSSION AND ANALYSIS
Our NEOs have a portion of their incentive tied to overall Tronox performance (80%) and a portion tied to individual performance (20%). Each year the HRCC determines appropriate metrics for measuring overall Tronox performance and makes changes from time-to-time to drive shareholder value and to best measure and motivate management’s delivery of the Company’s strategic priorities at that point in time.
Historically, financial results have represented 80% of the overall Tronox performance metrics and 20% have represented safety metrics. For 2023, plan structure remained unchanged and included an environmental sustainability metric (reduction in tons of CO2 emissions per ton of production) at a 5% weight.
For 2023, the HRCC established overall Tronox performance objectives that included two financial metrics, two safety metrics and one sustainability metric:
•
2023 Adjusted EBITDA less Capital Expenditures weighted at 50%. We are using this metric as a measure of our free cash flow, which is one of the primary metrics that our investors use to evaluate our financial performance. We have assigned it our highest weighting.

•
Adjusted EBITDA Margin Relative to TiO2 Peers (Adjusted EBITDA margin as compared to the average Adjusted EBITDA margin achieved by the Company’s TiO2 Peers) weighted at 30%. Given that our Adjusted EBITDA can rise or fall with TiO2 market demand, irrespective of management actions, the HRCC has incorporated a metric that measures management’s performance independent of market cyclicality. Since we typically see our direct TiO2 peers’ financial performance rise and fall in a similar fashion to ours, we sought a metric that would assess whether Tronox management had delivered differentiated performance relative to its TiO2 peers. This metric rewards management only if Tronox management outperforms its peers, as measured by Adjusted EBITDA margin.

•
2023 Disabling Injury Frequency Rate (DIFR) weighted at 7.5%. This metric measures the frequency of serious injuries to our employees and contractors. Safety is one of our highest priorities, and we have observed that a strong safety culture and work environment has a correlation with financial and operating performance.

•	2023 Total Recordable Injury Frequency Rate (TRIFR) weighted at 7.5%. This metric measures the frequency of all injuries, with the exception of first aid cases, to our employees and contractors.
•
2023 Tons of CO2 Emissions Per Ton of Production weighted at 5%. This metric measures the number of tons of CO2 emissions per ton of product. CO2 emissions include both Scope 1 and Scope 2 emissions and the percentage reductions are tied to a 2019 baseline.

For purposes of the 2023 Annual Incentive Program, the results were calculated as follows:
•
2023 Adjusted EBITDA less Capital Expenditures is calculated by deducting 2023 capital expenditures as reported in the Company’s Statement of Cash Flows from reported 2023 Adjusted EBITDA, a non-GAAP measure.

•
Adjusted EBITDA Margin Relative to TiO2 Peers is calculated by dividing reported Adjusted EBITDA in the four quarters ending September 30, 2023 by reported net sales in the same period. For our peer companies (Chemours Titanium Technologies Segment, Venator Titanium Dioxide Segment and Kronos Holdings), it is calculated in a similar fashion, except, for comparative purposes, we also deduct a pro-rata portion of corporate and other costs from Adjusted EBITDA for the Chemours Titanium Technologies Segment and the Venator Titanium Dioxide Segment. We then divide the aggregate Adjusted EBITDA for the three TiO2 peers by their aggregate net sales to calculate a weighted average Adjusted EBITDA margin for the Company’s peers. The TiO2 Peer’s weighted average Adjusted EBITDA margin is then deducted from Tronox’s Adjusted EBITDA margin. During 2023, Venator filed for bankruptcy resulting in no reported financial data for the second and third quarters of 2023. For purposes of this year’s calculations, Venator Titanium Dioxide Segment results were included in the aggregate calculation for the first two quarters out of the four quarters ending September 30, 2023. With or without Venator peer data, the Company exceeded the maximum performance level target.

•
2023 Disabling Injury Frequency Rate is calculated by dividing the total reported number of employee and contractor lost time injuries and restricted work injuries during the year by the number of total employee and contractor hours worked during the year and multiplying by 200,000.

COMPENSATION DISCUSSION AND ANALYSIS
•
2023 Total Recordable Injury Frequency Rate is calculated dividing the total reported number of employee and contractor recordable injuries during the year by the number of total employee and contractor hours worked during the year and multiplying by 200,000.

•	CO2 emissions is calculated by dividing the number of tons of CO2 emissions (both Scope 1 and Scope 2) by total number of tons of product.
In the event of a fatality to an employee, contractor or visitor at a Tronox location, or the loss of life to someone in the community near a Tronox site caused by a site-specific event, the HRCC has full discretion to adjust safety payouts downward for individuals, sites, regions or all of Tronox, including eliminating the payout of any and all safety components. In determining the scale and application of the downward adjustment, the HRCC evaluates and considers:
•	The facts and circumstances of the fatality, and the response to the incident at the site;
•
The trended monthly and full year safety metrics for the site where the incident occurred and for all of Tronox, compared to prior year and to target, assessing whether safety improved following the incident; and,

•	The actions taken by management following the incident to address gaps and prevent something like it from occurring again, at the site, in the region, and across all of Tronox.
During 2023, the HRCC reevaluated and rescinded the minimum overall level of Free Cash Flow that must be achieved for any payout under the AIP based on its determination that a Free Cash Flow “gate” metric was inappropriate for a company like Tronox that needs to invest capital throughout the business cycle.
To reflect performance above or below targets, the overall Tronox metrics each have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 50% of target payout, below which there would be no payout).
The following chart summarizes the 2023 Annual Incentive Plan metrics and their relative weighting for the Co-CEOs and other executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
At its February 21, 2023 meeting, the committee set the overall Tronox objectives as follows:
Objective	Weighting	Threshold 50%	Target 100%	Maximum 200%
Adj EBITDA less Capital Expenditures	50%	$315M	$375M to $425M	$455M
Adj EBITDA Margin Relative to TiO2 Peers	30%	4.0%	8.0%	12.0%
Safety: Disabling Injury Frequency Rate	7.5%	0.19	0.15	≤0.11
Safety: Total Recordable Injury Frequency Rate	7.5%	0.44	0.36	≤0.30
Sustainability: Tons of CO2 Emissions Per Ton of Production	5%	1.640	1.597	≤1.570
At its February 20, 2024 meeting, the HRCC reviewed the Company’s performance compared to the overall Tronox objectives and determined the following:
•
For the fiscal year 2023, Tronox reported actual Adjusted EBITDA of $524 million and capital expenditures of $261 million resulting in Adjusted EBITDA less Capital Expenditures of $263 million. The $263 million in Adjusted EBITDA less Capital Expenditures was below the threshold of $315 million, resulting in no payout for this component.

•
In the four quarters ending September 30, 2023 Tronox reported $543 million in Adjusted EBITDA, net sales of $2,813 million, and an Adjusted EBITDA margin of 19.3%. During the same period, our three TiO2 peers recorded a combined $26 million in Adjusted EBITDA, $4,797 million in combined net sales, and Adjusted EBITDA margin of 0.5% (calculated as described above). Accordingly, Tronox outperformed its TiO2 peers by18.8 margin points, resulting in a maximum payout for this component.

•
In the fiscal year 2023, our disabling injury frequency rate (DIFR) of 0.23 injuries to employees and contractors per 200,000 hours corresponded to performance below threshold and resulted in no payout for this component. Our total recordable injury frequency rate (TRIFR) of 0.43 injuries to employees and contractors per 200,000 hours worked corresponded to performance between threshold and target performance levels, resulting in a calculated 56.3% payout for this component. However, this component payout was then reduced to 0% payout due to the fatality that occurred at the Company’s Namakwa Sands mining operations in the Republic of South Africa and the Company’s overall disappointing safety performance.

•
For fiscal year 2023 Tronox achieved 1.606 tons of CO2 emissions per ton of product that was between the threshold and target established, between 1.640 and 1.597 tons of CO2 emissions per ton of product, respectively, resulting in an 89.5% payout for this component.

In light of the fatality at the Company’s Namakwa Sands mining operations in the Republic of South Africa, the HRCC used its authority to exercise negative discretion to further decrease the ‘Overall Tronox’ component payout from 64.5% to 50% for all of the Company’s functional and operational leadership positions including the NEOs. This decision reinforces the Board’s commitment to safety and its expectations of the Company’s safety performance.
The actual 2023 overall Tronox results versus the AIP metrics were calculated as follows:
	Performance Levels
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Payout %	Metric Weighting	Resulting Payout %
Adj EBITDA less Capital Expenditures	$315M	$375M to $425M	$455M	$263M	0.0%	50.0%	0.0%
Adj EBITDA Margin Relative to TiO2 Peers	4.0%	8.0%	12.0%	18.8%	200.0%	30.0%	60.0%
Safety DIFR	0.19	0.15	≤0.11	0.23	0.0%	7.5%	0.0%
Safety TRIFR	0.44	0.36	≤0.30	0.43	56.3%	7.5%	0.0%
Sustainability CO2 Emissions	1.640	1.597	≤1.570	1.606	89.5%	5.0%	4.5%
					TOTAL PAYOUT %:		64.5%
					BOD Negative Discretion:		(14.5%)
					Adjusted TOTAL PAYOUT %:		50.0%

COMPENSATION DISCUSSION AND ANALYSIS
At the February 20, 2024 meeting the HRCC approved the overall 2023 Tronox results, which including the use of negative discretion, resulted in a payout of 50.0% of target. The overall Tronox payout represents 80% of our NEOs’ annual incentive opportunity. The remaining 20% is based on the HRCC’s evaluation of individual performance.
At the same Committee meeting, our two Co-CEOs, Messrs. Turgeon and Romano, reviewed their own performance and that of the other NEOs with the Committee. The following factors influenced the Committee’s and the independent members of our Board’s decisions on 2023 cash compensation for the Co-CEOs and other NEOs with respect to the 20% based on individual performance:
Safety and Sustainability:
• With regard to safety, the 2023 targets for Disabling Injury Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR) were once again deemed “stretch” and had they been achieved would have represented the best in the Company’s history. Although the vast majority of the reportable injuries were injuries not deemed to be of a highly severe nature and occurred during tasks not associated with the more arduous nature of our business, in July 2023, the Company regrettably experienced a contractor fatality at its Namakwa Sands mining operations in the Republic of South Africa. As a result of such fatality, the Committee applied negative discretion of 14.5% to each of the NEO’s AIP payout regarding the overall Tronox results.
• In 2023, the Company was able to reduce carbon emissions by 4.4% against the 2019 baseline, just shy of its target but well above-threshold primarily due to the installation of automated process controls at the Company’s TiO2 facilities which reduces the volume of pet coke needed to produce TiO2. The intensity reduction was achieved despite lower production due to market conditions beyond the Company’s control. If production levels had been maintained as initially expected when management set the 2023 carbon emissions target, we believe the 2023 carbon emission reduction would have exceeded the 5% target.
• Through the dedication and commitment of management and the Company’s workforce in South Africa, we currently expect our 200 MW solar energy project to be fully on-line during the first-half of 2024, which represents only a slight delay in management’s initial expectation.

Production and Operations:
• Despite 2023 seeing a continuation of one of the most severe cyclical downturns in the TiO2 industry’s history and unexpected softening in zircon end-user demand, management continued to proactively take steps to manage working capital and reduce inventory levels by adjusting production levels.
• In 2023, the Company again delivered strong Adjusted EBITDA margins of approximately 18.4% which is far higher than its direct TiO2 pigment western peers despite the fact that in volume terms TiO2 pigment sales declined 15% versus 2022 and zircon sales declined 42% versus 2022.
• Management successfully leveraged the Company’s global footprint to continue to reliably supply customers despite the unexpected operational challenges experienced at some of its operating sites.

Financial Results:
• Although the Company fell short of the financial targets established at the beginning of 2023, the Committee considered the unprecedented length and severity of the industry’s down cycle which was attributable to both weakened end-user demand as well as the aggressive growth in Chinese TiO2 production capacity and exports.
• Despite the prolonged industry downturn throughout 2023, the Company reported full-year revenue of $2,850 billion and full-year Adjusted EBITDA of $524 million. The full-year 2023 Adjusted EBITDA margin of 18.4% decreased only 7% compared to the prior year and far exceeded the Company’s direct TiO2 pigment western competitors.

Capital Deployment:
• Despite the difficult industry conditions during 2023, management maintained capital expenditures in-line with its initial forecast.
• The prudent management of the Company’s balance sheet and liquidity position enabled approximately $89 million in cash to be returned to shareholders in the form of dividends. During 2023, management also adeptly undertook a $350 million incremental term loan to enhance the Company’s overall liquidity position and to enable key capital investments, primarily the expansion projects for mines reaching end of life in South Africa.

COMPENSATION DISCUSSION AND ANALYSIS
The final bonus payment awarded to each NEO for their 2023 fiscal year performance is provided in the table below, disaggregated to show the overall Tronox result and the individual performance result.
		Overall Tronox Results			Individual Performance			Total Payout
Executive	Target Award $	Weighting	Result	Amount	Weighting	Result	Amount	$	as a percent of Target award
Jean-François Turgeon	$950,000	80%	50.0%	$380,000	20%	100.0%	$190,000	$570,000	60.0%
John D. Romano	$950,000	80%	50.0%	$380,000	20%	100.0%	$190,000	$570,000	60.0%
D. John Srivisal	$385,000	80%	50.0%	$154,000	20%	100.0%	$77,000	$231,000	60.0%
Jeffrey N. Neuman	$404,634	80%	50.0%	$161,853	20%	100.0%	$80,927	$242,780	60.0%
Russell Austin	$242,776	80%	50.0%	$97,111	20%	50.0%	$24,278	$121,388	50.0%
Jeffrey A. Engle	$277,830	80%	50.0%	$111,132	20%	100.0%	$55,566	$166,698	60.0%
Long-Term Incentive Program
We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance and for retention purposes. The amounts of the grants were determined by a pre-established formula guideline (unchanged since the original appointment of each executive to their positions) that was formulated using competitive market data. Our Co-CEOs’ LTIP award is based on a dollar amount, not based on a percent of salary.
On February 21, 2023 as part of the annual equity grant cycle, Messrs. Romano and Turgeon both received a Target LTIP grant of $3,100,000 that was increased from $2,450,000 Target LTIP from the prior year. The new Target LTIP was determined and recommended by the HRCC following their review of benchmark peer data provided by FW Cook and then approved by the Board.
The guideline Target LTIP award for all other participants is tied to the level of the role and denominated as a percentage of base salary. For our NEOs this equates to 180% (increased from 150% from the prior year) of base salary for Messrs. Srivisal and Neuman, and 150% (increased from 120% from the prior year) of base salary for Messrs. Austin and Engle. The HRCC has discretion to adjust actual LTIP awards above or below the guideline. The new guideline Target LTIP awards were determined and recommended by the HRCC following their review of benchmark peer data provided by FW Cook. Mr. Carlson did not receive an LTIP award due to his planned April 2023 retirement.
The LTIP dollar value awarded is divided by the company’s closing stock price on the date of grant to determine the number of RSUs granted. The Target LTIP dollar value may differ from the Fair Value of the award as reported in the 2023 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules. Awards are provided granted RSUs consistently throughout all jurisdictions in which we operate. We believe RSUs provide value based on the NYSE value of our shares without any discount, but there is the risk that some or all of the granted RSUs will not vest if the executive does not remain employed with us, and with respect to performance-based RSUs, if performance is not achieved. Commencing with awards granted in February 2019, the Company moved the vest date for employee equity from anniversary date of grant to fixed vesting date of March 5 so that the vesting date is always outside of a black-out period. Hence, performance-based RSUs vest on March 5 following the three-year measurement period and time-based RSUs vest one-third on each March 5 starting with March 5 in the calendar year following the grant date. For RSUs vesting in 2022 and going forward, all outstanding RSU awards vest on March 5.
Dividend equivalents on both performance-based and time-based RSUs are accumulated and paid only when the RSUs vest. Dividends equivalents will not be paid in the event that such RSUs do not vest. Time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation and provide an employee retention incentive. We believe performance-based RSUs provide value by linking the award vesting and payments to the long-term results of the Company.
2023 Long-Term Incentive Program
The 2023 long-term incentive program maintains the same allocation between time-based and performance-based RSUs.

COMPENSATION DISCUSSION AND ANALYSIS
On February 21, 2023, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2023 grant (dated February 21, 2023) to our NEOs was allocated as follows:
AWARD TYPE	PERCENTAGE
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%
For 2023, the HRCC approved utilizing Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) as the two metrics for performance-based awards whereby 50% of the performance-based RSUs are tied to each respective metric. TSR has been utilized as a long-term incentive metric since 2019 and ROIC has been utilized as a long-term incentive metric since 2021. The HRCC determined that the use of both TSR and ROIC best balances the focus of our NEOs on achievement of building shareholder value and long-term profitable growth of the business.
Since 2019, TSR performance-based awards, including the 2023 awards, utilized three-year TSR performance of a “Capital Markets Peer Group” (see below for listing of companies) versus the peer group used for compensation purposes that must also consider companies of similar size and scope. The HRCC determined that the Capital Markets Peer Group, regardless of company size, better reflects companies that have similar market characteristics, economics (margins, capital intensity, and cycle dynamics), and trade at similar EBITDA multiples. The Capital Markets Peer Group was also developed as part of our strategic planning efforts and reflect companies that our NEOs regularly monitor our company’s performance against. As such, the HRCC determined it was in the best interest of shareholders to continue to align the incentives of our NEOs with the performance of our company versus the performance of those companies in the Capital Markets Peer Group.
RSUs vest annually on March 5. Hence, the vest date for the performance-based RSUs, subject to performance criteria as specified below is March 5, 2026 and the vest dates for the service-based RSUs are March 5, 2024, March 5, 2025, and March 5, 2026. If the vest date is not a trading day then the award vests on the next trading day.
Details of the long-term incentives granted during 2023 are shown below:
•
50% of the performance-based RSUs granted are tied to Total Shareholder Return (TSR) and will vest based on the percentile rank of our TSR (defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2023 to December 31, 2025 as compared to companies in the “Capital Markets Peer Group” as defined below. For purposes of calculating TSR, the starting price for the period will be based on the 30-day average closing price prior to the measurement period and the ending price will be based on the 30-day average closing price prior to the end of the measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable TSR payout percentage. The TSR payout percentage will be determined using straight-line interpolation between Threshold and Target and between Target and Maximum.

THREE-YEAR TOTAL SHAREHOLDER RETURN PERCENTILE RANKING	TSR PAYOUT
PERCENTAGE
65th percentile (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%
Due to mergers and consolidation, the number of companies in Capital Markets Peer Group had shrunk from the initial 17 to 13. In order to maintain the group at an appropriate size, the HRCC approved expanding the Capital Markets Peer Group to 20 companies that included the following companies: Ashland Inc (ASH); Avient Corporation (AVNT); Axalta Coating Systems Ltd. (AXTA); Cabot Corporation (CBT); Eastman Chemical Company (EMN); FMC Corporation (FMC); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Koppers Holdings Inc. (KOP); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Olin Corporation (OLN); Orion Engineered Carbons, S.A. (OEC); Quaker

COMPENSATION DISCUSSION AND ANALYSIS
Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); RPM International Inc.(RPM); The Chemours Company (CC); Univar Solutions Inc. (UNVR); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR). Since the award grant date, Univar Solutions Inc. was acquired in 2023 and therefore, the Capital Markets Peer Group will exclude the results of this company for purposes of determining the final payout. Venator Materials PLC filed for Chapter 11 bankruptcy in 2023 and TSR results for this company will be counted as negative 100% TSR for the three-year period.
•
50% of the performance-based RSUs granted are tied to Return on Invested Capital (ROIC) and will vest based on ROIC in the third year of the measurement period. The ROIC performance measure has been set with relevant Threshold, Target and Maximum target levels; however, the actual targets are not being disclosed at the current time due to these being considered by the Company to be commercially sensitive. For Threshold, Target, and Maximum ROIC performance, the corresponding ROIC payout percentages are 25%, 100% and 200%, respectively. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable ROIC payout percentage. The ROIC payout percentage will be determined using straight-line interpolation between Threshold and Target and between Target and Maximum.

Performance Results for Prior Performance-based Long-Term Incentive Awards Vesting in March 2024
During the first quarter of 2024, the performance-based restricted share units from the February 2021 long-term incentive plan, covering the 2021 to 2023 performance period vested. The performance-based restricted share units vested based upon two metrics each weighted as follows:
•
50% of the performance-based RSUs vested based upon the percentile rank of our Total Shareholder Return (“TSR” defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2021 to December 31, 2023 as compared to companies in the “Capital Markets Peer Group” as defined below. The targets applying for the TSR measure are as follows:

Performance Metric	Below threshold (0% vesting)	Threshold (25% vesting)	Target (100% vesting)	Maximum (200% vesting)
TSR percentile ranking	<35th percentile	35th percentile	50th percentile	65th percentile
For purposes of calculating TSR, the starting price for the period was based on the 30-day average closing price prior to the performance period and the ending price was based on the 30-day average closing price prior to the end of the performance period. The Company achieved 6.7% TSR over the period that equated to a 41.7th percentile ranking that resulted in a between threshold (35th percentile performance level) and target (50th percentile performance level) payout of 59.0% for this metric. The actual number of units that vested based on this metric equaled the aggregate number of shares granted multiplied by 50% and then multiplied by the 59.0% TSR payout percentage.
The 2021 Capital Markets Peer Group included the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR). Since the award grant date, Ferro Corporation was acquired in 2022, GCP Applied Technologies Inc. was acquired in 2022, and Kraton Corporation was acquired in 2022 and therefore, the Capital Markets Peer Group excluded the results of these companies for purposes of determining the final payout. Venator Materials PLC filed for Chapter 11 bankruptcy in 2023 and TSR results for this company was counted as negative 100% TSR for the three-year period.
•
50% of the performance-based RSUs vested based upon the Company’s 3-year average annual Return on Invested Capital (“ROIC”) improvement versus 2020 ROIC during the three-year measurement period which covered calendar years 2021, 2022, and 2023. The Company achieved 3.1% 3-year average annual ROIC improvement over the period that resulted in a 95.3% payout (between threshold and target) for this metric. The actual number of units that vested based on this metric equaled the aggregate number of shares granted multiplied by 50% and then multiplied by the 95.3% ROIC payout percentage.

COMPENSATION DISCUSSION AND ANALYSIS
The table below details the ROIC performance metric targets, actual performance, and resulting payout %:
	PERFORMANCE LEVELS
METRIC	THRESHOLD (25%)	TARGET (100%)	MAXIMUM (200%)	ACTUAL PERFORMANCE	RESULTING PAYOUT %
3-Yr Average Annual ROIC Improvement vs 2020 ROIC	1.6%	3.2%	≥4.8%	3.1%	95.3%
The overall weighed payout considering both TSR and ROIC performance metrics and their respective 50% weightings resulted in an overall payout of 77.2% of the aggregate number of shares granted.
2024 Long-Term Incentive Program
For 2024, the long-term incentive program maintains the same mix between time-based (50%) and performance-based RSUs (50%). The HRCC approved utilizing Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) as the two metrics for performance-based awards whereby 50% of the performance-based RSUs will be tied to each respective metric. TSR has been utilized as a long-term incentive Company financial metric for performance-based RSUs granted since 2019. The HRCC determined that the use of both TSR and ROIC continues to best balance the focus of our NEOs on achievement of building shareholder value and long-term profitable growth of the business.
•
For RSUs tied to TSR, the HRCC approved utilizing the same long-term incentive metric design utilized since the 2019 TSR RSU awards (3-year TSR performance of the Capital Markets Peer Group versus Company TSR performance). The HRCC continues to support using the Capital Markets Peer Group for long-term incentives as this peer group better reflects companies that have similar market characteristics, economics (margins, capital intensity, and cycle dynamics), and trade at similar EBITDA multiples, regardless of company size.

•	For RSUs tied to ROIC, the HRCC approved utilizing ROIC in the third year of the measurement period as the performance metric.
U.S. Savings & Retirement Plans
All our U.S. employees, including our U.S. executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our executive officers, with the opportunity to save for retirement and have the Company contribute to these savings.
We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all our U.S.-based employees, including our U.S. based executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2023, the Company matched 100% of the first 6% of pay that each employee contributed. In addition, there was a discretionary profit-sharing Company contribution to the Savings Plan of 6% of employee’s eligible compensation. All contributions to the Savings Plan, as well as any Company matching contributions, are fully vested upon contribution. All Company profit sharing contributions vest after three years of service.
In addition to the Savings Plan, U.S. executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration Plan, the Company will contribute at the appropriate level to the Savings Restoration Plan on a before-tax basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, U.S. executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.
Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”) for its U.S. employees, which was frozen in April 2009, following Tronox Incorporated’s filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan is frozen going forward and the Savings Plans are our sole employee retirement plans. Messrs. Romano and Engle are the only NEOs participating in this plan as described in the Pension Benefits as of December 31, 2023 table.

COMPENSATION DISCUSSION AND ANALYSIS
Australian Superannuation Program
All our Australian employees, including Mr. Austin, are eligible to participate in our Australian Superannuation Plan into which employers have a legislative requirement to contribute a minimum Superannuation Guarantee (10.5% for January to June 2023 and 11.0% for July to December 2023) of an employee’s eligible earnings (base pay, bonus, commissions and other specific compensation items as defined by superannuation legislation). The Company has committed to maintain contributions 1% above the Superannuation Guarantee until 2026 and even applies the Company’s contribution percentage to eligible earnings that are in excess of legislated quarterly maximum income amounts whereby the Company is not required to make contributions. In addition to Superannuation Guarantee contributions, Company contributions to an employee’s superannuation fund may be in the form of death and permanent disability insurance premiums and payment for fund administration fees.
Employees can also elect to contribute a portion of salary (salary sacrifice) and/or a portion of his/her Annual Incentive Plan payout as superannuation contributions. These amounts can be contributed either before-tax or after-tax subject to annual caps as provided by the Australian Tax Office and are based on age and current year. Employees are responsible for managing their contributions in line with the contribution caps.

Other Compensation Practices
Compensation Recoupment Policy
In October 2023, the HRCC approved a new Company recoupment or “claw-back” policy in compliance with the rules of the New York Stock Exchange requirements. Under the claw-back policy, the Company may recoup “excess” incentive compensation, if any, earned by current and former executive officers during three year look back period in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the securities laws (with no fault required). The foregoing summary of the Claw-back policy does not purport to be complete and is qualified in its entirety by reference to the full text of the claw-back policy, a copy of which can be found as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Deductibility of Executive Compensation
As part of their roles, the HRCC and the Board of Directors historically reviewed and considered the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provided that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). As part of the Tax Cuts and Job Act, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and which were not modified in any material respect on or after such date. The Act also expands the definition of covered employees to include the CFO, in addition to the CEO and the three other highest paid officers, and the $1 million deduction limitation will apply to any person who was a covered employee in any tax year after 2016.
Now that the exception is no longer available, we do not need to qualify for it by complying with those limitations. However, the Company intends to attempt to fit within the transition rule referred to above, if applicable, for compensation awarded prior to the effective date of the rule, to the extent that the Compensation Committee determines that to be practical and in the interest of the Company, including with respect to option awards outstanding as of November 2, 2017.
Annual Equity Grant Timing Practices
We make equity grants to our NEOs under our shareholder-approved Equity Incentive Plan on pre-established dates pursuant to our equity grant guidelines. Each year, the HRCC approves the annual awards to our NEOs and other direct reports of our CEO at its regularly-scheduled February meeting. The HRCC has delegated

COMPENSATION DISCUSSION AND ANALYSIS
authority to our Co-CEOs to make annual grants, within certain parameters, to all other LTIP eligible employees, and at quarterly intervals to newly hired or newly promoted LTIP eligible employees as required. The grant date varies each year, but is always before the end of the month in which the grants were approved by the HRCC. The grant price is the “fair market value” of a share of our ordinary shares on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.
Post Termination and Change of Control
Pursuant to relevant employment agreements and subject to applicable UK law, we are obligated to make certain payments to our executive officers and/or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a Change of Control. For further details on these arrangements, please refer to the sections “—Potential Payments upon Termination” and “—Employment Agreements.” We offer the benefits provided by such employment agreements, the retirement plans and awards granted under the Equity Incentive Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a Change of Control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a Change of Control.
Moreover, under the UK Companies Act 2006, a payment for loss of office may not be made to a person who is, or has been, a director of Tronox Holdings unless either: (a) the payment is consistent with the Company’s approved directors’ remuneration policy prepared in accordance with the UK Companies Act 2006; (b) the payment is approved by resolution of the shareholders of the Company in accordance with the requirements of the UK Companies Act 2006; or (c) an exemption applies. The Company’s directors’ remuneration policy was approved by shareholders in 2023.
Risk Assessment and Monitoring
The HRCC has analyzed and continues to monitor whether our compensation practices with respect to executive officers or any of our employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk and guard against undue risk-taking through careful balancing of short-term and long-term incentive compensation opportunities and by employing different and diverse performance measures in each compensation plan. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC has determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the Company.

Human Resources and Compensation Committee Report
The HRCC of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HRCC has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023. This report is provided by the following independent Directors, who comprise the HRCC.
Stephen Jones (Chair)
Peter B. Johnston
Ginger M. Jones
Sipho Nkosi

COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2023
The following table sets forth the total compensation for the years ended December 31, 2023, December 31, 2022, and December 31, 2021 for our Co-CEOs, our Chief Financial Officer (for 2023 we report our current and former Chief Financial Officer), and our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2023. For Mr. Austin, December 31, 2023 exchange rate was used to convert any non-US compensation to US dollars.
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jean-François Turgeon Co-Chief Executive Officer	2023	942,000	—	3,479,551	—	570,000	—	302,701	5,294,252
	2022	913,500	—	2,756,924	—	672,894	—	384,306	4,727,624
	2021	848,692	$500,000	1,671,158	—	1,754,100	—	343,910	5,117,860
John D. Romano Co-Chief Executive Officer	2023	941,385	—	3,479,551	—	570,000	24,209	263,783	5,278,928
	2022	913,154	—	2,756,924	—	672,894	0	341,857	4,684,829
	2021	833,077	$500,000	1,671,133	—	1,754,100	0	321,925	5,080,235
D. John Srivisal Senior Vice President, Chief Financial Officer	2023	529,269	—	1,111,225	—	231,000	—	95,708	1,967,202
	2022	470,846	—	784,915	—	242,696	—	137,128	1,635,585
	2021	462,808	—	787,501	—	605,105	—	123,584	1,978,998
Jeffrey N. Neuman Senior Vice President, General Counsel & Secretary	2023	572,785	—	1,128,381	—	242,780	—	117,154	2,061,100
	2022	555,538	—	924,150	—	286,566	—	161,124	1,927,378
	2021	544,846	—	926,637	—	712,462	—	145,915	2,329,860
Russell Austin Senior Vice President, Operations	2023	400,279	—	650,401	—	121,388	—	411,430	1,583,498
	2022	383,491	—	540,485	—	169,893	—	355,741	1,449,610
	2021	380,979	—	585,246	—	446,422	—	289,129	1,701,776
Jeffrey A. Engle Senior Vice President, Commercial & Strategy	2023	457,114	—	742,501	—	166,698	4,239	92,654	1,463,206
Timothy C. Carlson, former Senior Vice President, Chief Financial Officer	2023	163,667	—	—	—	—	—	120,285	283,952
	2022	603,757	—	1,000,112	—	311,916	—	181,293	2,097,078
	2021	589,615	—	1,002,731	—	791,758	—	157,466	2,541,570
(1)	Mr. Carlson retired from the Company on April 1, 2023.
(2)
As part of their compensation for each serving as Interim Co-CEO during our prior CEO’s (Mr. Quinn’s) leave of absence, the Board approved a one-time bonus of $500,000 to be paid to Messrs. Turgeon and Romano at the end of the interim Co-CEO period.

(3)
Amounts reported in this column represent the aggregate grant date fair value for our shares (without a discount to reflect the risk of some or all of the performance vested shares not vesting) in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2023 awards is included in the “Grants of Plan-Based Awards During 2023” and “Outstanding Equity Awards at December 31, 2023” tables appearing later in this Proxy Statement. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this Proxy Statement. For assumptions for these awards, please see Note 20 to our Consolidated Financial Statements beginning on page 104 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(4)
Amounts reflected in this column represent the incentive compensation earned for each year’s performance against predetermined objectives. Amounts also include payments that were deferred at the election of the NEOs under the terms of the Savings Restoration Plan. For 2023 AIP paid in 2024, Messrs. Neuman and Engle deferred $48,556 and $16,670, respectively.

(5)
Messrs. Romano and Engle are the only NEOs that participate in the Tronox Inc. Retirement plan. The present value of accumulated benefits as of December 31, 2023 was determined using the estimated ASC 715 assumptions in effect on December 31, 2023. The ASC 715 discount rate was 5.42%. Our deferred compensation program does not allow for

COMPENSATION DISCUSSION AND ANALYSIS
above-market earnings and therefore there is no value included for this amount. Includes the actuarial increases/decreases in the present values of the named executive officer’s benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 21 to our Consolidated Financial Statements beginning on page 106 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(6)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table for the years ended December 31, 2023, December 31, 2022, and December 31, 2021:

ALL OTHER COMPENSATION TABLE
Name	Year	Savings Plan, Discretionary Contribution, and Restoration Plan ($) (1)(2)(3)	Other ($) (4)
Jean-François Turgeon	2023	—	302,701
	2022	—	384,306
	2021	198,083	145,827
John D. Romano	2023	194,638	69,145
	2022	320,070	21,787
	2021	240,729	81,196
D. John Srivisal	2023	92,636	3,072
	2022	129,114	8,014
	2021	112,777	10,807
Jeffrey N. Neuman	2023	103,122	14,032
	2022	152,160	8,964
	2021	132,581	13,334
Russell Austin	2023	42,997	368,433
	2022	43,150	312,591
	2021	40,998	248,131
Jeffrey A. Engle	2023	79,716	12,938
Timothy C. Carlson	2023	57,070	63,215
	2022	167,462	13,831
	2021	143,654	13,812
(1)
The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit.

(2)
The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.

(3)	For Mr. Austin, the Company made contribution of 11.5% of salary for first six months of 2023 and 12.0% of salary for second six months of 2023 into the Australian Superannuation Fund.
(4)
This column reflects all other compensation that is not reported elsewhere. For 2023, we are reporting the following: For Mr. Turgeon: $4,206 for disability & life insurance premiums, $10,000 for financial consulting, $39,600 payment in lieu of employer contributions to 401(k) Plan and $45,822 related tax reimbursement, $141,343 payment in lieu of employer contributions to Savings Restoration Plan, $29,752 for payment of UK tax and $31,978 related tax reimbursement; for Mr. Romano: $4,154 for disability & life insurance premiums, $10,000 for financial consulting, $32,645 for payment of UK tax and $22,346 related tax reimbursement; for Mr. Srivisal: $3,072 for disability & life insurance premiums; for Mr. Neuman: $4,032 for disability & life insurance premiums and $10,000 for financial consulting; for Mr. Austin: $5,000 for financial consulting, $77,138 housing allowance, $135,630 expatriate assignment allowances/benefits, and $150,665 for expatriate assignment-related tax reimbursements; for Mr. Engle: $2,938 for disability & life insurance premiums and $10,000 for financial consulting and for Mr. Carlson: $957 for disability & life insurance premiums, $10,000 for financial consulting and $235 for related tax reimbursement; and $52,023 for accrued unused vacation.

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS DURING 2023
The following table provides information on grants of awards to our named executive officers in the fiscal year ended December 31, 2023.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Grant Date Approval (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Jean- François Turgeon	—		475,000	950,000	1,900,000
	2/21/2023	2/21/2023							102,854			1,550,010
	2/21/2023	2/21/2023				12,857	51,427	102,854				1,154,536
	2/21/2023	2/21/2023				12,857	51,427	102,854				775,005
John D. Romano	—		475,000	950,000	1,900,000
	2/21/2023	2/21/2023							102,854			1,550,010
	2/21/2023	2/21/2023				12,857	51,427	102,854				1,154,536
	2/21/2023	2/21/2023				12,857	51,427	102,854				775,005
D. John Srivisal	—		192,500	385,000	770,000
	2/21/2023	2/21/2023							28,248			425,697
	2/21/2023	2/21/2023				3,531	14,124	28,248				317,084
	2/21/2023	2/21/2023				3,531	14,124	28,248				212,849
	4/3/2023	4/3/2023							4,847			69,312
	4/3/2023	4/3/2023				606	2,423	4,846				51,634
	4/3/2023	4/3/2023				606	2,423	4,846				34,649
Jeffrey N. Neuman	—		202,317	404,634	809,267
	2/21/2023	2/21/2023							33,355			502,660
	2/21/2023	2/21/2023				4,169	16,677	33,354				374,399
	2/21/2023	2/21/2023				4,169	16,677	33,354				251,322
Russell Austin	—		121,388	242,776	485,552
	2/21/2023	2/21/2023							19,225			289,721
	2/21/2023	2/21/2023				2,403	9,613	19,226				215,812
	2/21/2023	2/21/2023				2,403	9,613	19,226				144,868
Jeffrey A. Engle	—		138,915	277,830	555,660
	2/21/2023	2/21/2023							21,948			330,756
	2/21/2023	2/21/2023				2,744	10,974	21,948				246,366
	2/21/2023	2/21/2023				2,744	10,974	21,948				165,378
Timothy C. Carlson	—		—	—	—
	2/21/2023	2/21/2023				—	—	—	—			—
(1)	The HRCC approved the February 21, 2023 grants and April 3, 2023 grants at its meeting on February 21, 2023.
(2)
Amounts in these columns reflect the threshold, target and maximum payout levels for the 2023 annual incentive award. Further details regarding these awards can be found in the section titled “2023 Short-Term Incentive Plan.”

(3)
Amounts in these columns reflect the threshold, target and maximum amount of performance-based units that were granted to the NEOs under the equity program. For performance-based units granted on February 21, 2023, the payout for 50% of the performance-based RSUs is determined at the end of the three-year measurement period based on the percentile rank of our TSR (defined as share price appreciation plus dividends reinvested) as compared to companies in the “Capital Markets Peer Group”. The payout for 50% of the performance-based awards is determined at the end of the three-year measurement period based on the Company’s 2025 ROIC. Further details regarding these grants can be found in the sections titled “Long-Term Incentive Program” and “2023 Long-Term Incentive Program”.

(4)
Amounts in this column represent the number of time-based restricted units granted to the NEOs under the equity program. The units granted on February 21, 2023 and April 3, 2023 vest one-third on March 5, 2024, March 5, 2025, and March 5, 2026.

(5)
The amounts in this column have been calculated in accordance with FASB ASC Topic 718. For the grants made on February 21, 2023, the value of time-based restricted share units is the number of units granted multiplied by the closing price of our

COMPENSATION DISCUSSION AND ANALYSIS
ordinary shares on the grant date of $15.07, the value of 50% of total performance-based restricted share units (with TSR metric) is the number of units granted multiplied by the grant date fair value of $22.45 which was determined using a Monte-Carlo simulation and is 149% of the closing price of our ordinary shares on that date of $15.07, and the value of 50% of total performance-based restricted share units (with ROIC metric) is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $15.07. For the grants made on April 3, 2023, the value of time-based restricted share units is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $14.30, the value of 50% of total performance-based restricted share units (with TSR metric) is the number of units granted multiplied by the grant date fair value of $21.31 which was determined using a Monte-Carlo simulation and is 149% of the closing price of our ordinary shares on that date of $14.30, and the value of 50% of total performance-based restricted share units (with ROIC metric) is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $14.30.

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023
The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2023.
	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jean-François Turgeon	2/10/2014	33,333	—	21.98	2/10/2024	—	—	—	—
	2/4/2021	—	—	—		9,342	132,283	28,026	396,848
	3/18/2021	—	—	—		4,014	56,838	12,040	170,486
	2/3/2022	—	—	—		35,278	499,536	52,916	749,291
	2/21/2023	—	—	—		102,854	1,456,413	102,854	1,456,413
John D. Romano	2/10/2014	26,894	—	21.98	2/10/2024	—	—	—	—
	2/4/2021	—	—	—		8,366	118,463	25,098	355,388
	3/18/2021	—	—	—		4,961	70,248	14,880	210,701
	2/3/2022	—	—	—		35,278	499,536	52,916	749,291
	2/21/2023	—	—	—		102,854	1,456,413	102,854	1,456,413
D. John Srivisal	2/4/2021	—	—	—		6,352	89,944	19,054	269,805
	2/3/2022	—	—	—		10,044	142,223	15,066	213,335
	2/21/2023	—	—	—		28,248	399,992	28,248	399,992
	4/3/2023	—	—	—		4,847	68,634	4,846	68,619
Jeffrey N. Neuman	2/4/2021	—	—	—		7,474	105,832	22,420	317,467
	2/3/2022	—	—	—		11,826	167,456	17,738	251,170
	2/21/2023	—	—	—		33,355	472,307	33,354	472,293
Russell Austin	2/4/2021	—	—	—		2,584	36,589	7,752	109,768
	3/18/2021	—	—	—		2,073	29,354	6,218	88,047
	2/3/2022	—	—	—		6,916	97,931	10,374	146,896
	2/21/2023	—	—	—		19,225	272,226	19,226	272,240
Jeffrey A. Engle	2/10/2014	5,333	—	21.98	2/10/2024	—	—	—	—
	2/4/2021	—	—	—		2,286	32,370	6,856	97,081
	3/18/2021	—	—	—		2,383	33,743	7,146	101,187
	2/3/2022	—	—	—		7,344	103,991	11,016	155,987
	2/21/2023	—	—	—		21,948	310,784	21,948	310,784
Timothy C. Carlson	2/4/2021	—	—	—		—	—	16,960	240,154
	2/3/2022	—	—	—		—	—	7,198	101,924
(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date.
(2)
Time-based awards vest one-third each March 5 starting with the March 5 in the calendar year after the grant date. Performance-based awards granted in 2021, 2022 and 2023 vest on March 5, 2024 and March 5, 2025, and March 5, 2026 respectively, subject to Company performance.

(3)	Market value of shares is based on a share price of $14.16, the closing price of our ordinary shares on December 29, 2023, the last trading day of 2023.

COMPENSATION DISCUSSION AND ANALYSIS

OPTION EXERCISES AND SHARES VESTED DURING 2023
The table below provides information regarding the vesting during 2023 of restricted share/unit awards held by our named executive officers. None of our named executive officers exercised stock options during 2023.
	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
Jean-François Turgeon	—	—	167,573	2,721,386
John D. Romano	—	—	158,724	2,577,678
D. John Srivisal	—	—	68,769	1,116,809
Jeffrey N. Neuman	—	—	80,926	1,314,238
Russell Austin	—	—	28,816	467,972
Jeffrey A. Engle	—	—	24,818	403,044
Timothy C. Carlson	—	—	108,453	1,720,760
(1)	Amounts reflect the closing price of our stock on the date the shares/units vested.

PENSION BENEFITS
Messrs. Romano and Engle are participants in the Tronox Incorporated Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees. As part of Tronox Incorporated’s separation from Kerr-McGee, it established the retirement plan and the trusts related to our retirement plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our retirement plan. All amounts set forth in the table below reflect normal retirement benefits that would be paid to each executive officer who is a participant in the Plan assuming the executive officer retired at the earliest retirement age that they could receive unreduced benefits (generally age 65). In addition, as part of the Cristal acquisition, we assumed Cristal’s U.S. Pension Plan which was frozen in December 2020 and merged into the Qualified Plan.
PENSION BENEFITS AS OF DECEMBER 31, 2023
NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)
John D. Romano	Tronox Incorporated Retirement Plan	20.167	619,897
Jeffrey A. Engle	Tronox Incorporated Retirement Plan	7.833	59,516
(1)	The years of credited service is fixed as of the date the plan was frozen in 2009.
(2)
The present value of accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2023 was determined using the estimated ASC 715 assumptions in effect on December 31, 2023. The ASC 715 discount rate was 5.42%.

The lump sum assumption for the Tronox Incorporated Retirement Plan is based on the most recently published IRS 417(e) interest rates available and mortality based on PPA 2024 optional combined, unisex.
The present value of accumulated benefit amount shown above is determined according to prescribed SEC assumptions and may not reflect the benefits actually payable from the retirement plan if the named executive had retired during the last fiscal year. The above present value assumes that the executive commences his accrued benefits at his earliest unreduced age under the plan provisions in effect at December 31, 2023.
Retirement benefits are calculated based upon years of service and “final average monthly compensation”. For benefits earned prior to January 1, 2009, an employee’s final average monthly compensation is the highest average compensation for any period of 36 consecutive calendar months out of the final 120 consecutive

COMPENSATION DISCUSSION AND ANALYSIS
calendar months prior to that employee’s termination. For benefits earned beginning January 1, 2009, final average monthly compensation is the highest average compensation for any period of 60 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. Upon retirement, benefits are payable in a lump-sum or various annuity forms.
Tronox did not pay any retirement benefits to its NEOs in the fiscal year ended December 31, 2023.

NONQUALIFIED DEFERRED COMPENSATION
All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides Company match and profit sharing credits for compensation in excess of the IRS maximum limit. The Company match was 100% up to 6% of employee contributions and the profit-sharing match is 6%. Employees have immediate vesting of the Company match and the Company profit sharing match vests after three years of service. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the Company and no special fund or trust has been established for this money.
Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or within six months of separation from service.
NONQUALIFIED DEFERRED COMPENSATION FOR 2023
NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)(3)	AGGREGATE BALANCE AT LAST FYE ($) (4)(5)
Jean-François Turgeon	—	—	290,632	—	1,749,638
John D. Romano	—	155,868	426,371	—	2,292,978
D. John Srivisal	—	55,794	65,914	—	426,457
Jeffrey N. Neuman	171,870	90,234	241,903	—	1,581,551
Russell Austin	—	—	—	—	—
Jeffrey A. Engle	43,574	40,116	51,800	—	382,292
Timothy C. Carlson	32,733	20,849	48,553	1,457,162	0
(1)
Amounts for Mr. Neuman in this column are also included in the Summary Compensation Table as follows: $114,557 was included in the 2023 Salary column and $57,313 was included in the 2022 Non-equity Incentive Plan Compensation column. Amounts for Mr. Engle in this column are also included in the Summary Compensation Table as follows: $22,856 was included in the 2023 Salary column and $20,718 was included in the 2022 Non-equity Incentive Plan Compensation column. Amounts for Mr. Carlson in this column are also included in the Summary Compensation Table as follows: $32,733 was included in the 2023 Salary column. These amounts represent deferral of pay elected by the NEOs under our Savings Restoration Plan.

(2)	Amounts reflected in this column are also included in the “all other compensation” column in the Summary Compensation Table as of December 31, 2023.
(3)	Mr. Carlson received a lump sum distribution of balance six months following separation of service.
(4)
Amounts in this column include amounts previously included in current or prior year Summary Compensation Tables as follows: Mr. Turgeon - $1,057,716; Mr. Romano - $1,346,647; Mr. Srivisal - $232,606; Mr. Neuman - $1,367,684; Mr. Austin - not applicable; Mr. Engel - $83,690; and Mr. Carlson - $1,305,493.

(5)	Mr. Austin does not participate in any retirement plans that would be considered non-qualified under US tax regulations.

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
The below summary sets forth potential payments upon termination or change of change in control as of December 31, 2023.
Potential Payments Upon Termination
We will be obligated to make certain payments to our named executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment (and subject to their execution of a release of claims), including termination of their employment in connection with a Change of Control:
(1)	Employment agreements or offer letters;
(2)	Our retirement plans; and,
(3)	Award agreements issued under the Company’s Amended and Restated Management Equity Incentive Plan.
Payments upon Resignation or Termination for Cause
If the named executive officer’s employment is terminated by reason of resignation or termination for cause, the named executive officer will receive: (i) any unpaid annual base salary; (ii) any earned but unpaid bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the named executive officer or their beneficiaries under the then applicable benefit plans of the Company (excluding any severance); and (v) any outstanding amounts owed for reimbursements properly incurred (collectively, “Accrued Benefits”). With respect to Mr. Austin, Accrued Benefits would exclude accrued sick days, and for termination for cause, would include a statutory notice payment.
Payments Made Upon Termination for Death or Disability
If the named executive officer’s employment is terminated by reason of death or disability, the named executive officer will receive the following amounts:
(1)	Any Accrued Benefits. However, with respect to Mr. Austin, Accrued Benefits would exclude accrued sick days; and
(2)
The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on target. With respect to Mr. Austin, he will not be entitled to receive such pro-rata portion in the event of termination due to disability.

Payments Made Upon Termination without Cause or for Good Reason Not in Connection With a Change of Control
If a named executive officer’s (including Messrs. Romano’s and Turgeon’s) employment is terminated by Tronox without cause or voluntarily by Messrs. Romano or Turgeon for good reason and the termination is not made subject to the provisions related to termination in connection with a Change of Control (as defined in the named executive officer’s applicable employment agreement or offer letter), the named executive officer will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)
For Messrs. Turgeon and Romano, the pro-rata portion of their annual bonus in the year of termination based on the actual results for such year. For all other named executive officers, the pro-rata portion of their annual bonus in the year of termination based upon target.

(3)
Continued medical, dental, and vision coverage for Messrs. Romano and Turgeon and their eligible dependents for a maximum period of 18 months. Messrs. Srivisal, Neuman, Austin, and Engle do not receive any Company-paid medical benefits upon termination; and

COMPENSATION DISCUSSION AND ANALYSIS
(4)
Either two (2) times (for Messrs. Romano and Turgeon) or one (1) times (for Messrs. Srivisal and Engle) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of termination. Mr. Neuman receives one times his annual salary in the year of termination. Mr. Austin receives a sum based upon a calculation of years of service to the Company and his annual salary.

Payments Made Upon Termination without Cause or for Good Reason in Connection With a Change of Control
In the event that Messrs. Romano or Turgeon is terminated without Cause or for Good Reason within the period of 90 days preceding and 24 months following a Change of Control, Messrs. Romano or Turgeon will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)	The pro-rata portion of their annual bonus in the year of termination based on the actual results for such year;
(3)	Continued medical, dental, and vision coverage for themselves and their eligible dependents for a maximum period of 18 months following the date of termination;
(4)	Three (3) times the sum of (i) their annual base salary, and (ii) their target bonus in the year of such termination; and
(5)	Vesting of all equity-based incentive compensation, and with respect to any equity-based incentive awards subject to performance-based vesting, such vesting will assume performance at target.
In the event that a named executive officer (other than Messrs. Romano or Turgeon) is terminated without Cause within 12 months after a Change of Control, such named executive officer will be entitled to receive the following amounts:
(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on target; and
(3)
For Messrs. Srivisal, Neuman and Engle, one (1) times the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination, as well as an additional one (1) times annual base salary in the year of their termination. Mr. Austin receives a sum based upon a calculation of years of service to the Company and his annual salary.

In the event that a named executive officer (other than Messrs. Romano or Turgeon) is terminated within 24 months after a Change of Control other than for cause, death or disability, or if the named executive officer resigns for good reason, such named executive officer will be entitled to the vesting of all equity-based incentive compensation, and with respect to any equity-based incentive awards subject to performance-based vesting, such vesting will assume performance at target.
Retirement Plans
Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, disability or retirement. (See the discussion under U.S. Savings and Retirement Plans for a summary of the U.S. retirement plans.)
Long-Term Incentives
For the treatment of our equity awards under various termination scenarios with respect to our named executive officers, see footnote 5 under the table set forth below entitled “Estimated Post-Termination Payments and Benefits As of December 31, 2023.”

COMPENSATION DISCUSSION AND ANALYSIS
Employment Agreements in Effect as of December 31, 2023
John D. Romano and Jean-Francois Turgeon
On March 18, 2021, the Company entered into an employment agreement with John D. Romano (the “Romano Employment Agreement”) and an employment agreement with Jean-Francois Turgeon (the “Turgeon Employment Agreement” and, together with the Romano Employment Agreement, each an Employment Agreement”), for each to serve as Co-CEO of the Company.
Under each Employment Agreement, the applicable Co-CEO shall be entitled to the following: (1) a base salary of not less than $900,000 per year; (b) an annual target bonus of not less than his annual salary; (c) a grant of long-term incentive compensation under the Company’s Long-Term Incentive Plan (“LTIP”) for 2021 in the amount of $2,200,000; (d) employee benefits as are made available by the Company to its senior executives, including medical, dental, vision, life and disability insurance, as well as participation in the Company’s 401(k) plan; and (e) an annual stipend of $10,000 for personal financial advisory and/or tax preparation services.
In the event that either Co-CEO is terminated from his position without “Cause” or for “Good Reason” (as those terms are defined in the applicable Employment Agreement), he shall be entitled to a severance payment that includes: (a) two times the sum of his annual base salary and target bonus; (b) his COBRA expenses for up to the earlier of 18 months or the date on which he becomes eligible for group medical insurance through another employer; (c) a pro-rata portion of his annual bonus for the year in which his termination occurs with such calculation being based on the Company’s actual results of that year multiplied by the percentage of the year that he worked at the Company prior to his termination; and (d) the vesting of any equity awards based on the terms of such awards and their underlying plans. In order to receive such severance benefits, such Co-CEO shall be obligated to enter into a release agreement that waives and releases any and all claims that he may have against the Company as of the date of the release agreement.
In the event that either Co-CEO is terminated from his position without “Cause” or for “Good Reason” during the 90 days preceding or 24 months following a “Change of Control” (as those terms are defined in the applicable Employment Agreement), he shall be entitled to a severance payment that includes: (a) three times the sum of his annual base salary and target bonus; (b) his COBRA expenses for up to the earlier of 18 months or the date on which he becomes eligible for group medical insurance through another employer; (c) a pro-rata portion of his annual bonus for the year in which his termination occurs with such calculation being based on the Company’s actual results of that year multiplied by the percentage of the year that he worked at the Company prior to his termination; and (d) the accelerated and full vesting of all equity awards based on an assumption of performance at target levels. In order to receive such severance benefits, such Co-CEO shall be obligated to enter into a release agreement that waives and releases any and all claims that he may have against the Company as of the date of the release agreement.
D. John Srivisal
Effective April 1, 2023, Tronox entered into a letter agreement with D. John Srivisal with respect to Mr. Srivisal’s services as the Company’s Senior Vice President and Chief Financial Officer which replaced in its entirety the letter agreement dated March 8, 2018 between Mr. Srivisal and Tronox. The employment letter provides for an annual base salary of $550,000, and annual target bonus opportunity of 70% of salary if the Company achieves 100% of its targets. The letter also provides for an annual equity award with a grant value of 180% of salary. His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary and annual target bonus severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a change in control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
Jeffrey N. Neuman
Effective April 5, 2018 Tronox entered into a letter agreement with Jeffrey N. Neuman to serve as its Senior Vice President, General Counsel and Secretary. The employment letter provides for an annual base salary of $500,000, annual target bonus opportunity of 70% of salary, pro-rated for 2018 fiscal year. The letter also provides for an annual equity award with a grant value of 150% of salary.
Mr. Neuman was awarded on April 6, 2018 an initial equity award upon joining the Company of 41,276 RSUs with 50% of these units vesting in February 8, 2021, subject to the achievement of specific performance goals

COMPENSATION DISCUSSION AND ANALYSIS
to be measured during the performance period commencing January 1, 2018 and ending December 31, 2020 and 50% vesting in three equal installments on February 8, 2019, February 8, 2020, and February 8, 2021, provided that Mr. Neuman is then providing services to the Company on such dates. Dividends will be accrued until units vest and then paid at that time. In addition, on April 6, 2018, Mr. Neuman was awarded a one-time grant of 53,548 performance-based units pursuant to the terms of the Company’s Integration Incentive Award Program created in connection with the proposed Cristal Transaction.
His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
Russell Austin
Effective March 18, 2021, Tronox entered into a letter agreement with Russell Austin to serve as its Senior Vice President, Operations. The employment letter provides for an annual base salary of AUD $550,000, and an annual target bonus opportunity of 60%. The letter also provides for an annual equity award with a grant value of 120% of salary commencing with the Company’s 2021 annual equity award grants. In addition, the letter agreement provides Mr. Austin with a monthly housing allowance of EUR 5,300 and a monthly cost of living allowance of EUR 2,440, each as a result of Mr. Austin relocating from his residence in Australia to the Company’s operations in the Netherlands. The letter agreement also provides for the Company to cover all applicable taxes with respect to such relocation allowances. In addition, in the event Mr. Austin’s employment is terminated then he will be entitled to all applicable redundancy benefits in compliance with Australian regulations.
Jeffrey A. Engle
Effective September 13, 2021, Tronox entered into a letter agreement with Jeffrey A. Engle to serve as its Senior Vice President, Commercial and Strategy. The employment letter provides for an annual base salary of $425,000, and annual target bonus opportunity of 60% of salary if the Company achieves 100% of its targets. The letter also provides for an annual equity award with a grant value of 120% of salary. His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary and annual target bonus severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.
Calculation of Total Amounts Payable upon Termination
The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2023, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. All cash payments are expected to be made in a lump sum.

COMPENSATION DISCUSSION AND ANALYSIS

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2023
NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)(1)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Jean-François Turgeon	Cash Severance:
	Cash Severance (2)	—	—	3,800,000	5,700,000
	Accrued Sick & Vacation Pay (3)	493,269	493,269	493,269	493,269
	Accrued Target Bonus (4)	—	950,000	950,000	950,000
	Equity:
	Restricted Shares/Units (5)	—	5,251,333	1,803,236	5,251,333
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	5,366	5,366
	Total	493,269	6,694,602	7,051,871	12,399,968
John D. Romano	Cash Severance:
	Cash Severance (2)	—	—	3,800,000	5,700,000
	Accrued Sick & Vacation Pay (3)	1,081,538	1,081,538	1,081,538	1,081,538
	Accrued Target Bonus (4)	—	950,000	950,000	950,000
	Equity:
	Restricted Shares/Units (5)	—	5,249,156	1,801,555	5,249,156
	Stock Options (6)	—	—	—	—
	Pension Benefits (8)	839,525	839,525	839,525	839,525
	Medical Benefits (7)	—	—	39,416	39,416
	Total	1,921,063	8,120,219	8,512,034	13,859,635
D. John Srivisal	Cash Severance:
	Cash Severance (2)	—	—	935,000	1,485,000
	Accrued Sick & Vacation Pay (3)	84,614	84,614	84,614	84,614
	Accrued Target Bonus (4)	—	385,000	385,000	385,000
	Equity:
	Restricted Shares/Units (5)	—	1,769,346	662,812	1,769,346
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	—	—
	Total	84,614	2,238,960	2,067,426	3,723,960
Jeffrey N. Neuman	Cash Severance:
	Cash Severance (2)	—	—	578,048	1,560,730
	Accrued Sick & Vacation Pay (3)	100,048	100,048	100,048	100,048
	Accrued Target Bonus (4)	—	404,634	404,634	404,634
	Equity:
	Restricted Shares/Units (5)	—	1,919,828	758,274	1,919,828
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	—	—
	Total	100,048	2,424,510	1,841,004	3,985,240
Russ Austin	Cash Severance:
	Cash Severance (2)	—	—	519,400	519,400
	Accrued Sick & Vacation Pay (3)	255,231	255,231	493,295	493,295
	Accrued Target Bonus (4)	—	242,776	242,776	242,776
	Equity:
	Restricted Shares/Units (5)	—	1,114,236	480,909	1,114,236
	Stock Options (6)	—	—	—	—
	Medical Benefits (7)	—	—	—	—
	Total	255,231	1,612,243	1,736,380	2,369,707

COMPENSATION DISCUSSION AND ANALYSIS
NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)(1)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Jeffrey A. Engle	Cash Severance:
	Cash Severance (2)	—	—	740,880	1,203,930
	Accrued Sick & Vacation Pay (3)	71,238	71,238	71,238	71,238
	Accrued Target Bonus (4)	—	277,830	277,830	277,830
	Equity:
	Restricted Shares/Units (5)	—	1,229,380	476,946	1,229,380
	Stock Options (6)	—	—	—	—
	Pension Benefits (8)	52,495	52,495	52,495	52,495
	Medical Benefits (7)	—	—	—	—
	Total	123,733	1,630,943	1,619,389	2,834,873
(1)	Resignation for Good Reason only applies to Messrs. Turgeon and Romano.
(2)
Cash Severance is based on annual rate of pay plus annual target bonus for all NEOs (other than Messrs. Neuman and Austin). For Messrs. Turgeon and Romano, this amount is two times the sum of base salary plus target bonus for Involuntary without Cause Termination or Termination for Good Reason and three times the sum of base salary plus target bonus for Involuntary without Cause Termination or Termination for Good Reason following a Change in Control. For Messrs. Srivisal and Engle, this amount is one times base salary plus target bonus for Involuntary without Cause Termination and two times base salary plus one times target bonus for Involuntary without Cause Termination following a Change in Control. For Mr. Neuman, this amount is one times base salary for Involuntary without Cause Termination and two times base salary plus one times target bonus for Involuntary without Cause Termination following a Change in Control. For Mr. Austin, this amount is based upon a calculation of years of service to the Company and his annual salary.

(3)
Per each NEO’s employment agreement or company policy (other than Mr. Austin), accrued vacation and sick leave balances will be paid out upon termination. For Mr. Austin, accrued leave (excluding sick leave) will be paid out upon termination and sick leave is paid out only for Involuntary Termination without Cause.

(4)
Accrued Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For this schedule, this amount is shown at target amounts for the full calendar year. However, for Messrs. Turgeon and Romano, if their termination is due to Involuntary without Cause or for Good Reason, their actual payment will be based on actual time worked and actual performance results for the Company. For Messrs. Srivisal, Neuman and Engle for all terminations other than voluntary and for cause (and for Messrs. Turgeon and Romano for death or disability terminations), their actual payment will be based on actual time worked and target bonus amount. For Mr. Austin, if his termination is due to other than voluntary, for cause or disability, his actual payment will be based on actual time worked and target bonus amount.

(5)
The treatment of the Restricted Share Units is based on the Company’s Amended and Restated Management Equity Incentive Plan, award agreement, or employment agreement. For Death and Disability, all outstanding units, including performance-based units will vest immediately (performance-based units vest at target levels). For Involuntary without Cause Terminations (and for Messrs. Turgeon and Romano, this includes Termination for Good Reason), if the termination date is before the March 5 of the calendar year following the grant date, then the grant of performance-based RSUs is forfeited. If the termination date is on or after the March 5 of the calendar year following the grant date, a pro-rated portion (pro-rated based on time worked from Grant date to Termination date) of the unvested performance-based RSUs that would have been eligible to vest on the vesting date will remain outstanding and be eligible to vest on the normally scheduled vest date based upon the Company’s actual performance (other than Mr. Austin which the pro-rated portion of the unvested performance-based RSUs vest on the date of termination, subject to HRCC discretion as to the projected Company performance). The portion of the unvested time-based RSUs that would have become vested on the next regularly scheduled time-based vesting date, for example March 5, 2024, is pro-rated based on time worked from the Grant date (or last vesting date of the previous tranche) to Termination date. In the event of Involuntary without Cause Terminations resulting from a Change in Control, all outstanding units, including performance-based units, will vest immediately; value of performance-based units is based on target number of performance-based units. For Messrs. Turgeon and Romano, the Change in Control termination window is any time during the 90-day period preceding, or twenty-four (24) month period following a change in control of the Company. For all other NEOs, the Change in Control termination window is any time during the twenty-four (24) month period following a change in control of the Company. Amounts are calculated using December 31, 2023 NYSE closing price of our stock of $14.16. Includes dividend equivalent payments for RSUs that vest on December 31, 2023.

(6)	None of our NEOs have any unvested options.
(7)	For Messrs. Turgeon and Romano, the Company will pay 100% of their healthcare premiums for a maximum of 18 months.
(8)
Pension benefits are calculated as the lump-sum walk-away value under the U.S. Pension Plan. The lump-sum assumption is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO
The Company has selected December 31 of each fiscal year as the determination date for the calculation of the CEO pay ratio.
Our methodology for identifying the median employee for the 2023 determination date (December 31, 2023) included the following:
•	Our total global employee workforce was 6,498, and we did not exclude any employees (other than our Co-CEOs) from this total using permitted exceptions.
•
We used a consistently applied compensation measure of “annual total compensation paid”. We collected annual total compensation paid information for calendar year 2023 from each of our respective payroll registers for all employees of the Company and its consolidated subsidiaries. Annual total compensation paid generally included an employee’s gross income, including wages, overtime, bonuses and other cash incentives paid during 2023, allowances, employer retirement contributions, benefits, and equity vests.

•	We then converted these amounts in local currencies to U.S. dollars by applying the exchange rate as of the determination date.
•	We annualized total compensation paid for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period.
•
We then sorted the annual total compensation paid for each employee (excluding the Co-CEOs) from lowest to highest and identified the employee who was paid the median 2023 annual total compensation paid amount. Our fiscal year 2023 median employee is employed in the Kingdom of Saudi Arabia at our Yanbu location.

•
For the median employee, we then excluded 2022 bonus paid in 2023 and included bonus attributable to fiscal year 2023 and calculated total compensation for 2023 for purposes of calculating the CEO pay ratio.

Our analysis determined that our median employee earned $62,337 in total compensation for 2023 and the total compensation value as disclosed in the Summary Compensation Table for 2023 for Messrs. Turgeon and Romano was $5,294,252 and $5,278,928, respectively. Based on this information, the ratio of CEO to median employee pay was 85 to 1 for Mr. Turgeon and 85 to 1 for Mr. Romano.
As the SEC rules allow for companies to adopt a wide range of methodologies to calculate their CEO pay ratio, therefore, the estimated ratio should not be used as a basis for comparison to that of other companies.

COMPENSATION DISCUSSION AND ANALYSIS

PAY VERSUS PERFORMANCE
The table below provides the following information regarding compensation paid to our Named Executive Officers (NEOs) as required by the SEC for fiscal years 2020, 2021, 2022, and 2023:
•	Total Compensation from the Summary Compensation Table (SCT) for our Co-CEOs, former CEO, and other NEOs.
•
Compensation Actually Paid (CAP) for our Co-CEOs and former CEO and “Average CAP” for all other NEOs calculated in a manner consistent with Item 402(v) of Regulation S-K. Footnotes (4), (5) and (6) below set forth the adjustments from the Total Compensation for NEOs reported in the Summary Compensation Table. The dollar amounts are presented in accordance with the SEC rules and hence do not reflect the actual amount of compensation earned by, or paid to, each NEO during the applicable year.

•
Total Shareholder Return (TSR) for both Tronox and the Company Selected Peer Group (S&P Midcap 400 Chemicals Index) as reflected in our Annual Report on Form 10-K for the year ended December 31, 2023. Each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount had been invested on December 31, 2019.

•	Net income attributable to Tronox Holdings plc as reported in accordance with US GAAP.
•
The financial metric we selected as the most important for linking CAP to performance: Adjusted EBITDA less Capital Expenditures (Capex). We selected this metric because it represents the largest weighting (40%) of the NEOs’ AIP.

	Co-CEO (Mr. Turgeon) (1)		Co-CEO (Mr. Romano) (1)		Former CEO (Mr. Quinn) (1)		Other Named Executive Officers (2)		Value of Initial Fixed $100 Value Investment
Year	SCT Total $ (1)	CAP $ (3)(4)(5)(6)(7)	SCT Total $ (1)	CAP $ (3) (4)(5) (6)(7)	SCT Total $ (1)	CAP $ (3) (4)(5)(6)(7)	Average SCT Total $	Average CAP $ (3) (4)(5)(6)(7)	Tronox TSR	Peer Group TSR	Net (Loss) Income ($M)	Adj EBITDA Less Capex ($M)(8)
2023	5,294,252	4,832,625	5,278,928	4,795,990	-	-	1,471,792	1,273,195	$140	$150	(316.0)	263.0
2022	4,727,624	(770,243)	4,684,829	(536,685)	-	-	1,777,413	(728,045)	$131	$130	497.0	447.0
2021	5,117,860	10,468,109	5,080,235	9,799,541	347,281	9,754,034	2,138,038	4,932,238	$222	$152	286.0	675.0
2020	3,388,817	5,093,402	3,248,157	4,652,174	8,661,566	15,288,344	2,066,981	3,393,822	$133	$120	969.0	473.0
(1)
Mr. Quinn requested, and the Board approved, a leave of absence starting December 27, 2020, during which period he continued to receive his salary. Messrs. Turgeon and Romano were each appointed as Interim Co-CEO during the period of Mr. Quinn’s leave of absence. On March 18, 2021, the Company entered into a retirement agreement with Mr. Quinn pursuant to which he retired from his positions with Tronox at which point Messrs. Turgeon and Romano were appointed permanent Co-CEOs of the Company and received the same compensation including salary, AIP payouts and equity grants since this date.

(2)
Our other NEOs for which SCT Total Compensation and CAP are shown as an average in the table above include the following individuals: for 2023, Messrs. Neuman, Srivisal, Austin, Engle, and Carlson, for 2022 and 2021, Messrs. Carlson, Neuman, Srivisal, and Austin and for 2020, Messrs. Carlson, Van Niekerk, Neuman, and Mancini. For 2023, if Mr. Carlson (retired in April 2023 and received no LTIP award in 2023) was excluded, the Average SCT Total would be $1,768,752 and the Average CAP would be $1,588,413.

(3)
For the portion of Compensation Actually Paid (CAP) that is based on year-end stock prices, the following prices were used: for 2023: $14.16 (3.3% increase from prior year), for 2022: $13.71 (42.9% reduction from prior year), for 2021: $24.03 (64.4% increase from prior year), and for 2020: $14.62 (28.0% increase from prior year).

COMPENSATION DISCUSSION AND ANALYSIS
(4)	2023 Compensation Actually Paid (CAP) to the Co-CEOs and the average CAP to the NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:
	2023
	Co-CEO (Mr. Turgeon) ($)	Co-CEO (Mr. Romano) ($)	Other NEOs (Average) ($)
Total Reported in 2023 Summary Compensation Table (SCT)	5,294,252	5,278,928	1,471,792
Minus, Reported SCT Value of Equity Awards	(3,479,551)	(3,479,551)	(726,502)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	3,235,273	3,235,273	676,871
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(641,309)	(640,232)	(243,770)
Plus, FMV of Awards Granted this Year and that Vested this Year	0	0	0
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	423,960	401,572	150,180
Plus, Deduction of Prior Fair Value of Prior Year Awards that failed to meet applicable vesting conditions this year	0	0	(55,376)
Plus Total CAP Equity Adjustments	3,017,924	2,996,613	527,905
“Compensation Actually Paid” for Fiscal Year 2023	4,832,625	4,795,990	1,273,195
(5)	2022 Compensation Actually Paid (CAP) to the Co-CEOs and the average CAP to the NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:
	2022
	Co-CEO (Mr. Turgeon) ($)	Co-CEO (Mr. Romano) ($)	Other NEOs (Average) ($)
Total Reported in 2022 Summary Compensation Table (SCT)	4,727,624	4,684,829	1,777,413
Minus, Reported SCT Value of Equity Awards	(2,756,924)	(2,756,924)	(812,416)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	1,124,730	1,124,730	331,436
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(3,039,939)	(2,864,773)	(1,506,474)
Plus, FMV of Awards Granted this Year and that Vested this Year	0	0	0
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(825,734)	(724,547)	(518,005)
Plus, Deduction of Prior Fair Value of Prior Year Awards that failed to meet applicable vesting conditions this year	0	0	0
Plus Total CAP Equity Adjustments	(2,740,943)	(2,464,590)	(1,693,042)
“Compensation Actually Paid” for Fiscal Year 2022	(770,243)	(536,685)	(728,045)
(6)	2021 Compensation Actually Paid (CAP) to the Co-CEOs, former CEO and the average CAP to the NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:
	2021
	Co-CEO (Mr. Turgeon) ($)	Co-CEO (Mr. Romano) ($)	Former CEO (Mr. Quinn) ($)	Other NEOs (Average) ($)
Total Reported in 2021 Summary Compensation Table (SCT)	5,117,860	5,080,235	347,281	2,138,038
Minus, Reported SCT Value of Equity Awards	(1,671,158)	(1,671,133)	0	(825,529)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	2,540,803	2,534,845	0	1,264,268
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	3,574,548	3,208,178	7,946,307	1,971,602
Plus, FMV of Awards Granted this Year and that Vested this Year	0	0	0	0
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	906,056	647,416	1,460,446	383,859
Plus, Deduction of Prior Fair Value of Prior Year Awards that failed to meet applicable vesting conditions this year	0	0	0	0
Plus Total CAP Equity Adjustments	7,021,407	6,390,439	9,406,753	3,619,729
“Compensation Actually Paid” for Fiscal Year 2021	10,468,109	9,799,541	9,754,034	4,932,238

COMPENSATION DISCUSSION AND ANALYSIS
(7)	2020 Compensation Actually Paid (CAP) to the Co-CEOs, former CEO and the average CAP to the NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:
	2020
	Co-CEO (Mr. Turgeon) ($)	Co-CEO (Mr. Romano) ($)	Former CEO (Mr. Quinn) ($)	Other NEOs (Average) ($)
Total Reported in 2020 Summary Compensation Table (SCT)	3,388,817	3,248,157	8,661,566	2,066,981
Minus, Reported SCT Value of Equity Awards	(1,802,825)	(1,692,831)	(4,923,615)	(845,990)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	2,762,733	2,553,761	9,354,174	1,607,261
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	1,076,141	820,742	2,571,238	787,184
Plus, FMV of Awards Granted this Year and that Vested this Year	0	0	0	0
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(331,464)	(277,655)	(375,019)	(221,614)
Plus, Deduction of Prior Fair Value of Prior Year Awards that failed to meet applicable vesting conditions this year	0	0	0	0
Plus Total CAP Equity Adjustments	3,507,410	3,096,848	11,550,393	2,172,832
“Compensation Actually Paid” for Fiscal Year 2020	5,093,402	4,652,174	15,288,344	3,393,822
(8)
Company Selected Metric is Adjusted EBITDA Less Capex and is a non-GAAP measure. We define EBITDA (also a non-GAAP measure) as net income (loss) excluding the impact of income taxes, interest expense, interest income and depreciation, depletion and amortization. We define Adjusted EBITDA as EBITDA excluding the impact of nonrecurring items such as restructuring charges, gain or loss on debt extinguishments, impairment charges, gains or losses on sale of assets, acquisition-related transaction costs and pension settlements and curtailment gains or losses. Adjusted EBITDA also excludes non-cash items such as share-based compensation costs, pension and postretirement costs, and realized and unrealized foreign currency remeasurement gains and losses. Adjusted EBITDA is subsequently reduced by capital expenditures of the Company.

Pay for Performance Alignment
We list below the most important financial measures used by the Company to link compensation actually paid to our NEOs for 2023 to Company performance. These measures are used to determine the AIP payouts or long-term incentive vesting for each of the NEOs. For further information regarding these performance measures and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 39 of this proxy statement. The following most important performance measures are not ranked by relative importance:
•	EBITDA less CAPEX
•	EBITDA Margin
•	Relative Total Shareholder Return versus Peers
•	Return on Invested Capital (ROIC)

COMPENSATION DISCUSSION AND ANALYSIS
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by, or actually paid to, our NEOs during the applicable years.
•
Relationship between CAP and Company/Peer Group TSR. In the chart below, the calculated CAP for both the Co-CEOs (shown as aggregate amount) and the other NEOs is correlated with both the Company’s TSR and the Peer Group’s TSR (S&P Midcap 400 Chemicals Index) for 2020, 2021, 2022, and 2023. The data shows significant alignment because a significant component of our NEOs’ compensation is in the form of equity. Tronox grants its NEOs equity awards in the long-term incentive compensation plan in order to align the value of our executives’ outstanding and unvested awards with shareholder interests. For 2021, Tronox’s common stock price increased 64.4%, from $14.62 to $24.03, resulting in a substantially greater fair value of outstanding and unvested equity awards and a substantial increase in year-over-year CAP. Conversely, for 2022, the CAP decreased significantly driven primarily by a 42.9% decrease in the stock price from $24.03 at the end of 2021 to $13.71 at the end of 2022. In addition, the projected payout of the performance-based ROIC RSUs granted in 2022 is currently 0%. For 2023, the CAP increased primarily from a board-approved increase in LTIP for the Co-CEOs and an increase in the value of the equity that vested during 2023 at a stock price of $16.24 versus prior fiscal year-end stock price of $13.71. Regarding the value of outstanding equity awards granted in prior years, the impact of the increase in the year-end stock price from 2022 ($13.71) to 2023 ($14.16) was more than offset by a decrease in projected vesting percent (200%) versus actual vesting percent (95.3%) of the RSUs granted in 2021 whose payout in 2024 was tied to Tronox’s ROIC and a decrease in the Monte Carlo valuation ($14.09 as of year-end 2022 to $6.21 as of year-end 2023) of the TSR RSUs granted in 2022. The impact of equity incentive compensation is greater for our Co-CEOs because the portion of their compensation that is delivered in the form of equity incentives is greater than that portion for the other NEOs.

COMPENSATION DISCUSSION AND ANALYSIS
•
Relationship between CAP and Net Income. As shown in the chart below, the Company’s net income attributable to Tronox Holdings plc decreased significantly from 2020 to 2021, then increased from 2021 to 2022, and then decreased from 2022 to 2023. This measure is not directly correlated to CAP for both the Co-CEOs and the other NEOs. As described above, changes in the Company’s year-end stock price have a significant impact on CAP primarily because the portion of compensation paid in the form of equity is high. Notably, the Company does not use net income as a measure in our AIP or LTIP.

COMPENSATION DISCUSSION AND ANALYSIS
•
Relationship between CAP and Selected Financial Measure. As shown in the chart below, the Company’s selected financial measure (Adjusted EBITDA less Capex) significantly increased from 2020 to 2021 and as a result of the global economic downturn in 2022, and in particular, the precipitous downturn in end market demand for TiO2 during the second half of 2022, decreased from 2021 to 2022 and again decreased from 2022 to 2023 from continued low end market demand in addition to industry and macroeconomic challenges. This measure directly correlates to CAP for both the Co-CEOs and the other NEOs by impacting their AIP payout (this measure has a weighting of 40% of target AIP). As noted above, Tronox stock price also significantly impacts CAP for our NEOs. For 2021, Tronox’s common stock price increased 64.4%, from $14.62 to $24.03, resulting in a substantially greater fair value of outstanding and unvested equity awards and a substantial increase in year-over-year CAP. Conversely, for 2022, the CAP decreased significantly driven primarily by a 42.9% decrease in the stock price from $24.03 at the end of 2021 to $13.71 at the end of 2022. In addition, the projected payout of the performance-based ROIC RSUs granted in 2022 is currently 0%. For 2023, the CAP increased primarily from a board-approved increase in LTIP for the Co-CEOs and an increase in the value of the equity that vested during 2023 at a stock price of $16.24 versus prior fiscal year-end stock price of $13.71. Regarding the value of outstanding equity awards granted in prior years, the impact of the increase in the year-end stock price from 2022 ($13.71) to 2023 ($14.16) was more than offset by a decrease in projected vesting percent (200%) versus actual vesting percent (95.3%) of the ROIC RSUs granted in 2021 and a decrease in the Monte Carlo valuation ($14.09 as of year-end 2022 to $6.21 as of year-end 2023) of the TSR RSUs granted in 2022.

REPORT OF THE AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.
In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2023 and the independent registered public accounting firm’s report on those financial statements and report on the Company’s internal control over financial reporting, with our management and with PwC our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee has discussed with PwC the matters required to be discussed under Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board.
As part of its responsibilities for oversight of risk management, the Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with PwC, its independence from the Company.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
AUDIT COMMITTEE
Ginger M. Jones (Chair)
Peter B. Johnston
Stephen Jones

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (U.S.) (“PwC”) as the Company’s independent registered public accounting firm.
The accounting firm of PwC has been appointed by our Audit Committee as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2024. Although the appointment of PwC does not require ratification, the Board of Directors has directed that the appointment of PwC be submitted to the shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm. In the event that shareholders do not ratify the appointment, the audit committee will reconsider the appointment.
The accompanying proxy will be voted for the ratification of PwC as the Company’s independent registered public accounting firm unless the shareholder indicates to the contrary on the proxy.
The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2024.
Fees Paid to Independent Registered Public Accounting Firm
The following table shows the fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended December 31, 2023 and 2022, respectively, and fees billed for other services rendered by PwC during those periods:
AMOUNTS IN $000S	2023	2022
Audit Fees (1)	$5,777	$5,773
Audit Related Fees (2)	3	26
Tax Fees (3)	851	219
All Other Fees (4)	—	965
Total Fees	$6,631	$6,983
(1)
Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-K and 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Fees for services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This may include any attestations that are required by statute or regulation, and employee benefit and compensation plan audits.

(3)
Fees for professional services performed with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

(4)	Fees for other permitted work performed that does not fall within the categories set forth above.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, all audit and non-audit services provided by PwC to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:
•	The service is one of a set of permitted services that the independent registered public accounting firm is allowed to provide; and
•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit
All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting. In 2023 and 2022, all the fees paid to our independent auditors were approved in advance by the Audit Committee.

PROPOSAL 4 - VOTE TO RECEIVE THE ANNUAL REPORT AND ACCOUNTS
Along with this Proxy Statement, we are providing shareholders with our U.K. audited annual report and accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2023 which are included as Appendix A to this Proxy Statement (the “Annual Report and Accounts”).
Under the U.K. Companies Act 2006 (the “Companies Act”), we are required to present the Annual Report and Accounts at a meeting of shareholders, which include the U.K. statutory audited annual accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2023 and we are providing our shareholders at the Annual Meeting an opportunity to receive the Annual Report and Accounts. The Annual Report and Accounts will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
We will also provide our shareholders an opportunity at the Annual Meeting to ask relevant questions of the representative of PwC in attendance at the Annual Meeting.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders hereby receive, on an advisory basis, Tronox Holdings plc's annual report and accounts for the fiscal year ended December 31, 2023, together with the reports of the directors and the auditors thereon.”
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution. Please note that this vote is advisory and not binding on us or the Board in any way.
The Board of Directors recommends that shareholders vote “FOR” the receipt of the Annual Report and Accounts for fiscal year ended December 31, 2023.

PROPOSAL 5 - VOTE TO APPROVE, AS A NON-BINDING ADVISORY RESOLUTION, THE U.K. DIRECTORS’ REMUNERATION REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023
The Company is required, pursuant to the Companies Act, to seek an annual non-binding advisory vote from its shareholders to approve the U.K. Directors' Remuneration Report.
We are therefore asking our shareholders to approve, on a non-binding advisory basis, the U.K. Directors' Remuneration Report for the fiscal year ended December 31, 2023. The U.K. Directors' Remuneration Report has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
This proposal is similar to Proposal 2 in respect of the compensation of our NEOs, however, the U.K. Directors' Remuneration Report solely considers the remuneration of our executive and non-executive directors as is required under the Companies Act during the fiscal year ended December 31, 2023.
We encourage shareholders to read the U.K. Directors' Remuneration Report, which can be found in pages A-92 to A-107 of the Annual Report and Accounts contained in Appendix A to this Proxy Statement.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, to approve, on an advisory basis, the U.K. Directors' Remuneration Report for the fiscal year ended December 31, 2023 as included in Tronox Holdings plc's annual report and accounts for the fiscal year ended December 31, 2023.”
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution.
Please note that this vote is advisory and not binding on our company or the Board in any way. Our directors' entitlement to receive remuneration is not conditional on it and payments made or promised to directors will not have to be repaid, reduced, or withheld in the event that the resolution is not passed.
The resolution and vote are a means of providing shareholder feedback to the Board. The Board values shareholders' feedback, and the HRCC and Corporate Governance and Sustainability Committee, respectively, will review and consider the outcome of the vote in connection with its ongoing review of our executive director and non-executive director compensation programs.
The Board of Directors recommends that shareholders vote “FOR” the advisory approval of the U.K. Directors’ Remuneration Report for the fiscal year ended December 31, 2023, as included in the Annual Report and Accounts.

PROPOSAL 6 - RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR
The statutory auditor of an English-incorporated company is responsible for conducting the statutory audit of such company's U.K. statutory accounts in accordance with the Companies Act.
Under the Companies Act, our U.K. statutory auditor must be appointed at each meeting at which the annual report and accounts are presented to shareholders. Our current U.K. statutory auditor is PricewaterhouseCoopers LLP and our Audit Committee has approved their re-appointment to serve as our U.K. statutory auditor for 2024. We are asking shareholders to approve the re-appointment of PricewaterhouseCoopers U.K. to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting at which the annual report and accounts are laid.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the re-appointment of PricewaterhouseCoopers LLP as Tronox Holdings plc’s U.K. statutory auditor under the U.K. Companies Act 2006, to hold office from the conclusion of the annual general meeting held on May 8, 2024 until the conclusion of the next general meeting at which the annual report and accounts are laid be, and it hereby is, approved.
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution.
If the re-appointment of PricewaterhouseCoopers U.K. as our U.K. statutory auditor is not approved at the Annual Meeting, the Board may appoint an auditor to fill the vacancy.
The Board of Directors recommends that shareholders vote “FOR” the re-appointment of PricewaterhouseCoopers LLP (U.K.) as our statutory auditor to hold office until the conclusion of the next general meeting at which the annual report and accounts are laid.

PROPOSAL 7 - AUTHORIZATION OF THE BOARD OR THE AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF PRICEWATERHOUSECOOPERS LLP AS OUR U.K. STATUTORY AUDITOR
Under the Companies Act, the remuneration of our U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting.
We are asking our shareholders to authorize the Board to determine the remuneration of PwC U.K. in its capacity as our U.K. statutory auditor. It is proposed that, going forward, the Board would delegate this authority to determine the remuneration of our U.K. statutory auditor to the Audit Committee in accordance with the Board's procedures and applicable law.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that the directors on the board of, or the Audit Committee of, Tronox Holdings plc be, and they hereby are, authorized to determine PricewaterhouseCoopers LLP's remuneration as Tronox Holdings plc's U.K. statutory auditor.”
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution.
The Board of Directors recommends that shareholders vote “FOR” the authorization of the Board or Audit Committee to determine the remuneration of PricewaterhouseCoopers (U.K.) LLP as our U.K. statutory auditor.

PROPOSAL 8 - AUTHORIZATION OF THE BOARD TO ALLOT SHARES
The resolution described in this Proposal 8 is required under the Companies Act for the Company to have the on-going flexibility to allot shares or to grant rights to subscribe for, or to convert any security into, shares and is customary for public limited companies incorporated under the laws of England and Wales. This authorization is required as a matter of English law and is an additional step not generally required when companies organized within the United States are issuing shares.
Under the Companies Act, directors are, with certain exceptions, unable to allot, or issue, shares without being authorized either by the shareholders in a general meeting or by the company’s articles of association. In either case, any such authorization may only last for a maximum period of 5 years. The Company’s existing authorization (granted pursuant to a shareholder resolution passed on May 3, 2023) expires at the end of this 2024 Annual General Meeting.
The directors have no present intention to exercise the authority sought under this resolution other than to satisfy awards under the Company’s incentive schemes in the ordinary course of business. However, the directors believe that it is important for the Company to retain the flexibility to allot shares on an accelerated basis should circumstances change and the directors determine it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to approve specific allotments of shares.
The Company therefore proposes that the shareholders at the 2024 Annual Meeting provide the directors of the Company with a new authorization to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount of 315,676, which represents an amount that is approximately 20% of the Company’s existing issued share capital as of March 11, 2024. If granted, this authorization will replace the existing authorization passed on May 3, 2023 and will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which the resolution is passed, which is in line with the approach taken by public companies listed in the UK. Going forward, the Company intends to seek renewal of this authorization at each year’s annual general meeting.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, to generally and unconditionally authorize the directors, for the purposes of section 551 of the Companies Act 2006 (the “Companies Act”) to exercise all powers of the Company to allot shares in the Company and to grant rights to subscribe for, or to convert any security into, shares in the Company up to an aggregate nominal amount of 315,676, provided that:
(A)
(unless previously revoked, varied or renewed by the Company) this authority will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which this resolution is passed, save that the directors may, before this authority expires, make offers or agreements which would or might require shares in the Company to be allotted, or rights to subscribe for, or convert securities into, shares to be granted, after its expiry and the directors may allot shares or grant rights to subscribe for, or convert securities into, shares pursuant to such offers or agreements as if this authority had not expired, and

(B)
this authority replaces all subsisting authorities previously granted to the directors for the purposes of section 551 of the Companies Act which, to the extent unused at the date of this resolution, are revoked with immediate effect without prejudice to any allotment of shares or grant of rights already made, offered or agreed to be made under such authorities.”

The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution.
The approval of this resolution by the Company’s shareholders will not substitute for any approvals that may be required for a specific transaction under any applicable NYSE listing rules.
The Board of Directors recommends that shareholders vote “FOR” the authorization of the Board to allot shares.

PROPOSAL 9 - AUTHORIZATION OF THE BOARD TO ALLOT SHARES WITHOUT RIGHTS OF PRE-EMPTION
This action, like Proposal 8, is required because the Company is incorporated in England and Wales. Under the Companies Act, when an allotment of shares is for cash, the Company must first offer those shares on the same terms to existing shareholders of the Company on a pro-rata basis (commonly referred to as statutory pre-emption rights) unless disapplied by authorization of the shareholders in a general meeting or by the company’s articles of association. In either case, any such disapplication may only last for a maximum period of 5 years. The Company’s existing disapplication (granted pursuant to a shareholder resolution passed on May 3, 2023) expires at the end of this 2024 Annual General Meeting.
The requirement to first offer shares to existing shareholders is an additional step not generally required when companies domiciled in the United States are issuing securities. The directors believe that it is important for the Company to retain the flexibility to issue shares for cash on an accelerated basis should the directors determine it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to disapply pre-emption rights in connection with specific allotments of shares.
The directors have no present intention to exercise the authority sought under this resolution other than to satisfy awards under the Company’s incentive schemes in the ordinary course of business, but believe it is in the interests of shareholders for the directors to have this flexibility to allot shares for cash, should circumstances change.
In this proposal, the Company is requesting that when the Board allots (issues) shares for cash up to an aggregate nominal amount of 315,676, which is equivalent to approximately 20% of the Company’s existing issued share capital as of March 11, 2024, it not be required to offer pre-emption rights to existing shareholders.
If granted, this authorization will replace the existing authorization passed on May 3, 2023 and will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which the resolution is passed, which is in line with the approach taken by public companies listed in the UK. The Company intends to seek renewal of this authorization at each year’s annual general meeting.
The following resolution is submitted as a special resolution for shareholder vote at the Annual Meeting:
“RESOLVED, that, subject to the passing of resolution 8 and in accordance with sections 570 and 573 of the Companies Act, to empower the directors generally to allot equity securities (as defined in section 560 of the Companies Act) for cash pursuant to the authority conferred by resolution 8, and/or to sell ordinary shares (as defined in section 560 of the Companies Act) held by the Company as treasury shares for cash, in each case as if section 561 of the Companies Act (existing shareholders’ pre-emption rights) did not apply to any such allotment or sale, provided that this power is limited to the allotment of equity securities or sale of treasury shares for cash up to an aggregate nominal amount of 315,676, provided that:
(A)
(unless previously revoked, varied or renewed by the Company) this power will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which this resolution is passed, save that the directors may, before this power expires, make offers or agreements which would or might require equity securities to be allotted and/or treasury shares to be sold after its expiry and the directors may allot equity securities and/or sell treasury shares pursuant to such offers or agreement as if this power had not expired; and

(B)
this power replaces (except for any power conferred by resolution 8) all subsisting powers previously granted to the directors for the purposes of section 570 of the Companies Act which, to the extent unused at the date of this resolution, are revoked with immediate effect, without prejudice to any allotment of equity securities already made, offered or agreed to be made under such powers.”

PROPOSAL 9 - AUTHORIZATION OF THE BOARD TO ALLOT SHARES WITHOUT RIGHTS OF PRE-EMPTION
The affirmative vote of holders of a majority of 75% (or more) of the total ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution.
The approval of this resolution by the Company’s shareholders will not substitute for any approvals that may be required for a specific transaction under any applicable NYSE listing rules.
The Board of Directors recommends that shareholders vote “FOR” the authorization of the Board to allot equity securities without rights of pre-emption rights.

PROPOSAL 10 – APPROVAL OF FORMS OF SHARE REPURCHASE CONTRACTS AND COUNTERPARTIES
Under the Companies Act, we may only repurchase ordinary shares in accordance with specific procedures for “off-market purchases” of such shares because, and solely for the purposes of the Companies Act, any repurchase of our shares through the NYSE constitutes an “off-market” transaction. As such, these repurchases may only be made pursuant to a form of share repurchase contract that has been approved by our shareholders. In addition, we must only conduct share repurchases under these contracts through counterparties approved by our shareholders. Approval of the forms of contracts and counterparties is not an approval of the share repurchase program or the amount or timing of any repurchase activity (subject to the limits set forth below). The Company will repurchase shares at its discretion in accordance with a repurchase program to be approved by the Board. There can be no assurance as to whether the Company will repurchase any of its shares or as to the amount of any such repurchases or the prices at which such repurchases may be made, save as set out below.
Material Contract Terms
We are seeking approval of two share repurchase contract forms. The form of agreement attached as Annex B to this proxy statement provides that the counterparty will purchase shares on the NYSE at such prices and in such quantities as Tronox may instruct from time to time, subject to the limitations set forth in Rule 10b-18 of the Exchange Act, as amended. The agreement provides that the counterparty will purchase the ordinary shares as principal and sell any ordinary shares purchased to Tronox in record form.
The form of agreement attached as Annex C to this proxy statement is a form of repurchase plan that we may execute from time to time to purchase a specified dollar amount of ordinary shares on the NYSE each day if our ordinary shares are trading below a specified price. The amount to be purchased each day, the limit price and the total amount that may be purchased under the agreement will be determined at the time the agreement is executed (subject to the limits set forth below). The agreement provides that the counterparty will purchase the ordinary shares as principal and sell any ordinary shares purchased to Tronox in record form.
Counterparties for Approval
We may only enter into share repurchase contracts with counterparties approved by our shareholders. As a result, we are seeking approval to conduct repurchases through any of the counterparties (or their subsidiaries or affiliates from time to time) set out in Annex D to this proxy statement. Copies of the share repurchase contracts and the list of repurchase counterparties will be made available for shareholders to inspect at the Company’s registered office at Laporte Road, Stallingborough, Grimsby DN40 2PR, United Kingdom for the period of 15 days ending on the date of the Annual Meeting. Copies of the share repurchase contracts and list of repurchase counterparties also will be available for inspection at the Annual Meeting.
Under the UK Companies Act, we must seek authorization for share repurchase contracts and counterparties at least every five years. The Company intends to seek authorization for this proposal on an annual basis. If this proposal is approved, we may repurchase shares pursuant to the form of contracts attached at Annex B and Annex C with the approved counterparties set out in Annex D until the end of the Annual Meeting of the Company to be held in 2025 or the date that is fifteen (15) months after the date on which this resolution is passed, whichever is the earlier.
In February 2024, the Board authorized a share repurchase program up to $300 million which program shall expire in February 2027. As of the date hereof, the Company has not repurchased any ordinary shares pursuant to this share repurchase program. To the extent the Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. The reduction in our issued capital resulting from any such purchases would increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Board, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now.

PROPOSAL 10 – APPROVAL OF FORMS OF SHARE REPURCHASE CONTRACTS AND COUNTERPARTIES
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED THAT the terms of the proposed share repurchase agreements set out in Annex B and Annex C of this proxy statement (the “Share Repurchase Agreements”) be and hereby are, approved, provided that:
a.
the maximum price that may be paid to purchase an ordinary share shall be 110% of the last reported sale price per share for ordinary shares on the NYSE or such other exchange on which the ordinary shares are principally listed from time to time, in each case determined at the time that the purchase is made;

b.
the maximum aggregate number or ordinary shares that may be purchased pursuant to the Share Repurchase Agreements shall not exceed 20% of the total issued ordinary shares of the Company as at 5:00 pm (NY time) on March 11, 2024, as adjusted on a proportionate basis to take into account any consolidation or division of shares from time to time; and

c.
the authority conferred by this resolution shall, unless varied, revoked, or renewed prior to such time, apply until the earlier of the end of the next annual meeting of the Company and the date that is fifteen (15) months after the date on which this resolution is passed, and the directors and officers of the Company, any one of whom individually or jointly with other director(s) and/or officer(s), be and are hereby authorized to enter into and complete the Share Repurchase Agreements between the Company and any of the approved counterparties listed in Annex E of this proxy statement as the Company may determine.”

The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution.
The Board of Directors recommends that shareholders vote “FOR” the approval of the forms of share repurchase contracts and the approval of the counterparties.

PROPOSAL 11 – APPROVAL TO AMEND TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER
Tronox is seeking shareholder approval to amend the Tronox Holdings plc Amended and Restated Management Equity Incentive Plan (the “MEIP”) solely for the purpose of increasing by 3,200,000 the number of shares available for management and director grants. If this proposal is approved then, as of December 31, 2023: (i) 3,200,000 additional shares will be added to the current authorized ordinary shares under the MEIP of 28,781,225 ordinary shares for a total of 31,981,225 authorized ordinary shares, and (ii) there will be a total of 7,900,201 authorized shares remaining available to grant. No other changes are being made to the material terms of the MEIP.
RATIONALE FOR THE PROPOSED INCREASE IN AUTHORIZED SHARES UNDER THE MEIP
The Board recommends a vote for the approval of this proposal and believes the increase in shares available under the MEIP is in the best interests of the Company and our shareholders for the following reasons:
—
Attracts and retains talent. Talented employees, executives and directors are essential to the successful execution of our business strategies. The purpose of the MEIP is to enable the Company to attract and retain key personnel and to provide our employees, executives and directors with an opportunity to acquire and maintain an equity interest in the Company and to receive incentive compensation opportunities tied to our long-term performance.

—
Motivates and rewards key personnel. The MEIP supports our business objectives by linking the compensation of key personnel to Company performance, as well as the value of our common stock. Our compensation program currently provides for (i) annual cash incentives that motivate and reward key personnel to achieve our annual business objectives and (ii) long-term equity incentives that motivate and reward key personnel to achieve our multi-year business objectives and to drive the long-term value of our common stock.

—
Aligns with shareholder interests. The MEIP provides for the grant of equity awards to eligible participants, including equity incentives that are based on the long-term value of our common stock and the achievement of strategic performance goals over a specified performance period. These awards encourage key personnel to focus on the Company’s long-term performance and increase their investment in the Company. If the additional share reserve request is approved, we will be able to maintain our primary means of aligning the interests of our employees, executives and directors with the interests of our shareholders.

SUMMARY OF GOVERNANCE FEATURES OF THE MEIP
The Board and the Human Resources and Compensation Committee (the “HRCC”) believe the MEIP contains several features that are aligned to the interests of our shareholders and sound corporate governance practices, including the following:
—
No “evergreen” provision. The number of shares available for issuance under the MEIP is fixed and will not automatically replenish without subsequent shareholder approval or adjust based upon the number of ordinary shares outstanding.

—
No liberal share recycling. The MEIP restricts liberal share recycling by providing that shares withheld or surrendered for payment of taxes with respect to any award and shares repurchased by the Company on the open market with the proceeds of the exercise price of options will be counted toward the share reserve and not be available for re-issuance under the MEIP.

—
No payment of accrued dividend equivalents on unvested awards. To the extent an award provides for or includes a right to dividends or dividend equivalents, such dividends or dividend equivalents will remain subject to any vesting requirements to the same extent as the applicable award (although

PROPOSAL 11 – APPROVAL TO AMEND TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER
dividends and dividend equivalents may be accumulated during such period) and may only be paid if such vesting requirements are satisfied. No dividend equivalents will be payable in respect of outstanding stock options or SARs.
—
“Double-trigger” vesting in the context of a change of control. In connection with a change in control, the MEIP provides, generally, for “double trigger” vesting whereby, unless provided otherwise in an award, employment or similar agreement between the Company and a participant, awards will only vest upon a change of control of the Company if, during the 24-month period following the change in control date, the participant’s employment is terminated by such successor (or an affiliate) without Cause or by the participant for Good Reason (as such terms are defined under the MEIP).

Though Tronox currently solely utilizes Restricted Share Units to compensate its executives and no longer issues stock options or stock appreciation rights, the following provisions of the MEIP may also be considered as evidence of the alignment of our compensation plans and the interests of investors.
—
Stock option exercise prices and stock appreciation right (“SAR”) strike prices may not be lower than the fair market value on the date of grant. The MEIP prohibits granting stock options with exercise prices and SARs with strike prices lower than the fair market value of an ordinary share on the date of grant, except in connection with the issuance or assumption of awards in connection with certain corporate transaction involving the Company. The Company has not granted any stock options or SARs since 2014.

—
No repricing of stock options or SARs without shareholder approval. The MEIP prohibits the cash buyout of underwater stock options or SARs and the repricing of outstanding stock options or SARs without shareholder approval, except in connection with certain corporate transactions involving the Company.

—	No reload options. The MEIP does not allow additional stock options to be granted upon the exercise of previously issued options.
SUMMARY OF KEY EQUITY COMPENSATION PLAN DATA
Share Usage
The following table sets forth information regarding time-vested equity awards granted and performance-based equity awards granted at target in the current year plus any incremental performance-based equity awards that vested above target in the current year, under the Company’s equity compensation plans over each of the last three fiscal years.
	2023	2022	2021
Stock Options/SARs Granted	0	0	0	3-Year Average
Time-Vested and Performance Based Restricted Stock Units Granted*	1,958,242	2,313,346	1,339,025
Weighted-Average Basic Shares of Common Stock Outstanding	156,397,000	154,867,000	152,056,000
Share Usage Rate	1.25%	1.49%	0.88%	1.21%
*	With respect to performance units in the table above, for 2022 and 2023, this includes any incremental performance based restricted stock units that vested above target during these respective years.

PROPOSAL 11 – APPROVAL TO AMEND TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER
Overhang as of December 31, 2023
The following table sets forth certain information as of December 31, 2023, unless otherwise noted, with respect to the Company’s equity compensation plans (and no outstanding awards have been granted outside of shareholder-approved plans).
Stock Options/SARs Outstanding	217,643
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$22.13
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	0.13 years
Total Stock-Settled Full-Value Awards Outstanding	3,318,344
Share Reserve remaining under the current plan*	4,700,201
Proposed additional Share Reserve*	3,200,000
Basic Shares of Common Stock Outstanding as of the Record Date (December 31, 2023)	156,793,755
*	The total sum of the current remaining share reserve and proposed additional share reserve is subject to reduction for any awards granted under the MEIP after December 31, 2023.
Dilution and Expected Duration
The Board recognizes the impact of dilution on our shareholders and has evaluated the proposed share reserve under the MEIP carefully in the context of our need to attract and retain talented employees, executives and directors and to motivate and reward key personnel for achieving our business objectives and strategic priorities. The total fully-diluted overhang as of December 31, 2023 assuming the share reserve is granted in full-value awards only, would be 6.8%. The Company’s historical practice has been to grant full-value awards. The last awards of stock options were granted under the MEIP in 2014 and any remaining stock options outstanding will expire by August 2024. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic shares of common stock outstanding, with all data effective as of December 31, 2023. The Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic priorities.
We expect that the proposed share reserve under the MEIP will provide an adequate number of shares of common stock to fund our equity compensation needs for approximately three to four years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix, hiring and promotion activity, particularly at the executive level, the rate at which shares are returned to the MEIP’s reserve under permitted addbacks, the future performance of our stock price, and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations. If our shareholders do not approve the addition share reserve request, our future ability to issue equity-based compensation would be materially limited, which we believe would place us at a significant competitive disadvantage.
The HRCC retained FW Cook, its independent compensation consultant, to assist in the determination of the additional share reserve request. FW Cook reviewed, among other things, the terms of the MEIP, potential dilution, potential burn rate and our historical grant practices.
For the foregoing reasons, our Board recommends that shareholders approve the proposed amendment to the MEIP.
SUMMARY DESCRIPTION OF THE MEIP
The following is a summary of the key provisions of the MEIP. This summary, however, does not purport to be a complete description of all the provisions of the MEIP and is qualified in its entirety by a copy of the MEIP which is included as Appendix E to this Proxy Statement.
Purpose
The MEIP provides a variety of incentives designed to attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities.

PROPOSAL 11 – APPROVAL TO AMEND TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER
Administration
The MEIP is administered by our HRCC. Our HRCC has the discretion to grant awards under the MEIP, to determine the terms thereof, to interpret the provisions of the MEIP and to take action as it deems necessary or advisable for the administration of the MEIP.
Available Shares
Subject to Section 4.2 of the MEIP, the maximum number of shares which may be the subject of awards (inclusive of incentive options) granted under the MEIP is currently 28,781,225 ordinary shares. If this proposal is approved, 3,200,000 additional shares will be added to the current authorized ordinary shares under the MEIP for a total of 31,981,225 authorized ordinary shares.
In addition, the MEIP restricts liberal share recycling by providing that shares surrendered in payment of the exercise price of an option, shares withheld or surrendered for payment of taxes with respect to any award and shares repurchased by the Company on the open market with the proceeds of the exercise price of options will be counted toward the share reserve and not be available for re-issuance under the MEIP.
Eligibility for Participation
Members of our Board, as well as our employees and independent contractors of, and advisors to, us or any of our subsidiaries and affiliates, are eligible to receive awards under the MEIP.
Award Agreements
Awards granted under the MEIP are evidenced by award agreements providing additional terms, conditions, restrictions and/or limitations covering the grant of the award, as determined by our HRCC in its sole discretion.
Adjustments
The aggregate number of shares under the MEIP and the exercise price of any number of shares covered by each outstanding award are subject to adjustment in the event of a stock dividend, recapitalization or certain other corporate transactions.
Type of Awards
The following types of awards are available under the MEIP. Currently, the Company solely utilizes Restricted Share Units to compensate its executives.
Share Options. The HRCC may grant nonqualified share options and incentive stock options (only to eligible employees) to purchase shares. The HRCC determines the number of shares subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an incentive stock option granted to a 10% shareholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No incentive stock option granted to a 10% shareholder may have an exercise price less than 110% of the fair market value of a share at the time of grant. Options are exercisable at such time or times and subject to such terms and conditions as determined by the HRCC at the time of the grant and the exercisability of such options may be accelerated by the HRCC in its sole discretion.
Share Appreciation Rights. The HRCC may grant share appreciation rights (which are referred to herein as “SARs”) either with a share option, which may be exercised only at such times and to the extent the related option is exercisable (a “Related SAR”), or independent of a share option. A SAR is a right to receive a payment in shares or cash equal in value to the excess of the fair market value of one share on the date of exercise over the base price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The base price per share covered by a SAR is the exercise price per share of the related option in the case of a Related SAR.
Restricted Share and Restricted Share Units. The HRCC may award restricted shares and restricted share units (RSUs). Except as otherwise provided by the HRCC in an award agreement, upon the award of restricted shares, the recipient generally has the rights of a shareholder with respect to the shares, including the right to

PROPOSAL 11 – APPROVAL TO AMEND TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER
receive dividends and the right to vote the restricted shares. The recipient of RSUs generally do not have the voting and dividend rights of shareholders, but are eligible to receive accrued dividend equivalents on up to the target number of RSUs for only RSUs that actually vest. Both restricted shares and RSUs are conditioned upon full vesting of such restricted shares or RSUs at which point the recipient has the right to sell or transfer such shares. The HRCC may determine at the time of a restricted share award that the payment of dividends or other distributions, if any, will be subject to the same vesting requirements as the underlying award and may be deferred until the expiration of the applicable restriction period. If a restricted share award or RSU is forfeited, the HRCC may either cause the forfeited shares to be bought back by the Company in accordance with applicable law for a nominal purchase price (in which case the shares would then be cancelled) or to be sold or transferred to another person, at its discretion. The MEIP provides that if the forfeited shares are sold or transferred, the Company will be entitled to receive the consideration for the sale or transfer (or a sum equivalent thereto) from the recipient.
Other Share-Based Awards. The HRCC may, in its discretion, grant other share-based awards that are payable in, value in whole or in part by reference to, or otherwise based upon or related to our shares, including dividend equivalent units, share equivalent units and deferred share units. The terms applicable to any such share-based award, including the vesting schedule and the exercise price for such an award, if any, are determined by the HRCC in its sole discretion.
Performance Awards. The HRCC may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in restricted shares, as determined by the HRCC, in its sole discretion. The HRCC will establish the value or range of value of any performance award, the form in which it will be paid and the date(s) or timing of any payments made pursuant to such an award.
These awards may be granted, vest and be paid based on attainment of specified performance goals established by the HRCC. These performance goals may be based, but not limited, to the following criteria selected by the HRCC: (i) revenue, (ii) earnings per share, (iii) net income per share, (iv) share price, (v) pre-tax profits, (vi) net earnings, (vii) net income, (viii) operating income, (ix) cash flow, (x) EBITDA, (xi) earnings before interest and taxes, (xii) sales, (xiii) total shareholder return relative to assets, (xiv) total shareholder return relative to peers, (xv) financial returns, (xvi) cost reduction targets, (xvii) customer satisfaction, (xviii) customer growth, (xix) employee satisfaction, (xx) gross margin, (xxi) revenue growth, (xxii) market share, (xxiii) book value per share, (xxiv) expenses and expense ratio management, (xxv) system-wide sales or growth, (xxvi) traffic or customer counts, (xxvii) new product sales, or (xxviii) any combination thereof and such other criteria as the HRCC may determine. Performance objectives may be in respect of: (a) our performance, (b) the performance of any of our subsidiaries or affiliates, or (c) the performance of any of our divisions or business units. The HRCC may also include or exclude items it deems necessary, including, but not limited to, extraordinary, unusual or non-recurring items, expenses for restructuring, and acquisition expenses and may adjust previously established performance goals to reflect major unforeseen events.
Where the Company is required to deliver shares to a participant under the MEIP, the MEIP allows the Company to choose whether to: (i) issue new shares to the participant; or (ii) cause previously issued shares to be acquired (e.g., on market) by or for the benefit of, and transferred to, the participant at the Company’s cost.
Change in Control
In connection with a change in control, the MEIP, provides, generally, for “double trigger” vesting whereby, unless provided otherwise in an award, employment or similar agreement between the Company and a participant, awards will only vest upon a change of control of the Company if, during the 24-month period following the change in control date, the participant’s employment is terminated by such successor (or an affiliate) without Cause or by the participant for Good Reason.
Shareholder Rights
Under the MEIP, except as otherwise provided with respect to awards of restricted shares and restricted share units, a participant will have no rights as a shareholder with respect to shares covered by any award until the participant becomes the record holder of such shares.

PROPOSAL 11 – APPROVAL TO AMEND TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER
Amendment and Termination
Under the MEIP, the Board may at any time amend, suspend or terminate any or all of the provisions of the MEIP, subject to any requirement of shareholder approval required by applicable law; provided, however, that the Board may make any amendment necessary to avoid the imposition of any taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), without shareholder approval. Subject to the foregoing, the amendment, suspension or termination of the MEIP may not, without the consent of a participant, materially adversely alter or impair any rights or obligations under any award granted to such participant.
Transferability
Awards granted under the MEIP are generally intended to be nontransferable (other than by will or the laws of descent and distribution), except that a participant may, with prior consent, transfer without consideration, awards other than incentive stock options to certain family members, to a trust for the exclusive benefit of such family members, or to a partnership or limited liability company, the partners or members of which are exclusively such family members.
Requirements of Law
The MEIP provides that the granting of awards and the delivery of shares under the plan is subject to all applicable laws. Nothing in the MEIP will require us or any other person to do any act or thing, or refrain from doing any act or thing, if to do or not do the act or thing (as the case may be) would contravene applicable law. Accordingly, if a participant would be entitled to receive a payment or other benefit under the MEIP, or an award in connection with the participant’s termination of service, and payment of such amount or the giving of such benefit would result in us contravening applicable law, the participant will be entitled to receive only the maximum amount that may lawfully be paid, or the benefit to the extent that it may lawfully be given, in connection with the participant’s termination of service.
Federal Income Tax Consequences
The following discussion covers the material federal income tax consequences, based on the current provisions of the Code, and applicable regulations issued thereunder, with respect to awards that may be granted under the MEIP. It is a brief summary only. The discussion is limited to federal income tax consequences for individuals who are U.S. citizens or residents for U.S. federal income tax purposes and does not describe state, local or foreign tax consequences of an individual’s participation in the MEIP. Changes to these laws could alter the federal income tax consequences described below.
Share Options. The grant of a share option will have no tax consequences to the grantee or to us at the time of the grant. Upon the exercise of a non-qualified share option, the grantee will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and we will generally be entitled to a tax deduction in the same amount. If a grantee exercises an incentive stock option during employment or within three months after his or her employment ends, other than as a result of death (12 months in the case of disability), the grantee will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes and we will not be entitled to a tax deduction (although the grantee generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified share option). With respect to both non-qualified share options and incentive stock options, special rules apply if a grantee uses shares already held by the grantee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the grantee.
Share Appreciation Rights. The grant of a SAR will have no tax consequences to the grantee or to us at the time of grant. Upon the exercise of a SAR, the grantee will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and we will generally be entitled to a tax deduction in the same amount.
Restricted Share, Restricted Share Units and Other Equity Awards. In general, the grant of restricted shares, restricted share units, or other equity awards that are subject to restrictions will have no tax consequences to the grantee or to us. When the award is settled (or, in the case of restricted shares, when the restrictions

PROPOSAL 11 – APPROVAL TO AMEND TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN FOR SOLE PURPOSE OF INCREASING THE AUTHORIZED SHARES THEREUNDER
applicable to such award lapse), the grantee will recognize ordinary income equal to the excess of the applicable shares’ fair market value on the date the award is settled or the restrictions lapse, as applicable, over the amount, if any, paid for the shares by the grantee. We will generally be entitled to a tax deduction in the same amount. If the award is settled in cash or other property, the grantee will recognize ordinary income equal to the net amount or value received, and we will generally be entitled to a tax deduction in the same amount, subject to the application of Section 162(m). A grantee will recognize income upon the receipt of restricted shares if he or she elects under Section 83(b) of the Code, within 30 days of receipt, to recognize ordinary income equal to the fair market value of the restricted shares at the time of receipt, less any amount paid for the shares. We will generally be entitled to a tax deduction in the same amount. If such election is made, the grantee will not be allowed a deduction for amounts subsequently required to be returned to us.
Sale of Shares. When a grantee sells shares received under any award other than an incentive stock option, the grantee will recognize capital gain or loss equal to the difference between the sale proceeds and the grantee’s basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lapsing of restrictions, in the case of restricted shares) plus any amount paid for the shares. When a grantee disposes of shares acquired upon the exercise of an incentive stock option, the difference between the amount realized by the grantee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the grantee does not hold these shares for more than one year after exercising the incentive stock option and for more than two years after the grant of the incentive stock option, then: (1) the excess of the fair market value of the shares acquired upon exercise on the exercise date over the exercise price will generally be treated as ordinary income for the grantee; (2) the difference between the sale proceeds and the shares’ fair market value on the exercise date will be treated as a capital gain or loss for the grantee; and (3) we will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee.
Vote Required for Approval of the TRONOX HOLDINGS PLC AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN, as amended
The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to pass the aforementioned resolution.
Our Board of Directors recommends a vote FOR the above amendment to the Tronox Holding s plc Amended and Restated Management Equity Incentive Plan.

GENERAL INFORMATION
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tronox Holdings plc for use at our 2024 Annual Meeting of Shareholders.
2024 Annual Meeting Date and Location
Tronox’s 2024 Annual Meeting will be held at 6 Waterloo Place, St. James, SW1Y 4AN, London, United Kingdom on May 8, 2024 at 10:00 am Greenwich Mean Time, or at such other time and place to which the Annual Meeting may be adjourned. For directions to the Annual Meeting, please contact us at +1 (203) 705-3800. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.
Voting Matters
Management Proposals		Board Vote Recommendation	Page Reference
Proposal 1	Election of Directors	For Each Nominee	11
Proposal 2	Non-binding Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-On-Pay)	For	37
Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm	For	81
Proposal 4	Receive U.K. Audited Annual Report and Accounts	For	83
Proposal 5	Approve U.K. Directors’ Remuneration Report	For	84
Proposal 6	Approve Re-Appointment of U.K. Statutory Auditor	For	85
Proposal 7	Authorize the Board or the Audit Committee to Determine Remuneration of U.K. Statutory Auditor	For	86
Proposal 8	Authorize the Board to Allot Shares	For	87
Proposal 9	Authorize the Board to Allot Shares Without Rights of Pre-emption	For	88
Proposal 10	Authorize the Forms of Share Repurchase Contracts and the Approval of the Counterparties	For	90
Proposal 11	Approve an amendment to the Tronox Holdings plc Amended and Restated Management Equity Incentive Plan for the sole purpose of increasing the authorized shares thereunder	For	92
The approval of the aforementioned proposals (other than Proposal 9) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and actually cast on each such specific proposal. Proposal 9 is proposed as a special resolution and requires the affirmative vote of at least 75% of the shares present in person or represented by proxy at the Annual Meeting and actually cast on Proposal 9. In determining the number of shares present and entitled to vote, and in counting how many votes are cast for each specific proposal, broker non-votes may or may not be counted as described below. Under English law, an abstention (including a broker non-vote) is not a vote in law and will not be counted in the calculation of the proportion of votes ‘for’ or ‘against’ the resolution.
With respect to Proposal 1, separate resolutions for the election of each director will be submitted for shareholder vote at the Annual Meeting.
Each of our current Directors is standing for re-election to hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified.
With respect to Proposals 3, 4, 6, 7, 8 and 9, if your shares are held through a broker, bank or other nominee, they will have discretion to vote on your behalf if you do not provide voting instructions. If you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee will be permitted to vote only on routine matters and will submit a “broker non-vote” on non-routine matters. So called broker non-votes are not considered entitled to vote for purposes of determining whether Proposals 2, 5, 10 and 11 have been approved by shareholders, and thus will not be counted as votes “for” or “against” on such proposals.
Certain proposals on which shareholders are being asked to vote are customary, or required for public limited companies incorporated in England and Wales to present to shareholders at each annual general meeting.

GENERAL INFORMATION
These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. Specifically, proposals 4 through 10 are customary proposals, and may be mandated by English law.
Delivery of Proxy Materials
These materials were first sent or made available to shareholders on, or about, March 27, 2024. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Card for you to use.
Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
Each registered shareholder will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.
Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox Holdings plc ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox Holdings plc to vote those shares with respect to any proposals other than Proposals 3, 4, 6, 7, 8 and 9 and without specific voting instructions from such beneficial owners, as none of these other matters to be voted upon at the Annual Meeting are considered routine matters under the New York Stock Exchange (“NYSE”) Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Tronox Holdings plc or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.
Procedural Matters
Only holders of shares as of 5:00 p.m., U.S. Eastern Daylight Time, on Monday, March 11, 2024 will be entitled to attend and to vote at the Annual Meeting. As of March 11, 2024, there were 157,838,425 shares outstanding. Each of our shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.

GENERAL INFORMATION
Voting Procedures
Registered Shareholders: Registered shareholders may vote their shares by mail, by phone or via the Internet as described below.
Beneficial owners whose shares are held in a brokerage account may vote by using the voting instruction form provided by the broker or by phone or the Internet as described below.
Beneficial owners whose shares are held by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or voting information form provided by the bank or, if made available by the bank, by phone or the Internet as described below.
Beneficial owners whose shares are held in a trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares in accordance with the provisions of such arrangement.
Beneficial owners can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the shares for him or her (typically a broker, bank or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its rights as a record holder to grant proxies or to vote at the Annual Meeting.
Vote by Internet
Prior to the Annual Meeting – Shareholders of record and beneficial owners of the Company’s ordinary shares can vote via the Internet 24 hours a day until 11:59 p.m. Eastern Time on Tuesday, May 7, 2024.
Voting via the Internet is permitted regardless of whether shareholders receive the Annual Meeting materials through the mail or via the Internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the Internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior Internet vote). Your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
During the Annual Meeting – Shareholders of record and beneficial owners (with a legal proxy from the bank, broker or trustee) of the Company’s ordinary shares can vote via the Internet during the Annual Meeting by visiting www.proxyvote.com and following the instructions provided along with your notice, proxy card or voting instruction form.
Voting by Internet is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet to vote, you help Tronox conserve natural resources and reduce postage and proxy tabulation costs.
Vote by phone
Prior to the Annual Meeting – Stockholders of record and beneficial owners of the Company’s ordinary shares can vote by phone. Instructions are provided along with your notice, proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Voting by phone is fast and convenient and your vote is immediately confirmed and tabulated. By using the phone to vote, you help Tronox conserve natural resources and reduce postage and proxy tabulation costs.
Vote by mail
Prior to the Annual Meeting – If you received this Proxy Statement by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.
Tabulation of Votes
Votes cast by proxy or in person at the meeting will be tabulated by a proxy tabulator.

GENERAL INFORMATION
Quorum Requirements and Effect of Abstention and Broker Non-Votes
Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of determining a quorum at the Annual Meeting. A shareholder present in person, or by proxy, at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are “non-routine” matters under NYSE rules except Proposals 3, 4, 6, 7, 8 and 9. Under NYSE rules, a depository cannot cast a vote in favor of non-routine matters absent instruction from the underlying beneficial owner.
Our Articles of Association require that a quorum of shareholders—the holders of a majority of outstanding shares entitled to vote at the Annual Meeting—be present or represented by proxy to conduct business at the Annual Meeting. Any shareholder that is a shareholder of record may authorize such person as it thinks fit to act as its representative at the Annual Meeting and the person so authorized shall (on production at the Annual Meeting of a certified copy of such resolution) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Tronox Holdings plc.
Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum, they will not be counted as votes in favor of or against the election of the Director nominees or other proposals.
Revocation of Proxies
Shareholders of record may revoke their proxy at any time before it is voted at the Annual Meeting by either:
•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary in accordance with our Articles of Association; or,
•
Voting during the Annual Meeting via the Internet. If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Vote Confidentiality
Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.
Annual Meeting Admission
Attendance at the Annual Meeting is limited to shareholders (or their proxies) and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m., Greenwich Mean Time, on May 8, 2024, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on Tuesday, May 7, 2024. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

GENERAL INFORMATION
Announcement of the Voting Results
We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a current report on Form 8-K filed with the SEC shortly after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required under the U.K. Companies Act 2006 will be made available on our website at www.tronox.com under “Investors – Governance” as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.
Notice and Access
The Notice of 2024 Annual Meeting, 2024 Proxy Statement, and 2023 Annual Report are available at www.proxyvote.com. This year, we are furnishing Proxy Materials over the Internet to a number of our shareholders under the SEC’s notice and access rules. Many of our shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) in the mail instead of a paper copy of this Proxy Statement, a proxy card or voting instruction card, and our 2023 Annual Report. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our Proxy Materials. The Notice contains instructions on how to access our Proxy Materials and vote over the Internet at www.proxyvote.com and how shareholders can receive a paper copy of our Proxy Materials, including this Proxy Statement, a proxy card or voting instruction card, and our 2023 Annual Report. At www.proxyvote.com, shareholders can also request to receive future Proxy Materials in printed form by mail or electronically by email. All shareholders who do not receive a Notice will receive a paper copy of the Proxy Materials by mail unless they have previously elected to receive Proxy Materials by email. We remind shareholders who receive a Notice that the Notice is not itself a proxy card and should not be returned with voting instructions. If you would like an additional copy of the 2023 Annual Report or the 2024 Proxy Statement, with exhibits, these documents are available on the Company’s website, https://www.tronox.com. These documents are also available without charge to any shareholder, upon request, by writing to: c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A.
Section 527 Notice – Website Materials
Under section 527 of the Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or section 528 of the Companies Act. Where the Company is required to place a statement on a website under section 527 of the Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the meeting includes any statement that the Company has been required under section 527 of the Companies Act to publish on a website.

ADDITIONAL INFORMATION
SOLICITATION OF PROXIES
The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, Directors and executive employees of the Company, none of whom will receive any additional compensation for their services. We have retained Okapi Partners LLC (“Okapi”), 1212 Avenue of the Americas, New York, NY 10036 to distribute and solicit proxies. We will pay Okapi a base fee not to exceed $17,500, plus reasonable expenses for these services. The Company will bear the cost of solicitations and the fees related to the solicitation of proxies.
SHAREHOLDER PROPOSALS FOR PRESENTATION AND NOMINATIONS FOR DIRECTORS AT THE 2025 ANNUAL MEETING
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s 2025 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Corporate Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on November 28, 2024.
Our Articles of Association provide for an advance notice procedure outside of SEC Rule 14a-8 for shareholders who wish to nominate persons for election to the Board. Should an eligible shareholder or shareholders desire to nominate a candidate for Director or propose any other business at the 2025 Annual Meeting outside of the process for inclusion of such nomination or proposal in the Proxy Statement, such shareholder must give us timely written notice. As required under our Articles of Association, to be timely for the 2025 Annual Meeting, a shareholder’s notice of a Director nomination must be delivered to our Corporate Secretary at the address provided below not earlier than the 120th day, no later than the 90th day before the anniversary of the date of the 2024 Annual Meeting. As a result, any nomination given by a shareholder pursuant to these provisions of our Articles of Association (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Standard Time) on January 8, 2025, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on February 7, 2025, unless our 2025 Annual Meeting date occurs more than 30 days before or 70 days after May 8, 2025. In that case, notice of the nomination must be received by our Corporate Secretary not earlier than close of business on the 120th day before the 2024 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2024 Annual Meeting, or (ii) the 10th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above.
In addition to SEC Rule 14a-8 and our Articles of Association, Section 338 of the Companies Act provides that (i) shareholders representing 5% or more of the total voting rights of all shareholders (excluding voting rights attached to any treasury shares) or (ii) 100 or more persons (being either (A) members who have a right to vote at the 2024 Annual Meeting and hold shares in Tronox Holdings plc on which there has been paid up an average sum, per shareholder, of at least £100 or (B) persons satisfying the requirements set out in Section 153(2) of the U.K. Companies Act 2006) have the right to require us to give shareholders notice of a resolution which may properly be moved and is intended to be moved at the 2024 Annual Meeting. Such requests, made by the requisite number of shareholders, must be received by us not later than six weeks before the 2024 Annual Meeting or, if later, the date on which notice of the 2023 Annual meeting is given. In addition, requests may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given and must be authenticated by the person or persons making it. Requests are to be submitted to our Corporate Secretary (c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A.). Pursuant to Section 338 of the U.K. Companies Act 2006, a resolution will not be moved if (i) it would, if passed, be ineffective (whether by reason of inconsistency with any enactment or our Articles of Association or otherwise); (ii) it is defamatory of any person; or (iii) it is frivolous or vexatious.
Notice of intention to submit a nomination or other proposal at the 2024 Annual Meeting must comply with applicable laws and our Articles of Association, and any request for a copy of our Articles of Association must be addressed to the Corporate Secretary at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA. Our Articles of Association is also available on our website at www.tronox.com

ADDITIONAL INFORMATION
HOUSE HOLDING AND COMBINING ACCOUNTS
Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “house holding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize house holding, some intermediaries may be house holding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or fax a request to +1 (203) 705-3703 (USA). You may also submit a request by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing house holding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.
WHERE YOU CAN FIND MORE INFORMATION
Our public internet site is http://www.tronox.com. We make available free of charge, on our website at www.tronox.com, under “Investors – Financials”, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of Directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for the Company’s Audit Committee, HRCC and Corporate Governance and Sustainability Committee. Copies of these charters and our Corporate Governance Guidelines (which includes The Lead Independent Director Charter) and Code of Ethics and Business Conduct governing our Directors, officers and employees are also posted on our website under “Investors – Governance”. Copies of these documents may be requested in print, at no cost, by telephone at +1 (203) 705-3800 or by mail at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this Proxy Statement.
BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary
March 27, 2024

Appendix A
APPENDIX A – ANNUAL REPORT AND ACCOUNTS
(WITH DIRECTORS’ REMUNERATION REPORT)
TRONOX HOLDINGS PLC

Annual Report and Financial Statements

For the Year Ended 31 December 2023

Tronox Holdings PLC , Company registration No. 11653089

Annual Report and Financial Statements
For the year ended 31 December 2023

Tronox Holdings PLC , Company registration No. 11653089

Annual Report and Financial Statements
For the year ended 31 December 2023
PARENT COMPANY INFORMATION
Directors	Ilan Kaufthal
Mutlaq Al-Morished
Peter B. Johnston
Ginger M. Jones
Stephen Jones
Mozzam Khan
Sipho Nkosi
Vanessa Guthrie (Resigned 02/21/24)
John Romano
Jean-Francois Turgeon

Company Secretary	Jeffrey Neuman

Principal office in United States	One Stamford Plaza 263 Tresser Boulevard, Suite 1100 Stamford, CT 06901

Registered office in , United Kingdom	Stallingborough, United Kingdom

Auditor	PricewaterhouseCoopers

Website address	http://www.tronox.com

Tronox Holdings PLC , Company Registration No. 11653089

Annual Report and Financial Statements
For the year ended 31 December 2023
STRATEGIC REPORT
The Directors present their Strategic Report on the group for the year ended 31 December 2023, which further complies with the requirements of s414CB of the Companies Act 2006 by including certain non-financial information. Tronox Holdings PLC is a public limited company listed on the New York Stock Exchange and are registered under the laws of England and Wales.
Financial Overview
2023 was a challenging year in terms for the overall industry resulting in a decrease of net revenues from $3,454 million for the year-ended December 31, 2022 to $2,850 million for the year-ended December 31, 2023. The overall decline of $604 million year-over-year was driven by a $445 million decrease in TiO2 revenue and a $181 million decrease in Zircon revenues. These declines were partially offset by increased revenues to the other product markets of $22 million year-over-year. In response to weakened demand, production levels were lowered which, when combined with increased in underlying commodity costs, were large contributors to a decline in the Company's overall gross margin percentage from 23.8% for the year-ended December 31, 2022 to 16.5% to the year ended December 31, 2023.
Business Overview
Tronox is the world’s leading vertically integrated manufacturer of TiO2 pigment. Tronox Holdings PLC (referred to herein as “Tronox”, “we”, “us”, or “our”) operate titanium-bearing mineral sand mines and beneficiation and smelting operations in Australia and South Africa to produce feedstock materials that can be processed into TiO2 for pigment, high purity titanium chemicals, including titanium tetrachloride, and ultrafine TiO2 used in certain specialty applications. Our strategy is to be vertically integrated and produce enough feedstock materials to be as self-sufficient as possible in the production of TiO2 at our nine pigment facilities located in the United States, Australia, Brazil, UK, France, the Netherlands, China and the Kingdom of Saudi Arabia (“KSA”). We believe that vertical integration is the best way to achieve our ultimate goal of delivering low cost, high-quality pigment to our approximately 1,200 TiO2 customers throughout the world. The mining, beneficiation and smelting of titanium bearing mineral sands also creates meaningful quantities of co-products including zircon, pig iron and the rare-earth bearing mineral, monazite, which we also supply to customers around the world.

The following chart highlights the TiO2 value chain we participate in.

The following sets forth the percentage of our revenue derived from revenues of our products by geographic region for the year ended December 31, 2023.

The below sets forth the percentage of our revenue derived from revenues of our products for the year ended December 31, 2023.

For further financial information regarding our products and geographic regions, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Profit or (Loss)”, as well as Notes 4 and 2 of notes to our consolidated financial statements, each included elsewhere in these consolidated financial statements.
2023 Key Strategic Initiatives
The following sets forth the key strategic initiatives underway in 2023:
Become the Low Cost TiO2 Producer by Investing in our Business Processes and Strengthening Vertical Integration
Our ability to compete effectively in the TiO2 industry is determined by many factors, including innovation, reliability, product quality, customer service and price. The business processes that allow us to maximize the benefit of our vertical integration and global footprint — the so-called “hidden factory” — needs to be optimized if we are to successfully meet the pricing and other competitive pressures that characterize our industry. During 2023, we continued to progress with our multi-year IT-enabled transformation program that includes both operational and business transformation.
In addition, in terms of strengthening vertical integration, 2023 saw the commencement of a significant new mine in Eastern Australia called Atlas. Atlas has replaced feedstock supply from our Snapper / Ginkgo mines in Eastern Australia which is expected to cease mining operations in the first half of 2024. We believe Atlas is abundant in natural rutile and zircon, and will be a significant source of high grade ilmenite suitable for direct use, synthetic rutile production, or slag processing. The investment in Atlas is expected to generate returns above the Company's cost of capital and sustain Tronox's position as a leading low-cost producer.
Moreover, in 2023, we invested in expanding our Fairbreeze and Namakwa mines in South Africa. Like Atlas, we believe these expansions are extremely attractive mine development projects, rich in ilmenite, rutile and zircon that are expected to replace existing mines which are reaching end of life. We have numerous other mine development projects in earlier stages of development in Western Australia and on the Eastern and Western Capes of South Africa, all of which are intended to maintain our level of feedstock vertical integration. We are also continuing to evaluate opportunities to leverage our expertise in mining and the exposure we have to rare earth materials, including monazite, through our operations.
Capital Allocation
In addition to returning approximately $89 million in cash to shareholders in the form of dividends and investing $261 million of capital during 2023, we also strengthened our liquidity position by closing a $350 million incremental term loan. We believe the added liquidity from this incremental borrowing will enable us to continue our capital investment program — primarily, replacing mineral reserves for mines reaching end of life in South Africa — that we believe will increase shareholder value in the short-, medium- and long-term. At the end of 2023, we had cash on hand of $273 million and untapped short-term borrowing capacity of $488 million.

Develop Our Position as a Significant Supplier of Rare Earth Oxides
Tronox’s existing mining operations and tailing piles in South Africa and Australia contain significant quantities of monazite, a mineral containing rare earth elements (REEs) widely recognized as a critical mineral for the energy transformation underway to decarbonize the world’s economy. For these applications, REE must first be processed into an oxide form --- rare earth oxides or “REO” --- that can then be metallized for the production of permanent magnets. Every step of the REE supply chain today is dominated by China. China’s dominance of the processing of REO and production of permanent magnets is widely recognized as a serious strategic challenge by democratic governments around the world.
The separation, beneficiation and processing technologies that Tronox uses to turn titanium-bearing ores into TiO2 are applicable for turning monazite into REO. In the past, we sold our monazite in unconcentrated form as a waste product but given the increased value associated with REE, we are now seeking to maximize the value of our existing geologic resources and deploy our substantial technical know how and human capital to become a significant supplier of REO to non-Chinese producers of metals and permanent magnets.
Our Principal Products
TiO2
TiO2 Pigment
TiO2 pigment is used in a wide range of products due to its ability to impart whiteness, brightness, and opacity. TiO2 pigment is used extensively in the manufacture of paint and other coatings, plastics and paper, and in a wide range of other applications. Moreover, it is a critical component of everyday consumer applications due to its superior ability to cover or mask other materials effectively and efficiently relative to alternative white pigments and extenders. TiO2 pigment is considered to be a quality of life product. At present, it is our belief that there is no effective substitute for TiO2 pigment because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated as cost effectively.
Ultrafine Specialty TiO2
We produce ultrafine TiO2 at our manufacturing facility in Thann, France. We market ultrafine TiO2 products under the CristalActiv® trademark. Ultrafine TiO2 has highly catalytic properties due to the relatively high surface area of each TiO2 molecule. The principal use of ultrafine TiO2 products is in NOx emission control products utilized in stationary, mobile and marine applications.
In 2023, we generated $2.2 billion in revenue from sales of TiO2.
Zircon
Zircon (ZrSiO4) is a co-product of mining mineral sands deposits for titanium feedstock. Zircon is used as an additive in ceramic glazes, which makes the ceramic glaze more water, chemical and abrasion resistant. It is also used for the production of zirconium metal and zirconium chemicals, in refractories, as molding sand in foundries, and for TV screen glass, where it adds its structural stability at high temperatures and resistance to abrasive and corrosive conditions. Zircon typically represents a relatively low proportion of the in-situ heavy mineral sands deposits we mine, but has a relatively high value compared to other heavy mineral products. Refractories containing zircon are expensive and are only used in demanding, high-wear and corrosive applications in the glass, steel and cement industries. Foundry applications use zircon when casting articles of high quality and value where accurate sizing is crucial, such as aerospace, automotive, medical, and other high-end applications.
In 2023, we generated $257 million in revenue from sales of zircon.
Other Products
High Purity Pig Iron
During the process of smelting ilmenite at our smelters to increase the concentration of titanium and produce titanium slag, high purity pig iron is produced as a co-product. High purity pig iron is used as a raw material in foundries for the production of high-quality ductile iron castings. Ductile iron is used extensively throughout the world for the production of safety critical automotive parts, such as engine blocks, brake calipers and steering knuckles in cars and trucks.

Monazite
Like zircon, monazite is a co-product of mining mineral sands deposits for titanium feedstock. Monazite is concentrated and processed to remove contaminants, such as uranium and thorium, before being separated into specific rare earth oxides (REOs) such as neodymium (Nd), praseodymium (Pr), terbium (Tb), and dysprosium (Dy). These REOs can then be metallized and formed into permanent magnets, particularly NdFeB magnets, that are needed to manufacture electric vehicle motors, wind turbines and other green economy applications.
Feedstock
Most TiO2 products are derived from three naturally occurring minerals which are commonly referred to as heavy minerals or mineral sands: ilmenite, leucoxene and rutile. Ilmenite, rutile, leucoxene, as well as titanium slag and synthetic rutile which are processed from ilmenite, are the primary feedstock materials that we use for the production of TiO2 pigment. Titanium slag is produced by smelting ilmenite in an electric arc furnace to separate titanium-oxide from the iron and other impurities. Synthetic rutile is produced by reducing ilmenite in a rotary kiln, followed by leaching under various conditions to remove the metallic iron from the reduced ilmenite grains. The purpose of both processes is to increase the titanium concentration of the ilmenite. There is substantial overlap amongst each of the aforementioned with the primary differentiating factor being the level of titanium content. For instance, rutile has the highest titanium dioxide content of approximately 94% to 96%, while ilmenite has the lowest of approximately 45% to 65%. As a result of our continued pursuit of our vertical integration strategy, we currently do not expect to actively sell feedstock going forward.
Titanium Tetrachloride
We sell titanium tetrachloride (“TiCl4”) from our facilities in Thann, France and Yanbu, KSA. At our Thann facility in France, we produce TiCl4 dedicated for merchant market sales to customers for use mainly in the production of various types of pigments and catalyst products. At our Yanbu facility, we produce excess TiCl4 which we both sell directly to a joint venture between Advanced Metal Industries Cluster and Toho Titanium Metal Co. Ltd. (“ATTM”) for use at ATTM's titanium sponge plant facility that is adjacent to our Yanbu facility and in the merchant market.
In 2023, we generated $345 million in revenue from the sale of high purity pig iron, monazite, titanium tetrachloride and other products.
The demand for certain of our products during a given year is subject to seasonal fluctuations. See “Risk Factors – Risks Relating to our Business - The markets for many of our products have seasonally affected sales patterns”.
Mining and Beneficiation of Mineral Sands Deposits
Our current operational mining and beneficiation of mineral sands deposits are comprised of the following:
•
KwaZulu-Natal (“KZN”) Sands operations located on the eastern coast of South Africa consisting of the Fairbreeze mine, a concentration plant, a mineral separation plant and two smelting furnaces that produce titanium slag;

•
Our Namakwa Sands operations located on the western coast of South Africa consisting of the Namakwa mine, two concentration plants, a mineral separation plant, as well as two smelting furnaces that produce titanium slag;

•
Our Northern Operations complex in Western Australia consisting of the Cooljarloo dredge mine and floating heavy mineral concentration plant and the Chandala metallurgical site which includes a mineral separation plant and a synthetic rutile plant that produces synthetic rutile;

•
Eastern Australia operations consisting of the Ginkgo mine, a floating heavy mineral concentration plant located there, the Atlas mine and a heavy mineral concentration plant located there and a mineral separation plant located at Broken Hill, New South Wales; and

•	Perth Basin operations in Western Australia consisting of the Wonnerup mine and a mineral separation plant.
Zircon and monazite are often, but not always, found in mineral sands deposits containing ilmenite. They are extracted, alongside ilmenite and rutile, as part of the initial mineral sands separation process.

The mining of mineral sands deposits is conducted either “wet,” by dredging or hydraulic water jets, or “dry,” by using earth- moving equipment to excavate and transport the sands. The type of mining operation we deploy is dependent upon the characteristics of the ore body. Dredge mining is generally the favored method of mining mineral sands, provided that the ground conditions are suitable, water is readily available and the deposit is low in slime content. Dry mining techniques are generally preferred in situations involving hard ground, discontinuous ore bodies, small tonnage, high slimes contents and/or very high grades.
Regardless of the type of mining technique, the first step in the beneficiation process after the mineral sands have been mined is to utilize wet concentrator plants to produce a high grade of heavy mineral concentrate (typically approximately 90% to 98% heavy mineral content). Screened ore is first de-slimed, a process by which slimes are separated from larger particles of minerals, and then processed through a series of spiral separators that use gravity to separate the heavy mineral sands from lighter materials, such as quartz. Residue from the concentration process is pumped back into either the open pits or slimes dams for rehabilitation and water recovery.
After producing heavy mineral concentrate in our wet concentrator plants, we separate the non-magnetic (rutile, zircon and monazite) and magnetic (ilmenite) fractions utilizing a variety of techniques. Through the separation process, we produce zircon which is sold directly to customers, rutile and leucoxene which can immediately be used as feedstock material to make TiO2 pigment, and monazite which we currently sell in a relatively unconcentrated form but which we plan on further processing before sale to extract greater value.
Ilmenite is generally further refined for use in our TiO2 pigment manufacturing processes. Depending on the characteristics of the ilmenite we use two fundamental processes to refine ilmenite. Both processes involve the removal of iron and other non- titanium material.
•
Titanium slag is made by smelting ilmenite in an electric arc furnace to separate titanium-oxide from the iron and other impurities. The result is two products: “slag” which contains 86% to 89% titanium dioxide and is considered a TiO2 feedstock material, and high purity pig iron which is ready for sale to end-use customers.

•
Synthetic rutile is made by reducing ilmenite in a rotary kiln, followed by leaching under various conditions to remove the iron from the reduced ilmenite grains. Activated carbon is a byproduct of this process. Our synthetic rutile has a titanium dioxide content of approximately 89% to 92% and is also considered a TiO2 feedstock material.

Our current mining and beneficiation operations have an annual production capacity of approximately 832,000 metric tons (“MT”) of titanium feedstock, which is comprised of 182,000 MT of rutile and leucoxene, 240,000 MT of synthetic rutile and 410,000 MT of titanium slag. We currently have the capability to produce approximately 297,000 MT of zircon and 250,000 MT of pig iron per year.
Competitive Conditions of Mining and Feedstock Production
Globally, there are a large number of mining companies that mine mineral sand deposits containing ilmenite, as well as zircon. However, there is a smaller number of mining companies that are also involved in upgrading the underlying ilmenite to produce feedstock typically utilized by TiO2 producers.
Pigment producers procure a range of types of feedstocks from multiple feedstock producers to create varying blends of feedstock materials that maximize the efficiency and economic returns of their unique production technique under conditions applicable at the time of production. Pigment producers frequently switch the relative amount of each feedstock they procure based on a number of factors including: the relative cost of feedstocks, feedstock logistics costs, the cost of, and availability of, chemicals used to process feedstocks, as well as waste management costs. Hence, there is a high degree of substitutability between and among titanium feedstocks.
Production of TiO2 Pigment
TiO2 pigment is produced using a combination of processes involving the manufacture of base pigment particles through either the chloride or sulfate process followed by surface treatment, drying and milling (collectively known as finishing). Currently, approximately 87% of our TiO2 pigment production capacity is produced using the chloride process and approximately 13% of our TiO2 production capacity is produced using the sulfate process.

We use the sulfate process at our manufacturing facility in Thann, France to produce ultrafine TiO2 products.
In the chloride process, feedstock (slag, synthetic rutile, natural rutile or ilmenite ores) are reacted with chlorine (the chlorination step) and carbon to form TiCl4 in a continuous fluid bed reactor. Purification of TiCl4 to remove impurities is accomplished using selective condensation and distillation processes. The purified TiCl4 is then oxidized in a vapor phase form to produce raw pigment particles and chlorine gas. The latter is recycled back to the chlorination step for reuse. Raw pigment is then typically slurried with water and dispersants prior to entering the finishing step. Due to the nature of the production process, the final pigment product is not sensitive to the feedstocks used to create it, as substantially all substances other than TiO2 are removed during the process. The chloride process currently accounts for substantially all of the industry-wide TiO2 production capacity in North America, and approximately 43% of industry-wide capacity globally.
In the sulfate process, ilmenite and/or slag are dissolved in concentrated sulfuric acid. After removing impurities, dissolved titanium is hydrolyzed and separated from the remaining sulfuric acid. The titanium hydrolysate is subsequently calcined in a rotary kiln to produce a raw TiO2. The product is then further finished in a similar way to TiO2 produced through the chloride process.
Commercial production of TiO2 pigment results in one of two different crystal forms: rutile, which is manufactured using either the chloride process or the sulfate process, or anatase, which is only produced using the sulfate process. Rutile TiO2 is preferred over anatase TiO2 for many of the largest end-use applications, such as coatings and plastics, because its higher refractive index imparts better hiding power at lower quantities than the anatase crystal form and it is more suitable for outdoor use because it is more durable.
The primary raw materials used in the production of chloride TiO2 pigment include titanium feedstock, chlorine and coke. As discussed above, we believe we are unique in the degree to which we produce our own high-grade titanium feedstock. Other chemicals used in the production of TiO2 are purchased from various companies under short and long-term supply contracts. In the past, we have been, and we expect that we will continue to be, successful in obtaining extensions to these and other existing supply contracts prior to their expiration. We expect the raw materials purchased under these contracts, and contracts that we enter into the near term, to meet our requirements over the next several years.
Marketing of TiO2
We supply and market TiO2 under the brand name TIONA® and CristalActiv® to approximately 1,200 customers in approximately 120 countries, including market leaders in each of the key end-use markets for TiO2, and we have supplied each of our top ten customers with TiO2 for more than 10 years. We have implemented a margin stabilization program which we believe provides relative certainty over availability of product and price stability to customers who choose to participate, and have also initiated a long-term partnership strategy that we believe will strengthen the commitments from our customers across all regions and products. The long-term partnership strategy and margin stabilization programs are key parts of our TiO2 marketing and sales strategy, enabling us to focus on predictability and reliability of TiO2 delivery across the supply and demand cycle.

The following sets forth the percentage of our TiO2 sales volume by end-use market for the year ended December 31, 2023:

In addition to price and product quality, we compete on the basis of technical support and customer service. We sell our products through both a direct sales force and third-party agents and distributors. Our direct sales, marketing and technical service organizations execute our sales and marketing strategy on a global basis. Due to the technical requirements of TiO2 applications, our technical service organization and direct sales offices are supported by a regional customer service staff located in each of our major geographic markets.
Our sales and marketing strategy focuses on aligning ourselves with customers growing faster than the market and effective customer management through the development and maintenance of strong relationships. We develop customer relationships and manage customer contact across multiple contact points within the organization including our sales, technical service and marketing, research and development, and customer service teams. These primary points of contact are supplemented by direct contact with plant operations personnel, supply chain specialists, and senior management. We believe that multiple points of customer contact facilitate efficient problem solving, supply chain support, formula optimization and co-development of products.
Competitive Conditions of TiO2 Pigment
The global market in which our TiO2 pigment business operates is highly competitive. Competition is based on a number of factors such as price, product quality and service. We face competition from both chloride process pigment producers and sulfate process pigment producers. Moreover, because transportation costs are minor relative to the cost of our product, there is also competition between products produced in one region versus products produced in another region.
We face competition from global competitors with headquarters in Europe, the United States and China, including Chemours, LB Group, Kronos Worldwide Inc., INEOS, and Venator. In addition, we compete with numerous regional producers particularly in Eastern Europe and China.
Research and Development
We have research and development facilities that aim to develop new products, service our products, and focus on applied research and development of both new and existing processes. The majority of scientists supporting our TiO2 pigment product development and testing are located in Oklahoma City, Oklahoma, USA and Stallingborough, UK, while the majority of scientists supporting our TiO2 ultrafine specialty business are located in Thann, France. In addition, the research and development personnel relating to our mineral sands operations are located in Australia and South Africa. Our research and development initiatives for concentration and separation of REOs is centered in Perth, Australia.
New process developments are focused on increased throughput, efficiency gains and general processing-related improvements for our customers. Ongoing development of process technology contributes to cost reduction, enhanced production flexibility, increased capacity, and improved consistency of product quality. Process technology research also pertains to concentration and separation of monazite into neodymium (Nd), praseodymium (Pr), terbium (Tb), and dysprosium (Dy), the types of REOs that are most in demand for EV and wind turbine applications.

Product development activities in paints and coatings were focused on product stewardship and sustainability improvements of the product line. Critical development efforts to address the changing regulatory environment were a key focus during 2023 extending across nearly all of the Company’s products and applications. In order to enhance production flexibility, the Company continued to focus on technology transfer activities, including further expanding the product offerings at the Yanbu TiO2 production facility and creating options for the décor paper market in Europe. Moreover, specialty product development in plastics remains a primary objective, which along with an increased emphasis in higher volume plastics applications, are expected to drive further growth in these segments in the coming years. In line with Tronox’s sustainability goals, the Company’s process and product development teams continue to collaborate on more sustainable, lower carbon footprint technologies for all end use segments. In addition, the development of key competencies to support the rare earth initiatives continued to gain momentum. With regard to our TiO2 ultrafine specialty business, research and development activities are focused on a broad array of areas including direct lithium extraction, battery components, carbon capture and developing more effective materials for use in environmental catalysis.
Patents, Trademarks, Trade Secrets and Other Intellectual Property Rights
Protection of our proprietary intellectual property is important to our business. At December 31, 2023, we held 90 patents and 6 patent applications in the U.S., and approximately 600 in foreign counterparts, including both issued patents and pending patent applications. Our U.S. patents have expiration dates ranging through 2043. Additionally, we have 11 trademark registrations in the U.S. and 3 trademark applications in the U.S., as well as 312 trademark counterpart registrations and applications in foreign jurisdictions.
We also rely upon our unpatented proprietary technology, know-how and other trade secrets. The substantial majority of our patents and trade secrets relate to our chloride products, surface treatments, chlorination expertise, and oxidation process technology, and this proprietary chloride production technology is an important part of our overall technology position. However, much of the fundamental intellectual property associated with both chloride and sulfate pigment production is no longer subject to patent protection. At Namakwa Sands, we rely on intellectual property for our smelting technology, which was granted to us in perpetuity by Anglo American South Africa Limited for use on a worldwide basis, pursuant to a non-exclusive license.
While certain of our patents relating to our products and production processes are important to our long-term success, more important is the operational knowledge we possess. We also use and rely upon unpatented proprietary knowledge, continuing technological innovation and other trade secrets to develop and maintain our competitive position. We conduct research activities and protect the confidentiality of our trade secrets through reasonable measures, including confidentiality agreements and security procedures. We protect the trademarks that we use in connection with the products we manufacture and sell, and have developed value in connection with our long-term use of our trademarks. See “Risk Factors—If our intellectual property were compromised or copied by competitors, or if competitors were to develop similar intellectual property, our results of operations could be negatively affected. Further, third parties may claim that we infringe on their intellectual property rights which could result in costly litigation.”
Human Capital
Tronox employs approximately 6,500 people across six continents, and we believe it is our rich diversity and exceptional operational and technical expertise that, combined with our vertical integration model, position Tronox as the world's leading vertically integrated manufacturer of titanium dioxide pigment. Recognizing the importance of our human capital, we have made People, Culture and Capabilities one of our five strategic pillars, and placed a priority around developing leaders who will help us effectively (i) acquire, develop and nurture our talent, and (ii) foster a culture that embodies the values that are important to us, starting with safety and operating our business responsibly.
People
Because we operate both titanium ore mines and titanium dioxide pigment plants, and because our operations span the world, we require specialty skills in mining and TiO2 pigment manufacturing. We also need people who are willing to learn skills across both mining and chemicals operations and who can help us extract value from our integrated model. The below map sets forth the approximate number of employees as of December 31, 2023, in each of the global regions in which we operate.

Employee Gender Diversity
The following table summarizes our diversity data as at 31 December 2023 and 2022. The group's employee gender split as at 31 December 2023 and 2022 are as follows:
	2023		2022
	Male	Female	Male	Female
Directors	7	2	8	2
Senior managers	87	25	88	30
Other associates	5,082	1,304	5,186	1,304
Total	5,176	1,331	5,282	1,336
Accordingly, we place a high priority on knowledge transfer (including by relocating skilled leaders across countries and between mining and TiO2 pigment operations, by staffing high-potential employees in regions on global projects, and by enabling collaboration in global centers of excellence), and we place a high priority on fostering diversity, equity and inclusion. We are committed to creating an organization where leaders encourage a diverse workforce, where people feel valued and respected, have access to opportunities, and in which a variety of different voices are encouraged and heard. For instance, during 2023, we created and launched a cultural awareness program in which employees were invited to attend panel-style webinars to learn more about the cultures of the countries where we operate. In addition, in 2023, our D&I regional chapters focused on implementing global initiatives around cultural awareness and young talent programs. Our young talent program was launched in all regions, providing opportunities for new talent to network and learn about other areas of the business.
We also place an uncompromising focus on operating safe, reliable, and responsible facilities, and we measure our progress with both safety metrics and leading indicators. We believe every employee and contractor has a responsibility for safety, and we proactively identify and manage risk, conduct ourselves responsibly, exercise good judgement, and take accountability for our actions. In 2023, our employees worked more than 12 million hours with 29 recordable injuries and no fatalities from our operations, and our contractors worked more than 9 million hours with 17 recordable injuries and one fatality from our operations.
Culture
We aim to create an organizational culture where employees unleash their full value through living our values, and fostering a high-performance culture. We apply an “outward mindset” by which we mean that each employee should be highly aware of the organization's goals and how his or her individual actions affect the entire organization. To this end, in 2023, we completed a global organization culture survey. As a result of such survey, we gained further insight of the performance measures that link our culture to high performance. We believe we can have the most success fostering a high performance culture by setting high expectations for each other and modelling ways of work done well, enrolling our people into fulfilling our vision and strategy, and investing the success and fulfillment of our people.

Nearly all of our employees have been through training and development courses which instill the principles of working with an outward mindset. The consistent training and reinforcement of the importance of acting with an outward mindset has enabled us to transform our culture. We believe this cultural transformation is reflected in our results, starting with safety: our people truly care for one another, and not only other employees, but also our contractors, visitors and communities. Shaped by an outward mindset, our people have embraced our global diversity and are naturally inclusive.
Today, we are a collaborative group of people who naturally want to be helpful to others, and we adjust our own efforts to make our colleagues’ work easier, however we can.
Building on the foundation of applying an outward mindset, we have adopted a set of core values that describes our expectations of one another, starting with safety. Every performance review starts with a self-assessment and manager’s assessment of our consistency in living our values. Employees are encouraged – and provided a toolkit – to develop in the values where they are weak, and to help coach others in the values where they are strong.
Tronox Core Values
•	We have an uncompromising focus on operating safe, reliable and responsible facilities.
•	We honor our responsibility to create value for stakeholders.
•	We treat others with respect, and act with personal and organizational integrity.
•	We build our organization with diverse, talented people who make a positive difference and we invest in their success.
•	We are adaptable, decisive and effective.
•	We are trustworthy and reliable, and we build mutually rewarding relationships.
•	We share accountability, and have high expectations for ourselves and one another.
•	We do the right work the right way in every aspect of our business.
•	We celebrate the joy of working together to accomplish great things.
Capabilities
At Tronox we lead with safety. To ensure we live this value with impact, a key focus of our strategy is to enhance the leadership capabilities of our workforce. In 2021, we launched a program in which approximately 100 of our leaders were trained in contemporary safety leadership practices. Further in 2022, an additional 350 supervisors and managers across all of our operating regions completed this hands-on leadership training. And in 2023, we provided such training to more of our regional leaders as well as continuing to educate the broader workforce.
In addition, our employees are further guided by our code of conduct and business ethics and we conduct annual global training to help them fully understand and comply with our code of conduct.
We also have a rigorous succession planning process with respect to key positions throughout the organization. We believe such process allows us to proactively develop the talent of the future and allows us to move with speed and agility when leadership changes are required. As part of the succession planning process, high potential leaders are identified and development plans are completed for each candidate.
Sustainability
Our business requires an unwavering focus on sustainable operating practices, and our commitment to sustainability supports our overall vision and strategy to be the world’s leading vertically integrated TiO2 producer. As such, we integrate sustainability into every aspect of our business—from our culture and our strategy to our operating practices. We believe sustainable operations enable us to better control costs and manage our environmental footprint. Sustainability also encompasses providing our employees with a safe, diverse workplace and offering them opportunities to grow and develop. Ultimately, safe, environmentally sustainable operations demonstrates our respect for our communities and supports our continued privilege to operate.

Our sustainability efforts are also focused on reducing Tronox’s carbon footprint. In 2022 we updated our carbon reduction roadmap first disclosed in 2021 that details our plans for reducing carbon emissions in the short-, medium- and long-term. Our roadmap covers 100% of our operations and is based on a detailed analysis of our carbon footprint and ways to reduce it. The roadmap is supported by well-resourced projects and initiatives. The majority of our greenhouse gas (“GHG”) emissions are generated from our TiO2 slag furnaces in South Africa, synthetic rutile kiln in Western Australia, and TiO2 pigment plants in the United States, United Kingdom, France, Brazil, China, Netherlands, Australia, and Saudi Arabia.
In March 2022 we announced a 200 MW solar energy project in South Africa that was expected to reduce our global Scope 1 and 2 emissions by approximately 13% commencing in the first quarter 2024. As of the date hereof, we currently expect this solar energy project to be fully on-line during the first-half of 2024. We believe this project will be among South Africa’s first large- scale renewable energy projects since deregulation of the private electricity market in February 2022. In addition, during 2024, we anticipate announcing a second large renewable energy project in South Africa. When we set our 2025 carbon reduction target of 35% we anticipated that this project would be on-line during 2025; however, the timeline for this second renewable energy project has been delayed by factors beyond the Company's control. We anticipate the timeline to achieve the 35% emissions intensity reduction by 2025 will be updated to reflect our latest views on various project timelines. It remains our long- term goal to achieve “net zero” carbon emissions by 2050. We believe the Company’s dedication to these significant renewable energy projects are just two examples of how Tronox is committed to being a leader when it comes to corporate sustainability and protection of the environment.
In 2023, we received a Gold Rating by EcoVadis in recognition of our sustainability efforts. This Gold Rating places Tronox in the Top 5% of the 85,000 companies evaluated around the world by EcoVadis on their sustainability performance. The EcoVadis assessment focuses on four themes: the environment, labor and human rights, ethics, and sustainable procurement.
EcoVadis is a leading third-party independent assessment organization that evaluates companies' sustainability performance. Their methodology is based on international sustainability standards including the Global Reporting Initiative (GRI), United Nations Global Compact (UNGC) and ISO 26000.
Environmental, Health and Safety Authorizations
Mining
Our facilities and operations are subject to extensive general and industry-specific environmental, health and safety regulations in jurisdictions where we operate, but particularly South Africa and Australia. These regulations include those relating to mine rehabilitation, liability provision, water management, the handling and disposal of hazardous and non-hazardous materials, and occupational health and safety. The various legislation and regulations are subject to a number of internal and external audits. We believe our mineral sands operations are in compliance, in all material respects, with existing health, safety and environmental legislation and regulations.
Regulation of the Mining Industry in South Africa
The South African mining regulatory regime is comprehensive and requires regular reporting to applicable government departments. A failure to, among other things, comply with any such reporting requirements or the conditions of any mining license could result in extended mandatory shutdown periods, license and/or mining right suspensions or revocations all of which could impact our business.
In South Africa, the primary legislative enactments with which our mines are required to comply are the Mineral and Petroleum Resources Development Act (“MPRDA”) which governs the acquisition and retention of prospecting and mining rights. In addition, the Mine Health and Safety Act governs the manner in which mining must be conducted from a health and safety perspective, while the National Environmental Management Act (and its subsidiary legislation) provides the underlying framework with respect to environmental rules and regulation for which our operations must comply. For additional details regarding other South African legislative enactments that govern our mining licenses please see the section entitled “Risk Factors” set forth elsewhere in these financial statements.

Regulation of the Mining Industry in Australia
Each Australian state and territory has its own legislation regulating the exploration for and mining of minerals. Our key exploration and mining operations are regulated by the Mining Act 1978 (WA), the Mining Act 1992 (NSW) and their related regulations.
In Western Australia, State Agreements are contracts between the State and the proponents of major resources projects within Western Australia, and are intended to foster resource development and related infrastructure investments. These agreements are approved and ratified by the Parliament of Western Australia. The State Agreement relevant to the development of certain of our Western Australian operations is the agreement authorized by the Mineral Sands (Cooljarloo) Mining and Processing Agreement Act 1988 (WA). This agreement concluded in March 2020 and Tronox's rights and obligations are now covered by the Western Australian Mining Act.
Regulation of Finished Product Manufacturing
Our business is subject to extensive regulation by federal, state, local and foreign governments. Governmental authorities regulate the generation and treatment of waste and air emissions at our operations and facilities. At many of our operations, we also comply with worldwide, voluntary standards developed by the International Organization for Standardization (“ISO”), a nongovernmental organization that promotes the development of standards and serves as a bridging organization for quality and environmental standards, such as ISO 9002 for quality management and ISO 14001 for environmental management.
Chemical Registration
As a chemical manufacturer with global operations, we are subject to a wide array of regulations regarding the import, export, labelling, use, storage and disposal of our products. We are obliged to comply with the regulation of chemical substances and inventories under the Toxic Substances Control Act in the United States and the Registration, Evaluation and Authorization of Chemicals (“REACH”) regulation in Europe, as well as a growing list of analogous regimes in other parts of the world, including China, South Korea and Taiwan. Manufacturers and importers of chemical substances must register information regarding the properties of their existing chemical substances with the European Chemicals Agency (“ECHA”). REACH regulations require chemical substances which are newly imported or manufactured in the EU to be registered before being placed on the market, assessed for human health or environmental risk and for registrations to be updated periodically such as when new information emerges relevant to human health or environmental risks associated with the production or use of the substance. For additional information on this topic, see section entitled “Risk Factors - Risks Relating to our Legal and Regulatory Environment - Our TiO2 products are subject to increased regulatory scrutiny that may impede or inhibit widespread usage of TiO2 and / or diminish the Company's ability to sustain or grow its business or may add significant costs of doing business.”
Greenhouse Gas Regulation
Globally, our operations are subject to regulations that seek to reduce emissions of GHGs. We currently report and manage GHG emissions as required by law for sites located in jurisdictions requiring such managing and reporting of GHGs, primarily the European Union and Australia. For additional information on this topic, see section entitled “Risk Factors – Risks Relating to our Legal and Regulatory Environment - ESG issues, including those related to climate change and sustainability, may subject us to additional costs and restrictions, including increased energy and raw material costs, which could have an adverse effect on our business, financial condition and results of operations, as well as damage our reputation.”
Environmental Matters
We are subject to a broad array of international, federal, state, and local laws and regulations relating to safety, pollution, protection of the environment, and the generation, storage, handling, transportation, treatment, disposal, and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring, and occasional investigations by governmental enforcement authorities. Under these laws, we are or may be required to obtain or maintain permits or licenses in connection with our operations. In addition, under these laws, we are or may be required to remove or mitigate the effects on the environment of the disposal or release of chemical, petroleum, low- level radioactive and other substances at our facilities. We may incur future costs for capital improvements and general compliance under environmental, health, and safety laws, including costs to acquire, maintain, and repair pollution control equipment. Environmental laws and regulations are becoming increasingly stringent, and compliance costs are significant and will continue to be significant in the foreseeable future. There can be no assurance that such laws and regulations or any environmental law or regulation enacted in the future is not likely to have a material effect on our business. We believe we are in compliance with applicable environmental rules and regulations in all material respects.
Properties
SUMMARY DISCLOSURE
Below are our primary offices and facilities at December 31, 2023. We believe our properties are in good operating condition, and are well maintained. Pursuant to separate financing agreements, substantially all our material U.S., European and Australian properties are pledged or encumbered to support or otherwise provide security for our indebtedness.
Our primary office locations consisted of the following:
Location	Owned/Leased	Offices
Stamford, Connecticut	Leased	263 Tresser Boulevard, Suite 1100
Stallingborough, United Kingdom	Owned	Laporte Road
Oklahoma City, Oklahoma	Owned	3301 NW 150 Street
Overview of Our Vertical Integration
Tronox is the world's leading vertically integrated manufacturer of TiO2 pigment. We produce the majority of our internal TiO2 pigment feedstock requirements internally at our mine and mineral processing facilities. Our supply chain consists of mining operations in South Africa and Australia, separation and upgrading facilities located near our mines where we separate and process raw ore and then “upgrade” the titanium content of the raw ore to produce specialized chloride TiO2 feedstock materials (titanium slag and synthetic rutile) and nine TiO2 pigment production facilities located on six continents. The internal TiO2 feedstocks we produce include titanium slag, synthetic rutile, natural rutile, leucoxene, chloride ilmenite and sulfate ilmenite.
As part of our TiO2 value chain, we explore, acquire, mine and process heavy mineral sands to produce Heavy Mineral Concentrate (“HMC”) from which the Valuable Heavy Mineral (VHM) titanium and zircon products are made. HMC is produced from heavy mineral sands primarily through spiral gravity concentration at our mines. Mined material is transported to our nearby integrated mineral separation plants (MSP) to separate and concentrate VHMs by gravity, magnetic and electrostatic techniques. Multiple grades of titanium minerals and zircon may be produced from each MSP. The three titanium feedstocks which result from the MSP process (natural rutile, leucoxene and ilmenite) are each handled differently. Natural rutile and leucoxene are ordinarily shipped from the MSP to one of our TiO2 pigment production facilities. Depending on the TiO2 content of mined ilmenite, we either use it directly to produce TiO2 pigment or we upgrade it to produce titanium slag at our two South African smelter operations and synthetic rutile (SR) at our Chandala metallurgical complex in Western Australia. Our internally sourced titanium mineral products provide a secure, long-term low-cost supply of high-grade feedstock for our TiO2 pigment manufacturing facilities.
There is a high degree of substitutability among natural rutile, synthetic rutile, titanium slag, leucoxene and chloride ilmenite as titanium feedstocks for chloride pigment production. The commercial value of titanium feedstock is a function not only of TiO2 content and supply and demand balances, but also particle size, trace element geochemistry, logistics and other factors. The global TiO2 industry is a value-added supply chain, with final product prices for TiO2 pigment, typically significantly higher than that of chloride or sulfate ilmenite, the backbone of the global titanium mineral supply. The revenue assumptions for titanium feedstocks we applied to determine our reserve estimates, as described below, are based on market intelligence gathered from internal and external experts, sales contracts and historic pricing. The economic assessment is done on a minerals only basis and no value of downstream upgrading is attributed to the minerals units.
In 2023, we produced concentrates of ilmenite, rutile, leucoxene, and zircon from five operations:
•	Namakwa Sands, Western Cape, South Africa;

•	KwaZulu-Natal (“KZN”) Sands, KwaZulu-Natal, South Africa;
•	Northern Operations, Western Australia;
•	Southern Operations, Western Australia; and
•	Eastern Operations, Murray Basin, New South Wales, Australia.
Ilmenite from our Namakwa and KZN Sands mines in South Africa is converted to titanium slag at our smelters at Saldanha Bay, Western Cape and Empangeni, KwaZulu-Natal, respectively. Ilmenite from our Cooljarloo mine in Western Australia is converted to SR at our Chandala metallurgical complex which is most commonly used as feedstock to our TiO2 pigment plants at Kwinana and Kemerton, both of which are south of Perth in Western Australia.
Mining Operations
Tronox owns and operates six mining and mineral processing operations, each including one or more heavy mineral sand (“HMS”) mines producing HMC which is separated into valuable co-products, primarily zircon and TiO2 feedstocks --- ilmenite, natural rutile or leucoxene --- in a dedicated mineral separation plant.
In South Africa, the Namakwa Sands operations include two open-pit mines at Brand-se-Baai, each with a dedicated primary gravity concentration plant and a secondary concentration plant (SCP) that processes the HMC from both primary plants.
Products from the SCP are further processed to finished mineral products at a nearby MSP in Koekenaap. Ilmenite product is further processed into titanium slag and pig iron at a two-furnace smelter at Saldanha, Western Cape, South Africa which is two hundred kilometers south of Koekenaap. The KZN operations have an open pit hydraulic mine at Fairbreeze with a primary gravity concentration plant, a MSP at nearby Empangeni alongside a two-furnace smelter complex, and export facilities at the port of Richards Bay.
In Australia, the Northern Operations consist of the Cooljarloo dredge mine and floating primary gravity concentration plant, and the Chandala metallurgical complex, consisting of a mineral separation plant and SR plant. The Southern Operations consist of a dry open pit mine and primary concentration at Wonnerup and a mineral separation plant at Bunbury.

The Eastern Operations in the Murray Basin of Australia includes one operating dredge mine at Ginkgo which is supplemented by a dry open pit mine at Crayfish, a dry open pit mine at Atlas Campaspe and a mineral separation plant at Broken Hill, NSW. The Snapper mine ceased production in April 2022 after 12 years of production. The Gingko and Crayfish mines are expected to be mined until mid-2024. Construction at Atlas commenced in 2022 and ramped up to full production in the first quarter of 2023. The Atlas Campaspe mine is abundant in natural rutile and high value zircon and will be a significant source of high-grade ilmenite suitable for direct use or upgraded feedstock production.

Botlek
the Netherlands
90 kMT
Stallingborough
UK
R&D
165 kMT
Thann
France
R&D
32 kMT
Stamford
USA
Hamilton
USA
225 kMT
Oklahoma City
USA
R&D
Yanbu
Saudi Arabia
200 kMT
Jeddah
Saudi Arabia
Fuzhou
China
46 kMT
Seoul
Korea
Shanghai
China
Hyderabad
India
Singapore
Singapore City
Salvador, Bahia
Brazil
60 kMT
São Paulo
Brazil
Centurion
South Africa
Port Durnford
South Africa
Namakwa
South Africa
KZN Sands
South Africa
Dongara
Australia
Chandala
Australia
Cooljarloo
Australia
Kwinana
Australia
150 kMT
Wonnerup/Northshore
Australia
Australind/Kemerton
Australia
110 kMT
Broken Hill
Australia
Ginkgo
Australia
Atlas/Campaspe
Australia
Karra/Cylinder
Australia
Tronox Corporate
Chloride Pigment
Sulfate Pigment
Mineral Sands
Operational Offices

Figure 1 Showing global site and offices including locations with resources and reserves.
Pigment Operations
Our pigment production facilities utilize the titanium mineral feedstock from our mining and processing operations to produce TiO2 pigment products. The following table lists our TiO2 pigment production facilities and capacity (in metric tonnes per year), by location:
Facility	Production	TiO2 Capacity	Process
Hamilton, Mississippi, USA	TiO2	225,000	Chloride
Yanbu, Saudi Arabia	TiO2	200,000	Chloride
Stallingborough, England, United Kingdom	TiO2	165,000	Chloride
Kwinana, Western Australia	TiO2	150,000	Chloride
Kemerton, Western Australia	TiO2	110,000	Chloride
Botlek, the Netherlands	TiO2	90,000	Chloride
Salvador, Bahia, Brazil	TiO2	60,000	Sulfate
Fuzhou, Jiangxi Province, China	TiO2	46,000	Sulfate
Thann, Alsace, France	TiO2	32,000	Sulfate

Aggregate Annual Production
TRONOX MINERAL SAND - AGGREGATE MINERAL PRODUCTION FOR THE PAST THREE YEARS
(metric tonnes per year)
Product	2023	2022	2021
Rutile(1)
Australia
Cooljarloo	15,453	18,850	25,519
Atlas-Campaspe	61,576	—	—
South Africa
Namakwa Sands	27,929	31,304	28,994
KZN Sands	18,427	16,326	21,478
All Other Properties	29,154	92,644	65,603
Total	152,539	159,124	141,594
Ilmenite(2)
Australia
Cooljarloo	126,675	143,049	185,481
Atlas-Campaspe	172,079	—	—
South Africa
Namakwa Sands	532,538	567,050	408,471
KZN Sands	318,771	290,407	429,271
All Other Properties	94,649	155,593	167,758
Total	1,244,712	1,156,099	1,190,981
Zircon(3)
Australia
Cooljarloo	18,995	21,694	27,490
Atlas-Campaspe	25,763	—	—
South Africa
Namakwa Sands	89,803	107,967	112,844
KZN Sands	30,974	31,839	40,368
All Other Properties	14,376	38,233	39,123
Total	179,911	199,733	219,825
HMC(4)
Australia
Cooljarloo	231,969	265,982	316,942
Atlas-Campaspe	398,607	—	—
South Africa
Namakwa Sands	2,350,156	1,576,618	1,663,243
KZN Sands	509,778	429,521	498,502
All Other Properties	202,249	321,902	436,146
Total	3,692,759	2,594,023	2,914,833
(1)	includes natural rutile + leucoxene
(2)	includes multiple grades of TiO2 grades of ilmenite
(3)	includes multiple grades of zircon
(4)	HMC = Heavy Mineral Concentrate

Mineral Properties
Mining and Mineral Tenure
Our heavy mineral exploration and mining activities in South Africa and Australia are regulated by the South African Department of Mineral Resources, the Western Australia Department of Mines, Industry Regulation and Safety and the New South Wales Department of Planning, Industry and Environment. All exploration and mining activities are subject to multiple levels of environmental regulatory review, including approvals of environmental plans and public comment periods as pre- conditions to granting of mineral tenure.
Mineral Tenure - South Africa
Our two South African mineral sand mining processing chains are operated by Namakwa Sands and KZN Sands, both indirect, wholly-owned subsidiaries of Tronox Holdings plc. The South African Department of Mineral Resources and Energy (“DMRE”) is the regulatory administrator of mineral rights in South Africa, subject to the provisions of the Mineral and Petroleum Resources Development Act (“MPRDA”), No. 28 of 2004, as amended in 2016. The MPRDA vests all mineral rights in South Africa in the national government and establishes conditions for the acquisition and maintenance of prospecting and mining rights. Prospecting rights and mining rights may only be granted by the DMRE. Prospecting rights are granted for a maximum period of five years and can be renewed once for an extension of up to three years. Prospecting rights may be revoked for non-compliance with the terms of the prospecting right.
Mining right applications require additional approvals by the Department of Environmental Affairs (“DEA”) of an Environmental Management Program (“EMP”) and an Integrated Water and Land Use License.
Mining rights are valid for up to 30 years and may be extended by 30-year renewals, subject to compliance with conditions established in the EMP and by the MPRDA. Environmental permitting and compliance are co-administered by the regional offices of DEA and Development Planning. All rights, licenses and permits for Namakwa Sands and KZN Sands are in good standing.
On the Western Cape of South Africa, Tronox holds mining rights over an area of 19,205 hectares (47,457 acres) and surface rights totaling 17,111 hectares (43,542 acres) at the active mining site near Brand-se-Baai, commonly referred to as our Namakwa Sands operation. On the Eastern coast of South Africa, Tronox controls mining and prospecting rights covering approximately 4,041 hectares (9,986 acres) at KZN, where surface access rights are either owned directly by KZN Sands or secured by agreements with Mondi Ltd. A further 4,790 hectares (11,836 acres) of prospecting rights are held by a direct, wholly-owned subsidiary of KZN Sands at the nearby Port Durnford and Waterloo project areas which we are currently in the process of converting into a mining right.
Mineral Tenure - Australia
Our Australian mineral properties are divided into the Northern and Southern Operations on the Swan Coastal Plain of Western Australia and the Eastern Operations in the Murray Basin of New South Wales and Victoria. Mining tenements in Australia are managed at the State or Territorial level. In Western Australia, Mining Leases, Exploration Licenses and Retention Licenses are granted and administered by the Western Australian Department of Mines, Industry Regulation and Safety, and in New South Wales by the NSW Department of Planning, Industry and Environment, under the authority of the Western Australian Mining Act 1978 and the New South Wales Mining Act 1992, respectively. Principal environmental authorities are the Western Australian Department of Water and Environmental Regulation and the NSW Environment Protection Authority.
At the Northern Operations in Western Australia, Tronox controls mining leases, exploration and other licenses and rights covering a total 50,838 hectares (125,623 acres). Mining and Public Environmental Review plans are approved for the Cooljarloo mine and approval to extend the environmental plans for Dongara were recently approved. Environmental Protection Agency approval of Cooljarloo West has also been approved. The main Cooljarloo deposit covers 9,744 hectares (24,078 acres). We hold 14 mining leases at the Dongara project. Three older mining leases are held at our Jurien property, the site of a former heavy minerals open pit mine operated by another party in the 1970’s.
Tronox holds mining and exploration licenses totaling 533,500 hectares (1,318,307 acres) in the South Perth Basin and Murray Basin heavy mineral provinces of Australia.

The Southern Operations in the southwest of Western Australia comprises 29 mining leases, 3 exploration licenses, 3 retention licenses, 2 general purpose leases and 2 miscellaneous licenses totaling 9,100 hectares.
Tronox holds 5 mining leases, 16 exploration licenses and 2 retention licenses in our Eastern Operations in the Murray Basin of New South Wales, Victoria and South Australia. The tenements cover approximately 524,400 hectares (2,025 sq miles). Three mining leases west of Pooncarie, NSW cover approximately 6,720 hectares (16,605 acres) surrounding our active mines at Ginkgo, Crayfish and rehabilitation site at Snapper. One mining lease of 2,330 hectares is at the Atlas Campaspe mining project in NSW.
Mineral Sands - South Africa and Australia
HMS deposits are natural concentrations of granular minerals of high density (conventionally above about 2.85 gm/cm3). Titanium-rich HMS deposit source rocks are typically granitic and/or high-grade metamorphic crystalline rocks. The heavy mineral assemblage of a particular HMS deposit generally reflects the ilmenite, leucoxene, natural rutile and zircon contained in local and regional source rocks. Factors that influence the formation of HMS deposits include erosion of crystalline source rocks, fluvial transport to the coastline, longshore drift, coastal geomorphology, deposition of heavy minerals, and prolonged natural sorting of heavy minerals by water and wind, according to the density, size and shape of HM grains. Post-depositional geological processes that can affect the economic viability of a HMS deposit include in situ weathering, induration of the host sands, and natural preservation or destruction of the HMS deposit.
Not all heavy minerals have commercial value, and a distinction is made between the Total Heavy Minerals (“THM”) and VHM. Typical VHM assemblages include the titanium-iron oxide mineral, ilmenite (FeTiO3); rutile, a premium TiO2 feedstock mineral; leucoxene, a natural alteration product of weathered ilmenite; and zircon, a zirconium silicate (ZrSiO4) valuable for its use in a diverse range of industrial and construction applications. Other HM of commercial value, such as garnet, staurolite, kyanite and monazite, may be recovered as by-products.
Of interest recently is the potential use of monazite, both in contained ore bodies and in stockpiled sources located near the mineral separation processes at Namakwa Sands. Monazite has increasing commercial value due to a high concentration of rare earth metals which can be separated by well-established methods. Rare earths are expected to remain in high demand as demand grows for electric vehicles, wind turbines, and consumer goods that require rare earth-containing permanent magnets. We currently do not know the metallurgical recovery potential for the monazite as our processes have historically focused on traditional value minerals. Given the increasing importance of monazite, we are evaluating new processes to better understand the grade and recoverability of monazite in our mining tenements.
Reporting of Reserves and Resources
The following tables summarize our reserves and resources as well as their contained in situ total heavy minerals (THM) and heavy mineral (HM) assemblages as of December 31, 2023 based on long-term price assumptions. The sole purpose of the operational and related financial data presented is to demonstrate the economic feasibility of the mineral reserves. The information presented originates from comprehensive techno-economic modelling, which is subject to change as assumptions and inputs are updated, and as a result does not guarantee future operational or financial performance. Consistent with industry standards, Tronox values its mineral reserves based on the prices at which its titanium and zircon mineral products would sell on freely traded markets, as forecasted by third-party industry consultancies.
All of our reserves are reported on the basis of our 100% ownership of in-place, economically extractable ore, determined from comprehensive geological, mining, processing and economic models. Reserve classifications of proven or probable are based on the level of confidence in the appropriate resource estimates. Our residual resources are those areas of mineralized ground which have either had insufficient drilling to confidently define the shape, grade and recoverability of the valuable minerals as well as not yet having been subjected to a detailed assessment of the impact of validated “modifying factors” on the revenue generating potential of a deposit.
Our mineral resource and reserve estimates are based on extensive geological resource models modified by various mining and processing factors and assessed in a techno-economic model for commercial viability. This constitutes a Life-of-Mine-Plan (LOMP) for each operation. Our LOMP and reserve estimates are optimized with respect to anticipated revenues and costs.

Assumptions are developed from our extensive experience and include mining parameters, processing recoveries, operating costs, foreign exchange, and rehabilitation. Each of our operations reconcile predicted mining and processing metrics with actual production and recovery data on a monthly basis. Our models are updated as necessary and used to determine ore boundaries based on economic assumptions, certain of which are set forth below the following tables. For reserves where there is substantial asset investment post the minerals production stage, parameters that best utilize the whole value chain may take precedence over maximizing value from the minerals business unit, therefore impacting the optimal mining shell and effective cut-off grade.
Not all HMS deposits are alike. Our reserves, as set forth in the table below, have a higher confidence level because we have undertaken sufficient drilling density and validation. Resources present unconfirmed continuity and variability in grade, HM assemblage, or other characteristics, as well as the indeterminate impact of modifying factors, and hence are not classified as reserves.
Within the broad category of resources, inferred resources have a lower level of geological confidence than do indicated resources with measured resources being the highest confidence level from a geological perspective. Only indicated resources and measured resources can be converted to reserves with proven reserves having a higher level of economically exploitable confidence than probable reserves. The following tables have been determined to be economically- exploitable by individuals competent and qualified to act under the new disclosure requirements as “Qualified Persons.” Each of the Qualified Persons is an employee of an indirect, wholly owned subsidiary of the Company.
For clarity, in the tables below, our reserves have been excised from the resources as they can be proven to be profitably mined and processed. The remaining deposit that exceeds cut-off grade, but have not yet been demonstrated to be profitable by virtue of either recoverable grade, operating cost or capital required to develop, are separately defined as resources.
The decrease in resources at all operating sites in 2023 as compared to 2022 is primarily attributed to mining depletion. In addition, as of December 31, 2023 the remaining resources for Crayfish, Ginkgo and Wonnerup were removed from the resources table because they were considered unlikely to ever be economically viable due to their being either too low in grade, too deeply buried, sterilized by previous mining operations or located within environmentally sensitive locations.
The decrease in reserves at all operating sites in 2023 as compared to 2022 is primarily attributed to mining depletion. In July 2023, mining ceased at Crayfish due to poor project economics. The remaining Crayfish material was removed from reserves.

TRONOX MINERAL SANDS - 2023-2022 RESOURCES(1)
	2023							2022
	Resource Category	Material (million tonnes)	HM%	Mineral Assemblage (% of THM)			Change (+/-) from 2022 (%)[1]	Material (million tonnes)	HM%	Mineral Assemblage (% of THM)
MINE/ DEPOSIT				Ilmenite	Rutile and Leucoxene	Zircon				Ilmenite	Rutile and Leucoxene	Zircon
Namakwa Sands Dry Mine - Western Cape RSA(2)
	Measured	112	7.0%	32.6	6.1	7.8		104	8.0%	30.2	5.9	6.9
	Indicated	84	6.5%	28.3	5.6	6.9		86	6.5%	28.3	5.6	6.9
	Measured + Indicated	196	6.7%	30.8	5.9	7.4		190	7.3%	29.3	5.8	6.9
	Inferred	110	5.5%	35.1	8.1	6.6		110	5.5%	35.1	8.1	6.6
	Total	306	6.3%	32.3	6.7	7.1	2.0	300	6.7%	31.4	6.6	6.7
KZN Sands Hydraulic Mine - KwaZulu-Natal RSA(3)
	Measured	38	4.1%	63.5	9.4	7.7		48	4.2%	64.3	8.1	7.7
	Indicated	—	—%	—	—	—		1	2.0%	53.5	7.0	7.5
	Measured +
	Indicated	38	4.1%	63.5	9.4	7.7		49	4.1%	64.1	8.1	7.6
	Inferred	55	3.4%	54.6	7.1	7.1		56	3.4%	54.6	6.9	7.1
	Total	93	3.7%	58.2	8.0	7.4	(11.4)	105	3.7%	59.1	7.4	7.3
Cooljarloo – Dredge Mine - Western Australia(4)
	Measured	1	0.9%	54.9	7.2	9.3		10	1.6%	59.3	7.7	9.8
	Indicated	282	1.5%	61.3	6.7	10.5		282	1.5%	61.4	6.7	10.5
	Measured + Indicated	283	1.5%	61.3	6.7	10.5		292	1.5%	61.3	6.8	10.4
	Inferred	12	2.9%	58.0	7.3	9.0		12	2.9%	58.0	7.3	9.0
	Total	295	1.6%	61.2	6.8	10.4	(2.9)	304	1.6%	61.1	6.8	10.4
Dongara Planned Dry Mine - Western Australia(5)
	Measured	109	4.1%	50.2	9.0	10.8		109	4.1%	50.2	9.0	10.8
	Indicated	31	3.5%	53.7	9.1	12.4		31	3.5%	53.7	9.1	12.4
	Measured + Indicated	140	3.9%	52.0	9.1	11.6		140	3.9%	52.0	9.1	11.6
	Inferred	46	3.7%	56.1	8.9	9.2		46	3.7%	56.1	8.9	9.2
	Total	186	3.9%	52.1	9.0	10.7	0.0	186	3.9%	52.1	9.0	10.7
Atlas-Campaspe Dry Mine - New South Wales Australia(6)
	Measured	27	2.5%	58.8	10.9	11.7		27	2.5%	58.8	10.9	11.7
	Indicated	—	—%	—	—	—		—	— %	—	—	—
	Measured + Indicated	27	2.5%	58.8	10.9	11.7		27	2.5%	58.8	10.9	11.7
	Inferred	83	3.1%	60.1	5.8	13.1		83	3.1%	60.1	5.8	13.1
	Total	110	3.0%	59.8	6.9	12.8	0.0	110	3.0%	59.8	6.9	12.8
Port Durnford - KwaZulu-Natal RSA(7)
	Measured	143	4.5%	67.6	6.0	9.3		143	4.5%	67.6	6.0	9.3
	Indicated	340	4.1%	67.4	6.1	9.3		340	4.1%	67.4	6.1	9.3
	Measured + Indicated	483	4.2%	67.5	6.1	9.3		483	4.2%	67.5	6.1	9.3
	Inferred	466	3.5%	71.8	6.3	10.0		466	3.5%	71.8	6.3	10.0
	Total	949	3.9%	69.4	6.2	9.6	0.0	949	3.9%	69.4	6.2	9.6
Wonnerup Dry Mine - Western Australia(8)
	Measured	—	— %	—	—	—		13	4.6%	77.5	12.0	8.8
	Indicated	—	— %	—	—	—		6	4.8%	86.9	3.3	7.6
	Measured + Indicated	—	— %	—	—	—		19	4.6%	80.5	9.2	8.4
	Inferred	—	— %	—	—	—		3	4.4%	84.0	4.0	8.3
	Total	—	— %	—	—	—	(100.0)	22	4.6%	81.0	8.5	8.4

	2023							2022
	Resource Category	Material (million tonnes)	HM%	Mineral Assemblage (% of THM)			Change (+/-) from 2022 (%)[1]	Material (million tonnes)	HM%	Mineral Assemblage (% of THM)
MINE/ DEPOSIT				Ilmenite	Rutile and Leucoxene	Zircon				Ilmenite	Rutile and Leucoxene	Zircon
Ginkgo-Crayfish Dredge/ Dry Mines - New South Wales Australia(9)
	Measured	—	— %	—	—	—		78	1.3%	47.9	18.2	12.4
	Indicated	—	— %	—	—	—		—	— %	—	—	—
	Measured + Indicated	—	— %	—	—	—		78	1.3%	47.9	18.2	12.4
	Inferred	—	— %	—	—	—		59	1.1%	47.9	17.9	13.0
	Total	—	— %	—	—	—	(100.0)	137	1.2%	47.9	18.1	12.6
Kara/Cylinder - New South Wales Australia(10)
	Measured	—	—%	—	—	—		—	— %	—	—	—
	Indicated	165	4.4%	49.4	12.9	12.0		165	4.4%	49.4	12.9	12.0
	Measured + Indicated	165	4.4%	49.4	12.9	12.0		165	4.4%	49.4	12.9	12.0
	Inferred	26	2.8%	51.1	19.6	14.3		26	2.8%	54.4	24.4	14.2
	Total	191	4.1%	49.5	13.5	12.2	0.0	191	4.1%	49.8	13.9	12.2
Total Resources
	Measured	430	4.9%	50.2	7.1	9.0		532	4.4%	49.9	7.5	8.8
	Indicated	902	3.5%	55.4	7.7	9.8		911	3.6%	55.6	7.7	9.7
	Measured + Indicated	1,332	4.0%	53.3	7.5	9.5		1,443	3.9%	53.2	7.6	9.3
	Inferred	798	3.7%	60.6	7.1	9.4		861	3.5%	60.6	7.5	9.5
	Total	2,130	3.9%	56.0	7.4	9.4	(7.6)	2,304	3.8%	55.8	7.6	9.4
(See footnotes below the following table.)
TRONOX MINERAL SANDS - 2023-2022 RESERVES
		2023						2022
				Mineral Assemblage (% of THM)						Mineral Assemblage (% of THM)
MINE/ DEPOSIT	Reserve Category	Material (million tonnes)	HM%	Ilmenite	Rutile and Leucoxene	Zircon	Change (+/-) From 2022	Material (million tonnes)	HM%	Ilmenite	Rutile and Leucoxene	Zircon
Namakwa Sands Dry Mine - Western Cape RSA(2)
	Proven	121	7.2%	37.8	8.8	9.1		136	7.4%	37.6	8.7	9.0
	Probable	545	5.7%	51.6	10.7	10.8		551	5.4%	53.8	11.2	11.4
	Total Reserves	666	5.9%	48.6	10.3	10.5	(3.0)	687	5.8%	49.7	10.6	10.8
KZN Sands Hydraulic Mine KwaZulu-Natal RSA(3)
	Proven	187	5.6%	61.3	7.6	7.5		198	5.6%	61.7	7.4	7.6
	Probable	15	3.9%	54.8	5.6	7.3		11	3.7%	51.8	5.0	7.0
	Total Reserves	202	5.5%	61.0	7.5	7.5	(2.9)	209	5.5%	61.3	7.3	7.6
Cooljarloo – Dredge Mine - Western Australia(4)
	Proven	177	1.7%	61.9	7.7	11.0		210	1.6%	61.5	7.7	10.7
	Probable	130	2.0%	60.5	8.3	12.3		130	2.0%	60.5	8.3	12.3
	Total Reserves	307	1.8%	61.2	8.0	11.6	(9.7)	340	1.8%	61.1	8.0	11.4
Atlas-Campaspe Dry Mine - New South Wales Australia(6)
	Proven	107	6.0%	60.7	11.5	12.7		110	6.3%	60.7	11.8	12.5
	Probable	—	— %	—	—	—		—	— %	—	—	—
	Total Reserves	107	6.0%	60.7	11.5	12.7	(2.2)	110	6.3%	60.7	11.8	12.5

		2023						2022
				Mineral Assemblage (% of THM)						Mineral Assemblage (% of THM)
MINE/ DEPOSIT	Reserve Category	Material (million tonnes)	HM%	Ilmenite	Rutile and Leucoxene	Zircon	Change (+/-) From 2022	Material (million tonnes)	HM%	Ilmenite	Rutile and Leucoxene	Zircon
Wonnerup Dry Mine - Western Australia(8)
	Proven	7	5.4%	71.1	18.4	9.4		9	5.3%	70.1	19.1	9.6
	Probable	4	5.7%	77.0	11.9	8.9		4	5.7%	77.5	11.4	8.8
	Total Reserves	11	5.5%	73.3	15.9	9.2	(16.2)	13	5.4%	72.6	16.5	9.4
Ginkgo Dredge/ Dry Mines - New South Wales Australia(9)
	Proven	4	1.3%	57.1	13.0	13.2		26	1.9%	51.5	16.3	12.7
	Probable	—	— %	—	—	—		—	— %	—	—	—
	Total Reserves	4	1.3%	57.1	13.0	13.2	(84.7)	26	1.9%	51.5	16.3	12.7
Total Reserves
	Proven	603	4.8%	54.3	9.0	9.5		689	4.7%	54.0	9.1	9.5
	Probable	694	5.0%	52.5	10.4	10.9		696	4.7%	54.4	10.9	11.4
	Total Reserves	1,297	4.9%	53.3	9.8	10.2	(6.2)	1,385	4.7%	54.2	10.0	10.5
1.	Mineral resources are exclusive of reserves. Mineral resources and reserves are reported using in-situ points of reference.
2.
For Namakwa Sands, price assumptions used for resource and reserve estimations are $1,840 per metric ton of Zircon, $248 per metric ton of Ilmenite and $1,328 per metric ton of Rutile. The cutoff grade used for the resource estimate is based on a break-even cutoff of 0.3% Zircon. Reserves are defined by a complex optimization process which is explained in detail in the Namakwa Sands TRS. Saleable product yield (recovery) used for our reserve estimates were 63% per metric ton of Zircon, 68% per metric ton of Ilmenite and 63% per metric ton of Rutile.

3.
For KZN Sands, price assumptions used for resource and reserve estimations are $1,835 per metric ton of Zircon, $248 per metric ton of Ilmenite and $1,328 per metric ton of Rutile. The cutoff grade used for the resource estimate is based on a break-even cutoff of 1.5% ilmenite. Reserves are defined by a complex optimization process which is explained in detail in the KZN Sands TRS. Saleable product yield (recovery) used for our reserve estimates were 80% per metric ton of Zircon, 66% per metric ton of Ilmenite and 75% per metric ton of Rutile.

4.
For Cooljarloo, price assumptions used for resource and reserve estimations are $1,378 per metric ton of Zircon, $293  per metric ton of Chloride Ilmenite, $973 per metric ton of Rutile and $911 per metric ton of Leucoxene. The cutoff grade used for the resource estimate is based on a nominal bottom cut of 1.0% HM. Reserves are defined by a complex optimization process which is explained in detail in the Cooljarloo TRS. Saleable product yield (recovery) used for our reserve estimates were 83% per metric ton of Zircon, 85% per metric ton of Chloride Ilmenite, 88% per metric ton of Rutile and 79% per metric ton of Leucoxene.

5.
For Dongara, price assumptions used for preliminary resource economic assessments are $1,491 per metric ton of Zircon, $313 per metric ton of Chloride Ilmenite, $960 per metric ton of Rutile and $900 per metric ton of Leucoxene.

6.
For Atlas-Campaspe, price assumptions used for resource and reserve estimations are $1,495 per metric ton of Zircon, $246 per metric ton of Chloride Ilmenite, $162 per metric ton of Sulfate Ilmenite, $1,088 per metric ton of Rutile and $314 per metric ton of Leucoxene (East). The cutoff grade used for the resource estimate is based on a nominal bottom cut of 1.0% HM. Reserves are defined by a complex optimization process which is explained in detail in the Atlas-Campaspe TRS. Saleable product yield (recovery) used for our reserve estimates were 79% per metric ton of Zircon, 96% per metric ton of Ilmenite, 92% per metric ton of Rutile and 87% per metric ton of Leucoxene.

7.	For Port Durnford, price assumptions used for preliminary resource economic assessments are $1,835 per metric ton of Zircon, $248 per metric ton of Ilmenite and $1328 per metric ton of Rutile.
8.
For Wonnerup, price assumptions used for resource and reserve estimations are $2,023 per metric ton of Zircon, $291 per metric ton of Chloride Ilmenite, $256 per metric ton of Sulfate Ilmenite, $333 per metric ton of Secondary Ilmenite and $1,122 per metric ton of Leucoxene.

9.
For Ginkgo-Crayfish, price assumptions used for resource and reserve estimations are $1,495 per metric ton of Zircon, $246 per metric ton of Chloride Ilmenite, $162 per metric ton of Sulfate Ilmenite, $1,088 per metric ton of Rutile and $314 per metric ton of Leucoxene (East).

10.
For Kara/Cylinder, price assumptions used for preliminary resource economic assessments are $1,356 per metric ton of Zircon, $239 per metric ton of Chloride Ilmenite, $168 per metric ton of Sulfate Ilmenite, $1,247 per metric ton of Rutile and $347 per metric ton of Leucoxene (East).

Abbreviations, Definitions, and Notations
Reserves —mineralized material inclusive of dilution, determined to be economically and legally exploitable as of December 31, 2023, classified as either Probable Reserves or Proven Reserves, based on level of confidence.
Resources – mineralized ground which has either had insufficient drilling to confidently define the shape, grade and recoverability of the valuable minerals as well as not yet having been subjected to a detailed assessment of the impact of validated modifying factors on the revenue generating potential of a deposit.
LOMP — Life-of-Mine-Plans (LOMPs) have been developed for each mine site by teams of Tronox professionals based on the mineral reserves and resources, realistic assumptions of geological, mining, metallurgical, economic, marketing, legal, environmental, social, governmental, engineering, operational and all other modifying factors in sufficient detail to demonstrate at the time of reporting that extraction is reasonably justified.
THM — total heavy minerals, densities >2.85 g/cm3 regardless of commercial value
VHM — valuable heavy minerals, including Ilmenite, Rutile, Leucoxene & zircon, reported as percentage of THM. Minor computational discrepancies may be due to rounding.
Cooljarloo Dredge Mine reserves include Cooljarloo and Cooljarloo West
Key Assumptions — economic viability is determined by techno-economic modeling that integrates geological, analytical and geotechnical databases, mining parameters, metallurgical recoveries, known or forecast operating costs, cost of capital, and product sales prices at time of production. Historical sales prices by themselves are unreliable predictors of future prices, and our forecasts are based on our private contracts, internal and external market research.
Disclosures of mineral reserves traditionally include a cut-off grade, the grade in a mineral deposit below which material cannot be profitably mined and processed. However, economic exploitability is determined by many modifying factors other than grade, and most modern mining operations, including ours, use detailed computer models utilized by employees who possess the experience and technical expertise to identify what parts of a deposit are economically exploitable.
Production forecasts of commercial-quality titanium mineral and zircon concentrates from reserves are taken from our Life- of-Mine Plans. Mining recoveries are typically close to 100%, but metallurgical recoveries in each concentration step can vary widely, as a function of ore and mineral characteristics. We apply recovery factors based on actual operating data.
Mineral reserve estimates, life-of mine projections, and revenue assumptions are inherently forward-looking and subject to market conditions, uncertainties, and unanticipated events beyond our control.
INDIVIDUAL PROPERTY DISCLOSURE
Tronox Northern Operations (Cooljarloo)
Tronox Management Pty Ltd is a subsidiary of Tronox Holdings plc and is the operator of Tronox Northern Operations which includes:
•	Cooljarloo Mine, 170 km north of Perth, where heavy mineral concentrates are produced from dredge mining operations;
•	Cooljarloo West and Osprey deposits, which conjoin the Cooljarloo Mine operations;
•
Chandala Processing Plant, 60 km north of Perth, where the heavy mineral concentrates (HMC) are separated into saleable mineral products and also where ilmenite is further upgraded to synthetic rutile;

•	The laboratory and mineral testing facility is also located at the Chandala site.
Mining tenements in Australia are managed at the State or Territorial level. In Western Australia, Mining Leases, Exploration Licenses and Retention Licenses are granted and administered by the Western Australian Department of Mines, Industry Regulation and Safety.

Tronox operates under four (4) mining leases which are 100% held by Tronox Management Pty Ltd., a wholly owned subsidiary of Tronox Holdings plc as shown in the Table below.
Mining Tenement Schedule
Region	Tenement	Tenement Type	Area (Ha)	Grant Date	Expiry/ Renewal Date	Commitment US$/a	Rent U$/a	Status of Rights
Cooljarloo	M70/1398 (Previously MSA 268)	Mining Lease	9,744	2-Mar-20	1-Mar-41	701,600	138,900	Active Mining Lease
Cooljarloo (West)	M70/1314	Mining Lease	3,782	18-Mar-15	17-Mar-36	272,300	53,915	EPA approval pending
Cooljarloo (West)	M70/1333	Mining Lease	420	4-Apr-16	3-Apr-37	30,310	6,000	EPA approval pending
Osprey	M70/1413	Mining Lease	1,319	5-Jul-22	4-Jul-23	132,000	31,680	Approvals process commenced
Tronox has one active mine site at Cooljarloo that was originally controlled by a State Agreement Act with the State of Western Australia. This area was covered by State Agreement Act MSA 268 which was originally granted in 1989 for a period of 21 years. It was extended for a further 10-year term which expired in 2020. MSA 268 was replaced by Mining Lease M70/1398 which will expire in 2041.
Cooljarloo West is located within Mining Leases 70/1314 and 70/1333. Osprey is located within Mining Lease 70/1413. Granting of rights to mine are pending environmental approval.
The minerals in Western Australia belong to the Crown (the State of Western Australia) and Tronox is obligated to pay a 5% revenue- based royalty on saleable mineral products. This is factored into the valuation models and optimizations conducted by Tronox.
A private royalty of 10c/t of VHM is paid for a portion of the northern section of the Cooljarloo tenement. Based on the current mine plan, mining in this royalty agreement area will cease by 2025 and the amounts paid are not material to the business.
On Mining Lease 70/1333 Tronox agrees to pay the previous holder of the exploration lease a royalty of 1% of a previously agreed price for each tonne of Valuable Heavy Mineral recovered from the Mining Lease. The cost will also be immaterial to the business.

The Cooljarloo Mine is located at coordinates latitude 30°39'S and longitude 115°27'E.
Location of Western Australian Operations

Infrastructure
The Brand Highway is a major bitumen road running from Muchea, just North of Perth up to Geraldton, a provincial city 450 km north of Perth. The road runs just past the Western boundary of the Chandala site and just past the Eastern boundary of the Cooljarloo mine site. It is suitable for all weather and wide loads.
There is a 132 kV power line that also runs from Perth to Geraldton which passes near the Chandala site and through the mine site. Tronox has a substation on its property that draws and reticulates 22 kV power from the sub-station connected to the main high voltage distribution line. At the various locations power is ultimately transformed down to 415 V. The same situation exists for Chandala and it gets power from the same main line.
Two gas pipelines run just a kilometer to the West of the Chandala site. They are referred to as the Dampier to Bunbury Natural Gas pipeline (DBNG) and also the Parmelia line which originates just south of Geraldton. The Chandala Mineral Separation Plant currently gets supply for driers and re-heaters from the Parmelia line.
The countryside surrounding both Chandala and Cooljarloo is relatively flat. This made the construction of buildings and fixed plant straightforward. Storage ponds for solid waste from the MSP were able to be made quite shallow only being a few meters above natural ground level.
There is a large freshwater aquifer (Yarragadee) immediately to the west of the Brand highway adjacent to the Chandala site. Tronox has a borefield there that supplies the licensed 1 megaliter per annum of water that the site requires. Even in times of severe drought, supply from this aquifer has never been at risk. Cooljarloo draws from an extensive field of relatively shallow bores and also an extension of the Yarragadee aquifer. To limit pumping distances, it has been preferable to have multiple smaller bores around the site since the dredging operation has travelled more than 40 km within the mining lease area since 1989. Tailings disposal at Cooljarloo is all placed behind the dredging operations and incorporated into the rehabilitated profile. There is a registered waste disposal pit where wastes from the MSP, the Synthetic Rutile plant and from the Kwinana pigment plant are licensed to be stored. These pits cells are constructed above the water table and are clay lined. When each cell is full it is capped to minimize the ingress and egress of water.

The Chandala operation utilizes two port facilities. The Port of Fremantle is used for export of bagged and containerized mineral products and the Port of Bunbury is used for bulk shipments. Tronox rents storage and warehousing facilities at or nearby to those sites.
For Cooljarloo there is a well-equipped modern permanent single person’s quarters (SPQ), capable of accommodating up to 160 people or approximately 70% of the work force. At Chandala, employees and contractors are primarily sourced from the Perth metropolitan and surrounding areas.
History
Cooljarloo
The Cooljarloo tenements were originally pegged in 1972 by Kamilaroi Oil Company following the discovery of the Eneabba Deposits. They were subsequently obtained by Yalgoo Minerals Pty Ltd and Tific Pty Ltd in 1985 which became part of TiO2 Corporation NL (TiO2).
In 1988 prior to mining commencing, the Cooljarloo Joint Venture was formed between Kerr-McGee Chemical Corp and Minproc Ltd, subsequent reorganizations of both partners led to 100% ownership under Tronox in 2012.
No geological data generated by owners prior to the formation of the Cooljarloo Joint Venture is in use.
Cooljarloo West
In 1990 drilling by Peko Exploration Ltd delineated a zone of deep low-grade mineralization but further drilling failed to intercept economic mineralization. The tenements were relinquished in 1992.
Image Resources later pegged the area which were acquired by Tronox in 2005. Drilling completed by Tronox in 2007 delineated the deposits named Woolka Road, Harrier and Kestrel and Resources and Reserves are based only on data generated by Tronox.
Summary of Resources and Reserves
Cooljarloo Summary of Mineral Resources as of December 31, 2023
				Mineral Assemblage (% of THM)
Mine / Deposit	Resource Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Cooljarloo	Measured	1	0.9	54.9	7.2	9.3
	Indicated	202	1.6	61.6	6.2	10.1
	Measured + Indicated	203	1.6	61.6	6.2	10.1
	Inferred	12	2.9	58.0	7.3	9.0
	Total	215	1.7	61.3	6.3	10.0
Cooljarloo West	Measured	—	—	—	—	—
	Indicated	80	1.3	60.7	8.5	11.6
	Measured + Indicated	80	1.3	60.7	8.5	11.6
	Inferred	—	—	—	—	—
	Total	80	1.3	60.7	8.5	11.6
	Total Mineral Resources	295	1.6	61.2	6.8	10.4	(2.9)
(1)	Mineral resources are exclusive of mineral reserves.
(2)
Price assumptions used for resource and reserve estimations are $1,378 per metric ton of zircon, $293 per metric ton of Chloride Ilmenite, $973 per metric ton of Rutile and $911 per metric ton of Leucoxene. Mineral prices used in Reserve estimation are substantially in line with the prices for each of our products published quarterly by independent consulting companies.

For a comparison of the reported resources as of December 31, 2023 with the resources as of December 31, 2022, see table on page 23. The decrease in resources in 2023 as compared to 2022 is primarily attributable to mining depletion.
Cooljarloo Summary of Mineral Reserves as of December 31, 2023
				Mineral Assemblage (% of THM)
Mine / Deposit	Reserve Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Cooljarloo	Proven	177	1.7	61.9	7.7	11.0
	Probable	—	—	—	—	—
	Total	177	1.7	61.9	7.7	11.0
Cooljarloo West	Proven	—	—	—	—	—
	Probable	130	2.0	60.5	8.3	12.3
	Total	130	2.0	60.5	8.3	12.3
	Total Mineral Reserves	307	1.8	61.2	8.0	11.6	(9.7)
(1)
Price assumptions used for resource and reserve estimations are $1,378 per metric ton of zircon, $293 per metric ton of Chloride Ilmenite, $973 per metric ton of Rutile and $911 per metric ton of Leucoxene. Mineral prices used in Reserve estimation are substantially in line with the prices for each of our products published quarterly by independent consulting companies.

(2)
Conversion of in ground grade to saleable product yield (recovery), considering all the losses during mining and processing, is typically 85% for ilmenite, 88% for rutile, 79% for Leucoxene and 83% for zircon.

For a comparison of the reported reserves as of December 31, 2023 with the reserves as of December 31, 2022, see table on page 25. The decrease in reserves in 2023 as compared to 2022 is primarily attributable to mining depletion.
Condition of Property
The Cooljarloo project was established in 1988. Being situated on an historical coastline, the ore body is made up of conventional mineral sands strandlines and eminently suited to dredge mining and gravity concentration.
Since commencement, the operation has been running continuously and has thus far consumed 640 Mt of ore at approximately 2.8% HM grade. The current reserves are 307 Mt tons at 1.8% HM grade, which gives a further 15 years of life. The current resources, which are exclusive of reserves, are 295 Mt at 1.6% HM.
Extensive and systematic exploration drilling activities are conducted at Cooljarloo and adjacent deposits on an annual basis to upgrade resources and reserves. Final reserve delineation drilling is completed to a 50m x 40m or 50m x 20m spacing depending on the geological complexities of the orebody. Final drilling is completed three or more years in advance of the mining face to allow timely and accurate mine planning to be completed. Over the past 13 years there has been an average of 52,000 meters of drilling completely annually at Cooljarloo. Drilling will continue is 2024.
Cooljarloo mine has operated with 2 dredges in the one pond since 1999. The original Ellicott Cooljarloo1 dredge operates in tandem with the smaller capacity Neumann built Pelican dredge which was brought into service in 2012. These bucket wheel dredges operate in a purpose-built pond which sits within the ore mining limit. The original dredge and concentrator were sized to operate at 12 Mt per annum but the original dredge has progressively been expanded and addition of the second dredge has seen the project expand to a maximum of 25Mt per annum to counteract the impact of lower ore grades and also enable improved resource utilization through economies of scale and increased product values.
A wet concentrator also floats in the dredge pond and is on two pontoons covering 2,250 square meters. Spiral gravity concentrators separate the higher density valuable minerals from the lower density trash mineral and lowest density tailings quartz grains. The spiral circuit consists of five stages. Roughers, middlings, cleaners, recleaners and classifiers. Both dredges pump their feed simultaneously to the floating wet concentrator via floating pipelines and high voltage cables for power.

Over the past 36 years of operation the metallurgical circuitry of the wet plant has remained relatively unchanged save for expanding the throughput to approximately 2850 tph. This allowed the processing of lower grade ore which has been shown to have a better revenue to cost ratio compared to the original project assumptions. At the time of the capacity increase, spirals that were at the end of their useful life were replaced with more modern units, of higher efficiency, to cope with both additional throughputs, the lower average feed grade, higher clay fines in the ore and maintain an acceptable mineral recovery.
HMC at Cooljarloo is loaded by front end loader into 93 tonne triple road trains for haulage to the Chandala Mineral Separation Plant (MSP). Both the mine and MSP are based on physical separation processes. There is no need for chemical or physical alteration to achieve good product recovery and quality. Attritioning is a critical process step to ensure clean mineral surfaces that are responsive to the electrostatic HT separators. The attritioned HMC is presented by filter belt to a natural gas fired drier that not only removes the moisture but heats the mineral so that it is most responsive to the primary stage electrostatic separation circuit.
The unit operations at the MSP are many and varied but the significant ones are as follows:
•	vibrating and reciprocating woven wire screening;
•	mechanical slurry attritioning;
•	gas fired fluid bed drying, reheating and cooling;
•	HT Roll, Coronastat and Plate electrostatic separators;
•	Rare Earth Drum, Rare Earth Roll, Induced Roll and Semi-Lift magnetic separators;
•	Hydrosizing; and
•	spiral gravity and centrifugal jig concentrators.
The equipment and infrastructure at both Cooljarloo and Chandala are in good order having been upgraded several times such that the total throughput of the mining operation now averages 21 Mt per annum and whilst the MSP has not needed capacity increase, updated technology and implementation of continuous improvement programs have resulted in significant increases in mineral recoveries.
Since Cooljarloo is an operating mine and processing plant, capital is mostly a sunk cost. There is minor stay in business capital incurred annually and there is US$55M of capital forecast with the move to the nearby Cooljarloo West dredging orebody expected in approximately 2033.
Tronox Eastern Operations (Atlas-Campaspe)
Tronox Mining Australia Ltd is a subsidiary of Tronox Holdings plc and is the operator of Tronox Eastern Operations which includes:
•	The Ginkgo Mine, 110 km north of Wentworth in southwestern New South Wales, where heavy mineral concentrates are currently produced from dredge mining operations;
•	The Snapper and Crayfish rehabilitation sites, adjacent to Ginkgo where former mineral sands mines are undergoing restoration following the completion of mining;
•
The Atlas-Campaspe project in southwestern New South Wales, 120 km northeast of Mildura, where heavy mineral concentrates are currently produced from dry mining operations at Atlas and site development and approval activities have commenced for future mining operations at Campaspe;

•	A rail siding and HMC stockpile facility at Ivanhoe, approximately 140 km northeast of the Atlas Mine, where HMC is dispatched to Broken Hill for further processing;
•
Broken Hill Mineral Separation Plant in southwestern New South Wales, where the HMCs are separated into mineral products and either railed approximately 430 km to the Port of Adelaide or railed directly to Western Australia using the Trans Australian Railway; and

•	Port of Adelaide, South Australia, where bulk mineral sands products from Broken Hill are loaded for export.

Mining tenements in Australia are managed at the State or Territorial level. In New South Wales, Mining Leases, Exploration Licenses and Assessment Leases are granted and administered by the New South Wales Department of Primary Industries Mineral Resources Division.
The Development Consent for Atlas and Campaspe was granted in June 2014 and construction of the Atlas Project was completed in early 2023. The Atlas deposit is secured by Mining Lease 1767. The Campaspe deposit is secured by the Atlas/ Campaspe Mineral Sands Project Development Consent SSD_5012 from the Government of New South Wales. In November 2023 a mining lease application (MLA 639) was lodged over the Campaspe deposit, Grant of this tenement is pending.
The minerals in New South Wales belong to the Crown (the State of NSW) and Tronox is obligated to pay a 4% revenue- based royalty on all saleable minerals produced.
All the land encompassing the intended mining area has been purchased by Tronox so no mining compensation payments to landowners will be required as part of the Atlas-Campaspe Project.
The Atlas mine is located at coordinates latitude 33°53’S and longitude 143°21’E. The Campaspe mine is located at coordinates latitude 33°49’S and longitude 143°22’E.
Regional location of Atlas/Campaspe Project

Infrastructure
Atlas
The Atlas mine site is located in southwestern New South Wales, 120 km northeast of Mildura and 90 km north of Balranald. Access to the license area is via the Balranald Ivanhoe Hwy, the Boree Plains – Gol Gol road and then through the official Atlas Mine Access Road. The Atlas mine consists of a centrally based Wet Concentrator Plant (WCP) and a Dry Mining Unit (DMU) both rated to 500 tph.
An on-site 200-person accommodation village has been constructed to house the workforce and consists of permanent and demountable buildings and facilities such as: Administration and Office Building; Workshops;

Process Area Crib Room and Amenities; Gymnasium; Basketball Court and Main Store. Electrical power is supplied directly from a centralized 5 Mwh diesel generation system.
Hydrological investigations identified a bore field location at the Northern end of the mine path, approximately 5km from the central start-up pit location. This bore field supplies water for the mining operations and ancillaries. A total of seven bore pumps supply the required volume.
A RO Plant and potable water treatment plant sized to deliver 115m3/hour has been installed to supply wash water for the HMC and potable water for site buildings, wash pads and the accommodation village.
A communication building is located adjacent to the communication tower for telecom and the Local Area Network (LAN). Data and telephone connection between the communications building, process area, administration area and accommodation village are via a buried fiber optic cable.
HMC from the Atlas mine is transported by a combination of trucks and train. The road network consists of approximately 37 km of existing unsealed roads between the Atlas-Campaspe Mine site access road and the intersection with the sealed Balranald-Ivanhoe Road. The remaining section is a 138 km long bitumen road leading to the Ivanhoe rail siding. HMC is loaded into a train for transport to the Broken Hill Mineral Separation Plant (BH MSP) over approximately 301 km of railway.
Campaspe Project Status and Site Development Works
At the conclusion of mining at Atlas production will transition to Campaspe. Detailed mine planning and final approvals are underway. The development of the Campaspe site and required plant to operate includes:
•	fencing of the mine lease (47 km);
•	construction of the access road (11 km);
•	construction of the mine corridor road (5.4 km);
•	construction of the process water dam (210,000 m3);
•	development of the mining pit;
•	development of the bore field and water reticulation systems;
•	relocation of workshops and amenities;
•	expansion of the accommodation village from 200 to 300 beds;
•	construction of a Primary Concentration Plant (PCP) and
•	relocation of Ginkgo/Snapper field booster pumps and piping
History
In the Murray Basin fine heavy mineral occurrences were identified from 1982 to 1986 by Rio Tinto. Subsequently many smaller, coarser and high-grade deposits were also identified, and these formed the first mineral sands mines to be developed in the region. Bemax Resources discovered the Ginkgo, Snapper and Crayfish deposits at Pooncarie in the early to mid-2000’s.
Mining commenced at Ginkgo in 2005 and Snapper in 2010. Mining at Snapper was completed in April 2022 and Crayfish was completed in July 2023. Ginkgo is still being mined today by Tronox.
The Atlas-Campaspe Project replaces production from the completed Snapper and Crayfish deposits and the Ginkgo mining operation when it ceases production in mid-2024. Atlas commenced full production in early 2023.

Summary of Resources and Reserves
Atlas-Campaspe Summary of Mineral Resources as of December 31, 2023
				Mineral Assemblage (% of THM)
Mine / Deposit	Resource Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Atlas	Measured	9	2.4	57.9	14.1	8.3
	Indicated	—	—	—	—	—
	Measured + Indicated	9	2.4	57.9	14.1	8.3
	Inferred	—	—	—	—	—
	Total	9	2.4	57.9	14.1	8.3
Campaspe	Measured	18	2.6	59.3	9.4	13.3
	Indicated	—	—	—	—	—
	Measured + Indicated	18	2.6	59.3	9.4	13.3
	Inferred	83	3.1	60.1	5.8	13.1
	Total	101	3.0	60.0	6.4	13.1
	Total Mineral Resources	110	3.0	59.8	6.9	12.8	—
(1)	Mineral resources are exclusive of mineral reserves.
(2)
Price assumptions used for resource and reserve estimations are $1,495 per metric ton of zircon, $246 per metric ton of Chloride Ilmenite, $162 per metric ton of Sulfate Ilmenite, $1,088 per metric ton of Rutile and $314 per metric ton of Leucoxene (East). Mineral prices used in reserve estimation are substantially in line with the prices for each of our products, published quarterly by independent consulting companies.

For a comparison of the reported resources as of December 31, 2023 with the resources as of December 31, 2022, see table on page 23.
Atlas-Campaspe Summary of Mineral Reserves as of December 31, 2023
				Mineral Assemblage (% of THM)
Mine / Deposit	Reserve Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Atlas	Proven	9	14.2	60.7	16.7	10.5
	Probable	—	—	—	—	—
Campaspe	Proven	98	5.3	60.7	10.3	13.2
	Probable	—	—	—	—	—
	Total Mineral Reserves	107	6.0	60.7	11.5	12.7	(2.2)
(1)
Price assumptions used for resource and reserve estimations are $1,495 per metric ton of zircon, $246 per metric ton of Chloride Ilmenite, $162 per metric ton of Sulfate Ilmenite, $1,088 per metric ton of Rutile and $314 per metric ton of Leucoxene (East). Mineral prices used in reserve estimation are substantially in line with the prices for each of our products, published quarterly by independent consulting companies.

(2)
Conversion of in ground grade to saleable product yield (recovery), considering all the losses during mining and processing, is typically 96% for ilmenite, 92% for rutile, 87% for Leucoxene and 79% for zircon.

For a comparison of the reported reserves as of December 31, 2023 with the reserves as of December 31, 2022, see table on page 25. The decrease in reserves in 2023 as compared to 2022 is primarily attributable to mining depletion.

Condition of Property
Construction at Atlas commenced in 2022 and ramped up to full production in the first quarter of 2023. The Atlas deposit is mined using a dry mining method for both the overburden stripping and ore extraction.
As the equipment and infrastructure (including the DMU, WCP and all associated infrastructure) at Atlas is new and within its first year of operational life it is in good condition.
Dry mining at Campaspe will replace production from Atlas when Atlas finishes in 2027. Detailed design work and additional approvals are presently being undertaken.
Extensive and systematic exploration drilling activities have been conducted at Atlas and Campaspe on an annual basis to upgrade resources and reserves. Final reserve delineation drilling is completed to 100m x 20m spacing. Final drilling is completed three or more years in advance of the mining face to allow timely and accurate mine planning to be completed. As such, all drilling has been completed at Atlas. Final infill drilling has also been completed for the first five (5) years of mining at Campaspe. Over the past 13 years there has been an average of 50,000 meters of drilling completed annually at Tronox’s Eastern Operations. Drilling will continue at Campaspe and surrounding areas in 2024.
Namakwa Mine
Tronox Mineral Sands Pty Ltd is a subsidiary of Tronox Holdings Plc and holds 100% of the rights at the Namakwa Sands Operations, which is located along the west coast of the Western Cape province, South Africa. The Namakwa Sands Operations includes:
•	The Northern operations consisting of the Namakwa Sands Mine at Brand-se-Baai and the Mineral Separation Plant at Koekenaap.
•	The Southern operations that consist of the Smelting Operations at Saldanha Bay along with administrative headquarters.
Run of mine production at the Namakwa Sands Mine comes from two shallow open-cast mines where excavators and front- end loaders extract free-flowing and lightly cemented sand. The ore is conveyed to two primary concentrator plants (PCP) that utilize wet spirals to produce a heavy mineral concentrate. These concentrates are pumped to a secondary concentrator plant (SCP) where wet high-intensity magnetic separators (WHIMS) and spirals are used to produce a zircon-rich non-magnetic concentrate, and a magnetic concentrate comprising mainly ilmenite. An ilmenite rich secondary stream from the SCP is reprocessed at a separate plant called the UMM Plant to produce a crude ilmenite. SCP and UMM concentrates are separately trucked to and treated at the MSP near Koekenaap, where a series of magnetic and electrical high-tension separators are employed to produce finale saleable ilmenite, rutile, and zircon products. These products are transported from the Mineral Separation Plant to the Smelter using the Saldanha-Sishen railway network.
The Southern Operations consist of the administrative headquarters and smelter operations and are located 3 km from the Saldanha export harbor. The smelting process comprises the carbonaceous reduction of ilmenite using DC arc furnaces to produce titanium slag and pig iron. The received rutile and zircon products as well as the titanium slag are stored in on-site silos from where it is distributed in bag, container, or bulk shipment format.
Mining tenements in South Africa are managed at a national level. In the Western Cape, Mining Rights and Prospecting Rights are granted and administered by the South African Department of Mineral Resources and Energy (DMR&E).

The Mining Rights for Namakwa are shown in the table and figure below.
Tronox Mining Rights, west coast of South Africa
Area/Farm	DMRE Reference number	Area (ha) Current status
Goeraap 140 Portion 17	WC 30/5/1/2/2/114 MR	250 active, expires 17 August 2038
Graauwduinen 152 Portion 1	WC 30/5/1/2/2/114 MR	2,978 active, expires 17 August 2038
Hartebeeste Kom 156 Portion 1 & 2	WC 30/5/1/2/2/114 MR	3,903 active, expires 17 August 2038
Rietfontein Ext 151 Portion 1 & 2	WC 30/5/1/2/2/114 MR	2,084 active, expires 17 August 2038
Hartebeeste Kom 156 Portion 3	WC 30/5/1/2/2/113 MR	1,790 active, expires 17 August 2038
Houtkraal 143 Portion 3	WC 30/5/1/2/2/113 MR	1,780 active, expires 17 August 2038
Graauwduinen 152 Portion 2	WC 30/5/1/2/2/10040 MR	599 active, expires 29 March 2046
Graauwduinen 152 Remaining Extent	WC 30/5/1/2/2/10040 MR	1,776 active, expires 29 March 2046
Rietfontein Ext 151 Remaining Extent	WC 30/5/1/2/2/10040 MR	2,536 active, expires 29 March 2046
Houtkraal 143 Remainder of Portion 2	WC 30/5/1/2/2/10040 MR	645 active, expires 29 March 2046
Houtkraal 143 Remaining Extent	WC 30/5/1/2/2/10040 MR	864 active, expires 29 March 2046
The Namakwa Sands Mine is located at coordinates 31°16’S and 17°54’E.
Location of Western Cape operations

18°0'0"E
18°30'0"E
31°30'0"S
32°0'0"S
32°30'0"S
Brand Se Baai Mine
Namakwa MSP
Moedverloren
Lutzville
Vredendal
384 m
Jakkalsrivier
340 m
405 m
Vredenburg
Namakwa Smelter
Sources: Esri, HERE, Garmin, Intermap, increment P Corp., GEBCO, USGS, FAO, NPS, NRCAN, GeoBase, IGN, Kadaster NL, Ordnance Survey, Esri Japan, METI, Esri China (Hong Kong), (c) OpenStreetMap contributors, and the GIS User Community

LOCALITY PLAN

Republic of South Africa

NAMAKWA SANDS OPERATIONS

LEGEND

- Tronox Sites
- Railways
- Roads
  - Main
  - National
- Brand Se Baai Mine Boundary

Locality	Latitude	Longitude
Brand Se Baai Mine	31°16'25.60"S	17°54'26.50"E
Namakwa MSP	31°27'46.60"S	18°17'21.50"E
Namakwa Smelter	32°57'57.40"S	18°02'37.00"E

N
E
S
W

Scale (A3 size): 1:500 000

0 2,5 5 10 15 20 Kilometers

Infrastructure
Potable water is sourced from the Olifants River Irrigation Scheme canal system. Water is distributed to the MSP and Brand-se-Baai (BsB) for process and domestic use. Water is pumped to BsB via a 56 km pipeline at the rate of 280 m3/h. This line also provides water to farmers along the line and rehabilitation areas at the Namakwa Sands Mine. Namakwa Sands holds servitude rights in the area adjacent to the tar sealed road between the Mineral Separation Plant and the Mine. Seawater is used in the primary and secondary separation processes and is pumped via the seawater pump station installation close to the Namakwa Sands Mine.
ESCOM supplies the MSP via the 132 kV line from the Juno substation. A 132/22 kV, 20 MVA transformer from ESCOM supplies both the MSP and a local farm.

The minerals are transported with purpose-built trailers and trucks between the Namakwa Sands and the MSP at Koekenaap. The trucks travel on a tar seal road constructed for this purpose. A Sishen-Saldanha railway line connects the MSP and Smelter sites. The minerals are transported from the MSP to the Smelter/port storage in closed container trucks, to prevent mineral losses and contamination.
History
Exploration for heavy minerals along the coastal strip of southwest Africa led to the discovery and subsequent delineation of the Namakwa Sands deposit near Brand-se-Baai in 1987. In September 1994 Anglo Operations Ltd commenced mining and processing at the West mine ore body. In 2008 Exxaro Resources acquired the Namakwa operations from Anglo and then in 2012 Tronox acquired 74% of Namakwa Mineral Sands Pty Ltd. In 2021 Tronox acquired the whole of Namakwa Mineral Sands Pty Ltd.
Summary of Resources and Reserves
Namakwa Sands Summary of Mineral Resources as of December 31, 2023
			Mineral Assemblage (% of THM)
Resource Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Measured	112	7.0	32.6	6.1	7.8
Indicated	84	6.5	28.3	5.6	6.9
Measured + Indicated	196	6.7	30.8	5.9	7.4
Inferred	110	5.5	35.1	8.1	6.6
Total Mineral Resources	306	6.3	32.3	6.7	7.1	2.0
(1)	Cutoff grade applied is 0.3% zircon
(2)
Mineral Resources are exclusive of mineral reserves. Price assumptions used for resource and reserve estimations are $1,499 per metric ton of zircon, $194 per metric ton of Ilmenite and $925 per metric ton of Rutile.

For a comparison of the reported resources as of December 31, 2023 with the resources as of December 31, 2022, see table on page 23. The increase in resources in 2023 as compared to 2022 is primarily attributable to updated information.
Namakwa Sands Summary of Mineral Reserves as of December 31, 2023
			Mineral Assemblage (% of THM)
Reserve Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Proven	121	7.2	37.8	8.8	9.1
Probable	545	5.7	51.6	10.7	10.8
Total Mineral Reserves	666	5.9	48.6	10.3	10.5	(3.0)
(1)
Price assumptions used for resource and reserve estimations are $1,499 per metric ton of zircon, $194 per metric ton of Ilmenite and $925 per metric ton of Rutile. Mineral prices used in Reserve estimation are substantially in line with the prices for each of our products published quarterly by third-party industry consultancies.

(2)	Conversion of in ground grade to saleable product yield (recovery), considering all the losses during mining and processing, is typically 68% for ilmenite, 63% for rutile, and 63% for zircon.
For a comparison of the reported reserves as of December 31, 2023 with the reserves as of December 31, 2022, see table on page 25. The decrease in reserves in 2023 as compared to 2022 is primarily attributable to mining depletion.

Condition of Property
The operations at Namakwa Sands were originally established by Anglo in 1996 and have operated continuously since that time. Open-cast mining, also known as strip mining, both classified as surface mining techniques, takes place in two distinct areas known as the East and West Mines. The East Mine comprises predominantly shallow mineral sands stripping, whereas the West Mine entails shallow stripping of mineral sands followed by a deeper open-cast mining operation recovering lightly cemented materials to about 40 meters.
More than 200,000 meters of drilling has been completed to date, to define the pre-mine Namakwa mineral resources base from surface down to bedrock. In-fill drilling, assaying and metallurgical test work will continue over the next decade with the strategy to upgrade current mineral resources to fully measured status, as well as converting mineral resources to mineral reserves, with a focus on proven mineral reserves realization.
The mining and mineral processing flowsheet and equipment of the Northern Operations have remained basically the same since the last throughput upgrade in 2008. The equipment and infrastructure at both mines are in sound working order, having been upgraded such that the total throughput of the mining operations now averages around 23 Mt per annum. A major mine development project, expected to be operational in 2026 is currently in the execution stage to extract and beneficiate the deeper lying ore in the East Mine beneath the shallow sands that are nearing its end of life.
Other changes include minor equipment replacements and technology updates, as well as circuit re-configurations as part of an embedded continuous improvement drive. Most recently, a small standalone scavenger plant has been added to the SCP flowsheet to augment attritioned magnetic concentrate production by consuming excess unattritioned ilmenite produced from the WHIMS circuit. Routine work maintenance programs are solidly entrenched, being directed by physical asset care plans targeting the maximum life and efficiency of plant, property and equipment holistically.
KZN Sands
Tronox KZN Sands Operations, which are located along the east coast of the Kwa-Zulu Natal province, South Africa are wholly owned subsidiaries of Tronox Holdings Plc, and include the:
•	Fairbreeze Mine, immediately south of the Mtunzini township with the Primary Wet Plant (PWP) situated a further 8 km south of Mtunzini.
•
Central Processing Complex (CPC), 50 road km north of Mtunzini, just outside the town of Empangeni, is where heavy mineral concentrates are processed into mineral products and ilmenite is further converted to titanium rich slag and pig iron in two direct current arc furnaces. The laboratory and mineral testing facilities are also located at CPC.

A hybrid mining method is employed at Fairbreeze Mine, utilizing track dozers to break lightly cemented ore layers in combination with high- pressure hydraulic mining using water monitor guns to pump slurried ore to the Primary Wet Concentrator (PWP) for wet gravity recovery of heavy minerals.
The resultant heavy mineral concentrate is trucked to the CPC, which is configured with relatively standard equipment to produce saleable ilmenite, rutile and zircon products. The ilmenite is dispatched to the bordering smelting process encompassing the carbonaceous reduction of ilmenite using DC arc furnaces to produce titanium slag and pig iron. The rutile and zircon products as well as the titanium slag are stored in on-site silos from where it is distributed in bag, container, or bulk shipment format destined for the Richards Bay harbor.
Mining tenements in South Africa are managed at a national government level. In KwaZulu-Natal, Mining Rights and Prospecting Rights are granted and administered by the regional office of the South African Department of Mineral Resources and Energy (DMRE).
The Mining Rights for Fairbreeze are shown in the table and figure below.
Tronox Mining Rights for Fairbreeze
Area/Farm	DMRE Reference number	Area (ha)	Current status
Fairbreeze A, B, C, D	KZN 30/5/1/2/2/123 MR	3,810	active, expires 24 March 2035
Fairbreeze CX	KZN 30/5/1/2/2/164 MR	231	active, expires 04 August 2039

The Fairbreeze Mine is located at coordinates 29°00’S and 31°42’E.
Mining Rights and Surface Ownership

LOCALITY PLAN
Republic of South Africa
KZN
KING CETSHWAYO
Regional Locality in KZN
KZN SANDS OPERATIONS
LEGEND
Tronox Sites
Towns
Landmarks
Richards Bay Airport
National Road
Main Rivers
Lakes
Farms
Fairbreeze Mine
N
S
E
W
Scale (A3 size): 1:200 000
0
2
4
8
km
Kwambonambi
Enseleni
CPC
Empangeni
Richards Bay
Port of Richards Bay
Felixton
HILLENDALE
Vulindlela
Esikhawini
PORT DUNFORD
Zulti South
Eshowe
Mtunzini
FAIRBREEZE MINE
Gingingdlovu
Amatikulu
Indian Ocean

Infrastructure
Fresh water is sourced from the Mhlathuze River upgraded installation that originally supplied the Hillendale Mine. This system was upgraded to a pipeline of 750 mm nominal diameter over approximately 33 km to the Fairbreeze Mine and discharging into the raw water dam, from where it is further distributed for mining and minerals processing, as well as potable use.
Bulk electricity supply for the Fairbreeze Mine is from 88 kV and 132 kV ESCOM power lines that run adjacent to the residue storage facilities and feeds the Fairbreeze substation.
Access to the PWP is from off ramps at Bridge 4 on the national highway N2, south of the town of Mtunzini. Road transport for HMC to the MSP at Empangeni, a distance of 50 km, is along the N2 highway utilizing side tipping trucks. Gypsum waste and MSP sand tailings are returned on the backhaul. There is another route between Fairbreeze and the MSP along the R102 that can be used in emergencies. Railway networks in and around the region are suitable for the cargo requirements of the harbor and local industry and are directly connected to the national network for import/export purposes. The Richards Bay harbor operates a very large coal-handling terminal and controls a wide range of import and export cargos. Durban also has port facilities that Tronox uses to export containerized and bagged product from.
History
Natal Mineral Sands (NMS), prospected for mineral sands on Hillendale and Fairbreeze in the northern coast of KwaZulu- Natal during the 1980’s. Iscor Limited purchased NMS in 1994 and mining activities commenced in 2001 at the Hillendale Mine. In 2012, Tronox announced the acquisition of 74% of KZN Mineral Sands operations. Production commenced at Fairbreeze in 2015 and in 2021 Tronox acquired the whole of the remaining portion it did not own of the KZN Sands operations.

Summary of Resources and Reserves
Fairbreeze Summary of Mineral Resources as of December 31, 2023
			Mineral Assemblage (% of THM)
Resource Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Measured	38	4.1	63.5	9.4	7.7
Indicated	—	—	—	—	—
Measured + Indicated	38	4.1	63.5	9.4	7.7
Inferred	55	3.4	54.6	7.1	7.1
Total Mineral Resources	93	3.7	58.2	8.0	7.4	(11.4)
(1)	Cutoff grade applied is 1.5% ilmenite.
(2)
Mineral Resources are exclusive of mineral reserves. Price assumptions used for resource and reserve estimations are $1,554 per metric ton of zircon, $205 per metric ton of Ilmenite and $1,183 per metric ton of Rutile.

For a comparison of the reported resources as of December 31, 2023 with the resources as of December 31, 2022, see table on page 23. The decrease in resources in 2023 as compared to 2022 is primarily attributable to updated information.
Fairbreeze Summary of Mineral Reserves as of December 31, 2023
			Mineral Assemblage (% of THM)
Reserve Category	Material (million tonnes)	HM%	Ilmenite	Rutile + Leucoxene	Zircon	Change from 2022 (%)
Proven	187	5.6	61.3	7.6	7.5
Probable	15	3.9	54.8	5.6	7.3
Total Mineral Reserves	202	5.5	61.0	7.5	7.5	(2.9)
(1)
Price assumptions used for resource and reserve estimations are $1,554 per metric ton of zircon, $205 per metric ton of Ilmenite and $1,183 per metric ton of Rutile. Mineral prices used in Reserve estimation are substantially in line with the prices for each of our products published quarterly by third-party industry consultancies.

(2)	Conversion of in ground grade to saleable product yield (recovery), considering all the losses during mining and processing, is typically 76% for ilmenite, 75% for rutile, and 80% for zircon.
For a comparison of the reported reserves as of December 31, 2023 with the reserves as of December 31, 2022, see table on page 25. The decrease in reserves in 2023 as compared to 2022 is primarily attributable to mining depletion.
Condition of Property
In 2001, the Hillendale Mine started to supply HMC concentrate to the CPC, in Empangeni for further minerals processing to saleable mineral products. In 2015 after its useful life, and a production-break, most of the Hillendale Mine’s useful, movable equipment was transferred to the nearby newly established Fairbreeze Mine. Mining at Hillendale Mine was exclusively hydraulic mining, but due to the partially semi-consolidated nature of the Fairbreeze ore bodies, a hybrid open-cast mining method is employed at Fairbreeze Mine, utilizing track dozers to break up the ore where required to assist high- pressure hydraulic mining using water monitor guns to pump slurried ore to the PWP for wet gravity recovery of heavy minerals.
Close to 90,000 meters of drilling has been completed to date to define the pre-mine Fairbreeze mineral resources base from surface down to bedrock. Drilling, assaying and metallurgical test work will continue over the next decade with the strategy to upgrade current mineral resources to fully measured status, as well as converting mineral resources to mineral reserves, with a focus on proven mineral reserves realization. The equipment and infrastructure of the Fairbreeze Mine and PWP are in sound working order, having been upgraded as such that the total throughput of the mining operation averaged around 10 Mt per annum for the initial Phase 1 upgrade. Freshly supplied HMC continued to utilize the existing infrastructure at the CPC, Empangeni, being a fully functional mineral separation plant for zircon, ilmenite and rutile products and smelting operations using two DC arc furnaces to produce of TiO2 slag and pig iron, on the same site.
More recently a Phase 2 expansion of the operation at Fairbreeze Mine was commissioned in order to maintain heavy mineral concentrate (HMC) production due to lower THM grades in the ore. The expansion involves increasing the mining and PWP processing rate to about 16 Mt per annum, which require upgrades to the upfront desliming circuit, a further upgrade of the clay fines thickening and residue disposal equipment, rougher spiral capacity, increased concentrator building and additional process water pumping capacity. Mineral recoveries will be maintained following the expansion as will product quality. A residue storage facility (RSF) called MegaSebeka is currently in place and operational, however with the recent increase in mineral reserves, mine life and planned mining rate, an adjacent area called the Everglades RSF will be constructed nearby.
Otherwise, the MSP used to convert HMC into saleable mineral products is the same that was used for the KZN project’s original mining at Hillendale. Other changes include minor equipment replacements and technology updates, as well as circuit re- configurations as part of an embedded continuous improvement drive. Routine work maintenance programs are solidly entrenched, being directed by physical asset care plans targeting the maximum life and efficiency of plant, property and equipment holistically.
Further description of each of our mining projects described above are included in our exhibit filings.
Risk Factors
You should carefully consider the risk factors set forth below, as well as the other information contained herein. These consolidated financial statements contains forward-looking statements that involve risks and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition and results of operations. The following risk factors are not necessarily presented in order of relative importance and should not be considered to represent a complete set of all potential risks that could affect our business, financial condition and results of operations.
RISKS RELATING TO OUR BUSINESS
Market conditions, as well as global and regional economic downturns that adversely affect the demand for our end-use products, could adversely affect the results of our operations and the prices at which we can sell our products, thus, negatively impacting our financial results.
Our revenue and results of operations are significantly dependent on sales of TiO2 products and zircon. Demand for these products historically have been linked to global, regional and local GDP and discretionary spending, which can be negatively impacted by regional and world events or economic and market conditions. Such events can cause a decrease in demand for our products and market prices to fall, which may have an adverse effect on our results of operations and financial condition. A substantial portion of our products and raw materials are commodities that reprice as market supply and demand fundamentals change. Accordingly, product margins and the results of operations tend to vary with changes in the business cycle.
A significant portion of the demand for our TiO2 products comes from manufacturers of paint and plastics. A significant portion of the demand for zircon comes from the construction and other industrial end markets. Our customers may experience significant fluctuations in demand for their own end products because of economic conditions, changes in consumer demand, or increases in raw material and energy costs. In addition, with respect to the zircon market, we believe that China currently accounts for approximately 50% of the world’s demand for zircon. As such, any prolonged economic downturn in China could result in reduced zircon and TiO2 demand in China which could have a material adverse effect on our business and financial results.

The price of our products, in particular, TiO2, zircon, and pig iron, have been, and in the future may be, volatile. Price declines for our products will negatively affect our financial position and results of operations.
Historically, the global market for TiO2, zircon and pig iron have been volatile, and those markets are likely to remain volatile in the future. Prices for TiO2, zircon and pig iron may fluctuate in response to relatively minor changes in the supply of, and demand for, these products, market uncertainty and other factors beyond our control. Factors that affect the price of our products include, among other things:
•	overall economic conditions;
•	the level of customer demand particularly in the paint, plastics and construction industries;
•	the level of production and exports of our products globally, including the impact of competitors increasing their capacity and exports;
•	the level of production and cost of materials, such as chlorine, sulfuric acid and anthracite, used to produce our products, including rising prices of raw materials due to inflation;
•	the cost of energy consumed in the production of TiO2 and zircon, including the price of natural gas, electricity and pet coke;
•	domestic and foreign governmental relations, tariffs or other trade disputes, regulations and taxes;
•	political conditions or hostilities and unrest in regions where we manufacture and/or export our TiO2, zircon and feedstock/other products; and
•	major public health issues, such as COVID-19, which could cause, among other things, macroeconomic disruptions.
Pricing pressure with respect to our TiO2 products, zircon and pig iron can make it difficult to predict the cash we may have on hand at any given time, and a prolonged period of price declines may materially and adversely affect our financial position, liquidity, ability to finance planned capital expenditures and results of operations.
Our industry and the end-use markets in which we compete are highly competitive. This competition may adversely affect our results of operations and operating cash flows.
Each of our markets is highly competitive. Competition in the TiO2 industry is based on a number of factors such as price, product quality, and service. We face significant competition from major international and smaller regional competitors, especially producers in China. Chinese producers have significantly expanded their TiO2 production capacity in recent years and the volume of their exports, including via chloride technology, as well as have publicly announced their intention to continue to expand their TiO2 production capacity and aggressive exports efforts. We regard their product quality and technology as substantially on par with non-Chinese producers, particularly with respect to their chloride TiO2. Moreover, the increased Chinese TiO2 production capacity, along with the current economic downturn in China, is resulting in increasing quantities of TiO2 being exported to other regions of the world in which we compete. Currently, the United States government, pursuant to Section 301 of the Trade Act of 1974, has imposed a 25% duty on TiO2 products imported into the United States from China. Although we expect such 25% duty to continue to be imposed, there is no assurance that it will not be removed in the future. Any removal of the existing duty could cause additional imports of Chinese-produced TiO2 into the U.S. which may impact our business, financial condition and results of operations. In addition, in November 2023, the European Commission officially initiated an anti-dumping proceeding to investigate whether imports of TiO2 from China have been dumped into the European Union market and whether they have caused material injury to the EU TiO2 industry. We understand that the investigative process typically takes 12-14 months and there is no assurance that the outcome will result in duties being imposed on TiO2 imports from China.
We compete with a large number of mining companies with respect to zircon. Zircon producers generally compete on the basis of price, quality, logistics, delivery, payment terms and consistency of supply. Moreover, the increased Chinese zircon production capacity, along with the current economic downturn in China, is resulting in increasing quantities of zircon being exported to other regions of the world in which we compete.
Within the end-use markets in which we compete, competition between products is intense. We face substantial risk that our customers could switch to our competitors’ products in response to any number of developments including lower price offerings by our competitors for substantially the same products, new product development by competitors, increased commercial production of TiO2 via chloride technology by Chinese producers, greater acceptance of TiO2 produced via sulfate technology in end-market applications previously characterized by TiO2 produced via chloride technology, or with respect to zircon customers, switching to lower priced substitute products. Our inability to develop, produce or market our products to compete effectively against our competitors could have a material adverse effect on our business, financial condition, results of operations and cash flow.
An increase in the price of energy or other raw materials, or an interruption in our energy or other raw material supply, could have a material adverse effect on our business, financial condition and results of operations.
Our mining, beneficiation, smelting and production processes consume significant amounts of energy and raw materials, the costs of which can be subject to worldwide, as well as, local supply and demand, as well as other factors beyond our control. Fuel and energy linked to commodities, such as diesel, natural gas, heavy fuel oil and pet coke, and other consumables, such as chlorine, sulfuric acid, illuminating paraffin, electrodes, sulfur and anthracite, consumed in our TiO2 manufacturing and mining operations form an important part of our TiO2 operating costs. We have no control over the costs of these consumables, many of which are linked to some degree to the price of oil, and the costs of many of these raw materials may fluctuate widely for a variety of reasons, including changes in availability, major capacity additions or reductions, or significant facility operating problems. Moreover, the ongoing Russia and Ukraine conflict has resulted in, and may continue to result in, increased uncertainty with respect to the supply of energy and other energy-dependent commodities for our TiO2 production facilities located in the European Union and the United Kingdom, as well as other raw materials, such as anthracite, for our slag furnaces located in South Africa. Increased costs of electricity and disruptions in the supply of electricity due to long-standing operational issues at the sole, state-owned energy supplier in the Republic of South Africa, Eskom, could increase the costs of production, or disrupt operations, at our mines and beneficiation operations in that country. Availability of such consumables could also be impacted by transportation capacity constraints or other interruptions. These fluctuations could negatively affect our operating margins, our results of operations or planned capital expenditures. In addition, due to our global footprint and reliance on key raw materials from around the world, we are particularly reliant on shipping vessels to transport such raw materials as well as our finished goods. As a result of the current Middle East conflict, there is increasing pressure on shipping vessels to potentially avoid key shipping routes through the Red Sea and the Suez Canal which could result in a reduction of available shipping vessels and/or increased shipping costs. As the costs of raw materials, utilities, transportation and similar costs rise, our operating expenses will increase and could adversely affect our business, especially if we are unable to pass price increases relating to raw materials, utilities, transportation and similar costs through to our customers.
The markets for many of our products have seasonally affected sales patterns.
Historically, the demand for our products is subject to seasonal fluctuations. TiO2 is widely used in paint and other coatings where demand increases prior to the painting season in the Northern Hemisphere (spring and summer). Additionally, although zircon is generally a non-seasonal product, it is negatively impacted by the winter and Chinese New Year celebrations due to reduced zircon demand from China. We may be adversely affected by existing or future cyclical changes, and such conditions may be sustained or further aggravated by anticipated or unanticipated changes in regional weather conditions. For example, poor weather conditions in a region can lead to an abbreviated painting season, which can depress consumer sales of paint products that use TiO2.
We are dependent on, and compete with other mining and chemical businesses for, key human resources in the countries in which we operate, and our business will suffer if we are unable to hire or deploy highly skilled employees.
We compete with other chemical and mining companies, and other companies generally, in the countries in which we operate to attract and retain key human resources at all levels with the appropriate technical skills and operating and managerial experience necessary to continue operating and expanding our businesses. These operations use modern techniques and equipment and accordingly require various types of skilled workers. The success of our business will be materially dependent upon the skills, experience and efforts of our key officers and skilled employees. Competition for skilled employees may cost us in terms of higher labor costs or reduced productivity. In addition, certain of our production facilities and mining operations are situated in remote locations which may make it more difficult to attract and retain the skilled workers required. As a result, we may not be able to attract, retain and deploy skilled and experienced employees. Should we lose any of our key personnel or fail to attract, retain and deploy key qualified personnel or other skilled employees, our business may be harmed and our operational results and financial condition could be affected.
Given the nature of our chemical, mining and smelting operations, we face a material risk of liability, production delays and additional expenditures from industrial accidents.
Our business is exposed to, among other things, industrial accidents the occurrence of which could delay production, suspend operations, increase repair, maintenance or medical costs and, due to the vertical integration of our operations, could have an adverse effect on the productivity and results of operations of a particular manufacturing facility or on our business as a whole. Furthermore, during operational breakdowns resulting from any such industrial accident, the relevant facility may not be restored to full operations within the anticipated timeframe, which could result in further business losses. Over our operating history, we have incurred incidents of this nature. For instance, in 2023, as a result of a fire at the supplier of 100% of our Botlek, Netherlands TiO2 pigment plant's steam needs, such plant was forced to be taken offline for several months which impacted our 2023 financial results. If any of the equipment on which we depend were severely damaged or were destroyed by fire or otherwise, we may be unable to replace or repair it in a timely manner or at a reasonable cost, which would impact our ability to produce and ship our products, which would have a material adverse effect on our business, financial condition and results of operations.
Equipment failures and deterioration of assets may lead to production curtailments, shutdowns or additional expenditures.
Our operations depend upon critical equipment that must be periodically maintained and upgraded in order to avoid suffering unanticipated breakdowns or failures. The occurrence of equipment failures or deterioration of assets could delay production, suspend operations, increase repair, maintenance or medical costs and, due to the vertical integration of our operations, could have an adverse effect on the productivity and results of operations of a particular manufacturing facility or on our business as a whole. In addition, assets critical to our mining and chemical processing operations may deteriorate due to wear and tear or otherwise sooner than we currently estimate. Such deterioration may result in additional maintenance spending and additional capital expenditures. If these assets do not generate the amount of future cash flows that we expect, and we are not able to refurbish them or procure replacement assets in an economically feasible manner, our future results of operations may be materially and adversely affected.
Our results of operations and financial condition could be seriously impacted by security breaches, including cybersecurity incidents.
We rely on information technology systems across our operations to manage our business including, but not limited to, our accounting, finance, and supply chain functions. Our information technology is provided by a combination of internal and external services and service providers. Further, our business involves the use, processing, storage and transmission of information about customers, suppliers and employees using such information technology systems. Our ability to effectively operate our business depends on the security, reliability and capacity of these systems.
Like most major corporations, during the normal course of business, we have been the target of cyberattacks, including phishing or ransomware attacks, from time to time, and we expect to be the target of such cyberattacks in the future. For instance, the Cristal business we acquired in April 2019 was subject to a significant cybersecurity attack in 2017. Failure to effectively prevent, detect and recover from security breaches, including attacks on information technology and infrastructure by hackers; viruses; breaches due to employee error or actions; or other disruptions could seriously harm our operations as well as the operations of our customers and suppliers. Such serious harm can involve, among other things, misuse of our assets, business disruptions, loss of data, unauthorized access to trade secrets and confidential business information, unauthorized access to personal information, legal claims or proceedings, reporting errors, processing inefficiencies, negative media attention, reputational harm, loss of revenues, remediation and increased insurance costs, and interference with regulatory compliance. We have experienced, and expect to continue to experience, these types of cybersecurity threats and incidents, which may be material.
We have put in place training and security measures designed to protect against cyberattacks, phishing, security breaches and misappropriation or corruption of our systems, intentional or unintentional disclosure of confidential information, or disruption of our operations. As these threats continue to evolve, particularly around cybersecurity, we may be required to expend significant resources to enhance our control environment, processes, practices and other protective measures. Despite these efforts, we may not be able to prevent cyberattacks and other security breaches and such events could materially adversely affect our business, financial condition and results of operations.
Our ore resources and reserve estimates are based on a number of assumptions, including mining and recovery factors, future cash costs of production and ore demand and pricing. As a result, ore resources and reserve quantities actually produced may differ from current estimates.
The mineral resource and reserve estimates are estimates of the quantity and ore grades in our mines based on the interpretation of geological data obtained from drill holes and other sampling techniques, as well as from feasibility studies. The accuracy of these estimates is dependent on the assumptions and judgments made in interpreting the geological data in accordance with established guidelines and standards. Our mineral reserves represent the amount of ore that we believe can be economically mined and processed, and are estimated based on a number of factors.
There is significant uncertainty in any mineral reserve or mineral resource estimate. Factors that are beyond our control, such as the ability to secure mineral rights, the sufficiency of mineralization to support mining and beneficiation practices and the suitability of the market may significantly impact mineral resource and reserve estimates. The actual deposits encountered and the economic viability of mining a deposit may differ materially from our estimates. Since these mineral resources and reserves are estimates based on assumptions, we may revise these estimates in the future as we become aware of new developments. To maintain TiO2 feedstock and zircon production beyond the expected lives of our existing mines or to increase production materially above projected levels, we will need to access additional reserves through exploration or discovery.
If we are unable to innovate and successfully introduce new products, or new technologies or processes reduce the demand for our products or the price at which we can sell products, our results of operations could be adversely affected.
Our industries and the end-use markets into which we sell our products experience periodic technological change and product improvement. Our financial condition and results of operations could be adversely affected if we are unable to gauge the direction of commercial and technological progress in key end-use markets or if we fail to fund and successfully develop, manufacture and market products in such changing end-use markets.
In addition, new technologies or processes have the potential to replace or provide lower-cost alternatives to our products, such as new processes that reduce the amount of TiO2 or zircon content in consumer products which in turn could depress the demand and pricing for TiO2 or zircon, respectively. We cannot predict whether technological innovations will, in the future, result in a lower demand for our products or affect the competitiveness of our business. We may be required to invest significant resources to adapt to changing technologies, markets and competitive environments.
RISKS RELATING TO THE GLOBAL NATURE OF OUR BUSINESS
We are exposed to the risks of operating a global business.
We have operations in jurisdictions around the globe which subjects us to a number of risks, including:
•
adapting to unfamiliar regional and geopolitical conditions and demands, including political instability, civil unrest, expropriation, nationalization of properties by a government, imposition of sanctions, changes to import or export regulations and fees, renegotiation or nullification of existing agreements, mining leases and permits;

•
increased difficulties with regard to political and social attitudes, laws, rules, regulations and policies within countries that favor domestic companies over non-domestic companies, including customer- or government-supported efforts to promote the development and growth of local competitors;

•
economic and commercial instability risks, including those caused by sovereign and private debt default, corruption, and new and unfamiliar laws and regulations at national, regional and local levels, including taxation regimes, tariffs and trade barriers, exchange controls, repatriation of earnings, and labor and environmental and health and safety laws and regulations;

•
implementation of additional technological and cybersecurity measures and cost reduction efforts, including restructuring activities, which may adversely affect our ability to capitalize on opportunities;

•	major public health issues, such as COVID-19, which could cause, and have caused, disruptions in our operations or workforce;
•	war, political conditions, hostilities, including, but not limited to, the ongoing Russia and Ukraine and Middle East conflicts, or terrorist activities;
•	difficulties enforcing intellectual property and contractual rights in certain jurisdictions; and
•	unexpected events, including fires or explosions at facilities, and natural disasters, including as a result of climate-related events.
South Africa, where we have large mining assets and derive a significant portion of our revenue and profit, poses distinct operational risks which could affect our business, financial condition and results of operations.
In South Africa, we currently operate two significant mining assets, as well as accompanying separation plants and smelting operations, and derive a significant portion of our profit from the sale of zircon. Our mining and smelting operations depend on electrical power generated by Eskom, the sole, state-owned energy supplier. Eskom has not been able to reliably provide electrical power and as a result “load-shedding” (planned and unplanned rolling power outages) is expected for the foreseeable future. In addition, in 2021, Eskom received a governmental order to reduce by one-third its operating capacity to limit its greenhouse gas emissions. Although Eskom is currently appealing the government order, there is no assurance that Eskom will be successful in its appeal. We have also experienced increased electricity prices and future price increases are expected to occur. Capacity reductions, load shedding, and/or electricity price increases could have a material adverse effect on our business, financial conditions and results of operations.
Our operations in South Africa are reliant on services provided by the State-owned, sole provider of rail transport, Transnet Freight Rail and ocean transport, Transnet National Port Authority (collectively “Transnet”). Furthermore, Transnet provides extensive dockside services at both the ports of Richards Bay and Saldanha Bay from where we export bulk quantities of TiO2 feedstock to our pigment plants worldwide and pig iron. Like Eskom, Transnet faces chronic operational and financial challenges. In 2021, Port of Richards Bay, which is owned and operated by Transnet, was impacted by two separate events, including a significant fire, which damaged part of the Port's infrastructure, causing increased shipment delays. Such shipment delays at the port of Richards Bay continued in 2022 and 2023, and we believe such delays may continue in 2024 and beyond. Delays or interruptions at either the rail service or the ports in which we receive and/or export material could have a negative impact on our business, financial condition and results of operations.
In addition, our KZN Sands operations currently use approximately 280,000 gigajoules of Sasol gas, which is available only from Sasol Limited. As such, an interruption in the supply of Sasol gas could have a material adverse effect on our business, financial conditions and results of operations.
In addition, under South African law, our South African mining operations are subject to water-use licenses that govern each operation. These licenses require, among other conditions, that mining operations achieve and maintain certain water quality limits for all water discharges, where applicable. Changes to water-use licenses could increase our costs of operations thereby affecting our operational results and financial condition.
The aforementioned operational risks, as well as any other foreseen or unforeseen operational risks primarily related to doing business in South Africa, could have a material adverse effect on our business, financial condition and results of operations.
As an emerging market, South Africa poses a challenging array of long-term political, social and economic risks.
South Africa continues to undergo political, social and economic challenges. For example, in 2021, unprecedented and politically motivated civil unrest in South Africa resulted in significant damage to the national supply chains and logistics. The primary area of unrest was near to our KZN operations. Changes to, or instability in, the economic, social or political environment in South Africa which cause civil unrest, shortages of production materials, interruptions to transportation networks, or labor unrest could result in production delays and production shortfalls, and materially impact our production and results of operations.

The South African government has recently embarked on a process of identifying and securing land for persons who were previously dispossessed of such land as a result of Apartheid policies. In December 2019, the South African government released a draft land expropriation bill for public comment. The land expropriation bill contemplates that, where it is in the “public interest”, land may be expropriated by the South African government, without compensation being payable to the current owners. While the South African government has indicated that such measures will be applied initially to state-owned land, it is possible that such measures may extend to agricultural and mining areas. In the event that the land on which the Namakwa Sands and KZN Sands operations are situated areas become the subject of a land claim under any such proposed or future land expropriation bill, it may have a material adverse effect on our business, financial condition and results of operations.
The South African government's exchange control regulations require resident companies to obtain the prior approval of the South African Reserve Bank to raise capital in any currency other than the Rand, and restrict the export of capital from South Africa. While the South African government has relaxed exchange controls in recent years, it is difficult to predict whether or how it will further change or abolish exchange control measures in the future. These exchange control restrictions could hinder our financial and strategic flexibility, particularly our ability to use South African capital to fund acquisitions, capital expenditures, and new projects outside of South Africa.
Our South African operations have been affected by inflation in South Africa in recent years. Employment costs and wages in South Africa have increased in recent years, resulting in significant cost pressures for the mining industry. Prolonged or heightened inflation and associated cost pressures could have a material adverse effect on our business, financial condition and results of operations.
Our South African operations have entered into various collective agreements with organized labor regulating wages and working conditions at our mines and smelter operations. There have been periods when various stakeholders have been unable to agree on dispute resolution processes, leading to threats of disruptive industrial action disputes. Due to the high level of employee union membership, our South African operations are at risk of production stoppages for indefinite periods due to strikes and other labor disputes. Although we believe that we have good labor relations with our South African employees, we may experience labor disputes in the future.
In addition, although we believe that our relationships with our various local communities are good, the areas in which our South African operations are situated are the traditional homelands of various tribal groupings that are historically politically volatile. This volatility persists today and frequently results in violent, destructive behaviors. In addition, the physical security situation continues to deteriorate and we have been the victim of immaterial theft and are aware that other industrial mining operations near ours are frequently the target of sophisticated mineral syndicates capable of stealing industrial minerals on a relatively large scale. Increased volatility, related civil unrest and further deterioration in the security situation may result in production stoppages and/or the destruction and theft of assets, any of which could have a material adverse effect on our business, financial condition and results of operations.
Political and social instability, and unrest, and actual, or potential, armed conflicts in the Middle East region may affect the Company's results of operations and financial position.
Our operations in KSA have been affected in the past, and may be affected in the future, by political, social and economic conditions from time to time prevailing in, or affecting, KSA or the wider Middle East region, including by rocket attacks from armed rebel groups. For example, since 2011, a number of countries in the Middle East region have witnessed, and are currently witnessing, significant social unrest, including widespread public demonstrations, and, in certain cases, armed conflict, terrorist attacks, diplomatic disputes, foreign military intervention and a change of government. In addition, there has recently been an increasing number of attacks on commercial shipping vessels in and around the Red Sea which could ultimately impact the availability of shipping routes and/or ocean freight, as well as increase the shipping costs, for raw material to our Yanbu pigment plant as well as TiO2 exports out of our Yanbu plant. Specifically, KSA faces a number of challenges arising mainly from the relatively high levels of unemployment among the Saudi youth population, requests for political and social changes, and the security threat posed by certain groups. Should KSA experience similar political and social unrest as found in other countries in the Middle East, the Saudi Arabian economy could be adversely affected, our TiO2 plant located in Yanbu could be temporarily disrupted or materially adversely affected and our business and operating results could be materially adversely affected.

Our results of operations may be adversely affected by fluctuations in currency exchange rates.
The financial condition and results of operations of our operating entities outside the U.S. are reported in various foreign currencies, primarily the South African Rand, Australian Dollars, Euros, Pound Sterling and Brazilian Real and then converted into U.S. dollars at the applicable exchange rate for inclusion in the financial statements. A significant portion of our costs are denominated in currencies other than the U.S. dollar. As a result, any volatility of the U.S. dollar against these foreign currencies creates uncertainty for, and may have a negative impact on, reported revenues and operating margin. In addition, our operating entities often need to convert currencies they receive for their products into currencies in which they purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In order to manage this risk, we have from time to time, entered into forward contracts to buy and sell foreign currencies.
RISKS RELATING TO OUR DEBT AND CAPITAL STRUCTURE
We are a holding company that is dependent on cash flows from our operating subsidiaries to fund our debt obligations, capital expenditures and ongoing operations.
All of our operations are conducted, and all of our assets are owned, by our operating companies, which are our subsidiaries. We intend to continue to conduct our operations at the operating company level. Consequently, our cash flow and our ability to meet our obligations or make cash distributions depends upon the cash flow of our operating companies, and the payment of funds by our operating companies in the form of dividends or otherwise. The ability of our operating companies to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities, or indentures, and legal restrictions regarding the transfer of funds.
Our ability to service our debt and fund our planned capital expenditures and ongoing operations will depend on our ability to generate and increase cash flow, and our access to additional liquidity sources. Our ability to generate and increase cash flow is dependent on many factors, including many of other risks described in this section entitled “Risk Factors”.
The agreements and instruments governing our debt contain restrictions and limitations that could affect our ability to operate our business, as well as impact our liquidity.
As of December 31, 2023, our total principal amount of debt was approximately $3.0 billion. Our credit facilities contain covenants that could adversely affect our ability to operate our business, our liquidity, and our results of operations. These covenants may restrict, among other things, our and our subsidiaries' ability to:
•	incur or guarantee additional indebtedness;
•	complete asset sales, acquisitions or mergers;
•	make investments and capital expenditures;
•	prepay other indebtedness;
•	enter into transactions with affiliates; and
•	fund additional dividends or repurchase shares.
Certain of our indebtedness facilities and senior notes include requirements relating to the ratio of adjusted EBITDA to indebtedness or certain fixed charges. The breach of any covenants or obligations in our credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations (and cross-defaults to certain other debt obligations) and could trigger acceleration of those obligations, which in turn could trigger other cross defaults under other existing or future agreements governing our long-term indebtedness. In addition, the secured lenders under the credit facilities could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our credit facilities, and could force us to seek the protection of bankruptcy laws.
We may need additional capital in the future and may not be able to obtain it on favorable terms, and such capital expenditure projects may not realize expected investment returns.
Our business is capital intensive, and our success depends to a significant degree on our ability to maintain our manufacturing operations and invest in those operations to expand capacity and remain competitive from a cost perspective. We may require additional capital in the future to finance capital investments, for a variety of purposes, including (i) replacement of mines that are end of life, (ii) expansion or optimization of existing production facilities or mining operations, (iii) ongoing research and development activities, (iv) business development opportunities in rare earth or other critical minerals, and (v) general working capital needs. For instance, in 2020 we began the implementation of a multi-year global business transformation that includes the acquisition and implementation of new operational and financial systems, technology and processes, including a global ERP system. The implementation of our business transformation involves numerous risks, including (i) new information and operational technologies and systems not being properly designed, integrated, managed and implemented or a delay in such implementation, (ii) diversion of management's attention away from normal daily business operations, (iii) significant or material weaknesses in our financial controls or delays in timely reporting our results of operations, and (iv) initial dependence on unfamiliar systems while training personnel to use new systems. Such risks could significantly increase the program’s costs, cause us to fail to achieve the anticipated benefits from the program, and negatively impact our operations, including, our plant’s system safety, functionality and effectiveness. Although we have taken, and will continue to take, significant steps to mitigate the potential negative impact of the implementation of such new digital systems, there can be no assurance that these procedures will be completely successful.
Additionally, if we undertake these projects, they may not be completed on schedule, at the budgeted cost, or at all. Moreover, our revenue may not increase immediately upon the expenditure of funds on a particular project. As a result, we may not be able to realize our expected investment return, which could adversely affect our results of operations and financial condition.
RISKS RELATING TO OUR LEGAL AND REGULATORY ENVIRONMENT
Our South African mining rights are subject to onerous regulatory requirements imposed by legislation and the Department of Mineral Resources and Energy (the “DMRE”), the compliance with which could have a material adverse effect on our business, financial condition and results of operations.
Black economic empowerment (“BEE”) legislation was introduced into South Africa as a means to seek to redress the inequalities of the previous Apartheid system by requiring the inclusion of historically disadvantaged South Africans in the mainstream economy. Under BEE legislation, certain of our operations are required to be partially owned by historically disadvantaged South Africans — known as “empowerment” — and comply with other provisions of applicable BEE legislation that relate to matters such as mandatory procurement and employment opportunities for the communities in which we operate. On March 1, 2019, a new set of BEE rules and regulations relevant to our operation came into effect known as “Mining Charter III”. Under the “empowerment” rules of Mining Charter III, certain of our operations require a 30% BEE shareholding that must be structured through a special purpose vehicle comprised of black entrepreneurs, the local community surrounding the relevant mining area and eligible employees. In addition, Mining Charter III sets forth more stringent requirements applicable to all of our South African operations, including: the procurement of goods and services from BEE compliant entities; race, age and gender based employment quotas; and, workers’ housing and living conditions. Uncertainty over the status of Mining Charter III arose when in September 2021, the South African High Court ruled that certain provisions of Mining Charter III were unconstitutional and that Mining Charter III cannot be considered binding legislation. Although the DMRE determined not to appeal such ruling, there is no assurance that all the provisions of Mining Charter III will take effect or that the DMRE as result of such ruling will not attempt to enforce the same or more onerous provisions through legislative amendments.
Prior to Mining Charter III, BEE in the South African mining sector was governed by Mining Charter II. Under Mining Charter II, our South African operations were “empowered” by a 26% ownership interest in two of our South African subsidiaries by Exxaro Resources Limited (“Exxaro”) which prior to 2017 was greater than 50% owned by historically disadvantaged South Africans. We believe that under Mining Charter III the two South African subsidiaries in which Exxaro previously held 26% became permanently “empowered” — so-called, “once empowered always empowered”.
“Once empowered always empowered” means that a South African company that has had the requisite shareholding base consisting of historically disadvantaged South Africans as at December 31, 2014 will always qualify as an “empowered” entity for purposes of the retention of an existing mining right for the duration of that right. The question of whether the “once empowered always empowered” principle applies in the mining industry in South Africa has been subject to litigation between the Minerals Council of South Africa (the “Minerals Council”) (formerly the Chamber of Mines, an industry body that represents approximately 90% of the South African Mining Industry) and the DMRE. The South African High Court decided in the affirmative for the Minerals Council and such decision was subsequently confirmed on appeal. Thus, based on the High Court's ruling, the “once empowered always empowered” principle applies to our existing mining rights. In addition, the South African High Court in connection with its September 2021 decision with respect to the unconstitutionality of Mining Charter III also confirmed that “once empowered always empowered” applies to the renewal and transfer of mining rights. However, there is no assurance that DMRE may not enact new legislation that would undermine the court's ruling regarding the applicability of “once empowered always empowered” to the renewal and transfer of mining rights. In the event that “once empowered always empowered” does not ultimately apply to the renewal or transfer of mining rights it could have a material adverse effect on our business, financial condition and results of operations.
Our failure to comply with the anti-corruption laws of the U.S. and various international jurisdictions could negatively impact our reputation and results of operations.
Doing business on a global basis requires us to comply with the laws and regulations of the U.S. government and those of various international jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities. In particular, our operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (“U.K. Bribery Act”), as well as anti-corruption laws of the various jurisdictions in which we operate. Our global operations may expose us to the risk of violating, or being accused of violating, the foregoing or other anti-corruption laws. Such violations could be punishable by criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, and exclusion from government contracts, as well as other remedial measures. Investigations of alleged violations can be very expensive, disruptive, and damaging to our reputation. Although we have implemented anti-corruption policies and procedures, there can be no guarantee that these policies, procedures, and training will effectively prevent violations by our employees or representatives in the future. Additionally, we face a risk that our distributors and other business partners may violate the FCPA, the U.K. Bribery Act, or similar laws or regulations. Such violations could expose us to FCPA and U.K. Bribery Act liability and/or our reputation may potentially be harmed by their violations and resulting sanctions and fines.
We are subject to many environmental, health and safety regulations.
Our operations and production facilities are subject to extensive environmental and health and safety laws and regulations at national, international and local levels in numerous jurisdictions relating to use of natural resources, pollution, protection of the environment, mine site remediation, transporting and storing raw materials and finished products, and storing and disposing of hazardous wastes among other materials. Moreover, certain environmental laws impose joint and several and/or strict liability for costs to clean up and restore sites where pollutants have been disposed or otherwise spilled or released. We cannot be certain that we will not incur significant costs and liabilities for remediation or damage to property, natural resources or persons as a result of spills or releases from our operations or those of a third party.
The costs of compliance with the extensive environmental, health and safety laws and regulations or the inability to obtain, update or renew permits required for operation or expansion of our business could negatively impact our results of operations or otherwise adversely affect our business. If we fail to comply with the conditions of our permits governing the production and management of regulated materials, mineral sands mining licenses or leases or the provisions of the relevant jurisdictional laws in which we operate, these permits, mining licenses or leases and mining rights could be canceled or suspended, and we could be prevented from obtaining new mining and prospecting rights, which could materially and adversely affect our business, operating results and financial condition. Additionally, we could incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations, for violations arising under these laws and regulations, including operating without the required permits, mining licenses or leases and/or mining rights. In the event of a catastrophic incident involving any of the raw materials we use, or chemicals or mineral products we produce, we could incur material costs as a result of addressing the consequences of such event.
Changes to existing laws governing operations, especially changes in laws relating to transportation of mineral resources, the treatment of land and infrastructure, contaminated land, the remediation of mines, tax royalties, waste handling and management, exchange control restrictions, environmental remediation, mineral rights, ownership of mining assets, or the rights to prospect and mine may have a material adverse effect on our future business operations and financial performance. There is risk that onerous conditions may be attached to authorizations in the form of mining rights, water-use licenses, miscellaneous licenses and environmental approvals, or that the grant of these approvals may be delayed or not granted.
Our TiO2 products are subject to increased regulatory scrutiny, that may impede or inhibit widespread usage of TiO2 and / or diminish the Company’s ability to sustain or grow its business or may add significant costs of doing business.
Current regulatory and societal demands for increased protection against products which may cause cancer, genetic mutations or other long-term health problems are resulting in increased pressure for more stringent regulation of our TiO2 products. We expect these trends to continue and the ultimate cost of compliance could be material. In particular, changes to product safety regulations could limit the use of, and demand for, our TiO2 products, require investment in new product development or the way we manufacture our existing products, and increase regulatory compliance expenditures for us and our suppliers.
For instance, in 2020, the European Commission adopted a regulation classifying certain forms of TiO2 with a particular aerodynamic diameter as a Category 2 carcinogen by inhalation. However, in November 2022, the European Court of Justice annulled the European Commission's classification of TiO2 as a carcinogen primarily on the basis that there was no evidence that TiO2 may cause cancer when inhaled. The European Commission is currently appealing such decision. In the event that the European Commission's appeal is ultimately successful, the classification of TiO2 as a Category 2 Carcinogen could impact our business by inhibiting the marketing of products containing TiO2 to consumers, and subject our manufacturing operations to new regulations that could increase costs. In addition, notwithstanding the European Court of Justice decision, the proposed Category 2 classification and labelling requirements could have additional effects under other EU laws (e.g., those affecting medical and pharmaceutical applications, cosmetics, food packaging and food additives) and/or trigger heightened regulatory scrutiny in countries and local jurisdictions outside the EU based on health and safety grounds. For instance, the Health and Safety Executive in the U.K. has published the U.K.’s mandatory classification and labelling list, which includes the classification of TiO2 as a suspected carcinogen (in a powder form containing 1% or more of particles with aerodynamic diameter ≤ 10 μm). The classification became mandatory in the U.K. in October 2021.
In May 2021, the European Food Safety Authority (EFSA) announced new guidelines which concluded that a certain digestible form of TiO2 known as E171 is no longer considered safe as a food additive due to uncertainty for genotoxicity. Though we do not manufacture E171, the EFSA guidelines indicate additional regulatory review of our TiO2 products is likely which could result in more stringent qualifications and use-restriction being applied or to the introduction of further classifications. It is also possible that heightened regulatory scrutiny could lead to claims by consumers or those involved in the production of such products alleging adverse health impacts. In addition, there is no assurance that other materials which we add to our TiO2 products could also be subject to increased regulation which could impact the cost of labelling or the sales of our products. For instance, certain of our plastic grades are used in food contact materials and in October 2022, the European Commission launched a public consultation aiming to revise the European Union regulations on food contact materials. While the outcome of such consultation remains uncertain, any additional regulatory requirements on the use of food contact materials ultimately imposed by the European Commission could have a material adverse effect on our business, financial condition and results of operations.
ESG issues, including those related to climate change and sustainability, may subject us to additional costs and restrictions, including increased energy and raw material costs, which could have an adverse effect on our business, financial condition and results of operations, as well as damage our reputation.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere could present risks to our present and future operations from natural disasters and extreme weather conditions, such as flooding, hurricanes, earthquakes and wildfires. Such extreme weather conditions could pose physical risks to our facilities and disrupt the operation of our supply chain, increase operational costs and have a material adverse effect on our business and results of operations. In addition, if any of the equipment on which we depend were severely damaged or were destroyed by environmental hazards or otherwise, we may be unable to replace or repair it in a timely manner or at a reasonable cost, which would impact our ability to produce and ship our products, which would have a material adverse effect on our business, financial condition or results of operations. For instance, in the fourth quarter of 2022, the region of New South Wales, Australia where our Eastern Operations mining operations are located experienced historic flooding which resulted in, among other things, a delay in the commissioning of our new Atlas Campaspe mine as well as prevented feedstock mined at such sites from being transported to our Australian pigment plants in a timely manner. Such flooding had an adverse effect on our business, financial condition and results of operations in 2022 and 2023. Moreover, the impacts of climate change on global water resources may result in water scarcity, which could impact our ability to access sufficient quantities of water in certain locations and result in increased costs. For instance, we use significant amounts of water in our South Africa operations. Certain regions of South Africa have experienced in the past, and are prone to, drought conditions resulting in water restrictions being imposed in such areas. A prolonged drought in a region of South Africa where our operations are located may lead to water use restrictions which could have a material adverse effect on our business, financial condition and results of operations.
The majority of our greenhouse gas emissions are generated from our TiO2 slag furnaces in South Africa, synthetic rutile kiln in Australia, and TiO2 pigment plants in the United States, United Kingdom, France, Brazil, China, Netherlands, Australia, and Saudi Arabia. Concerns about the relationship between greenhouse gases and global climate change, and an increased focus on carbon neutrality, may result in new or increased legal and regulatory requirements on both national and supranational levels, to monitor, regulate, control and tax emissions of carbon dioxide and other greenhouse gases. A number of governmental bodies have already introduced, or are contemplating, regulatory changes in response to climate change, including regulating greenhouse gas emissions. Any laws or regulations that are adopted to reduce emissions of greenhouse gases could, among other things, (i) cause an increase to our raw material costs, (ii) increase our costs to operate and maintain our facilities including potentially causing the operation or maintenance of certain sites to be uneconomical, and (iii) increase costs to administer and manage emissions programs.
In addition, companies across all industries are facing increasing scrutiny relating to their ESG policies. Increased focus and activism related to ESG may hinder the Company’s access to capital, as investors may reconsider their capital investment as a result of their assessment of the Company’s ESG practices. In particular, customers, investors and other stakeholders are increasingly focusing on environmental issues, including climate change, water use, and other sustainability concerns. Moreover, increased regulatory requirements, including in relation to various aspects of ESG including disclosure requirements, may result in increased compliance or input costs of energy, raw materials or compliance with emissions standards, which may cause disruptions in the manufacture of our products or an increase in operating costs. Any failure to achieve our ESG goals or a perception of our failure to act responsibly with respect to the environment or to effectively respond to new, or changes in, legal or regulatory requirements concerning environmental or other ESG matters, or increased operating or manufacturing costs due to increased regulation, could adversely affect our business, financial condition and results of operations, as well as our reputation.
If our intellectual property were compromised or copied by competitors, or if competitors were to develop similar intellectual property independently, our results of operations could be negatively affected. Further, third parties may claim that we infringe on their intellectual property rights which could result in costly litigation.
Our success depends to a significant degree upon our ability to protect and preserve our patents and unpatented proprietary technology, operational knowledge and other trade secrets (collectively “intellectual property rights”). The undetected or unremedied unauthorized use of our intellectual property rights or the legitimate development or acquisition of intellectual property related to our industry by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property rights. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management’s attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our financial condition and results of operations.
Although there are currently no pending or threatened proceedings or claims known to us that are material relating to alleged infringement, misappropriation or violation of the intellectual property rights of others, we may be subject to legal proceedings and claims in the future in which third parties allege that their patents or other intellectual property rights are infringed, misappropriated or otherwise violated by us or our products or processes. In the event that any such infringement, misappropriation or violation of the intellectual property rights of others is found, we may need to obtain licenses from those parties or substantially re-engineer our products or processes to avoid such infringement, misappropriation or violation. We might not be able to obtain the necessary licenses on acceptable terms or be able to re-engineer our products or processes successfully. Moreover, if we are found by a court of law to infringe, misappropriate or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using or selling the infringing products or technology. We also could be enjoined from making, using or selling the allegedly infringing products or technology pending the final outcome of the suit. Any of the foregoing could adversely affect our financial condition and results of operations.
We may be subject to litigation, the disposition of which could have a material adverse effect on our results of operations.
The nature of our operations exposes us to possible litigation claims, including disputes with competitors, customers, equipment vendors, environmental groups and other non-governmental organizations, and providers of shipping services. Some of the lawsuits may seek fines or penalties and damages in large amounts, or seek to restrict our business activities. Because of the uncertain nature of any litigation and coverage decisions, we cannot predict the outcome of these matters or whether insurance claims may mitigate any damages to us. Litigation is very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on our results of operations and financial condition. See Note 18 of notes to our consolidated financial statements, included elsewhere in these financial statements for further information regarding our commitments and contingencies.
Our flexibility in managing our labor force may be adversely affected by labor and employment laws in the jurisdictions in which we operate, many of which are more onerous than those of the U.S.; and some of our labor force has substantial workers' council or trade union participation, which creates a risk of disruption from labor disputes and new laws affecting employment policies.
The vast majority of our employees are located outside the U.S. In most of those countries, labor and employment laws are more onerous than in the U.S. and, in many cases, grant significant job protection to employees, including rights on termination of employment. Moreover, many of our workforce outside the U.S. belong to unions and/or are represented by a collective bargaining agreement. As such, in such jurisdictions we are required to consult with, and seek the consent or advice of, various employee groups or works’ councils that represent our employees for any changes to our activities or employee benefits. This requirement could have a significant impact on our flexibility in managing costs and responding to market changes.
RISKS RELATING TO ACCOUNTING AND TAXATION
If our intangible assets or other long-lived assets become impaired, we may be required to record a significant noncash charge to earnings.
We have a significant amount of intangible assets and other long-lived assets on our consolidated balance sheets. Under United Kingdom-adopted international accounting standards, we review our intangible assets and other long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances, indicating that the carrying value of our intangible assets and other long-lived assets may not be recoverable, include, but are not limited to, a significant decline in share price and market capitalization, changes in the industries in which we operate, particularly the impact of a downturn in the global economy, as well as competition or other factors leading to reduction in expected long-term revenues or results of operations. We may be required to record a significant noncash charge in our financial statements during the period in which any impairment of our intangible assets and other long- lived assets is determined, negatively impacting our results of operations.
Our ability to use our tax attributes to offset future income may be limited.
Our ability to use net operating losses (“NOLs”) and Section 163(j) interest expense carryforwards generated by us could be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (“the Code”). In general, an ownership change would occur if our “5-percent shareholders,” as defined under Section 382 of the Code and including certain groups of persons treated as “5-percent shareholders,” collectively increased their ownership in us by more than 50 percentage points over a rolling three-year period. Although we believe we have sufficient protection of our approximately $4.3 billion of NOLs and/or approximately $646 million of Section 163(j) interest expense carryforwards, there can be no assurance that an ownership change for U.S. federal and applicable state income tax purposes will not occur in the future. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of certain pre-ownership change losses and/or credits. Such a limitation could, for any given year, have the effect of increasing the amount of our U.S. federal and/or state income tax liability, which would negatively impact our financial condition and the amount of after-tax cash available for distribution to holders of our ordinary shares if declared by our board of directors.
We could be subject to changes in tax rates, adoption of new tax laws or additional tax liabilities.
We are subject to taxation in all of the jurisdictions in which we operate. Our future effective tax rate could be affected by, among other things, changes in statutory rates and other legislative changes, or changes in determinations regarding the jurisdictions in which we are subject to tax or changes in the valuation of our deferred tax assets and liabilities. From time to time, the U.S. federal, state and local and foreign governments make substantive changes to tax rules and their application, which could result in higher corporate taxes than would be incurred under existing tax law and could have an adverse effect on our results of operations or financial condition. From time to time, we are also subject to tax audits by various taxing authorities. Although we believe our tax positions are appropriate, the final determination of any future tax audits could be materially different from our income tax provisions, accruals and reserves and any such unfavorable outcome from a future tax audit could have a material adverse effect on our results of operations or financial condition.
Failure to meet some or all of our key financial and non-financial targets could negatively impact the value of our business and adversely affect our stock price.
From time to time, we may announce certain key financial and non-financial targets that are expected to serve as benchmarks for our performance for a given time period, such as, projections for our future revenue growth, Adjusted EBITDA, Adjusted diluted earnings per share and free cash flow. Our failure to meet one or more of these key financial targets may negatively impact our results of operations, stock price, and shareholder returns. The factors influencing our ability to meet these key financial targets include, but are not limited to, changes in the global economic environment relating to our TiO2 products and zircon, changes in our competitive landscape, including our relationships with new or existing customers, our ability to introduce new products, applications, or technologies, our inability to complete strategic projects on budget or on schedule, our undertaking an acquisition, joint venture, or other strategic arrangement, and other factors described within these Risk Factors, many of which are beyond our control.
RISKS RELATING TO INVESTING IN OUR ORDINARY SHARES
Concentrated ownership of our ordinary shares by Cristal may prevent minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.
As of December 31, 2023, Cristal International Holdings B.V. (formerly known as Cristal Inorganic Chemical Netherlands Cooperatief W.A.), an affiliate of the National Titanium Dioxide Company Limited (“Cristal”), owned approximately 24% of our outstanding ordinary shares. As such, Cristal International may be able to influence fundamental corporate matters and transactions. This concentration of ownership, may delay, deter or prevent acts that would be favored by our other shareholders. The interests of Cristal International may not always coincide with our interests or the interests of our other shareholders. Also, Cristal International may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders.
In addition, under the shareholders agreement (the “Cristal Shareholders Agreement”) we entered into at the closing of the Cristal transaction with Cristal, as long as Cristal International and the three shareholders of Cristal (collectively, the “Cristal Shareholders”) collectively beneficially own at least 24,900,000 or more of our ordinary shares, they have the right to designate for nomination two directors of our board of directors (the “Board”). As long as the Cristal Shareholders collectively beneficially own at least 12,450,000 ordinary shares but less than 24,900,000 ordinary shares, they have the right to designate for nomination one director of the Board. The Cristal Shareholders Agreement also provides that as long as the Cristal Shareholders collectively beneficially own at least 12,450,000 ordinary shares they have certain preemptive rights. Also, pursuant to the Cristal Shareholders Agreement, we have filed a universal shelf registration statement which is currently effective and which would cover shares owned by Cristal.
As a result of these or other factors, including as a result of any offering of shares by Cristal, or the perception that such sales may occur, the market price of our ordinary shares could decline. In addition, this concentration of share ownership may adversely affect the trading price of our ordinary shares because investors may perceive disadvantages in owning shares in a company with significant shareholders or with significant outstanding shares with registration rights.
English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders, and may prevent attempts by our shareholders to replace or remove our current management.
Certain provisions of the U.K. Companies Act 2006 (the “Companies Act”) and our articles of association may have the effect of delaying or preventing a change in control of us or changes in our management. For example, our articles of association include provisions that:
•	maintain an advance notice procedure for proposed nominations of persons for election to our board of directors;
•
provide certain mandatory offer provisions, including, among other provisions, that a shareholder, together with persons acting in concert, that acquires 30 percent or more of our issued shares without making an offer to all of our other shareholders that is in cash or accompanied by a cash alternative would be at risk of certain sanctions from our board of directors unless they acted with the prior consent of our board of directors or the prior approval of the shareholders; and

•	provide that vacancies on our board of directors may be filled by a vote of the directors or by an ordinary resolution of the shareholders.
In addition, public limited companies are prohibited under the Companies Act from taking shareholder action by written resolution. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
Although we do not anticipate being subject to the U.K. City Code on Takeovers and Mergers, such Takeover Code may still have anti-takeover effects in the event the Takeover Panel determines that such Code is applicable to us.
The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, to an offer for a public company whose registered office is in the U.K. (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the U.K. (or on any stock exchange in the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”) to have its place of central management and control in the U.K. (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities. Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the U.K. by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident.
Given that currently all of the members of our Board of Directors reside outside the United Kingdom, we do not anticipate that we will be subject to the Takeover Code. However, if at the time of a takeover offer, the Takeover Panel determines that we have our place of central management and control in the U.K., we would be subject to a number of rules and restrictions, including but not limited to the following: (1) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (2) we might not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (3) we would be obliged to provide equality of information to all bona fide competing bidders.
As a public limited company incorporated in England and Wales, certain capital structure decisions requires approval of our shareholders, which may limit our flexibility to manage our capital structure.
The Companies Act generally provides that a board of directors of a public limited company may only allot shares (or grant rights to subscribe for or convertible into shares) with the prior authorization of shareholders, such authorization stating the maximum amount of shares that may be allotted under such authorization and specifying the date on which such authorization will expire, being not more than five years, each as specified in the articles of association or relevant shareholder resolution. We obtained previous shareholder authority to allot additional shares for a period from May 3, 2023 through the end of the Company's 2024 annual general meeting of shareholder, or if earlier, the close of business on the date that is fifteen (15) months after May 3, 2023.

The Companies Act generally provides that existing shareholders of a company have statutory pre-emption rights when new shares in such company are allotted and issued for cash. However, it is possible for such statutory pre-emption right to be disapplied by either shareholders passing a special resolution at a general meeting, being a resolution passed by at least 75% of the votes cast, or by inclusion of relevant provisions in the articles of association of the company. Such a disapplication of statutory pre-emption rights may not be for more than five years. We obtained previous shareholder authority to disapply statutory pre-emption rights for a period from May 3, 2023 through the end of the Company's 2024 annual general meeting of shareholder, or if earlier, the close of business on the date that is fifteen (15) months of May 3, 2023.
The Companies Act generally prohibits a public limited company from repurchasing its own shares without the prior approval of its shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and subject to compliance with other statutory formalities. Such authorization may not be for more than five years from the date on which such ordinary resolution is passed. We obtained previous shareholder authority to repurchase shares for a period from May 3, 2023 through the end of the Company's 2024 annual general meeting of shareholder, of if earlier, the close of business on the date that is fifteen (15) months after May 3, 2023.
Transfers of our ordinary shares outside The Depository Trust may be subject to stamp duty or stamp duty reserve tax in the U.K., which would increase the cost of dealing in our shares.
Except for ordinary shares received by a holder deemed to be an affiliate of us for purposes of U.S. securities laws, our ordinary shares have been issued to a nominee for The Depository Trust Company (“DTC”) and corresponding book-entry interests credited in the facilities of DTC. On the basis of current law and HM Revenue and Customs (“HMRC”) practice, no charges to U.K. stamp duty or stamp duty reserve tax (“SDRT”) are expected to arise on the issue of the ordinary shares into DTC’s facilities or on transfers of book-entry interests in ordinary shares within DTC’s facilities.
Shareholders are strongly encouraged to hold their ordinary shares in book entry form through DTC. Transfers of shares held in book entry form through DTC currently do not attract a charge to stamp duty or SDRT in the U.K. A transfer of title in the shares from within the DTC system out of DTC, including to certificate shares, and any subsequent transfers that occur entirely outside the DTC system will attract a charge to stamp duty at a rate of 0.5% of any consideration, which is payable by the transferee of the shares. Any such duty must be paid (and the relevant transfer document, if any, stamped by HMRC) before the transfer can be registered in our books. However, if those shares are redeposited into DTC, the redeposit will attract stamp duty or SDRT at the rate of 1.5% to be paid by the transferor.
We have put arrangements in place such that directly held ordinary shares cannot be transferred into the DTC system until the transferor of the ordinary shares has first delivered the ordinary shares to a depositary specified by us so that SDRT may be collected in connection with the initial delivery to the depositary. Any such ordinary shares will be evidenced by a receipt issued by the depositary. Before the transfer can be registered in our books, the transferor will also be required to put the depositary in funds to settle the resultant liability to SDRT, which will be charged at a rate of 1.5% of the value of the shares.
Our articles of association provide that the courts of England and Wales have exclusive jurisdiction to determine any dispute brought by a shareholder in that shareholder's capacity as such and certain other matters.
Our articles of association provide that the courts of England and Wales have exclusive jurisdiction to determine any dispute brought by a shareholder in that shareholder's capacity as such, or related to or connected with any derivative claim in respect of a cause of action vested in us or seeking relief on our behalf, against us and/or the board and/or any of the directors, former directors, officers, employees or shareholders individually, arising out of or in connection with our articles of association or (to the maximum extent permitted by applicable law) otherwise. This choice of forum provision may limit a shareholder's ability to bring a claim in a judicial forum that the shareholder believes is favorable for disputes with us or our directors, former directors, officers, employees or shareholders which may discourage lawsuits against us and our directors, former directors, officers, employees or shareholders.
There may be difficulty in effecting service of legal process and enforcing judgments against us and our directors and management.
We are incorporated under the laws of England and Wales and a substantial portion of our assets are located outside of the U.S. The U.S. and the U.K. do not currently have a treaty providing for the recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. The enforceability of any judgment of a U.S. federal or state court in the U.K. will depend on the laws and any treaties in effect at the time, including conflicts of laws principles (such as those bearing on the question of whether a U.K. court would recognize the basis on which a U.S. court had purported to exercise jurisdiction over a defendant). In this context, there is doubt as to the enforceability in the U.K. of civil liabilities based solely on the federal securities laws of the U.S. In addition, awards for punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in the U.K.. An award for monetary damages under U.S. securities laws would likely be considered punitive if it did not seek to compensate the claimant for loss or damage suffered and was intended to punish the defendant.
Item III.	Results from Operations and Key Performance Indicators (“KPI”)
Business Environment
The following discussion includes trends and factors that may affect future operating results:
In 2023, demand softness continued across both TiO2 and zircon end markets. As a result, Tronox ran its operations at the lowest utilization rates on record in order to manage inventories and free cash flow, though this resulted in higher production costs including unfavorable fixed cost absorption, lower of cost or market charges, and idle facility charges. We continued to proactively manage expenses and cash to mitigate the operational cost pressures.
Fourth quarter revenue increased 6% compared to the prior year, driven by higher TiO2 and other product sales volumes. For the fourth quarter of 2023 as compared to the fourth quarter of 2022, TiO2 revenue increased 9% driven by a 16% increase in volumes and a 1% exchange rate tailwind partially offset by a 6% decrease in average selling prices and a 2% unfavorable mix impact. Zircon sales volumes and average selling prices decreased 26% and 11%, respectively. Revenue from other products increased 38% from the fourth quarter 2022 to the fourth quarter of 2023 due to opportunistic sales of ilmenite and a portion of a rare earths tailings deposit in South Africa. Gross profit decreased for the fourth quarter of 2023 as compared to the fourth quarter of 2022 due to the unfavorable impact of average selling prices of TiO2, zircon and pig iron and unfavorable overhead absorption. These unfavorable impacts were partially offset by lower commodity costs and favorable exchange rates.
Sequentially, revenue increased 4% in the fourth quarter of 2023 compared to the third quarter of 2023 primarily driven by higher zircon and other products sales volumes. TiO2 revenue decreased 7% in the fourth quarter of 2023 compared to the third quarter of 2023 driven by a 4% decrease in volumes, a 1% unfavorable product mix impact, a 1% decline in average selling prices and a 1% exchange rate headwind. Zircon sales volumes increased 82% partially offset by a 9% decrease in average selling prices in the fourth quarter of 2023 compared to the third quarter of 2023. Other products revenues increased 55% sequentially from the third quarter of 2023 to the fourth quarter of 2023 due to additional sales of pig iron, as well as opportunistic sales of ilmenite and a portion of a rare earths tailings deposit in South Africa. Gross profit decreased sequentially from the third quarter of 2023 to the fourth quarter of 2023 due to decreases in sales volumes and average selling prices of TiO2 and decreases in average selling prices of zircon and pig iron as well as increases in idle facility charges and higher production and commodity costs. These unfavorable impacts were partially offset by increases in sales volumes of zircon and other products as well as favorable impacts of foreign currency.
As of December 31, 2023, our total available liquidity was $761 million, including $273 million in cash and cash equivalents and $488 million available under revolving credit agreements. As of December 31, 2023, our total Borrowings were $2.9 billion. The Company also has no financial covenants on its term loans or bonds and only one springing financial covenant on its Cash Flow revolver facility, which we do not expect to be triggered based on our current scenario planning.

Consolidated Results of Profit or (Loss)
Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022
	Reported Amounts
	Year Ended December 31,
	2023	2022	Variance
	(Millions of U.S. Dollars)
Net revenues	$2,850	$3,454	$(604)
Cost of goods sold	2,380	2,632	(252)
Gross profit	470	822	(352)
Gross Margin	16.5%	23.8%	(7.3)%
Selling, general and administrative expenses	257	358	(101)
Other operating income (expense), net	5	(1)	6
Income from operations	218	463	(245)
Interest and debt expense	(193)	(144)	(49)
Interest income	18	9	9
Loss on extinguishment of debt	—	(21)	21
Other non-operating income (expense), net	3	16	(13)
Income before income taxes	46	323	(277)
Income tax (expense)benefit	(243)	64	(307)
Net (loss) income	$(197)	$387	$(584)
Effective tax rate	(528)%	20%	(548)%
Net reveues of $2,850 million for the year ended December 31, 2023 decreased by 17% compared to $3,454 million for the same period in 2022. Revenue decreased primarily due to lower TiO2 and zircon sales volumes. Net revenues by type of product for the years ended December 31, 2023 and 2022 were as follows:
The table below presents reported revenue by product:
	Year Ended December 31,
(Millions of dollars, except percentages)	2023	2022	Variance	Percentage
TiO2	$2,248	$2,693	$(445)	(17)%
Zircon	257	438	(181)	(41)%
Feedstock and other products	345	323	22	7%
Total net revenues	$2,850	$3,454	$(604)	(17)%
For the year ended December 31, 2023, TiO2 revenue decreased $445 million, or 17%, compared to the prior year due to a $416 million decrease in sales volumes and a decrease of $43 million in average selling prices. Foreign currency positively impacted TiO2 revenue by $14 million due primarily to the weakening of the Euro. Zircon revenues decreased $181 million primarily due to a 42% decrease in sales volumes partially offset by a 1% increase in average selling prices. Other products revenue increased $22 million primarily due to the sale of a portion of a rare earths tailings deposit in South Africa as well as an increase in pig iron sales volumes. These increases in other products were partially offset by a decrease in average selling prices of pig iron.
Gross profit of $470 million for the year ended December 31, 2023 was 16.5% of net revenues compared to 23.8% of net revenues for the same period in 2022. The decrease in gross margin is primarily due to:
•	the net unfavorable impact of 6 points due to product mix and higher production and commodity costs,
•	the unfavorable impact of 2 points due to increased cost structures and idle facility charges,
•	the unfavorable impact of 2 points primarily due to a decrease in TiO2 and zircon selling prices, partially offset by
•	the favorable impact of 1 point from the sale of a portion of a rare earths tailings deposit in South Africa, and

•
the net favorable impact of approximately 2 points due to changes in foreign exchange rates. This is primarily due to the South African Rand and Australian dollar given costs in these regions are primarily incurred in local currencies while revenues are tied to the U.S. dollar whereas within our European region both revenues and costs of goods sold are denominated in Euros and as such did not have a significant impact to gross margin.

Selling, general and administrative (“SG&A”) expenses decreased $101 million when comparing the year ended December 31, 2023 to the prior year. The SG&A expenses decrease was primarily driven by the outcome of the Venator settlement resulted in a $85 million payment to Venator during 2022 which includes $10 million of interest accrued since May 13, 2019 and did not recur during 2023 as well as a decrease in employee costs, driven by lower incentive compensation and lower professional fees.
Income from operations for the year ended December 31, 2023 of $218 million, decreased by $245 million or 53% compared to the same period in 2022 which is primarily attributable to the Venator settlement of $85 million (discussed above) and the lower gross margin partially offset by the lower selling, general and administrative expenses.
Interest expense for the year ended December 31, 2023 increased $49 million compared to the same period in 2022. The increase is primarily due to the increase in the effective interest rates and higher average outstanding debt balances.
Interest income for the year ended December 31, 2023 increased $9 million compared to the same period in 2022 primarily due to an overall increase in our cash investments and higher interest rates on those cash balances period over period.
Loss on extinguishment of debt of $21 million for the year ended December 31, 2022 is primarily comprised of an $18 million call premium paid in relation to the redemption of the 6.5% Senior Secured Notes and related write-off of certain debt issuance costs associated with the issuance of a new term loan which closed in April 2022. This item did not recur during the current year.
Other non-operating income (expense), net for the year ended December 31, 2023 was $3 million as compared to $16 million for the year ended December 31, 2022. This decrease of $13 million is primarily driven by a $9 million pension settlement gain during 2022 which did not recur during 2023.
The effective tax rate was (528)% and 20% for the years ended December 31, 2023 and 2022, respectively. The effective tax rates for the year ended December 31, 2023 and 2022 are influenced by a variety of factors, primarily income and losses in jurisdictions with valuation allowances, non-taxable income and expenses, prior year accruals, and our jurisdictional mix of income at tax rates different than the U.K. statutory rate. Additionally, the effective tax rates for each year is significantly influenced by the release of the valuation allowance against deferred tax assets in Australia during the year ended December 31, 2022 and the subsequent reapplication of the valuation allowance against deferred tax assets in Australia during the year ended December 31, 2023.
Other Comprehensive Income (Loss)
There was an other comprehensive loss of $26 million for the year ended December 31, 2023 compared to other comprehensive loss of $32 million for the year ended December 31, 2022. This decrease in comprehensive loss was primarily driven by net losses on derivative instruments of $4 million in the year ended December 31, 2023 as compared to net gains on derivative instruments of $27 million in the prior year. In addition, we recognized unfavorable foreign currency translation adjustments of $15 million for the year ended December 31, 2023 as compared to unfavorable foreign currency translation adjustments of $68 million in the prior year.
Item IV.	Liquidity and Capital Resources
During 2023, our liquidity increased by $153 million to $761 million.

The table below presents our liquidity, including amounts available under our credit facilities, as of the following dates:
	December 31, 2023	December 31, 2022
Cash and cash equivalents	$273	$164
Available under the Cash Flow Revolver	343	300
Available under the Standard Credit Facility	55	59
Available under the Emirates Revolver	64	60
Available under the SABB Facility	20	19
Available under the Bank Itau Facility	6	6
Total	$761	$608
Historically, we have funded our operations and met our commitments through cash generated by operations, issuance of unsecured notes, bank financings and borrowings under lines of credit. In the next twelve months, we expect that our operations will provide sufficient cash for our operating expenses, capital expenditures, interest payments and debt repayments, however, if necessary, we have the ability to borrow under our short-term credit facilities (see Note 13 of notes to consolidated financial statements). This is predicated on our achieving our forecast which could be negatively impacted by items outside of our control, including, among other things, macroeconomic conditions, inflationary pressures, political instability including the ongoing Russia and Ukraine and Middle East conflicts and any expansion of such conflicts, and supply chain disruptions. If negative events occur in the future, we may need to reduce our capital spend, cut back on operating costs, and other items within our control to maintain appropriate liquidity.
Working capital (calculated as current assets less current liabilities) was $1.6 billion at December 31, 2023, compared to $1.3 billion at December 31, 2022.
At December 31, 2023, we had outstanding letters of credit and bank guarantees of $109 million.
Principal factors that could affect our ability to obtain cash from external sources include (i) debt covenants that limit our total borrowing capacity; (ii) increasing interest rates applicable to our floating rate debt; (iii) increasing demands from third parties for financial assurance or credit enhancement; (iv) credit rating downgrades, which could limit our access to additional debt; (v) a decrease in the market price of our common stock and debt obligations; and (vi) volatility in public debt and equity markets.
As of December 31, 2023, our credit rating with Moody’s remained unchanged from December 31, 2022 at Ba3 stable outlook. As of December 31, 2023, our credit rating with Standard & Poor's remained unchanged from December 31, 2022 at B positive outlook, but the outlook was changed in August 2023 from positive to stable.
Cash and Cash Equivalents
We consider all investments with original maturities of three months or less to be cash equivalents. As of December 31, 2023, our cash and cash equivalents were invested in money market funds and we also receive earnings credits for some balances left in our bank operating accounts. We maintain cash and cash equivalents in bank deposit and money market accounts that may exceed federally insured limits. The financial institutions where our cash and cash equivalents are held are highly rated and geographically dispersed, and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk.
The use of our cash includes payment of our operating expenses, capital expenditures, servicing our interest and debt repayment obligations, cash taxes, making pension contributions and making quarterly dividend payments. Going forward, we expect to continue to invest in our businesses through cost reduction, as well as growth and vertical integration-related capital expenditures including projects such as newTRON and various mine development projects, continued reductions in our debt, continued dividends and share repurchases.
Repatriation of Cash
At December 31, 2023, we held $273 million in cash and cash equivalents in these respective jurisdictions: $98 million in the United States, $19 million in South Africa, $62 million in Australia, $40 million in Brazil,

$12 million in Saudi Arabia, $17 million in China, $24 million in Europe and $1 million in India. Our credit facilities limit transfers of funds from subsidiaries in the United States to certain foreign subsidiaries. In addition, at December 31, 2023, we held less than $1 million of restricted cash which is in Australia related to performance bonds.
At December 31, 2023, Tronox Holdings plc had foreign subsidiaries with undistributed earnings. Although we would not be subject to income tax on these earnings, we have asserted that amounts in specific jurisdictions are indefinitely reinvested outside of the parent's taxing jurisdictions. These amounts could be subject to withholding tax if distributed, but the Company has made no provision for tax related to these undistributed earnings. The Company has removed its assertion that earnings in China are indefinitely reinvested, and the withholding tax accruals for potential repatriations from that jurisdiction are now reflected in the effective tax rate reconciliation in Note 11 to the consolidated financial statements.
Stock Repurchases
On November 9, 2021, the Company's Board of Directors authorized the repurchase of up to $300 million of the Company's stock through February 2024. During the year ended December 31, 2023, we made no repurchases of the Company's stock. In connection with the expiration in February 2024 of the Company's existing share repurchase program, on February 21, 2024, the Company's Board of Directors authorized the repurchase of up to $300 million of the Company's stock through February21, 2027.
Cash Dividends on Ordinary Shares
On February 21, 2024, the Board declared a quarterly dividend of $0.125 per share to holders of our ordinary shares at the close of business on March 4, 2024, which will be paid on April 5, 2024.
Debt Obligations
2023 Term Loan Facility
In August 2023, the Borrower, the Company, certain of the Company’s subsidiaries, the incremental term lender party thereto and HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent, entered into Amendment No. 3 to the Amended and Restated First Lien Credit Agreement (the “2023 Amendment”). The 2023 Amendment provides the Borrower with a new five -year incremental term loan facility (“the 2023 Term Loan Facility” and, the loans thereunder, the “2023 Incremental Term Loans”) under its credit agreement in an aggregate initial principal amount of $350 million. A portion of the proceeds of the 2023 Term Loan Facility were used to repay $159 million of then-outstanding borrowings under the Company's existing revolving credit facilities and to enhance available liquidity for upcoming capital expenditures.
At December 31, 2023 and 2022, our Noncurrent borrowings, net of unamortized discount and issuance costs was $3.0 billion and $2.6 billion, respectively.
At December 31, 2023 and 2022, our net debt (the excess of our borrowings over cash and cash equivalents) was $2.7 billion and $2.5 billion, respectively.
Securitization Program
In March 2022, the Company entered into an accounts receivable securitization program (“Securitization Facility”) with a financial institution, through our wholly-owned special purpose bankruptcy-remote subsidiary, Tronox Securitization LLC (“SPE”). The Securitization Facility permitted the SPE to sell accounts receivable up to $75 million.
In November 2022, the Company amended the receivable purchase agreement to expand the program to include receivables generated by its wholly-owned Australian operating subsidiaries, Tronox Pigment Pty Ltd., Tronox Pigment Bunbury Ltd. and Tronox Mining Australia Ltd. which increased the facility limit to $200 million and to extend the program term to November 2025.
In June 2023, the Company entered into an additional amendment (the “Second Amendment”) to further include receivables generated by our wholly-owned European operating subsidiaries, Tronox Pigment Holland BV and Tronox Pigment UK Limited. Neither the facility limit nor the program term were changed as a result of the Second Amendment, and remain at $200 million and November 2025, respectively.

See Note 19 of notes to consolidated financial statements for additional information relating to the Company's borrowings.
Off-Balance Sheet Arrangements
The Company does not currently have off balance sheet arrangements requiring disclosure at this time.
Cash Flows
Years Ended December 31, 2023 and 2022
The following table presents cash flow for the periods indicated:
	Year Ended December 31,
	2023	2022
	(Millions of U.S. dollars)
Net cash provided by operating activities	$174	$485
Net cash used in investing activities	(255)	(415)
Net cash provided by (used in) financing activities	186	(137)
Effect of exchange rate changes on cash	4	(1)
Net increase (decrease) in cash and cash equivalents	$109	$(68)
Cash Flows provided by Operating Activities — Cash provided by our operating activities is driven by net income adjusted for non-cash items and changes in working capital items. The following table summarizes our net cash provided by operating activities for 2023 and 2022:
	Year Ended December 31,
	2023	2022
	(Millions of U.S. dollars)
Net (loss) income	$(197)	$387
Net adjustments to reconcile net (loss) income to net cash provided by operating activities	569	225
Income related cash generation	372	612
Net change in assets and liabilities	(198)	(127)
Net cash provided by our operating activities	$174	$485
Net cash provided by operating activities was $174 million in 2023 as compared to $485 million in 2022. The decrease of $311 million period over period is primarily due to a $240 million reduction in net (loss) income net of non-cash adjustments and an increase of $71 million use of cash for net assets and liabilities. The higher use of cash for working capital was primarily driven by increases in inventories of $151 million and decreases in accounts payable and accrued liabilities of $55 million partially offset by a decrease in accounts receivable of $22 million and a decrease in prepaids and other current assets of $39 million in the current year. Additionally, there was a use of cash for long-term other assets and liabilities of $17 million.
Cash Flows used in Investing Activities — Net cash used in investing activities for the year ended December 31, 2023 was $255 million as compared to $415 million for the year ended December 31, 2022. The $159 million decrease in use of cash year over year is primarily driven by lower capital expenditures of $261 million as compared to $428 million in the prior year.
Cash Flows provided by (used in) Financing Activities — Net cash provided by financing activities during the year ended December 31, 2023 was $186 million as compared to cash used in financing activities of $137 million for the year ended December 31, 2022. The current year is primarily comprised of proceeds from long-term and current borrowings of $499 million primarily driven from our 2023 Term Loan Facility and securitization program partially offset by repayments of long-term and current borrowings of $189 million. Additionally, during the current year, $89 million of cash used to pay dividends during the year ended December 31, 2023. In the prior year, we used $50 million of cash for repurchases of common stock of which there were none in the current year.

Contractual Obligations
The following table sets forth information relating to our contractual obligations as of December 31, 2023:
		Contractual Obligation Payments Due by Period(3)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Millions of U.S. dollars)
Borrowings (including interest)(1)	3,858	216	633	1,538	1,471
Purchase obligations(2)	2,554	285	340	454	1,475
Lease payments(3)	299	45	61	46	147
Pension and other post-retirement benefit obligations(4)	225	27	46	46	106
Asset retirement obligations(5)	462	19	58	63	322
Total	7,398	592	1,138	2,147	3,521
(1)	We calculated our various term loan facilities' interest at a SOFR plus an applicable margin. See Note 19 of notes to our consolidated financial statements.
(2)
Includes obligations to purchase requirements of process chemicals, supplies, utilities and services. We have various purchase commitments for materials, supplies, and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts, which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2024. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. We believe that all of our purchase obligations will be utilized in our normal operations.

(3)	The table excludes contingent obligations, as well as any possible payments for uncertain tax positions given the inability to estimate the possible amounts and timing of any such payments.
(4)
Pension and other post-retirement benefit (“OPEB”) obligations of $225 million include estimates of pension plan contributions and expected future benefit payments for unfunded pension and OPEB plans. Pension plan contributions are forecasted for 2024 only. Expected future unfunded pension and OPEB benefit payments are forecasted only through 2032. Contribution and unfunded benefit payment estimates are based upon current valuation assumptions. Estimates of pension contributions after 2024 and unfunded benefit payments after 2033 are not included in the table because the timing of their resolution cannot be estimated. Refer to Note 26 in notes to consolidated financial statements for further discussion on our pension and OPEB plans.

(5)	Asset retirement obligations are shown at the undiscounted and uninflated values.
Item V.	Other Information Directors’ Duties
The Directors of Tronox Holdings plc (the “Company,” “we,” “our” or “us”) must act in accordance with a set of general duties. As a company incorporated in the UK, these duties are detailed in Section 172 of the UK Companies Act 2006, which is summarized as follows:
A director of a company must act in the way they consider, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole and, in doing so have regard (amongst other matters) to:
1.	The likely consequences of any decisions in the long-term;
2.	The interests of the company’s employees;
3.	The need to foster the company’s business relationships with suppliers, customers and others;
4.	The impact of the company’s operations on the community and the environment;
5.	The desirability of the company maintaining a reputation for high standards of business conduct; and
6.	The need to act fairly as between shareholders of the company.
As part of their induction, a director of the Company (each a “Director” and together the “Directors” or “Board”) is briefed on their duties and they can access professional advice on these, either from the Company’s Corporate Secretary, of if they judge it necessary, from an independent adviser. Additionally, we believe that it is important to recognize that in a large organization such as ours, the Directors fulfill their duties partly through a governance framework that delegates day-to-day decision-making authority to senior management of the Company.
One key principal decision taken by the Board in 2023 was the approval of a quarterly $0.125 dividend payments to shareholders amounting to approximately $80 million. This represents a return on investment to our shareholders as well as preserving sufficient reserves in the company to, among other things, support its workforce and continue product development which we believe benefits our end-use customers. In addition, the Board approval a new share buyback program at the February 22nd, 2024 meeting, which allows the Company to repurchase up to $300 million of its outstanding stock through February 21st of 2027.
Decision-Making / Governance and Performance Oversight / Risk
Boards of large companies typically delegate day-to-day management and decision-making to senior management. Directors should maintain oversight of a company’s performance and ensure that management is acting in accordance with the strategy and plans agreed by a board, and its delegated authorities. The culture, values and standards that underpin this delegation should help ensure that when decisions are made, their wider impact has been considered. A board should also reserve certain matters for its own consideration so that it can exercise judgement directly when making major decisions, and in doing so promote the success of the company while having regard to all necessary matters. A board needs assurance that a company’s financial reporting, risk management, and governance and internal control processes are operating efficiently.
Overview of how the Board discharges its duties
The Board administers its risk oversight function directly and through its various standing committees, namely the Audit Committee, the Corporate Governance and Sustainability Committee and the Human Resources and Compensation Committee. The charters of each of these committees can be found at investor.tronox.com/governance/governance-documents. The Audit Committee works closely with members of senior management to ensure that management undertakes a robust annual Enterprise Risk Management (“ERM”) program whereby members of management assess the key risks inherent to, among other things, the Company’s commercial, operational and environmental sustainability activities, as well as the efficacy of the Company’s mitigation efforts to ensure that those risks do not impact long- term shareholder value. A detailed report-out of the results of the ERM process is made to the full Board and throughout the year the Board receives periodic reports from members of senior management on areas of material risk to our Company, including operational, financial, competitive, human capital, cybersecurity and legal risks. The Board routinely discusses with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them.
In addition, each year, the Board undertakes an in-depth review of the Company’s business plan and budget for the following year. In conducting its review, the Board has regard to a variety of matters, including the need to balance the achievement of short-term financial and commercial objectives against the creation of long-term stakeholder value and sustainability.
Culture, Values and Standards
Culture, values and standards underpin how a company creates and sustains value over the longer term and are key elements of how it maintains a reputation for high standards of business conduct. They also guide and assist in decision making and thereby help promote a company’s long-term success and positive impact on all stakeholders. The Board recognizes its role in establishing appropriate values and standards that positively influence the behavior of executives, employees and other parties who represent, and interact with, the Company.
Company's Code of Ethics and Business Conduct
The Board sets the values and standards required of all employees through the review and approval of the Company’s Code of Ethics and Business Conduct. The Code of Conduct applies to employees and Directors, as well as our agents, suppliers and contractors. Each employee is responsible for demonstrating integrity and leadership by complying with the provisions of the Code of Conduct, Company policies and all applicable laws. By fully including ethics and integrity in our ongoing business relationships and decision making, we believe we demonstrate a commitment to a culture that promotes the highest ethical standards.
In addition, the Company has deployed an Ethics and Compliance Hotline throughout its global operations. The Ethics and Compliance Hotline allows any individual, including employees, to report alleged violations of the Company’s Code of Ethics and Business Conduct anonymously, free of any concern that the Company will retaliate. The Audit Committee of the Board regularly monitors the nature of issues reported through such hotline.

Shareholders, Employees, Customers, Suppliers and Community and Environment
A board should communicate effectively with stakeholders and understand their views, and also to act fairly between different shareholders. Employees are central to the long-term success of a company, and as such, a board should consider their interests, and, to assist in doing so, have means of engaging with and understanding their views. Fostering business relationships with key stakeholders, such as customers and suppliers, is also important to a company’s success. In their decision making, directors need to have regard to the impact of a company’s operations on the community and environment.
In our UK Statutory Directors’ Report under “Stakeholder Engagement” we describe how we identify and communicate with our key stakeholders, and why the Board believes each stakeholder group is important to the Company. By engaging with stakeholders on a regular basis, the Board is able to understand stakeholder concerns and incorporate those concerns, where possible, into its decision making.
Shareholders
The Board is committed to regularly and consistently engaging with our shareholders on many levels. During 2022, we continued our practice of active engagement with shareholders on many levels. Members of our executive team interacted frequently with shareholders during our quarterly earnings calls, at 1:1 meetings and at investor conferences. Our Chair and members of the executive team periodically meet 1:1 with our largest institutional holders to discuss ESG matters. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy. During these shareholder interactions, we received valuable insight into how shareholders view our executive compensation and governance practices that the Board will take into consideration in making future decisions. Shareholders appreciated our transparency and the willingness by our senior management and members of the Board to engage with, and listen to, them.
Furthermore, the Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including our Board Chair, any Board committee or any chair of any such committee by mail or electronically through our Corporate Secretary.
Our intention is to treat shareholders fairly and equally, so they may benefit from the successful delivery of our strategy. The Company implements an outward mindset approach that allows it to see beyond itself and be accountable for the whole. We believe such an outward mindset approach results in producing safe, quality, low-cost, sustainable tons for customers and delivering shareholder returns.
Community and Environment
The Company is the world’s leading vertically integrated manufacturer of TiO2 pigment. With an unmatched global footprint on 6 continents, the Company has approximately 1.1 million tons of nameplate TiO2 pigment capacity. The Company’s global footprint allows the Company, among other things, to better serve its global customer base. In addition, the Company has the most geographically diverse employee population in the industry with deep expertise at every step of the value chain. The Company is committed to investing in, and developing, our employees throughout the world.
Tronox strives to be a good corporate citizen everywhere it operates. We believe that our business can and should play a leadership role in improving the quality of life in the communities in which we operate. We are continually challenging ourselves to promote sustainable growth, be more transparent in all our business operations, and make positive contributions in the communities where we live and work. We believe that these efforts promote the long-term interests of all our stakeholders, including employees, customers, suppliers, business partners, shareholders, local communities, and the mining and minerals industry at large.
In addition, we believe purposeful and positive engagement in our communities is key to our success. We understand the social impacts of our activities and are committed to being viewed as good stewards of our communities. Our employees act as advocates for the community within our organization, fostering a culture of employee volunteerism, and promoting community initiatives related to education in science and the arts.
In addition, each year we publish a comprehensive sustainability report available on our external website that is prepared in accordance with the guidance from Global Reporting Initiative (GRI) Framework, Sustainability Accounting Standards Boards (SABS) and Task Force on Climate-Related Financial Disclosure (TCFD). Our

Sustainability Report provides disclosure on a variety of economic, environmental and social sustainability indicators we deem material to us, including energy, water, biodiversity, emissions, effluents and waste. We believe the Sustainability Report serves several purposes. For our Directors and management, we believe the Sustainability Report helps us better understand risk and ensures that we are taking appropriate steps to mitigate those risks. For stakeholders, customers and suppliers, we believe the Sustainability Report highlights the commitment of the Company and its employees to environmental, social and governance values.
On behalf of the Board of Directors

Ilan Kaufthal Chair of the Board of Directors 18 March 2024

DIRECTORS’ REPORT
The Directors present their report and the audited financial statements for the year ended December 31, 2023.
Directors
The following persons held office as directors of Tronox Holdings PLC during the financial year and up to the date of this report:
Ilan Kaufthal
Mutlaq Al-Morished
Peter B. Johnston
Ginger M. Jones
Stephen Jones
Mozzam Khan
Sipho Nkosi
John Romano
Jean-Francois Turgeon
Statement of directors' responsibilities in respect of the financial statements
The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulation.
Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have prepared the group financial statements in accordance with UK-adopted international accounting standards and the parent company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and parent company and of the profit or loss of the group for that period. In preparing the financial statements, the directors are required to:
1.	select suitable accounting policies and then apply them consistently;
2.
state whether applicable UK-adopted international accounting standards have been followed for the group financial statements and United Kingdom Accounting Standards, comprising FRS 102, have been followed for the parent company financial statements, subject to any material departures disclosed and explained in the financial statements;

3.	make judgements and accounting estimates that are reasonable and prudent; and
4.	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and parent company will continue in business.
The directors are also responsible for safeguarding the assets of the group and parent company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group and parent company's transactions and disclose with reasonable accuracy at any time the financial position of the group and parent company and enable them to ensure that the financial statements and the Directors’ Remuneration Report comply with the Companies Act 2006.
The directors are responsible for the maintenance and integrity of the parent company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.
Directors’ Indemnity
The Company has entered into deeds of indemnification with each of its directors pursuant to which the Company has agreed to indemnify the directors to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Directors’ confirmations
In the case of each director in office at the date the directors’ report is approved:
1.	so far as the director is aware, there is no relevant audit information of which the group's and parent company’s auditors are unaware; and
2.
they have taken all the steps that they ought to have taken as a director in order to make themselves aware of any relevant audit information and to establish that the group's and parent company’s auditors are aware of that information.

Stakeholder Engagement
Tronox places considerable value on the involvement of our employees and ensure that we keep them informed on matters affecting them, the overall organization as well as on the performance of the Company.
Tronox conducts formal and informal meetings with employees and maintains a company intranet website with key information and other matters of interest. Tronox arranges periodic town halls at its operations in the UK where senior executives provides updates on the group affairs and answers questions from employees regarding the state and strategy of Tronox.
The Company is committed to being a responsible business. For our business to succeed we need to manage people’s performance and develop and bring talent while ensuring we operate as efficiently and safely as possible. We must also ensure that we share common values that inform and guide our behavior, so we achieve our goals in the right way. Accordingly, the Company has established a set of core values that we have communicated throughout the organization, such as: (i) we have an uncompromising focus on operating safe, reliable and responsible facilities, (ii) we honor our responsibility to create value for stakeholders, iii) we treat others with respect, and act with personal and organizational integrity, (iv) we build our organization with talented people who make a positive difference and we invest in their success, (v) we are adaptable, decisive and effective, (vi) we are trustworthy and reliable, and we build mutually rewarding relationships, (vii) we share accountability and have high expectations for ourselves and one another, (viii) we do the right work the right way in every aspect of our business, and (ix) we celebrate the joy of working together to accomplish great things.
In addition, throughout the year, members of our senior management hold employee town halls, either in person or virtually, at our operating sites throughout the world in order to communicate directly with employees and address any questions or concerns that employees may have. During such town halls, our senior executives provide updates on the group’s affairs and the state and strategy of Tronox.
Tronox is dedicated to creating an ethical, engaged and thriving diverse corporate culture, and as such has implemented an ethics and compliance hotline for employees to confidentially report any concerns or violations of the Company’s Code of Ethics and Business Conduct, or any other corporate policies, as well as violations of government laws, rules and regulations, or any other ethical concerns. Through regular updates by management, the Board’s audit committee is made aware of any issues raised through the ethics and compliance hotline.
The Company’s commitment to safety is also reflected by its requiring employees who visit any Company site around the world to participate in a safety training prior to entering such facility.
The Company values its partnerships with suppliers and fully recognizes that its mutual success is built on open communication and a commitment to common principles and business practices. The Company undertakes a due diligence process prior to entering into commercial arrangements with any new supplier.
In addition, the Company’s sales and marketing strategy focuses on effective customer management through development of strong relationships with our customers around the world. We believe that multiple points of customer contact facilitate efficient problem solving, supply chain support, formula optimization and co-development of products.
Furthermore, the Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including our Chair of the Board, any Board committee or any chair of any such committee by mail or electronically through our Corporate Secretary.

Quantitative and Qualitative Disclosures About Market Risk
We are exposed to various price, capital, market, credit, operational, and liquidity risks in the normal course of business, which are discussed below. We manage these risks through normal operating and financing activities and, when appropriate, with derivative instruments. We do not invest in derivative instruments for speculative purposes, but historically have entered into, and may enter into, derivative instruments for hedging purposes in order to reduce the exposure to fluctuations in interest rates, natural gas prices and exchange rates.
Price Risk
Our products and raw materials are subject to price fluctuations as market supply and demand change. Accordingly, product margins and the level of profitability tend to fluctuate with changes in the business cycle. At December 31, 2023, with all other variables held constant, if the price of pigment strengthened by 5% against the prevailing prices, pre-tax income for the year would have been approximately $118 million higher (2022: pre-tax income, $140 million higher), and, with all other variables held constant, if the price of pigment weakened by 5% against the prevailing prices, pre-tax income for the year would have been approximately $118 million lower (2022: pre-tax income $140 million lower). At December 31, 2023, with all other variables held constant, if the price of zircon and other products strengthened by 5% against prevailing prices, pre-tax income for the year would have been approximately $25 million higher (2022: pre-tax income $33 million higher), and, with all other variables held constant, if the price of zircon and other products weakened by 5% against prevailing prices, pre-tax income for the year would have been approximately $25 million lower (2022: pre-tax income $33 million lower).
Foreign Exchange Risk
We manufacture and market our products in a number of countries throughout the world and, as a result, we enter into transactions that give rise to financial assets and liabilities that are denominated in foreign currencies. The following tables disclose our exposure to foreign currency denominated financial assets and financial liabilities as of December 31, 2023 and 2022:
FX Exposure and Sensitivity Analysis
December 31, 2023	U.S. Dollars/ Euro	Australian Dollars/US Dollars	Euro/U.S. Dollars	South African Rand/Euro	Other
Financial assets	$98	$58	$80	$6	$1
Financial liabilities	(51)	(231)	(140)	—	—
Total exposure	$47	$(173)	$(60)	$6	$1
December 31, 2022	U.S. Dollars/ Euro	Australian Dollars/US Dollars	Euro/U.S. Dollars	South African Rand/Euro	Other
Financial assets	$140	$37	$69	$23	$1
Financial liabilities	(62)	(224)	(115)	—	(1)
Total exposure	$78	$(187)	$(46)	$23	$—
At December 31, 2023, our primary foreign exchange exposure is to the Australian dollar denominated trade payables and asset retirement obligation balances in our U.S. dollar functional currency entities. If the U.S. dollar had weakened by 5% against the Australian dollar, with all variables held constant, pre-tax income for the year would have been approximately $9 million lower; and if the U.S. dollar had strengthened by 5% against the Australian dollar, with all other variables held constant, pre-tax income for the year would have been approximately $9 million higher. We also had exposure to the U.S. dollar denominated trade receivable balances, primarily from zircon and pig iron sales in our ZAR functional currency entities. If the ZAR had weakened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $2 million higher, and conversely, if the ZAR had strengthened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $2 million lower.
At December 31, 2022, our primary foreign exchange exposure was to Australian dollar denominated trade payables and asset retirement obligation balances in our U.S. dollar functional currency entities. If the U.S. dollar had weakened by 5% against the Australian dollar, with all other variables held constant, pre-tax income for the year would have been approximately $9 million lower, and if the U.S. dollar had strengthened by 5% against the Australian dollar, with all other variables held constant, pre-tax income for the year would have been approximately $9 million higher. We also had exposure to the U.S. dollar denominated trade receivable balances, primarily from zircon and pig iron sales in our ZAR functional currency entities. If the ZAR had weakened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $4 million higher, and conversely, if the ZAR had strengthened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $4 million lower.
Interest Rate Risk
Interest rate risk arises from the possibility that changes in interest rates will impact our financial results. We are exposed to interest rate risk on our floating rate debt, the Term Loan Facility, 2022 Term Loan Facility, the 2023 Term Loan Facility, Standard Bank Term Loan Facility, Cash Flow Revolver, Standard Bank Revolver, Emirates Revolver and SABB Credit Facility balances. Using a sensitivity analysis as of December 31, 2023, a hypothetical 1% increase in interest rates would result in a net decrease to pre-tax income of approximately $7 million on an annualized basis. This is due to the fact that earnings on our interest earning financial assets of $115 million at December 31, 2023 would increase by the full 1%, offsetting the impact of a 1% increase in interest expense on our floating rate debt of $784 million.
During 2019, we entered into interest-rate swap agreements for a portion of our previous Term Loan Facility, which effectively convert the variable rate to a fixed rate for a portion of the loan. The agreements were to expire in September 2024.
On March 27, 2023, the Company entered into amendments with two of our existing interest rate swap agreements with the counterparty banks. As a result of these amendments, the Company terminated two of our existing interest rate swap contracts which were indexed to LIBOR with an aggregate notional value of $500 million which had maturity dates of September 2024. At the time of these amendments, the Company determined that the interest payments hedged are still probable to occur, therefore, the gains accumulated of $11 million on the interest rate swaps prior to the amendments are being amortized into interest expense through September 22, 2024, the original maturity of the interest rate swap agreements.
We simultaneously entered into two SOFR-indexed forward starting interest rate swaps with the same counterparty banks with no change to the aggregate notional value. The forward starting swaps will be effective from June 2023 and will mature in March 2028 which will align with the maturity date of the Term Loan Facility. Indexing forward starting swaps to SOFR will also ensure that the reference rates in our hedge instruments will align with the interest rate terms of the Term Loan Facility which is expected to change from LIBOR to SOFR effective June 30, 2023 in anticipation of Reference Rate Reform and pursuant to the loan agreement. We elected to apply the hedge accounting expedients in related to the following: 1) the assertion that the future forecasted transaction is still probable of occurring despite reference rate changes and 2) the assumption that the index of the future hedged transactions will match the index of the corresponding hedge instruments for the assessment of effectiveness.
Additionally, on March 27, 2023, the Company entered into a new interest rate swap with a $200 million notional value which matures in March 2028 and effectively converts the variable rate to a fixed rate for that portion of the 2022 Term Loan Facility.
On May 17, 2023, the Company entered into an agreement with the counterparty bank to amend the remaining $250 million notional of the three original interest rate swap contracts of $750 million aggregate notional value. As a result of this amendment, the Company changed the rate indexed in the contract from LIBOR to SOFR, effective June 30, 2023 in anticipation of the Reference Rate Reform and to align the index rate in this contract to that in the Term Loan Facility, as described above. This amendment did not change the notional value and the expiration date of this contract, which is set to expire in September 2024. We completed a hedge effectiveness test as a result of this amendment and determined that this hedge instrument continues to be highly effective, enabling us to continue to apply hedge accounting over the remaining term of this hedge relationship.
As of December 31, 2023, the Company maintains a total of $950 million of interest rate swaps with the objective in using the interest-rate swap agreements to add stability to interest expense and to manage the

Company's exposure to interest rate movements. These interest rate swaps have been designated as cash flow hedges and involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The Company's objectives in using the interest rate swap agreements are to add stability to interest expense and to manage its exposure to interest rate movements.
Credit Risk
Credit risk is the risk that a borrower or a counterparty will fail to meet their obligations. A significant portion of our liquidity is concentrated in trade accounts receivable that arise from sales of our products to customers. In the case of TiO2, the high level of industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We have significant exposure to credit risk in industries that are affected by cyclical economic fluctuations such as mining. We perform ongoing credit evaluations of our customers and use credit risk insurance policies from time to time, as deemed appropriate, to mitigate credit risk but generally do not require collateral. Our contracts typically enable us to tighten credit terms if we perceive additional credit risk and historic losses due to write offs of bad debt have been relatively low. In addition, due to our international operations in our TiO2 segment, we are subject to potential trade restrictions and sovereign risk in certain countries in which we operate. We maintain allowances for potential credit losses based on specific customer review and current financial conditions. During 2023 and 2022, our ten largest third-party TiO2 customers represented 39% and 30%, respectively, of our consolidated net reveneus. During both 2023 and 2022, no single customer accounted for 10% of our consolidated net revenues.
We apply the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. We have concluded that the lifetime expected losses on trade receivable under the new expected loss model approximates the allowance for credit losses estimated under our current method. This conclusion was based on historical payment profile of sales over the last three years. We do not expect this profile to change as our business model and our customer profile is not expected to change significantly in the foreseeable future.
The financial institutions where our cash and cash equivalents are held are generally highly rated and geographically dispersed, and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk. The maximum exposure is the carrying values which were $273 million and $164 million at December 31, 2023 and 2022, respectively.
Liquidity Risk
Liquidity risk is the risk that we may not be able to meet or settle our financial liabilities and obligations as they fall due. Our liquidity position is managed to ensure that sufficient liquid funds are available to meet our financial obligations in a timely manner. We manage liquidity risk by continuously monitoring forecast and actual cash flows and ensuring that we have the ability to access required funding.
Our non-derivative financial liabilities include trade payables and borrowings. Trade payables are recorded at undiscounted contractual amounts, and maturities are based on the earliest date on which we may be required to pay. At December 31, 2023 and 2022, trade payables of $457 million and $461 million, respectively, were due within one year. See Note 17 for the maturity analysis for borrowings.
Capital Risk Management
Our objectives when managing capital are to safeguard our ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital. Additionally, our objective is to establish funding sources and a debt management structure that is appropriate for and supports our corporate initiatives. To achieve these objectives, we follow a disciplined and prudent capital management strategy that focuses on developing reputable, low cost, flexible, and committed sources of funding from funding providers over time. We continuously monitor our credit ratings to preserve funding flexibility. We have also entered into covenants that give us access to credit facilities, which further enhances our funding flexibility. Our treasury policy includes securing a mix of funding sources at acceptable terms and conditions to ensure we can meet our financial obligations as they are due. To mitigate liquidity pressures, we manage maturity profiles of debt to avoid large concentrations of debt maturing or being reissued in periods where credit margins are high.
At December 31, 2023 and 2022, our net debt (the excess of our borrowings over cash and cash equivalents) was $2.7 billion and $2.5 billion, respectively.
We manage our capital structure and make adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, we may adjust the dividend payments to shareholders, return capital to shareholders, or issue new shares. No changes were made in the objectives, policies or processes during 2023 and 2022.
We are subject to externally imposed capital requirements in the form of loan covenants, which may have an impact on the manner in which capital is utilized. We have complied with these capital requirements during the reporting years.
Branches outside the UK
As of December 31, 2023, several branches were maintained by the Company outside of the United Kingdom:
1.	Singapore Branch - Branch for Tronox Pigment Bunbury Ltd
2.	Germany, Spain, Belgium and French branches - Branches for Tronox Pigment UK Limited
Share Repurchases
On November 9, 2021, the Company's Board of Directors authorized the repurchase of up to $300 million of the Company's stock through February 2024. During the year ended December 31, 2023, we made no repurchases of the Company's stock. In connection with the expiration in February 2024 of the Company's existing share repurchase program, on February 21, 2024, the Company's Board of Directors authorized the repurchase of up to $300 million of the Company's stock through February21, 2027.
Dividends
During 2023, the Board approved a quarterly dividend of $0.125 per share resulting in an annual dividend of $0.50 per share for all outstanding shares as of the respective record dates. This resulted in approximately $80 million returned to the shareholders during the year ended December 31, 2023.
Independent Auditors
PricewaterhouseCoopers LLP, have indicated their willingness to continue in office, and a resolution that they be re-appointed will be proposed at the annual general meeting.
Greenhouse Gas Emissions Report
Carbon emissions disclosure
In compliance with the Environmental Reporting Guidelines: including the Mandatory Greenhouse Gas Emissions Reporting Guidance March 2019, as stipulated by the Companies Act 2006, Tronox Holdings plc (“Tronox”) has calculated the greenhouse gas (“GHG”) emissions for the whole Tronox group for the year ended 31 December 2023.
The period presented in the GHG reporting is the same annual period as covered by the Directors’ Report for year ended 31 December 2023.
The method used is in line with the GHG Protocol Corporate Accounting and Reporting Standard. The organization reporting boundary is based on operational control.
This report constitutes Tronox’s mandatory statement for 2023, outlining Energy Consumption, Scope 1 and 2 GHG emissions, water consumption, waste generation and emission to air, alongside associated intensities.
Scope 1 Emissions: These include emissions from activities owned or controlled by your organization that release emissions into the atmosphere. They are direct emissions. Examples of Scope 1 emissions include emissions from combustion owned or controlled boilers, furnaces, vehicles; emissions from chemical production in owned or controlled process equipment.

Scope 2 Emissions: These include emissions released into the atmosphere associated with the generation of purchased or acquired electricity, heat, steam and cooling. These are indirect emissions that are a consequence of your organization’s activities, but which occur at sources you do not own or control.
We have previously announced a target of reducing Scope 1 and Scope 2 emissions intensity by 35% by 2025 and 50% by 2030, in each case against our 2019 baseline. In addition, in 2023, we publicly announced targets to reduce upstream Scope 3 carbon emission intensity by 9% by 2025 and 16% by 2030, each against our 2021 baseline.
Performance Data Standards, Methodologies and Assumptions
Energy consumption
Energy consumption includes the following components:
1.	Non-renewable fuel consumed.
2.	Electricity and steam sold. Efficiencies of the equipment, which generates electricity and steam, are taken into account to arrive at primary energy.
3.	Electricity and steam purchased for consumption, based on net energy intake.
In case non-renewable fuel sources were consumed to produce electricity or steam used on-site, only the non-renewable fuel sources were counted, in order to prevent double counting of energy consumption.
Calorific values that were used to convert volumes of non-renewable fuel sources into primary energy were taken from the energy suppliers where possible, or from the Guidelines for National Greenhouse Gas Inventories.
In addition, efficiencies used for electricity and steam sold were based on local metered input and output values and annual efficiency samples, respectively.
Energy Intensity
The total primary energy intensity is calculated by dividing the sum of direct and indirect energy consumption by the total weight of products produced. All energy sources (non-renewable fuel, electricity and steam, minus electricity and steam sold) are included in the energy intensity calculations.
Direct (Scope 1) GHG Emissions and Energy Indirect (Scope 2) GHG Emissions
Greenhouse gases included are consistent with the GHGs covered by the United Nations Kyoto Protocol, the World Resources Institute, and the World Business Council for Sustainable Development (WBCSD) GHG Protocol Corporate Accounting and Reporting Standard and include the following, (i) Carbon dioxide (CO2), (ii) Methane (CH4), (iii) Nitrous oxide (N2O), (iv) Hydrofluorocarbons (HFCs), (v) Perfluorocarbons (PFCs) and (vi) Sulphur Hexafluoride (SF6).
Furthermore, the reporting of Scope 1 and Scope 2 GHG emissions is consistent with the WBCSD Standard’s Operational Control Approach.
GHG emission factors for CO2 are based on data provided by local energy suppliers. In case this data is not readily available, the emission factors used are in line with the 2006 Intergovernmental Panel on Climate Change Guidelines (IPCC) for National Greenhouse Gas Inventories (default emission factors on a net calorific basis). For GHGs other than CO2, Global Warming Potentials (GWPs) are used to convert GHG emissions into CO2 equivalents. These GWPs are in line with the IPCC Fifth Assessment Report.
GHG Emissions Intensity
The GHG emissions intensity is calculated by dividing the sum of direct and indirect GHG emissions by the total weight of products produced. All GHG emissions included (Scope 1 and Scope 2) are included in the GHG emissions intensity calculations.
Water Withdrawal by Source
Total water withdrawal only takes into account water that is used for the first time. Water that is reused or recycled to be consumed twice or more times, either in the same process or in a different process, is not included in this indicator.

Waste by Type and Disposal Method
This indicator reflects the total weight of waste produced.
Energy Use – Global
Emission Source	Absolute (kWh)		Energy Intensity (kWh/tonne of product)
Year	2022	2023	2022	2023
Fuel consumption	8,460,999,000	7,178,490,594	3,477	3,078
Purchased energy	2,389,710,000	2,165,489,439	982	928
Energy for business travel	NA	NA	NA	NA
Total	10,850,709,000	9,343,980,033	4,459	4,006
Energy Use - UK
Emission Source	Absolute (kWh		Energy Intensity (kWh/tonne of product)
Year	2022	2023	2022	2023
Fuel consumption	803,816,000	731,846,428	8,024	8,271
Purchased energy	45,658,000	3,858,450	456	44
Energy for business travel	NA	NA	NA	NA
Total	849,474,000	735,704,878	8,480	8,315
GHG Emissions – Global
Scope 1 & 2 emissions include emissions from gas, electricity and fuel from transport purchased for business use, at a minimum
Emission Source	GHG Emissions (tC02e)		GHG Emissions Intensity (tC02e/ tonne)
Year	2022	2023	2022	2023
Scope 1 (Direct)	2,276,194	2,019,715	0.94	0.87
Scope 2 (Indirect)	1,937,575	1,727,334	0.80	0.74
Total	4,213,769	3,747,049	1.74	1.61
GHG Emissions – UK
Scope 1 & 2 emissions include emissions from gas, electricity and fuel from transport purchased for business use, at a minimum
Emission Source	GHG Emissions (tC02e)		GHG Emissions Intensity (tC02e/ tonne)
Year	2022	2023	2022	2023
Scope 1 (Direct)	214,168	199,008	2.138	2.249
Scope 2 (Indirect)	17,213	1,455	0.172	0.016
Total	231,381	200,463	2.310	2.265
Water
Water Consumption (m3)		Water Intensity (m3 / tonne)
2022	2023	2022	2023
78,745,245	80,499,666	32.36	34.51

Waste
This indicator reflects the total weight of waste produced during the fiscal year 2023.
Waste Type	Waste Produced (tonnes)		Waste Intensity (tonne)
Year	2022	2023	2022	2023
Hazardous Waste	72,958	76,828	0.03	0.03
Non-Hazardous Waste	1,704,898	1,487,684	0.70	0.64
Total	1,777,856	1,564,512	0.73	0.67
Production of TiO2 feedstocks and TiO2 itself is energy intensive, particularly producing at titanium slag at our smelters in South Africa. We continuously work to reduce energy consumption in order to mitigate our impact on the local environment and on the climate from greenhouse gas emissions. We regularly invest in efficient energy-generation options, the reuse of process emissions, and renewable energy sources. Specifically, in March 2022, we announced a 200 MW solar energy project in South Africa that we believe will be commissioned during the first half of 2024 and is expected to reduce our global Scope 1 and Scope 2 emissions by approximately 13%. In addition, some of our energy efficiency projects include: (i) a combined heat and power plant generating electricity and steam for the Kwinana and Stallingborough TiO2 pigment plants, (ii) a carbon monoxide (CO) gas facility which reuses CO gas formed during our furnace smelting operations at our site in KZN, South Africa, and (iii) a third- party waste incineration plant at our TiO2 plant in Botlek, the Netherlands, which supplies renewable steam to satisfy 100 percent of the Botlek plant’s steam needs; (iv) Advance Process Controls that were installed at many of our pigment plants around the world resulting in improved coke consumption and increased operating efficiencies at these plants; and (v) energy management systems installed at several sites.
In 2023, we were also able to reduce waste sent to external landfills by 18% on an absolute basis versus the 2019 baseline thereby staying on course to reach our 2025 and 2030 reduction targets of 15% and 25%, respectively. The reduction was mainly due to acid recycling and reuse efforts at our sulfate plants, including polyferric sulfate (PFS) production from waste acid at our TiO2 plant in Fuzhou, China which resulted in a reduction in excess of 12% compared to 2022 and in excess of a 34% reduction compared to 2021. Moreover, in 2023, we were also able to reduce the waste to landfill intensity at our chloride plants by over 6% as compared to 2022. We also launched solid waste beneficial re-use projects at our pigment facility in Yanbu, Saudi Arabia and beneficiation operations on the Western Cape of South Africa.
For 2023, we withdrew more water than compared to 2022 in both absolute and intensity terms. One of our key priorities for 2024 is to develop a more robust systematic water management program.
Climate-related financial disclosure report
This TCFD-aligned report details climate-related financial disclosures required to be included in a non-financial and sustainability information statement (“NFSIS”)
a.	Governance (414CB (2A)(a, b))
Creating a strong governance structure and policies to support that structure reflects our belief that management control is the first line of defense to identify and mitigate not only commercial and financial risks, but environmental and sustainability risks that can derail a company.
In addition to core business risks, such as human capital management, the viability of our business model and supply chain resilience, Tronox’s Board of Directors is actively engaged in monitoring sustainability-related risks, like progress on our decarbonization roadmap to achieve net zero by 2050.
We continually assess whether our Board of Directors maintains the right balance of skills, experience, diversity and business acumen to provide effective oversight of management and drive our strategy forward. Annually, there is a formal self-evaluation process of the Board of Directors' effectiveness undertaken by the Corporate Governance and Sustainability Committee.
Tronox’s sustainability-related governance structure starts at the highest level of the enterprise: a dedicated committee of the Board of Directors called, the “Governance and Sustainability Committee,” comprised of independent members of the Board of Directors, including the non-executive chairman of the Board, Ilan

Kaufthal. Throughout 2023, the Corporate Governance and Sustainability Committee met regularly with senior management, including the Chief Sustainability Officer, to review and discuss ESG-related issues.
Underneath the board is a governance structure comprised of multiple layers, starting with Tronox’s senior executives and cascading down to each local site. Climate change is a core focus: reducing emissions, mitigating risk and optimizing opportunities.
The governance structure and the roles/responsibilities are described in figure 1 below. The governance structure includes processes and initiatives to align the activities of the cross-enterprise global functions with individual sites and regions to effectively implement the sustainability and climate change-related strategies.
Figure 1: Collaborative Governance – Sustainability and Climate Change

decision to dissolve the Global Greenhouse Gas (GHG) Leadership Team. With more senior-level executive focus, we felt that the GHG Leadership Team created a redundancy and hindered ownership of delivering on our GHG roadmaps by each operating site and the regional leadership teams who are responsible for project execution.

REGIONAL GHG LEADERSHIP TEAM
Regional and site roundtables
Align regional and global strategies
Develop GHG regional roadmaps and integrate into business planning
Meet monthly
SUSTAINABILITY COUNCIL
Core group of Executive Leaders
Develop climate change strategy
Allocate resources
Ensure implementation of strategy covering all relevant groups and regions
Meet quarterly
CENTERS OF EXCELLENCE
TRONOX BOARD GOVERNANCE AND SUSTAINABILITY COMMITTEE
Strategy and performance oversight
Meet quarterly
GHG CENTER OF EXCELLENCE (CoE)
Align technical projects needed with other CoEs
Prepare GHG reduction strategic objectives and priority projects
Meet monthly

The Sustainability Council is the most senior level executive body charged with managing sustainability-related matters at Tronox and meets on a periodic basis. In 2022, to reflect the importance of sustainability to our investors, customers and employees, we increased the seniority of the members and shrank its size to create more of a sense of ownership. The Council is now comprised of Tronox's most senior executives responsible for operations, finance, commercial, supply chain, legal and investor relations. It is chaired by the Chief Sustainability Officer and Head of Investor Relations. The Council reviews and provides the direction on management of climate related risks and opportunities following the identification and update provided by the sustainability team.
Key decisions made in 2023 included the approval of upstream Scope 3 emissions intensity targets and the mechanism to be used for internal carbon pricing.
During 2023, we created the new position of Chief Sustainability Officer and Head of Investor Relations, as well as the Vice President of Sustainability who reports to the Chief Sustainability Officer. This organizational change reflects the increased importance of sustainability as well as the increased scope of sustainability activity across the enterprise. Management believes that these new positions will be better able to drive Tronox's sustainability strategy, increase stakeholder collaboration and increase the likelihood that Tronox delivers on its sustainability goals.
The sustainability team lead by the Vice President of Sustainability is responsible for the identification of climate-related risks and opportunities. The team is also responsible for updating these risks and opportunities on a regular basis to ensure the fast changes in the regulatory and macro-economic environment are proactively monitored. The Vice President of Sustainability is also responsible for providing input and updates as to the risks and opportunities in the annual Enterprise Risk Management review.

Moreover, we have created 20+ sustainability workstreams to manage specific projects and initiatives. Similar to the governance of the GHG Center of Excellence, each workstream has a senior leader as a portfolio owner, supported by a cross functional team to deliver on project milestones. Below is a high level overview of these work streams:
•	Operations: GHG roadmaps (site, regional and global), energy efficiency programs, reductants alternatives and fuel switching
•	Supply: purchased energy, sustainable procurement and carbon credit management
•	Stakeholders: internal carbon pricing, ratings, product carbon and environmental footprint
•	Regulatory: regulatory reporting, green incentives
Under senior-level executive direction, our operating sites and the regional leadership teams are responsible for the development and execution of their respective GHG reduction roadmaps and integrating key GHG and energy reduction projects in their 5-year execution plans.
In addition, the Company's Annual Incentive Program (AIP) includes two sustainability-related metric representing 20% of the annual payout - 15% to safety and 5% to carbon emission reduction. The AIP is the annual broad-based cashed incentive program in which all salaried employees participate.
b.	Strategy (414CB (2A)(g))
Our strategy on climate change is based on three pillars.
•	Achieve net zero carbon emissions by 2050.
•	Ensure the resilience of our communities and operations against the physical impacts of climate change.
•	Offer our customers products with the lowest carbon-content that is reasonably achievable to help them transition to a low carbon economy.
To move towards net zero carbon emissions, we established our initial goals in 2021 and then, based on the implementation of a few key carbon reduction projects and our robust pipeline of additional projects, we announced new, more aggressive medium- term goals with the publication of our 2021 Sustainability Report.
In addition, whereas our original goals measured reductions based solely on the carbon intensity of producing our products against a 2019 baseline, our updated goals set forth in the 2021 Sustainability Report relate both to carbon intensity and absolute reductions. Both sets of goals cover 100% of our Scope 1 and 2 emissions. Our carbon intensity reductions goals are set forth below and we intend to publicly disclose annually our progress against these goals.
	“New” Target*	How We’ll do it
2025	35% (Intensity)	• Replacing 70% of coal-intensive electricity power supply in South Africa with cleaner renewable sources (wind/solar) • Continued optimization/efficiency programs • Energy Management Systems
2030	50% (Intensity)
• Convert power supply to renewable sources at our mining sites and most of our pigment plants
• Carbon capture and storage projects
• Electrification of processes at selected sites
• Renewable fuel alternatives as waste to energy, biogas, biomass at selected sites

2050	100% (Intensity)	• Alternative renewable reductants • Electrification of mining earthmoving equipment
*	In the event of any mergers, acquisitions or divestments the baseline will be re-calculated based on the GHG Protocol Accounting Standards.
One of the most significant renewable energy projects the Company has undertaken is a 200 MW solar energy project in South Africa which we first announced in Q1 2022. This project commenced operations in early 2024 and we expect such project to be fully on-line in the first half of 2024. Not only is the project one of South Africa's largest renewable power projects which will help address the country's chronic electricity shortage, but it also will reduce Tronox's global Scope 1 and 2 emissions by approximately 13%. Management regards this as a substantial achievement. On top of our large-scale solar project, we anticipate announcing during 2024 a wind power project also in South Africa and are also working on numerous additional renewable energy projects to replace carbon-based electricity in both South Africa and Australia.
The pie chart below shows the key contributors to our 2023 Scope 1 and 2 emissions. As the pie chart reflects, the main contributor is CO2 emissions from purchased electricity, accounting for approximately 1.7 million tons of carbon emissions, followed by carbon-based reductants for mineral beneficiation and pigment production contributing approximately 1 million tons. The third largest contributor is natural gas contributing approximately 0.81 million. Other sources contribute around 0.13 million tons.

CO2 Emissions by Component - 2023
Electricity
Biogenic steam imported
Natural Gas
Reductants (PP)
Reductants (M&B)
Diesel (M&B)
Toluene (PP)
Other fuels

Based on the proportion of emissions from each of the sources described above, we developed our global decarbonization roadmap which details how we will achieve our near-, mid- and long-term reduction goals described above. We are also working on more granular decarbonization roadmaps at the site and regional level for all geographic areas in which we operate. The regional roadmaps will help us set more ambitious targets in a pragmatic and feasible manner.
Our global decarbonization roadmap stems from extensive analysis using a TCFD-compliant methodology and involving all our internal climate governance teams as well as representatives of each business unit and operational function. This work was two-fold:
•	Detailed climate-related transition risk assessment based on various scenarios (see Climate Risks and Opportunities and Scenario Analysis) to identify the key transition risks to the business.
•
Identification of key mitigation opportunities and a techno-economic performance assessment to model their potential future impact on GHG emissions, energy consumption and mix, and economic performance.

As a result, we have been able to model projections of GHG emission reduction strategies for Tronox based on market insights (e.g. evolution of energy prices and national electrical grid carbon intensities) and a range of the most significant transition mitigation opportunities that could be implemented through to 2050.
Our roadmap covers three key focus areas to achieve our long-term emissions reductions goals: sourcing of 100% renewable electricity, switch to low-carbon reductants, and complete phaseout of fossil fuel energy for thermal needs (natural gas in particular).

Focus on 2022-2025 roadmap
To meet our emissions reduction target of 35% (intensity) by 2025 compared with our 2019 baseline, we are focusing on decarbonizing our electricity supply in geographies where the power grid supply has a high carbon content. As noted, the first significant project in South Africa is in the process of being commissioned. In that project, Tronox entered into a long-term Power Purchase Agreement (PPA) with independent power producer, SOLA Group, to supply Tronox’s mining and smelting operations with 200 MW of solar power. We expect such project to be fully on-line in the first half of 2024. This PPA alone will replace 39% of the current coal-intensive electricity supply of our South African sites and contribute to a reduction in our global carbon emissions of approximately 13% compared to the 2019 baseline. Similar PPA-type projects are being considered to decarbonize electricity-related (Scope 2) emissions in other South African and Australian mineral beneficiation sites. These PPAs alone could help us meet our 2025 target considering that the power grid carbon intensity is also forecasted to decrease in several of our geographies in the years to come.
In addition, we aim to tackle emissions related to our consumption of fossil fuels and carbon-intensive reductants (1.2 Mt CO2 for the latter, or 27% (intensity) of total GHG emissions measured against our 2019 baseline) with short-term actions. We are deploying energy efficiency projects to reduce our operational carbon emissions, such as automation for process optimization as well as energy management systems. We have also launched a program to optimize our coke consumption in all plants by 2025.
Focus on 2025-2030 roadmap
To meet our goal of 50% (intensity) GHG emission reduction targets by 2030, our strategy is to tackle Scope 1 emissions through a near-total switch to renewable fuel alternatives, and where that is not possible to implement carbon capture solutions, as well as to eliminate a larger share of our Scope 2 emissions related to electricity consumption.
We also intend to electrify certain pieces of equipment such as natural-gas powered steam/boilers, which will result in a switch from fossil fuels to renewable electricity and therefore reduce our total carbon footprint. Such initiatives are being explored within the regional decarbonization roadmaps.
Given that Tronox's Scope 2 emissions will have been significantly reduced with renewable energy PPAs during the 2020-2025 period, from 2025 - 2030 we will focus primarily on Scope 1 emissions, as these will become the main contributor to the carbon intensity of our TiO2 products. To address our Scope 1 emissions, we intend to switch to low- carbon sources of energy to meet our thermal energy needs and phase out fossil fuels, such as natural gas. In addition, we intend to deploy Carbon Capture, Utilization and Storage (CCUS) projects at our Botlek (NL) pigment manufacturing plant by 2030. We expect that the Botlek plant will experience significant increases in CO2 prices due to the increased ambitions of the EU-ETS carbon trading scheme.
Focus on 2030-2050 roadmap
To reach our long-term 2050 carbon neutrality target, we will need to develop and implement projects to address “hard- to-abate” GHG emissions such as eliminating fossil fuel reductants in our smelters and eliminating petroleum coke in TiO2 chlorinators. We have identified four main opportunities described below which we will be exploring further.
The first opportunity focuses on finding alternative reductants to switch from anthracite and coke, which currently represent 1.2 Mt CO2, or 21% of total GHG emissions. A few projects are currently under study to replace fossil reductants in our operations:
•	Replacement of anthracite reductants with green hydrogen to pre-reduce ilmenite feedstock, which has the potential to cut 90% of the emissions associated with the titanium slag-making process
•
After pre-reduction in the titanium slag production process, replacement of the remaining anthracite that is required with biochar. Biochar is biomass (usually wood pellets) that has gone through pyrolysis (thermal decomposition in an air-deprived environment). If used in conjunction with hydrogen pre-reduction of ilmenite, this has the potential to cut almost all the emissions associated with the titanium slag-making process.

•	Replacement of coke in the rutile/slag/ilmenite chlorination process, with alternatives such as bio-coke or CO.

The types of alternative reductant initiatives described above will require significant investment in R&D programs, pilots and plant revamps over the next 10 years so that we can begin deployment by 2035.
The second key opportunity in the long-term roadmap is the increased electrification of operating activities that could benefit from the renewable energy projects implemented in the 2020-2025 focus period. For example, we aim to electrify mining earthmoving equipment in our operations in Australia and South Africa which by then should be running fully on low-carbon electricity. However, the increasing electrification of our operations and the potential production of green hydrogen through electrolysis leads electricity consumption increases in all scenarios modelled. A cheap and clean electricity supply is therefore critical both to mitigate Scope 2 emissions and optimize costs. In the long term, opportunities to develop onsite renewable energy generation will be evaluated to switch from PPAs once those contracts expire.
After deploying new reductants and increased electrication of operating activities, residual Scope 1 emissions related to thermal energy needs will need to be tackled, with a focus on switching from natural gas across all sites. Relatively mature solutions to phase out natural gas from our processes will be explored further as part of the region-specific decarbonization roadmaps (e.g. switch to synthetic methane or biomethane), as they can gain maturity and become cost- competitive over time.
Finally, as all emissions may not be reduced to zero to reach our carbon neutrality target, several other actions are being contemplated to mitigate residual emissions such as deploying CCUS projects to other plants.
Scope 3 Emissions and Becoming the Low-Carbon Supplier of TiO2
Tronox management approved the following Scope 3 GHG emissions intensity targets against our 2021 baseline:
•	9% reduction in upstream Scope 3 emissions intensity by 2025
•	16% reduction in upstream Scope 3 emissions intensity by 2030
Tronox was in a position to publicly announce Scope 3 targets based on efforts and initiatives undertaken in 2022 to ensure the methodology used meets the latest international standards. Refinements to our methodology continued into 2023. It is important to note that we are focused on cradle-to-gate greenhouse gas emissions.
66% of our carbon footprint arises from Scope 1 and 2 emissions and hence lies within our operational control. The extent of carbon emissions within our control is important because by aggressively reducing Scope 1 and Scope 2 emissions, we can offer our customers TiO2 products that will help them reduce their scope 3 emissions. And, for many of our customers, TiO2 is a significant source of Scope 3 emissions. Significantly reducing our own scope 3 emissions is also part of our strategic goal of offering our customers products with the lowest carbon-content that is reasonably achievable.
In 2023, our upstream Scope 3 emissions were approximately 1.7M tons. The main contributor to our Scope 3 emissions is the manufacturing and transportation of the chemical and other raw materials used in our production processes. A detailed breakdown of our Scope 3 emissions performance including the categories quantified are shown in the table below:
Scope 3 GHG Emission Category per year	Raw Materials (Feedstock, Chemicals, Materials)	Energy	Water	Wastewater	Waste	Total
GHG Emissions (t CO2e)	1,280,060	345,844	2,605	56	6,324	1,634,889
The bulk of our Scope 3 emissions are from upstream raw materials for our intermediate or final products. For example, pet coke to produce an intermediate product (TiCl4) or alumina to produce pigment.
We find it difficult, if not impossible, to determine our downstream Scope 3 emissions due to the diversity of our products in terms of number of end-markets we serve — everything from architectural paint to coatings for plastics and paper — and the global geographical distribution of our sales.
We are planning to commit to the Science Based Targets Initiative. The SBTi-developed sector based approach for the high emitting chemical industry or “primary chemical”. This approach recognizes the potential growth in demand for these chemicals when setting targets for decarbonization. For other chemical industry: titanium dioxide manufacturing included, absolute contraction approach is applied.

In December 2020, the SBTi published a report on “Barriers, Challenges and Opportunities for Chemical Companies to Set Science-Based Targets.” The report made three high level recommendations to develop chemicals sector Sectoral Decarbonization Approach including physical intensity approach)es) for chemical companies, such as TiO2 manufacturing which are not covered under primary chemical sectors with SDAs.
In the How-To-Guide published in December 2021 for the chemical sector, the chemical companies will have a choice either to use the Absolute Contraction Approach or 1.5 degree celsius SDA pathway when available. We believe that the SDA is the more appropriate approach for Tronox to support our journey to carbon neutrality while continuing to grow and deliver value to our shareholders.
In January 2023, Science Based Targets initiatives (SBTi) provided an update on the status of the project for Sectoral- Based Approach for the chemicals industry. This report outlined the key research questions and objectives for the SBTi's project to develop sector-specific guidance and target-setting criteria for the global chemicals sector. The report also summarized the work performed by the SBTi until the date of publication, presented the opportunities and challenges facing chemical companies in setting emissions reduction targets, and provided background on the SBTi's general target- setting methods. Following this report, the SBTi continues stakeholder inclusive process to develop the sector-specific guidance, pathways and target-setting criteria.
c.	Risk Management (414CB (2A)(c))
Tronox’s primary tool for managing risk is through the Enterprise Risk Management process (ERM).
Board-Level Oversight
Our entire Board of Directors is actively engaged in the ERM process and views it as an important component of its risk oversight responsibilities. Feedback from our directors is used to help identify key risks and improve the effectiveness of the mitigation activities. After the ERM process is complete, the Vice President, Internal Audit and other key “risk owners” presents the results of the analysis to the full Board typically at its February meeting. A more in-depth discussion on key risks is led by the key “risk owner” as part of the Board's ERM discussion. Frequently, these reviews lead to requests for additional work and analysis on sub-components of each risk.
Management-Level Oversight
At the management-level, Tronox has formed a Global Risk Committee (GRC), comprising senior leaders from around the global representing all functions and business units, which is charged with assisting Tronox’s board to identify significant enterprise risks, assess its risk mitigation strategies and, where appropriate, help implement those strategies, and review and suggest specific risk tolerances and risk appetite.
The GRC meets in the second quarter of each year to review the scope and appropriateness of the ERM plan, taking into consideration any changes since the prior-year ERM process , including changes in Tronox’s scope of business activities, events in the prior year suggesting lapses in the prior year’s ERM process, geopolitical events, and evolving stakeholder expectations. In addition, at that meeting the GRC reviews the results of any specific risk mitigation activities that resulted from the prior year’s ERM process and the implementation of any specific risk tolerances or “risk appetite” adopted in the prior year.
The GRC meets again after the ERM process is completed. It reviews results of that year’s ERM process and suggests specific risk mitigation actions that result from (or should result from) the ERM process and ensure adequate resources available to undertake activities. This may include, updates to existing policies or adoption and implementation of new policies, employee education and training related to specific risks, “desk top” risk mitigation exercises, specific risk tolerances or “risk appetite” standards that result from the ERM process.

Climate Risks and Opportunities (414CB (2A)(d))
In 2021 we worked on analyzing how the relevant climate change “transition scenarios” would impact Tronox. These “transition scenarios” were based on the global community’s ability to act against climate change ranging from inaction to sustainable development. We discussed with our internal and external stakeholders how these transition scenarios would impact Tronox and ways Tronox could adjust under each scenario. Next, we conducted a quantitative evaluation of how each scenario would likely impact Tronox’s commercial activity. The outcomes of the quantitative risk assessment were reviewed through a cross functional team to prioritize risks and explore opportunities with the aim of developing a climate change roadmap that is integrated to the company Strategy. The outline of the roadmap is presented above.

Internal Carbon Pricing

As part of our commitment to sustainably transition to low carbon economy, we recognize the potential cost of inaction as a key risk. For that purpose, we established an internal carbon pricing mechanism covering all our functional and regional operations.

The main objectives for this initiative are to accelerate low-carbon investment, improve energy efficiency and accelerate the evolution of our corporate culture to be even more climate and sustainability conscious. Establishing an internal carbon pricing mechanism will also help us better identify and benefit from new low-carbon opportunities, adapt to evolving GHG regulations, and stress test our investment decisions against possible future regulatory scenarios.

The methodology measures the financial impact of business decisions that increase or decrease our Scope 1, 2, and 3 emissions based on actual or potential per-ton emission costs in the jurisdictions where we operate. We apply an evolutionary internal carbon price covering Scope 1 and 2 GHG emissions based on the actual or potential per-ton cost to emit carbon in the relevant jurisdiction. The average global carbon price in 2030, based on jurisdiction, is approximately US$70 per ton gradually rising up to US$200 per ton by 2050. The tool is initially applied to capital investment decisions and be expanded over time to include longterm impacts of our major investments and large operational spend (e.g. Scope 2 and 3).

Transition Scenario Analysis – (414CB (2A)(f))
We built the climate change scenarios using a staged approach in alignment with the TCFD guidelines. We navigated through different climate scenarios and sectoral specific roadmaps to understand risks and opportunities identified.
The reviews included:
•	Reference Climate Scenarios: Intergovernmental Panel on Climate Change (IPCC); International Energy Agency (IEA); Greenpeace; and International Renewable Energy Agency (IRENA).
•
Industry strategies and roadmaps: European Chemical Industry Council (CEFIC), Vision and Roadmap for European Raw Materials (VERAM); International Council of Chemical Associations (ICCA); US Department of Energy; and Mineral Council of Australia

•	Sectoral decarbonization pathways: Science Based Target Initiative (SBTi) and Transition Pathway Initiative (TPI)

With the support with specialized consultants and subject matter experts, we developed three Tronox-specific scenarios in addition to the base-case (the case of no action taken):

Figure 1: Transition scenarios constructed to evaluate transition risks

These scenarios provide a comprehensive view of various climate change driven impacts that may affect our business. Risk assessments were carried out to determine each scenario’s potential impact on our business, both quantitatively and qualitatively. The analysis helped to assess our business’ resilience and evaluate various mitigation measures included in our roadmap.
Tronox will update the scenario analysis at least every 3 years; or when a significant shift in climate change policies is anticipated. We will also commit to disclose progress of our actions to mitigate these risks on annual basis.
Risks related to policy and regulation

Risks related to Technology, market and reputation

The following table summarizes the key transition risks facing Tronox globally that require mitigation action - 414CB (2A)(e).
Transition Risk by 2050	Time Horizon	Process/BU Concerned	Impact description	Risk	Mitigation and opportunities
Carbon pricing	As of today	All BUs	Carbon pricing policies and associated regulatory mechanisms – including carbon border taxes – are being adopted with increasing levels in various countries
If no GHG emission reduction action is undertaken, production costs could increase dramatically resulting from both direct carbon pricing penalties ($/ton product sold) and indirect increasing costs of carbon-intensive energy sources and raw materials (chlorine, sulfur, petcoke, etc.)

• Scope 1+2 emissions reduction of 35% by 2025 and 50% by 2030

• Scope 3 emissions reduction of 9% by 2025 and 16% by 2030.

• Internal carbon pricing mechanism developed and approved for implementation in 2023.

Fossil-fuel phase out	From 2030 onwards	All BUs (in particular energy- intensive activities, e.g. pigment manufacturing)	Increasing number of countries with regulations to phase out from coal and other fossil fuels
Rising energy and raw material costs; especially in the Sustainable World scenario; which can lead to a skyrocketing production cost increase particularly in smelting and chlorination processes if no major change is made in the energy and raw material supply mix.

• First 200MW solar power supply at South Africa expected to be fully on-line in the first half of 2024. Additional renewable energy project expected to be announced later in 2024.
• Ongoing discussions with energy providers on opportunities for green Power Purchase Agreements and Gas Purchase Agreements

• Dedicated supply chain
team focused on high GHG emitters at each site. More detailed discussions ongoing with our top 20 global emitter to discuss their baseline carbon footprint and their decarbonization plan. We aim to accelerate our Scope 3 emissions reduction targets once these discussions are concluded

• R&D project team is
currently focusing on alternatives to high- carbon emitting reductants.

Increased environmental regulations on end products	As of today	Pigments & SC&M	Increased sectoral regulations for the production of end products (plastics, paints, coatings, etc.) through eco- design requirements and environmental labelling of consumer products	Reduced sales in certain markets (e.g. single-use plastics) and higher expectations from clients on the environmental footprint of products supplied
• Continue our discussions with key customers on possible opportunities to market low-carbon Tronox products that benefit from the implementation of specific GHG emission reduction initiatives (see Decarbonisation Roadmap) and which are sold to customers along with a Guarantee of Origin (GO) mechanism, helping Tronox’s clients decrease their Scope 3 emissions.

• Regular scenario-based assessment of the evolution of the environmental regulation of end products (e.g. EU Chemicals Strategy) in order to best understand which end markets are at risk and how Tronox products can help those markets be more resilient.

• Gap analysis against draft SEC regulations completed to proactively address the significant change in regulatory environment.

Technology changes	As of today	All BUs
Tronox needs to adopt new technologies to fully decarbonize its activities and thus respect its GHG emission reduction targets. The availability of decarbonization technologies at a competitive cost is thus a challenge.

Tronox may experience challenges reaching net zero by 2050 if some technologies are unavailable at a sufficiently competitive cost (e.g. green hydrogen, carbon capture, biocoke, etc.). Tronox can also face a high cost to implement those technologies.

• R&D project team is currently focusing on alternatives to high- carbon emitting reductants.

• Working with specialized technology providers within the regional decarbonization roadmaps to identify new ideas and opportunities.

• Energy efficiency group developed under the Global GHG Center of Excellence.

Market shift for products with lower- carbon impact	As of today	Pigments & SC&M	Demand from both clients and end consumers for products with a lower-carbon footprint
The main risk consists of higher expectations from clients on the environmental footprint of products supplied.

The TiO2 pigment market is for now relatively less threatened by a massive demand shift because of the absence of alternative products (e.g. biobased or synthetic pigments) with the same performance.
• Refer to progress update on decarbonization roadmaps. • Refer to discussion with customer on the evolution of low carbon products.
Reputation	As of today	All BUs	Increased stakeholder concern about GHG emissions and reporting Decreasing social acceptance of activities with negative environmental impact
If Tronox does not implement the necessary actions to meet the climate ambitions it has set, several reputational risks can be faced:
- Less funding available and/or increased production costs due to boycott by shareholders, banks and commercial partners
- Closure of existing mining and pigment manufacturing plants and impossibility to create new plants and deliver because of potential activism

• Renewable power supply in South Africa announced (Scope 2 & 3).

• Additional large
renewable power supply expected to be announced in 2024(Scope 2 & 3).

• Regional decarbonization roadmaps for all our operational sites/ regions(Scope 1 & 2).

• Continual dialogue
with shareholders to update on progress and gain feedback on their expectations.

• Maintain annual update on roadmap progression.

We also conducted a detailed assessment of the physical risks related to climate change for all of our operational sites. Both acute and chronic physical risks associated with climate change were assessed. Chronic risks are associated with those physical changes that change slowly over time and have a cumulative impact. These include changes to temperature, mean sea level, annual precipitation, and average monthly wind speed. Acute risks are those associated with extreme events such as bushfires, cyclones, storm surge, flooding, etc. While chronic climate change needs to be considered given the potential life of the risk management project, extreme events can cause the most disruption and pose the most significant risk to life and property.

The physical climate modelling undertaken includes the most recent Sixth Assessment Report (AR6) of the United Nations (UN) Intergovernmental Panel on Climate Change (IPCC). The Physical Science Basis (released in August 2021) underpins the modelling undertaken. These models include several new and updated emission pathways that explore a much more comprehensive range of possible future outcomes than were included in CMIP5. Specifically, a set of scenarios were chosen to provide a range of distinct end-of-century climate change outcomes.
For each physical climate change we explored how this will impact the business and the risks that result. In this way climate stressors are translated and the vulnerability of the business to climate change were established.
The following table summarizes the key risks facing Tronox globally that require action to either better define the vulnerability and exposure of Tronox to each risk or to investigate mitigation and adaption options further. We are working on assessing the resilience of each of our sites against the risks identified and the outcomes will be incorporated to our Enterprise Risk Management Process.

Physical Risk by 2050	Time Horizon	Sites Impacted	Business Impact	Risk	Mitigation and opportunities
Temperature increase 0.8-2oC	Chronic
All sites - lesser impacted are sites that have lower annual mean temperatures to begin with such as European sites. Also, some sites exhibit an increase in rainfall (eg: Fuzhou, Hamilton) which helps to mitigate the impact of a hotter climate.
			Increased degradation of infrastructure and physical assets	Increased maintenance costs, potential for capital investment, increased management of workforce to ensure safety	Investigation into the impact of baseline temperature on infrastructure degradation and maintenance costs across sites that experience currently different climate conditions.
	Chronic		Increased frequency and duration of electricity supply interruptions due to degradation of state- or privately-owned infrastructure	Each site will face slightly different consequences depending on their specific requirements, exposure and resilience.	Become self-sufficient for energy production or move to hub model where applicable.
	Chronic		Competition for electricity during warmer conditions
	Chronic		Hotter conditions lead to increased base load for water resources, potentially increasing competition and placing greater pressure on water management and regulation
Water management is already a key component of Tronox operations at most sites. Investigation of potential alternative sources of water (eg: self-managed groundwater, water recycling, desalinisation plants)

	Acute		Hotter conditions increase risk of damage from bushfires to not only Tronox infrastructure but physical assets that support energy, water and workforce.
Bushfire management plans are already in place for relevant sites, investigation as to adequacy with increasing climate risks and review emergency response procedures. Potential for investment in additional firefighting infrastructure.

	Chronic		Increased insurance costs associated with increased hazards and degradation of infrastructure	Increased insurance costs as well as access to insurance.
	Chronic	Sites that have dredging ponds	Increased evaporation rates to dredging ponds	Competition for water resources will only increase with increasing temperature, assessment of evaporation requirements needs to be considered as part of overall site water balance.	See water management.
	Chronic	Mining sites with closure requirements	Increased risk to closure activities such as revegetation and impact of hotter conditions on TSF design and closure liability
Increased failure rate for re-vegetation and potential TSF failure will increase risk of regulator involvement and potential for damage to brand reputation. Greater investment required will result in decreased shareholder value and increased closure costs.
Research into closure impacts due to changing climate required. Including implication to rehabilitation and TSF management.
	Chronic	All sites	Decreased air quality	Increased temperature leads to decreased air quality at sites which may lead to increased incidence of compliance breaches, regulatory involvement, and damage to reputation.	Continue to work towards reducing emissions and assess each sites capacity to reduce/manage airborne pollutants and particulates.
	Chronic	Thann, Stallingborough, Botlek	Decreased incidence of cold related illness, and decreased energy requirements relating to heating.	Decreased energy requirements and increased workforce productivity.

Physical Risk by 2050	Time Horizon	Sites Impacted	Business Impact	Risk	Mitigation and opportunities
Extreme 24-month drought increase in likelihood	Chronic - acute	All sites
Increases in the frequency and intensity of drought conditions are predicted to occur across all sites leading to increased competition for water resources, increased occurrence, and intensity of bushfires
				Increased risks associated with access to water, water quality and the spread of disease and tighter regulation with respect to air quality control.	See water management.
			Regions with poorly developed support systems and resilience to drought may face hardships in terms of domestic food supply.	Decreased food and water security creating social and political issues in areas of operation	Increase contributions to community development programs that help assist communities build resilience to climate change and encouragement of uptake in community of existing programs.
Increase in humidex “danger” days	Acute	All sites. Some sites are impacted to a greater extent than others. Lesser at European sites.	Increased head related illness among workforce, increased risk of accidents and slips because of heat, decreased productivity due to inability to undertake physical tasks	Increased risk of safety incidents, breaches to regulation and employee discontent if not adequately managed.
As a global operator, management protocols and lessons learned at sites that have a higher mean annual temperature like Yanbu, can be used as a template for management of sites that are predicted to see an increased impact of heat on working conditions.

Extreme rainfall events increase in precipitation volume	Acute	All sites. Some sites are impacted to a greater extent than others.	Damage to infrastructure, physical assets and equipment at each site either directly or indirectly through flash flooding	Interruptions to operations causing decreased production and increased costs of maintenance and repairs, possible replacement of infrastructure.	Assess each site’s ability to handle predicted increases in precipitation amount during extreme rainfall events to determine current level of exposure.
Acute
For mine sites increased risk of loss of ore from flash flooding and TSF competency both during operation and after closure. For other sites, exceedance to current drainage may lead to possible run-off and contamination from sites.
				Loss of product with decrease profit as well as increased risk of contamination and TSF failure causing compliance breaches, regulator action and reputation damage.	Assess surface water and runoff management at each applicable site to determine exposure.
	Acute		Interference with the process either directly through cooling or dilution or indirectly through flash flooding	Interruptions to operations causing decreased production, potential for quality of product to be impacted.	Ensure adequate protection for process during extreme rainfall events relevant to each site.
	Acute		Increased exposure to hazards and disruption of workforce during event and immediately after.	Decreased production, increased incidence of safety breaches, potential for increased liability and reputation damage.	Ensure each site has a flood management and response plan and that staff are trained and adequately prepared.
	Acute		Increased chance of accidents during commute and decreased site access	Disruption to workforce and supply chain.	Education for staff and protocols in place during extreme events, risk analysis of supply chain response to extreme events
	Acute		Increased likelihood of interruption to energy supply due to flooding of and damage to infrastructure.	Each site will face slightly different consequences depending on their specific requirements, exposure and resilience.	See energy management
	Acute		Decreased capacity of wastewater network to deal with additional inundation, causing systems to clog	Potential for interruptions to production, damage to product quality.	Assess each site’s ability to handle predicted increases in precipitation amount during extreme rainfall events to determine current level of exposure.
	Chronic		Flood insurance costs increased	Increased insurance costs as well as access to insurance.

Physical Risk by 2050	Time Horizon	Sites Impacted	Business Impact	Risk	Mitigation and opportunities
Extreme wind events increase in wind speed	Acute	Australian, South African, and European sites	Increased wind speeds during extreme events leading to damage to infrastructure, physical assets and equipment at each site	Interruptions to operations causing decreased production and increased costs of maintenance and repairs, possible replacement of infrastructure.	Assess each sites ability to handle predicted increases in wind speed during extreme events to determine current level of exposure and requirement for any additional infrastructure changes.
			Potential for exceedance to safe operating envelopes in terms of production as well as interruptions to maintenance	Decreased production and increased time required for maintenance as well as increased costs and potential for increased safety incidence.	Assess extreme wind event exposure at each site and develop management and response plan.
Increase in extreme Water Levels (1 in 100 year event)	Acute - Chronic	Botlek, Stallingborough, Yanbu (lesser at Namakwa North and Australind)
Increased risk of inundation during storm surge events causing coastal erosion leading to damage to infrastructure, flooding, salt- water degradation. Site access may be impeded, and groundwater quality impacted.

Increased insurance costs as well as access to insurance. Decreased production and increased incidence of safety and contamination breaches during events, increased maintenances costs, damage to product quality, interruptions to supply chain.

Assess impact of extreme water level at each site and develop a management and response plan to deal with temporary effects. Explore potential for physical/ engineering options and inundation management as well as changes to groundwater and surface water quality at site.

d.	Metrics (414CB (2A)(h))
Accounting Metric	Unit of Measure	2022	2023
Scope 1 GHG Emissions	t CO2e	2,276,194	2,019,715
	tCO2e/t product	0.94	0.87
Scope 2 GHG Emissions	t CO2e	1,937,575	1,727,334
	tCO2e/t product	0.80	0.74
Upstream Scope 3 GHG Emissions	t CO2e	1,907,850	1,634,889
Energy Consumption	kWh	10,850,709,000	9,343,980,033
Energy intensity	kWh/t product	4,459	4,006
Fuel consumption	kWh	8,460,999,000	7,178,490,594
Fuel intensity	kWh/t product	3,477	3,078
Purchased energy	kWh	2,389,710,000	2,165,489,439
Purchased energy intensity	kWh/t product	982	928
Renewable Energy	kWh	324,436,000	219,280,833
	(%)	2.99%	2.27%
Grid Electricity	%	22.62%	22.43%
The calculation method for the Key Performance Indicators mentioned in this section is detailed on our website: tronox.com
On behalf of the Board of Directors

Ilan Kaufthal
Chair of the Board of Directors
18 March 2024

DIRECTORS REMUNERATION REPORT
Directors’ Remuneration Report
Introduction
Tronox Holdings plc (the “Company”) is subject to disclosure regimes in both the United States and United Kingdom. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. This report represents our UK statutory Directors’ Remuneration Report which includes disclosures required by English law and which forms part of the statutory Annual Accounts and Reports of Tronox Holdings plc for the year ended December 31, 2023. Related and complementary information is included in the Compensation Discussion and Analysis (“CD&A”) section of the proxy statement for the year ended December 31, 2023 as required by the United States SEC. The CD&A section of the proxy statement for the year ended December 31, 2023 can be found at investor.tronox.com. The UK Directors’ Remuneration Report is approved by the Human Resources and Compensation Committee (“HRCC”) with respect to the compensation for any Executive Directors and by our Corporate Governance and Sustainability Committee (“G&S” Committee) with respect to the Non-Executive Directors (defined as non-employee Directors who serve on the Company’s board), in each case, on behalf of the Board of Directors on March 18, 2024. In addition, the UK Directors' Remuneration Report has been approved by and signed on behalf of the Board. For the avoidance of doubt, the HRCC oversees the remuneration of any Executive Directors and the G&S Committee oversees the remuneration of the Non-Executive Directors.
Annual statement by the Chairs of the Human Resources and Compensation Committee and Corporate Governance and Sustainability Committee
On behalf of the Board, we are pleased to introduce the statutory UK Directors’ Remuneration Report for the year ended December 31, 2023.
In line with UK remuneration reporting regulations, the Company is required (i) to seek binding approval from shareholders for a UK Directors’ Remuneration Policy (at least every three years) and (ii) to seek, annually, advisory approval for an Annual Report on Remuneration which describes the implementation of the Policy.
This UK Directors’ Remuneration Report includes this Annual Statement along with the Annual Report on Remuneration for the financial year ended December 31, 2023 which, together, will be subject to an advisory shareholder vote at the AGM on May 8, 2024.
The most recent Directors’ Remuneration Policy was approved by the shareholders at the AGM on May 3, 2023. The Policy took formal effect from the date of approval and is intended to apply until the 2026 AGM, unless a new version is presented to shareholders in the interim. The full shareholder approved Policy can be found in the Annual Accounts and Reports for the year ended December 31, 2022 which can be found at investor.tronox.com. All payments to Directors (both Executive and Non-Executive) during the policy period will be consistent with the approved policy.
Although we are required to report on remuneration in the UK, being solely US listed, the HRCC and the G&S Committee continue to design and implement the compensation arrangements for Executive Directors and Non- Executive Directors respectively, primarily within a US context. As stated above, related and complementary information is included in the CD&A section of the proxy statement for the year ended December 31, 2023 which can be found at investor.tronox.com.
In the year ended December 31, 2023, all decisions taken on remuneration were in accordance with the terms of reference of the HRCC and the G&S Committee and involved the exercise of appropriate commercial judgement. No positive discretions were exercised in relation to directors’ remuneration in the year beyond the exercise of the commercial judgement of the Committees. However, negative discretion was exercised in relation to the 2023 AIP as detailed in Note 5 in the Single Figure Table for Executive Directors.
Annual Report on Remuneration
The Annual Report on Remuneration sets out how we implemented our remuneration arrangements in 2023 and how we intend to implement the Directors’ Remuneration Policy for the 2024 financial year. An advisory resolution to approve this report will be put to shareholders at the 2024 AGM.

DIRECTORS REMUNERATION REPORT
Single figure table
Executive Directors
The following is provided on an audited basis.
Year	Name	Base salary $	Benefits $	AIP $	LTIP $	Pension (retirement plan) $	Total $	Total Fixed (Includes Salary, Benefits and Retirement) $	Total Variable (Includes AIP and LTIP) $
2023	Jean- Francois Turgeon	$942,000	$54,070[2]	$570,000[5]	$1,930,215[6,7]	$226,765[9]	$3,723,050	$1,222,835	$2,500,215
	John D. Romano	$941,385	$54,692[3]	$570,000[5]	$1,929,379[6,7]	$194,638[9]	$3,690,094	$1,190,715	$2,499,379
2022	Jean- Francois Turgeon[1]	$913,500	$29,073[4]	$672,894	$2,274,515[8]	$361,384	$4,251,366	$1,303,957	$2,947,409
	John D. Romano[1]	$913,154	$31,203[4]	$672,894	$2,164,863[8]	$320,070	$4,102,184	$1,264,427	$2,837,757
Notes:
1.	On March 18, 2021, Messrs. Turgeon and Romano were appointed as permanent Co-CEOs and members of the Board of Directors.
2.
For Mr. Turgeon this figure reflects benefit amounts (assuming December 31, 2023 GBP to USD Fx rate of 1.28, where applicable) that include the following: $4,206 for disability & life insurance premiums, $10,000 for financial consulting, $6,633 for UK BOD meeting accommodations/meals and corresponding estimated $4,422 tax reimbursements, and $28,809 for tax equalization.

3.
For Mr. Romano this figure reflects benefit amounts (assuming December 31, 2022 GBP to USD Fx rate of 1.28, where applicable) that include the following: $4,154 for disability & life insurance premiums, $10,000 for financial consulting, $7,405 for UK BOD meeting accommodations/meals and corresponding estimated $4,937 tax reimbursements, and $28,196 for tax equalization.

4.
The disclosed Benefits figures for 2022 shown above for Messrs. Turgeon and Romano ($29,073 and $31,203, respectively) differ from the figure disclosed in the equivalent table in the 2022 Annual Report on Remuneration ($28,088 and $29,696, respectively). The reason for the updates to the figures in the 2022 Directors’ Remuneration Report is that the figures in that report included estimates for Tax Reimbursements related to travel and accommodation for Board meetings in London and these items have now been finalized. For Messrs. Turgeon and Romano the total projected Tax Reimbursements for this element of Benefits were $1,477 and $2,261, respectively and the total actual Tax Reimbursements were $2,462 and $3,768, respectively resulting in a total difference of $985 and $1,507, respectively.

5.	For Messrs. Turgeon and Romano, the details of the performance measures and targets applicable to the AIP for 2023 are as follows:
At its February 21, 2023 meeting, the committee set the overall Tronox objectives as follows:
Objective	Weighting	Threshold 50%	Target 100%	Maximum 200%
Adj EBITDA less Capital Expenditures	50.0%	$315 million	$375 to $425 million	$455 million
Adj EBITDA Margin Relative to TiO2 Peers	30.0%	4.0%	8.0%	12.0%
Safety: Disabling Injury Frequency Rate	7.5%	0.19	0.15	≤ 0.11
Safety: Total Recordable Injury Frequency Rate	7.5%	0.44	0.36	≤ 0.30
Sustainability: Tons of CO2 Emissions Per Ton of Production	5.0%	1.640	1.597	≤ 1.570
At its February 20, 2024 meeting, the HRCC reviewed the Company’s performance compared to the overall Tronox objectives and determined the following:
•
For the fiscal year 2023, Tronox reported actual Adjusted EBITDA of $524 million and capital expenditures of $261 million resulting in Adjusted EBITDA less Capital Expenditures of $263 million. The $263 million in Adjusted EBITDA less Capital Expenditures was below the threshold of $315 million, resulting in no payout for this component.

•
In the four quarters ending September 30, 2023 Tronox reported $543 million in Adjusted EBITDA, net sales of $2,813 million, and an Adjusted EBITDA margin of 19.3%. During the same period, our three TiO2 peers recorded a combined $26 million in Adjusted EBITDA, $4,797 million in combined net sales, and Adjusted EBITDA margin of 0.5% (calculated as described above). Accordingly, Tronox outperformed its TiO2 peers by18.8 margin points, resulting in a maximum payout for this component.

•
In the fiscal year 2023, our disabling injury frequency rate (DIFR) of 0.23 injuries to employees and contractors per 200,000 hours corresponded to performance below threshold and resulted in no payout for this component. Our total recordable injury frequency rate (TRIFR) of 0.43 injuries to employees and contractors per 200,000 hours worked corresponded to performance between threshold and target performance levels, resulting in a calculated 56.3% payout for this component. However, this component payout was then reduced to 0% payout due to the fatality that occurred at the Company’s Namakwa Sands mining operations in the Republic of South Africa and the Company’s overall disappointing safety performance.

•
For fiscal year 2023 Tronox achieved 1.606 tons of CO2 emissions per ton of product that was between the threshold and target established, between 1.640 and 1.597 tons of CO2 emissions per ton of product, respectively, resulting in an 89.5% payout for this component.

DIRECTORS REMUNERATION REPORT
The 2023 overall Tronox results versus the AIP metrics were calculated as follows:
	PERFORMANCE LEVELS
Performance Metric	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Payout %	Metric Weighting	Resulting Payout %
Adj EBITDA less Capital Expenditures	$315M	$375 to $425M	$455M	$263M	0%	50.0%	0%
Adj EBITDA Margin Relative to TiO2 Peers	4.0%	8.0%	12.0%	18.8%	200.0%	30.0%	60.0%
Safety DIFR	0.19	0.15	≤0.11	0.23	0%	7.5%	0%
Safety TRIFR	0.44	0.36	≤0.30	0.43	56.3%	7.5%	0%
Sustainability CO2 Emissions	1.640	1.597	≤1.570	1.606	89.5%	5.0%	4.5%
					TOTAL PAYOUT %		64.5%
					Board Negative Discretion:		(14.5%)
					Adj TOTAL PAYOUT %:		50.0%
As noted in the foregoing table, the Board exercised negative discretion and reduced the “Overall Tronox” component payout from 64.5% to 50% for all of the Company's functional and operational leadership positions including the Co-CEOs payout % from 64.5% to 50% due to the fatality at the Company's Namawka Sands mining operations in the Republic of South Africa. This decision reinforces the Board's commitment to safety and its expectations of the Company's safety performance.
At the February 20, 2024 meeting the HRCC approved the overall 2023 Tronox results which resulted in a payout of 50.0% of target, after application of the Board's negative discretion. The overall Tronox payout represents 80% of our Co-CEOs’ annual incentive opportunity. The remaining 20% is based on the HRCC’s evaluation of individual performance.
Both Messrs. Turgeon and Romano have a target Annual Incentive of 100% of base salary, or $950,000 in 2023 with 80% of target, or $760,000, linked to overall Tronox results, and 20% of the target, or $190,000, linked to individual results.
The HRCC recommended an Individual Performance payout percentage of 100% of Target resulting in a total payout of $570,000 for both Messrs. Turgeon and Romano and the Tronox Board of Directors approved the payments. The HRCC noted the following strong Tronox results regarding:
•	Safety and Sustainability
– With regard to safety, the 2023 targets for Disabling Injury Frequency Rate (DIFR) and Total Recordable Injury Frequency Rate (TRIFR) were once again deemed “stretch” and had they been achieved would have represented the best in the Company’s history. Although the vast majority of the reportable injuries were injuries not deemed to be of a highly severe nature and occurred during tasks not associated with the more arduous nature of our business, in September 2023, the Company regrettably experienced a contractor fatality at its Namakwa Sands mining operations in the Republic of South Africa. As a result of such fatality, the Committee applied negative discretion of 14.5% to each of the Co-CEO’s AIP payout regarding the overall Tronox results.
– In 2023, the Company was able to reduce carbon emissions by 4.4% against the 2019 baseline, just shy of its target but well above-threshold primarily due to the installation of automated process controls at the Company’s TiO2 facilities, which reduces the volume of pet coke needed to produce TiO2. The intensity reduction was achieved despite lower production due to market conditions beyond the Company’s control. If production levels had been maintained as initially expected when management set the 2023 carbon emissions target, we believe the 2023 carbon emission reduction would have exceeded the 5% target.
– Through the dedication and commitment of management and the Company’s workforce in South Africa, we currently expect our 200MW solar energy project to be fully on-line during the first-half of 2024, which represents only a slight delay in management’s initial expectation.
•	Production and Operations
– Despite 2023 seeing a continuation of one of the most severe cyclical downturns in the TiO2 industry’s history and unexpected softening in zircon end-user demand, management continued to proactively take steps to manage working capital and reduce inventory levels by adjusting production levels.
– In 2023, the Company again delivered strong Adjusted EBITDA margins of approximately 18.4% which is far higher than its direct TiO2 pigment western peers despite the fact that in volume terms TiO2 pigment sales declined 15% versus 2022 and zircon sales declined 42% versus 2022.
– Management successfully leveraged the Company’s global footprint to continue to reliably supply customers despite the unexpected operational challenges experienced at some of its operating sites.
•	Financial Results
– Although the Company fell short of the financial targets established at the beginning of 2023, the Committee considered the unprecedented length and severity of the industry’s down cycle which was attributable to both weakened end-user demand as well as the aggressive growth in Chinese TiO2 production capacity and exports.
– Despite the prolonged industry downturn throughout 2023, the Company reported full-year revenue of $2,850 billion and full- year Adjusted EBITDA of $524 million. The full-year 2023 Adjusted EBITDA margin of 18.4% decreased only 7% compared to the prior year and far exceeded the Company’s direct TiO2 pigment western competitors.

DIRECTORS REMUNERATION REPORT
•	Capital Deployment
– Despite the difficult industry conditions during 2023, management maintained capital expenditures in-line with its initial forecast.
– The prudent management of the Company’s balance sheet and liquidity position enabled approximately $89 million in cash to be returned to shareholders in the form of dividends. During 2023, management also adeptly undertook a $350 million incremental term loan to enhance the Company’s overall liquidity position and to enable key capital investments, primarily the expansion projects for mines reaching end of life in South Africa.
6.
Details of the performance measures and targets applicable to the performance-based RSUs granted on February 4, 2021 with a performance period ending on December 31, 2023 and that were eligible to vest on March 5, 2024 are as follows:

•
50% of the performance-based RSUs vested based upon the percentile rank of our Total Shareholder Return (“TSR” defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2021 to December 31, 2023 as compared to companies in the “Capital Markets Peer Group” as defined below. The targets applying for the TSR measure are as follows:

Performance Metric	Below threshold (0% vesting)	Threshold (25% vesting)	Target (100% vesting)	Maximum (200% vesting)
TSR percentile ranking	<35th percentile	35th percentile	50th percentile	≥ 65th percentile
For purposes of calculating TSR, the starting price for the period was based on the 30-day average closing price prior to the performance period and the ending price was based on the 30-day average closing price prior to the end of the performance period. The Company achieved 6.7% TSR over the period that equated to a 41.7th percentile ranking that resulted in a between threshold (35th percentile performance level) and target (50th percentile performance level) payout of 59.0% for this metric. The actual number of units that vested based on this metric equaled the aggregate number of shares granted multiplied by 50% and then multiplied by the 59.0% TSR payout percentage.
The 2021 Capital Markets Peer Group included the following companies: Cabot Corporation (CBT); Ferro Corporation (FOE); GCP Applied Technologies Inc. (GCP); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Koppers Holdings Inc. (KOP); Kraton Corporation (KRA); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); Synthomer PLC (SYNT.L), The Chemours Company (CC); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR). Since the award grant date, Ferro Corporation was acquired in 2022, GCP Applied Technologies Inc. was acquired in 2022, and Kraton Corporation was acquired in 2022 and therefore, the Capital Markets Peer Group excluded the results of these companies for purposes of determining the final payout. Venator Materials PLC filed for Chapter 11 bankruptcy in 2023 and TSR results for this company was counted as negative 100% TSR for the three-year period.
•
50% of the performance-based RSUs vested based upon the Company’s 3-year average annual Return on Invested Capital (“ROIC”) improvement versus 2020 ROIC during the three-year measurement period which covered calendar years 2021, 2022, and 2023. The Company achieved 3.1% 3-year average annual ROIC improvement over the period that resulted in a 95.3% payout (between threshold and target) for this metric. The actual number of units that vested based on this metric equaled the aggregate number of shares granted multiplied by 50% and then multiplied by the 95.3% ROIC payout percentage.

The table below details the ROIC performance metric targets, actual performance, and resulting payout %:
	PERFORMANCE LEVELS
METRIC	THRESHOLD (25%)	TARGET (100%)	MAXIMUM (200%)	ACTUAL PERFORMANCE	RESULTING PAYOUT%
3-Yr Average Annual ROIC Improvement vs 2020 ROIC	1.6%	3.2%	≥ 4.8% 12	3.1%	95.3%
The overall weighed payout considering both TSR and ROIC performance metrics and their respective 50% weightings resulted in an overall payout of 77.2% of the aggregate number of shares granted.
7.
For 2023, the figures for Messrs. Turgeon and Romano reflect the value of the time-based restricted share unit award (102,854 RSUs for each) granted on February 21, 2023 with closing stock price on the date of grant of $15.07. The amount also includes the vesting of performance-based RSUs that were granted on February 4, 2021 and March 18, 2021 for which the vesting was based on two performance metrics as described in footnote 6 and measured to December 31, 2023 and resulted in a final overall payout percent of 77.2%. The resulting total number of RSUs for Messrs. Turgeon and Romano (11,820 and 11,794, respectively for TSR RSUs and 19,091 and 19,049, respectively for ROIC RSUs) eligible to vest on March 5, 2024 was then multiplied by a $12.30 stock price assumption (average closing stock price from October 1, 2023 to December 31, 2023). The estimated amount attributable to share price appreciation within the figure disclosed relating to the TSR and ROIC RSUs granted on February 4, 2021 for Messrs. Turgeon and Romano is negative $121,732 and negative $109,014, respectively based on the closing stock price on date of grant ($17.93). The estimated amount attributable to share price appreciation within the figure disclosed relating to the TSR and ROIC RSUs granted on March 18, 2021 for Messrs. Turgeon and Romano is negative $57,406 and negative $70,946, respectively based on the closing stock price on date of grant ($18.48).

8.
For Messrs. Turgeon and Romano, last year’s reported 2022 total LTIP value of $2,084,518 and $1,994,716, respectively has been restated in the table above based on actual closing stock price on the date of vest for the performance-based RSUs with performance period ending December 31, 2022 that vested on March 5, 2023. The totals include elements for time-based RSUs granted in 2022 and performance-based awards with performance periods ending in 2022 that vested in early 2023 (as described in the 2022 Directors' remuneration report). The values for the time-based RSUs did not change from those reported last year. The number of

DIRECTORS REMUNERATION REPORT
performance-based RSUs for Messrs. Turgeon and Romano (107,692 and 92,810, respectively) which vested on March 5, 2023 and which are now recalculated for this total are now multiplied by the closing stock price on March 6, 2023 of $16.24 (since March 5, 2023 was not a trading day) instead of $13.30 which was the stock price assumption (average closing stock price from October 1, 2022 to December 31, 2022) used in last year’s report.
9.
Employer contributions to retirement plans for 2023 include the following: The Company match into the US Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit. The Company made a discretionary contribution of 6% of employee’s earnings into the US Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit. For Mr. Romano amounts reflect employer contributions to the US retirement plans described above. For Mr. Turgeon, the 2023 amount includes $0 employer contributions to the US retirement plans listed above and a $226,765 cash payment in lieu of employer retirement plan contributions. Mr. Romano is also a deferred member of the Tronox Incorporated Retirement Plan which was frozen for new benefit accruals from 2009 and, as such, the value included in his 2023 amount relating to this plan is $0. The present value of Mr. Romano’s accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2023 as determined using the estimated IFRS assumptions in effect on December 31, 2023 was $619,897. The earliest retirement age that Mr. Romano can receive unreduced benefits under the plan is age 65.

Non-Executive Directors
The following is provided on an audited basis.
Non-Executive Directors receive annual fees in lieu of a base salary. As non-employees of the Company and in accordance with Non-Executive Director compensation practices in the US, Non-Executive Directors are not eligible to receive an annual bonus or other benefits, including participation in the Company’s pension plans. The table below provides cash fees, benefits, and equity grants attributable to 2023 (the period from January 1, 2023 to December 31, 2023) and 2022 (the period from January 1, 2022 to December 31, 2022).
	Fees[1] $		Benefits $		RSU[6] $		Total $
Director	2023[2]	2022[3]	2023[4]	2022[5]	2023	2022	2023	2022
Ilan Kaufthal	395,000	395,000	17,162	11,505	147,519	140,946	559,681	547,451
Mutlaq Al-Morished	75,000	75,000	61,200	9,276	147,519	140,946	283,719	225,222
Vanessa Guthrie	105,000	105,000	8,452	6,902	147,519	140,946	260,971	252,848
Peter Johnston	105,000	105,000	9,590	3,367	147,519	140,946	262,109	249,313
Ginger M. Jones	140,000	140,000	11,677	14,029	147,519	140,946	299,196	294,975
Stephen Jones	110,000	110,000	7,454	4,732	147,519	140,946	264,973	255,678
Moazzam Khan	75,000	75,000	5,848	5,555	147,519	140,946	228,367	221,501
Sipho Nkosi	105,000	105,000	10,314	5,632	147,519	140,946	262,833	251,578
Notes:
1.	Fees are paid quarterly in arrears.
2.
Reflects actual fees earned from January 1, 2023 to December 31, 2023. For Mr. Kaufthal, who was appointed Chair of the Board on March 18, 2021, the amount includes Chair of the Board retainer fees ($120,000 annually) and monthly stipend ($15,000 monthly).

3.
Reflects actual fees earned from January 1, 2022 to December 31, 2022. For Mr. Kaufthal, who was appointed Chair of the Board on March 18, 2021, the amount includes Chair of the Board retainer fees ($120,000 annually) and monthly stipend ($15,000 monthly).

4.
Benefits amounts include UK taxable benefits associated with accommodations and meals expenses incurred while attending UK meetings and related UK tax reimbursements, UK tax preparation fees, and tax equalization payments. Amounts in the table below are based on December 31, 2023 Fx rate. After April 2023, there were two Board meetings held in the UK, and therefore, there are UK taxable benefits associated with accommodations and meals shown in the table below. No UK tax preparation fees are shown for 2023 as UK tax filings for UK tax year ending April 2023 were not prepared and filed until January 2024. Figures shown under Tax Reimbursements represent tax estimates related to accommodations and meals for 2023. In addition, in 2023, tax equalization payments totaling $53,258 were paid to Mutlaq Al-Morished. We intend to continue to mitigate or eliminate any associated incremental tax burden our Directors might incur as a consequence of Board meetings held in the United Kingdom.

Director	UK Tax Preparation ($)	Taxable Accommodation & Meals in UK ($)	Tax Reimbursements ($)	Tax Equalization Payment ($)	Total ($)
Ilan Kaufthal	—	10,297	6,865	—	17,162
Mutlaq Al-Morished	—	6,274	1,668	53,258	61,200
Vanessa Guthrie	—	6,762	1,690	—	8,452
Peter Johnston	—	7,672	1,918	—	9,590

DIRECTORS REMUNERATION REPORT
Director	UK Tax Preparation ($)	Taxable Accommodation & Meals in UK ($)	Tax Reimbursements ($)	Tax Equalization Payment ($)	Total ($)
Ginger M. Jones	—	7,006	4,671	—	11,677
Stephen Jones	—	5,963	1,491	—	7,454
Moazzam Khan	—	4,678	1,170	—	5,848
Sipho Nkosi	—	8,251	2,063	—	10,314
5.
The figures in the Benefits 2022 column have been updated from those reported in the corresponding table in the 2022 Directors’ RemunerationReport. The reason for the updates to the figures in the 2022 Directors’ Remuneration Report is that the figures in that report included estimates forTax Reimbursements related to travel and accommodation for Board meetings in London and these items have now be finalized. The aggregate amountof the updates across all Non-Executive Directors is an additional $4,967 in benefits.

6.
The value of RSUs shown represents equity grants that occurred during the year, as applicable, made to Non-Executive Directors based upon the number of RSUs awarded in 2023 and 2022, respectively and the closing share price on the date of grant. See below for more details regarding equity granted in 2023.

Long-term incentive awards granted in 2023
The following is provided on an audited basis.
The table below provides details of equity awards granted in the year ended December 31, 2023 to all Executive Directors and Non-Executive Directors.
Director	Grant date	Type of award	Number of shares	Face value $	Threshold vesting level	Maximum vesting level	Anticipated vesting date
Jean-Francois Turgeon	2/21/2023	Time-based RSU[1]	102,854	1,550,010	NA	NA	3/5/2026
Jean-Francois Turgeon	2/21/2023	Performance-based TSR RSU[2]	51,427	775,005	25%	200%	3/5/2026
Jean-Francois Turgeon	2/21/2023	Performance-based ROIC RSU[2]	51,427	775,005	25%	200%	3/5/2026
John D. Romano	2/21/2023	Time-based RSU[1]	102,854	1,550,010	NA	NA	3/5/2026
John D. Romano	2/21/2023	Performance-based TSR RSU[2]	51,427	775,005	25%	200%	3/5/2026
John D. Romano	2/21/2023	Performance-based ROIC RSU[2]	51,427	775,005	25%	200%	3/5/2026
Ilan Kaufthal	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Mutlaq Al-Morished	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Vanessa Guthrie	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Peter Johnston	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Ginger M. Jones	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Stephen Jones	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Moazzam Khan	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Sipho Nkosi	5/3/2023	Time-based RSU[3]	11,261	147,519	NA	NA	5/8/2024
Notes:
1.
Subject to a service condition and vesting in three equal annual installments on March 5, 2024, March 5, 2025 and March 5, 2026. Fifty percent (50%) of the Target Long-Term Incentive Plan (LTIP) award is delivered as time-based RSUs. The number of time-based restricted share units (RSUs) awarded has been calculated based on the LTIP award dollar amount divided by the grant date closing price (NYSE closing price on February 21, 2023 of $15.07). The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on February 21, 2023 of $15.07). Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

2.
Subject to a service condition and performance measured over the period January 1, 2023 to December 31, 2025. Fifty percent (50%) of the Target Long-Term Incentive Plan (LTIP) award is delivered as performance-based RSUs of which 50% of the performance-based RSUs were awarded as Total Shareholder Return (“TSR”) RSUs, whereby the vesting is based on TSR measured relative to a Capital Markets Peer Group of companies (see below for listing of companies) over the three-year period, and 50% of the performance-based RSUs were awarded as Return on Invested Capital (“ROIC”) RSUs, whereby the vesting is based on the 2025 ROIC.

The targets applying for the TSR measure are as follows:
Performance Metric	Below Threshold (0% vesting)	Threshold (25% vesting)	Target (100% vesting)	Maximum (200% vesting)
TSR percentile ranking	<35th percentile	35th percentile	50th percentile	≥65th percentile

DIRECTORS REMUNERATION REPORT
Due to mergers and consolidation, the number of companies in Capital Markets Peer Group had shrunk from the initial 17 to 13. In order to maintain the group at an appropriate size, the HRCC approved expanding the Capital Markets Peer Group to 20 companies that included the following companies used for the TSR performance condition: Ashland Inc (ASH); Avient Corporation (AVNT); Axalta Coating Systems Ltd. (AXTA); Cabot Corporation (CBT); Eastman Chemical Company (EMN); FMC Corporation (FMC); H.B. Fuller Company (FUL); Iluka Resources Limited (ILU.AX); Koppers Holdings Inc. (KOP); Kronos Worldwide, Inc. (KRO); Minerals Technologies Inc. (MTX); Olin Corporation (OLN); Orion Engineered Carbons, S.A. (OEC); Quaker Chemical Corporation (KWR); Rayonier Advanced Materials Inc. (RYAM); RPM International Inc.(RPM); The Chemours Company (CC); Univar Solutions Inc. (UNVR); U.S. Silica Holdings, Inc. (SLCA); and Venator Materials PLC (VNTR). Since the award grant date, Univar Solutions Inc. was acquired in 2023 and therefore, the Capital Markets Peer Group will exclude the results of this company for purposes of determining the final payout. Venator Materials PLC filed for Chapter 11 bankruptcy in 2023 and TSR results for this company will be counted as negative 100% TSR for the three-year period.
The ROIC performance measure has been set with relevant Threshold, Target and Maximum target levels; however, the actual targets are not being disclosed at the current time due to these being considered by the Company to be commercially sensitive. For Threshold, Target, and Maximum ROIC performance, the corresponding ROIC payout percentages are 25%, 100% and 200%, respectively.
The number of performance-based RSUs awarded has been calculated based on the LTIP award amount divided by the grant date closing price (NYSE closing price on February 21, 2023 of $15.07. The face value is calculated based on the number of RSUs awarded multiplied by the grant date closing price (NYSE closing price on February 21, 2023 of $15.07).
Dividend equivalents on both performance-based RSU awards are accumulated and paid only when the RSUs vest. Dividends equivalents will not be paid in the event that such RSUs do not vest.
3.
Subject to a service condition and cliff vest on the earlier of (a) the date of the next AGM (anticipated to be May 8, 2024) or (b) May 31 of the year following the grant date. The number of RSUs awarded has been calculated based on $150,000 divided by the ten (10) trading day average closing price prior to the grant date of $13.32. The face value is calculated based on the number of RSUs awarded multiplied by the grant date NYSE closing price on May 3, 2023 of $13.10. Dividend equivalents will be accrued on all RSUs until the units vest and will be paid at that time.

Directors’ shareholdings and share interests
The following is provided on an audited basis.
Director	Shares held outright	Outstanding time-based RSUs	Outstanding performance-based RSUs	Total holding of shares and share interests
Jean-Francois Turgeon	605,244	151,488	195,836	952,568
John D. Romano	617,452	151,459	195,748	964,659
Ilan Kaufthal	250,792	11,261	NA	262,053
Mutlaq Al-Morished	51,158	11,261	NA	62,419
Vanessa Guthrie	30,063	11,261	NA	41,324
Peter Johnston	126,476	11,261	NA	137,737
Ginger M. Jones	79,231	11,261	NA	90,492
Stephen Jones	50,575	11,261	NA	61,836
Moazzam Khan	31,385	11,261	NA	42,646
Sipho Nkosi	44,190	11,261	NA	55,451
Notes:
1.
The share interests of the Co-CEOs and Non-Executive Directors at December 31, 2023 (together with interests held by his or her connected persons) are set out in the table above. The HRCC has implemented shareholding guidelines of 5x base salary for the CEOs and 5x BOD cash retainer for the Non-Executive Directors. As of December 31, 2023, both Messrs. Turgeon and Romano were subject to shareholding guidelines of 5x base salary and have achieved their shareholding guidelines. For Non-Executive Directors, all have achieved their shareholding guideline.

DIRECTORS REMUNERATION REPORT
Payments for loss of office and to past Directors
The following is provided on an audited basis.
Mr. Quinn retired from the Company on March 18, 2021. The following describes the RSUs that vested for Mr. Quinn during 2023 or require true-up valuation based on final vest price from last year’s report, RSUs that remain outstanding (of which no RSUs remained outstanding as of December 31, 2023), and any payments or benefits that he received during 2023, each in accordance with the terms of his retirement agreement.
•	February 6, 2020 Grant
–	Vesting of time-based RSUs that were granted on February 6, 2020 of which the remaining 92,592 vested on March 5, 2023.
–
Vesting of performance-based RSUs that were granted on February 6, 2020 for which the vesting was based on performance metrics as described in footnote 6 of the Single Figure Table – Executive Directors in last year’s report and measured to December 31, 2022 resulted in a final overall payout percent of 108.8% (121.3% payout regarding the 51,697 RSUs with the Total Shareholder Return metric and 96.3% payout regarding the 51,697 RSUs with the Operating Return on Net Assets metric). The resulting total number of

RSUs for Mr. Quinn (112,492) that vested on March 5, 2023 multiplied by the stock price on the date of vest ($16.24) instead of $13.30 which was the stock price assumption (average closing stock price from October 1, 2022 to December 31, 2022) used in last year’s report resulted in an actual value of $1,826,870 versus a projected value of $1,496,143 in last year’s report.
•	For all RSUs that vested on March 5, 2023, including time-based and performance-based RSUs, the total amount of accrued dividends ($259,433) was paid to him as a cash payment after the vesting date.
Shareholder voting on remuneration matters
The Remuneration Policy was last approved for the year ended December 31, 2022 at the AGM held on May 3, 2023, the voting outcome of which was:
	Votes for and Discretionary	Votes Against	Total Votes	Abstain	Broker Non-Votes
UK directors’ remuneration policy	132,804,350	3,805,370	136,609,720	94,305	8,100,081
	97.21%	2.79%	100.00%
At last year’s AGM (May 3, 2023), the UK statutory Directors’ Remuneration Report received the following votes from shareholders:
	Votes for and Discretionary	Votes Against	Total Votes	Abstain	Broker Non-Votes
UK directors' remuneration report	136,092,606	501,987	136,594,593	109,432	8,100,081
	99.63%	0.37%	100.00%
Information not required to be audited
Performance graph and CEO remuneration table
The graph below presents the investment performance of the Company’s shares relative to the S&P 400 Mid Cap Chemicals, S&P 400 Materials, and S&P 500 indices for the period from the effective date of the re-domiciliation of the Company as a UK public limited company on March 27, 2019. In the opinion of the Board, these indices represent the appropriate broad indices against which the total shareholder return of the Company should be measured for the purposes of the UK reporting requirements and is consistent with what is disclosed in our Annual Report.

DIRECTORS REMUNERATION REPORT

Total Return to Shareholders (Mar. 27, 2019 - Dec. 31, 2023)
S&P 500
S&P Midcap 400 Chemicals
S&P 400 Materials
Tronox
$210.00
$200.00
$190.00
$180.00
$170.00
$160.00
$150.00
$140.00
$130.00
$120.00
$110.00
$100.00
$90.00
Value of $100 Investment
3/27/2019
12/31/2019
12/31/2020
12/31/2021
12/31/2022
12/31/2023

For comparison with the performance graph above, the table below sets out the following in relation to total compensation for the CEO over an equivalent period:
•	the total remuneration as reported in the single figure table;
•	the bonus paid as a percentage of the maximum opportunity; and
•	the proportion of long-term incentive awards meeting performance targets and vesting as a percentage of the maximum possible number of awards that could have vested.
Year	Name	Single figure $	Bonus Paid (As % of max)	LTI (% of max)
2023	Jean-Francois Turgeon[5]	$3,723,050	30.0%	38.6%
	John D. Romano[5]	$3,690,094	30.0%	38.6%
2022	Jean-Francois Turgeon[4]	$4,251,366	36.7%	54.4%
	John D. Romano[4]	$4,102,184	36.7%	54.4%
2021	Jean-Francois Turgeon[3]	$9,767,254	194.9%	100.0%
	John D. Romano[3]	$8,366,311	194.9%	100.0%
2020	Jeffry N. Quinn[2]	$6,503,768	75%	19.9%
2019	Jeffry N. Quinn[1]	$2,461,789	50%	—
Notes:
1.
Mr. Quinn did not hold any LTIs with a performance measurement period ending in the 2019 financial year. A portion of his LTI that was granted on February 8, 2018 with a performance measurement period ending in the 2020 financial year, vested at 39.7% of target or 19.9% of maximum.

2.
Mr. Quinn commenced a leave of absence on December 27, 2020, after which he continued to receive his salary and remain bonus eligible through December 31, 2020. Also on December 27, 2020, two Interim Co-CEOs were appointed, Messrs. Turgeon and Romano (neither of which served as a member of the Board of Directors in 2020).

3.
Mr. Quinn retired on March 18, 2021 and Messrs. Turgeon and Romano were appointed Co-CEOs. A portion of Messrs. Turgeon and Romano’s LTI that was granted on February 7, 2019 with a performance measurement period that ended in the 2021 financial year, vested at 200% of target or 100% of maximum and a portion of their LTI value includes a one-time Cristal Transaction Integration Synergy Savings performance-based RSU award that vested at 100% of target (also the maximum) on March 15, 2021. In addition, Messrs. Turgeon and Romano received interim Co-CEO compensation for the Interim Co-CEO period.

4.
A portion of Messrs. Turgeon and Romano’s LTI that was granted on February 6, 2020 with a performance measurement period that ended in the 2022 financial year, vested at 108.8% of target or 54.4% of maximum (details are provided in a footnote of the Single

DIRECTORS REMUNERATION REPORT
Figure Table in the 2022 Directors’ Remuneration Report). The disclosed Single Figures for 2022 shown above for Messrs. Turgeon and Romano ($4,251,366 and $4,102,184, respectively) differ from the figure disclosed in the equivalent table in the 2022 Annual Report on Remuneration ($4,060,384 and $3,930,530, respectively). The reason for the updates to the figures in the 2022 Directors’ Remuneration Report is that the figures in that report included estimates for Tax Reimbursements related to travel and accommodation for Board meetings in London and included assumed average stock price from October 1, 2022 to December 31, 2022 to determine the value of performance-based RSUs with performance periods that ended in 2022. Both the actual value of the Tax Reimbursements and the final value of the performance-based RSUs have been determined and are reflected in the Single Figures for 2022 in the table above.
5.
A portion of Messrs. Turgeon and Romano’s LTI that was granted on February 4, 2021 and March 18, 2021 with a performance measurement period that ended in the 2023 financial year, vested at 77.2% of target or 38.6% of maximum (details are provided in a footnote of the Single Figure Table).

The performance graph and CEO table will build up over time to ultimately show a 10-year history of pay- performance alignment.
Percentage change in pay of directors and employees
The table below shows the percentage change in each executive and non-executive director’s pay compared with the average change for all employees of the parent company for the years ending December 31, 2023, 2022, 2021, and 2020. Going forward, this disclosure will build up over time to cover a rolling five year period.
	Salary/Fees	Benefits	Bonus
	% Change from 2022 to 2023[9,10]
Jean-Francois Turgeon	3.1%	86.0%	(15.3)%
John D. Romano	3.1%	75.3%	(15.3)%
Ilan Kaufthal	0%	49.2%	N/A
Mutlaq Al-Morished	0%	559.8%	N/A
Vanessa Guthrie	0%	22.5%	N/A
Peter Johnston	0%	184.8%	N/A
Ginger M. Jones	0%	(16.8)%	N/A
Stephen Jones	0%	57.5%	N/A
Moazzam Khan	0%	5.3%	N/A
Sipho Nkosi	0%	83.1%	N/A
Average employees	7.8%	7.2%	19.8%
	Salary/Fees	Benefits	Bonus
	% Change from 2021 to 2022[7,8]
Jean-Francois Turgeon	7.6%	16.8%	(61.6)%
John D. Romano	9.6%	118.8%	(61.6)%
Ilan Kaufthal	0%	N/A	N/A
Mutlaq Al-Morished	0%	N/A	N/A
Vanessa Guthrie	0%	N/A	N/A
Peter Johnston	0%	N/A	N/A
Ginger M. Jones	0%	N/A	N/A
Stephen Jones	0%	N/A	N/A
Moazzam Khan	0%	128.0%	N/A
Sipho Nkosi	0%	N/A	N/A
Average employees	5.7%	7.6%	(49.7)%
	% Change from 2020 to 2021[4,5,6]
Jean-Francois Turgeon	N/A	N/A	N/A
John D. Romano	N/A	N/A	N/A
Ilan Kaufthal	171.9%	(100.0)%	N/A
Mutlaq Al-Morished	0%	(100.0)%	N/A
Vanessa Guthrie	0%	(100.0)%	N/A
Peter Johnston	0%	(100.0)%	N/A

DIRECTORS REMUNERATION REPORT
	% Change from 2020 to 2021[4,5,6]
Ginger M. Jones	0%	(100.0)%	N/A
Stephen Jones	0%	(100.0)%	N/A
Moazzam Khan	0%	(5.0)%	N/A
Sipho Nkosi	0%	(100.0)%	N/A
Average employees	4.4%	6.3%	17.1%
	% Change from 2019 to 2020[1,2]
Jeffry N. Quinn	40.1%	55.0%	65.0%
Ilan Kaufthal	38.4%	(63.4)%	N/A
Mutlaq Al-Morished	37.9%	171.8%	N/A
Vanessa Guthrie	31.4%	(32.2)%	N/A
Peter Johnston	33.3%	(63.0)%	N/A
Ginger M. Jones	39.6%	(52.1)%	N/A
Stephen Jones	32.6%	(4.6)%	N/A
Moazzam Khan	37.9%	70.2%	N/A
Sipho Nkosi	33.0%	(57.7)%	N/A
Andrew P. Hines[3]	(15.5)%	(97.3)%	N/A
Wayne A. Hinman[3]	(11.9)%	(92.2)%	N/A
Average employees	3.9%	7.2%	39.9%
Notes:
1.
For the CEO and non-executive directors, 2019 salary/fees reflect pro-rated amounts for March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019, whereas 2020 reflects a full year. The CEO received a tax equalization payment in 2020 and no such payment in 2019. For average employees, both 2019 and 2020 reflect full years.

2.
For the CEO and non-executive directors, 2019 benefits reflect pro-rated amounts for March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019, whereas 2020 reflects a full year. Messrs. Hines and Hinman received tax equalization payments in 2019 and no such payments in 2020. For average employees, both 2019 and 2020 reflect full years.

3.	Messrs. Hines and Hinman retired from the Board on June 24, 2020.
4.	For Mr. Kaufthal the increase in fees is primarily due to the addition of $15k per month stipend.
5.
For non-executive directors, the decrease in benefits is a result of COVID travel restrictions and, as such, no Board meetings took place in the UK, however tax preparation services were continued for Mr. Khan for tax equalization continuity purposes since he personally files a UK tax return.

6.
Both Messrs. Turgeon and Romano were appointed as Interim Co-CEOs on December 27, 2020 and neither served as a member of the Board of Directors in 2020. As such, there is not a full year of 2020 data to allow for comparison.

7.
For non-executive directors, the increase in benefits is a result of the lifting of COVID travel restrictions and, as such, two Board meetings took place in the UK during 2022. Accordingly, as the 2022 figure compares to a 2021 year of nil benefits, we show the percentage increase for 2022 as “N/A”. In addition, tax preparation services were continued for Mr. Khan for tax equalization continuity purposes since he personally files a UK tax return. The % Change for Benefits for Mr. Khan is updated to reflect the actual 2022 benefit figure of $5,555 that results in a slightly higher % Change for Benefits than disclosed in the equivalent table in the 2022 Annual Report on Remuneration that reflected the estimated 2022 benefit figure of $5,402.

8.
On March 18, 2021, Messrs. Turgeon and Romano were appointed as permanent Co-CEOs and members of the Board of Directors, so salary for 2021 includes lower pre-CEO salary level for period January 1, 2021 to March 17, 2021. The increase in benefits is a result of the lifting of COVID travel restrictions and, as such, two Board meetings took place in the UK during 2022. The % Change for Benefits for Messrs. Turgeon and Romano is updated to reflect actual 2022 benefit figures ($29,073 and $31,203, respectively) that results in a slightly higher % Change for Benefits than disclosed in the equivalent table in the 2022 Annual Report on Remuneration that reflected estimated benefit figures ($28,088 and $29,696, respectively). The decrease in bonus payout is a result of lower Company performance results for 2022 versus 2021.

9.
For non-executive directors, the increase in benefits is primarily due to general increases in the costs of related travel and accommodation for Board meetings in London and associated tax reimbursements. Mr. Johnson attended more UK board meetings than in the prior year. Mr. Al-Morished's increase in benefits is primarily due to a total of $53,258 in tax equalization payments.

10.
For Messrs. Turgeon and Romano, the increase in benefits is primarily due to tax equalization payments. The decrease in bonus payout is a result of lower Company performance results for 2023 versus 2022.

DIRECTORS REMUNERATION REPORT
CEO to employee pay ratio
The table below sets out the ratio between the total pay of the CEO (and Co-CEOs, Messrs. Turgeon and Romano, commencing in 2021) and the total pay of the UK-based employees at the 25th, 50th (median) and 75th percentiles of the UK workforce.
Year	Name	Method	25th percentile Pay Ratio	50th percentile Pay Ratio	75th percentile Pay Ratio
2023	Jean-Francois Turgeon	C	56:1	45:1	38:1
	John D. Romano	C	55:1	44:1	37:1
2022	Jean-Francois Turgeon	C	70:1[1]	59:1[1]	48:1[1]
	John D. Romano	C	68:1[1]	57:1[1]	47:1[1]
2021	Jean-Francois Turgeon	C	152:1	123:1	104:1
	John D. Romano	C	130:1	106:1	89:1
2020	Jeffry N. Quinn	C	104:1	84:1	71:1
2019	Jeffry N. Quinn	C	72:1	43:1	37:1
As allowed for under method C of the UK reporting requirements, the 25th, 50th and 75th percentile ranked individuals have been identified from the UK sub-set of our global employee data set used for determining the CEO pay ratio for US disclosure purposes. The global data set includes annual total compensation paid information for all employees on our payrolls as of December 31 of the respective calendar year. Annual total compensation paid generally includes an employee’s gross income, including wages, overtime, bonuses and other cash incentives paid during 2023, allowances, employer retirement contributions, benefits, and equity vests. We then convert these amounts paid in local currencies to US dollars by applying the exchange rate as of December 31. We annualize the amounts for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period. We then extract the UK employee data, sort the annual total compensation paid for each employee from lowest to highest and identified the employees who were paid the 25th, 50th and 75th percentile. This methodology was deemed to be the most reasonable, consistent, and practical approach to identifying the relevant individuals for the purposes of this disclosure. Once the three employees were identified, we determined the breakdown of pay elements (salary, employer paid benefits and employer retirement contributions that reflect the time period from January 1, 2023 to December 31, 2023), backed out the 2022 bonus paid in 2023 and added the 2023 bonus paid in 2024. The day by reference to which the 25th, 50th and 75th percentile employees were determined was December 31, 2023. The CEO pay figure is the total remuneration figure as set out in the single figure table within this report and equivalent figures (on a full-time equivalent basis) have been calculated for the relevant 25th, 50th and 75th percentile employees as described above. For 2022 and 2023, a separate CEO pay ratio has been calculated based on full year 2022 and 2023 pay, respectively, for Messrs. Turgeon and Romano who each served as Co-CEO and members of the Board of Directors for the full year. For 2021, a separate CEO pay ratio has been calculated based on full year 2021 pay for Messrs. Turgeon and Romano who each served as Interim Co-CEO from December 27, 2020 to March 17, 2021 and then each were appointed as Co-CEO and members of the Board of Directors as of March 18, 2021. The 2019 CEO pay figure reflects compensation from March 27, 2019 (the date of the Company’s re-domicile to the UK) to December 31, 2019. The HRCC is comfortable that the resulting calculations are representative of pay levels at the respective quartiles.
The table below shows the breakdown of remuneration for each percentile employee used to calculate the CEO to employee pay ratios.
	Salary			Total Pay and Benefits[2]
Year	25th percentile	50th percentile	75th percentile	25th percentile	50th percentile	75th percentile
2023	$39,436	$48,842	$79,747	$66,494	$83,191	$98,925
Notes:
1.
The disclosed CEO to employee pay ratios for 2022 shown above for Messrs. Turgeon and Romano are based on Single Figures of $4,251,366 and $4,102,184, respectively and differ from the ratios disclosed in the equivalent table in the 2022 Annual Report on Remuneration which are based on Single Figures of $4,060,384 and $3,930,530, respectively. The reason for the updates to the Single

DIRECTORS REMUNERATION REPORT
Figures in the 2022 Directors’ Remuneration Report is that the figures in that report included estimates for Tax Reimbursements related to travel and accommodation for Board meetings in London and included assumed average stock price from October 1, 2022 to December 31, 2022 to determine the value of performance-based RSUs with performance periods that ended in 2022. Both the actual value of the Tax Reimbursements and the final value of the performance-based RSUs have been determined and are reflected in the Single Figures for 2022 which have been used to recalculate the 2022 ratios in the table above.
2.	Total Pay and Benefits figures include salary, employer medical contributions, retirement contributions, and full 2023 annual bonus payout.
Relative importance of spend on pay
The following table sets out the percentage change in dividends, share buy-backs, and remuneration paid to or receivable by all employees in the financial year being reported compared with the previous year.
	2023 $M	2022 $M	% change
Distribution to shareholders by way of dividends	$89.0	$87.0	2.3%[1]
Distribution to shareholders by way of share buy-back	Nil	$50.0	(100.0%)[2]
Remuneration paid to or receivable by all employees	$590.6	$586.7	0.7%[3]
Notes:
1.	Reflects increase in shares outstanding.
2.	During 2023 there were no share buy-backs.
3.	The 2022 figure has been updated from the prior year’s report to conform to the IFRS consolidated financial statement presentation.
The Group has not made any other significant distribution and payments or other uses of profit or cash flow deemed by the directors to assist in understanding the relative importance of spend on pay.
Consideration by the Human Resources and Compensation Committee of matters relating to Executive Directors’ remuneration and the Governance and Sustainability Committee of matters relating to Non-Executive Directors’ remuneration
The HRCC is responsible for overseeing the remuneration of the pay of the Executive Directors while the G&S Committee oversees the pay of the Non-Executive Directors. The members of the HRCC during 2023 were Stephen Jones (Chair), Peter Johnston, Ginger Jones, and Sipho Nkosi. The members of the G&S Committee during 2023 were Ilan Kaufthal (Chair), Vanessa Guthrie, and Sipho Nkosi.
The members of the HRCC have no personal financial interest, other than as shareholders, in matters to be decided, and no potential conflicts of interest arising from cross-directorships. The members of the HRCC are all independent Directors and have no day to day involvement in running the business.
The HRCC Committee Chair, with input from the other committee members, directs the agenda for each committee meeting and seeks input from management and the HRCC’s independent compensation consultants.
The HRCC retained Frederic W. Cook & Co, Inc. (“FW Cook”) as its external independent compensation consultant to the HRCC and FIT Remuneration Consultants LLP (FW Cook’s associated firm in the UK) to assist with UK related issues. The HRCC has determined that both consulting firms are independent. The compensation consultants provide no other services to the Company and accordingly are considered to be independent by the HRCC and to provide independent and objective advice.
Fees paid to the HRCC’s external compensation consultants with respect to 2023 were approximately
$330,638 to FW Cook and approximately $16,411 to FIT Remuneration Consultants LLP, such fees being charged on the firms’ standard terms of business for advice provided.
Implementation of policy for fiscal year 2024
As announced on October 25, 2023, Mr. Romano will be our sole CEO effective April 1, 2024. Accordingly, the information below for Executive Directors relates to Mr. Romano for the full year and for Mr. Turgeon only to April 1, 2024, his date of retirement from the Company. On April 2, 2024, Mr. Turgeon commences his new role as a Non- Executive member of the Board of Directors. For the balance of 2024, Mr. Turgeon will receive compensation in line with that available to other Non-Executive Directors as described below pro-rated based on his April 2, 2024 start date in his new role.

DIRECTORS REMUNERATION REPORT
Details of how the Policy will be implemented with respect to the Executive Director for fiscal year 2024 is set out in the table below:
Executive Director (Co-CEOs only)
Remuneration Element	Implementation of Remuneration Policy for FY 2024
Base salary
On February 21, 2024, the HRCC recommended and the Board approved a 15.8% promotional salary increase for Mr. Romano. Effective April 1, 2024, Mr. Romano’s salary will increase from $950,000 to $1,100,000. Mr. Turgeon’s salary remained $950,000 given his scheduled retirement.

AIP
On February 21, 2024, the HRCC recommended and the Board approved Mr. Romano’s increase in AIP target from 100% to 130% of salary for 2024. Consistent with AIP administrative guidelines applicable to all AIP participants, upon retirement Mr. Turgeon is eligible to receive a pro-rated 2024 AIP payment at target based on his AIP target of 100% of salary.

The HRCC’s approach for the 2024 AIP will be the same as for the 2023 AIP. Measures for 2024 will be based 80% on overall Tronox results and 20% on individual performance. There are no changes to the metrics or metric weightings. Further details of the measures and targets will be set out in next year’s Directors’ Remuneration Report to the extent the information is not considered to be commercially sensitive at that time.

LTI
On February 21, 2024, the HRCC recommended and the Board approved a $2,400,000 increase in LTIP target amount for Mr. Romano. On February 21, 2024, Mr. Romano’s target LTIP increased from $3,100,000 to $5,500,000. Mr. Turgeon will not receive an LTIP award in 2024 given his scheduled retirement.

Consistent with 2023, awards in 2024 will be made as a mix of 50% time-based and 50% performance-based RSUs and the target LTI award amount. The February 2024 LTI award is structured as follows:

• Time-based RSUs: subject to a service condition and normally vesting in three equal installments each March 5 commencing on the March 5 after the year of grant.

• Performance-based RSUs: subject to performance measures and a service condition and normally vesting shortly after the end of the performance period. Performance measures in 2024 will be as follows:

  – 50% of performance-based RSUs: based on Total Shareholder Return measured relative to a Capital Markets Peer Group of companies. There is a threshold to maximum vesting range of 25% to 200% of the initial target number of units based on the level of actual performance achievement.

  – 50% of performance-based RSUs: based on the third year (2026) Annual Return on Invested Capital (“ROIC”). There is a threshold to maximum vesting range of 25% to 200% of the initial target number of units with ROIC targets established for threshold, target, and maximum vesting levels.

DIRECTORS REMUNERATION REPORT
Remuneration Element	Implementation of Remuneration Policy for FY 2024
Pension (retirement plan) and benefits
Mr. Romano participates in the US Savings Plan and Savings Restoration Plan and in the Qualified retirement plan. Details of these pension arrangements and benefits are set out in the Executive Directors’ Remuneration Policy Table. Mr. Turgeon does not participate in the US Savings Plan and Savings Restoration Plan and is paid a cash payment in lieu of employer contributions. With regard to pension and benefits arrangements no material changes are anticipated for 2024 other than the Company will tax equalize Mr. Romano for any individual income and/or social taxes in the UK that become due and payable from him in connection with his executive/board business conducted in the UK. The Company will engage an external accounting firm to assess and manage any tax payments required in the UK and cover any costs associated with those accounting services, including the preparation and filing of any required UK tax return on his behalf.

Non-Executive Directors
Remuneration Element	Implementation of Remuneration Policy for FY 2024
Fees
On October 31, 2023, the Corporate Governance and Sustainability Committee recommended and the Board approved increasing the annual cash retainer from $75,000 to $100,000 effective January 1, 2024. All other forms of compensation remain the same. For 2024, fees are:

• Board annual fee: $100,000

• Non-Executive Chair annual fee (in addition to Board annual fee): $120,000

• A Lead Independent Director (in the situation whereby the Chair of the Board role is held by an executive of the Company) will receive an additional annual retainer of $50,000

• Audit Committee chair: $50,000 (in addition to Board annual fee)

• HRCC chair: $20,000 (in addition to Board annual fee)

• Corporate Governance and Sustainability Committee chair: $20,000 (in addition to Board annual fee)

• Audit Committee, HRCC, Corporate Governance and Sustainability Committee members: $15,000 (per Committee; in addition to Board annual fee; and only where not serving as chair of the Committee)

On March 18, 2021, the Board elected Mr. Kaufthal to the role of Chair of the Board, after initially electing him in an interim capacity in December 2020, and approved a monthly cash stipend of $15,000 for his role as Chair. The monthly cash stipend is in addition to the other components of non-employee director compensation he receives (described above) and is paid to Mr. Kaufthal in recognition of his involvement in a wide range of Tronox matters that far exceeds the involvement of other non-executive Chair at similarly-situated NYSE companies of which the Board is aware.

DIRECTORS REMUNERATION REPORT
Remuneration Element	Implementation of Remuneration Policy for FY 2024
Equity-based awards
As in 2023, Non-Executive Directors will also receive an equity grant of time-based RSUs in 2024 with a face value of $150,000. RSUs will be granted on the date of the annual general meeting of shareholders and vest the earlier of: a) the date of the next annual general meeting of shareholders or b) May 31st of the year following the grant date (assuming such individual is a board member at the time of vesting).

Signed on behalf of the Board of Directors by:

Stephen Jones, Chair of the HRCC

Ilan Kaufthal, Chair of the G&S Committee

Independent auditors’ report to the members of Tronox Holdings Plc
Report on the audit of the financial statements
Opinion
In our opinion:
•
Tronox Holdings Plc’s group financial statements and company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the company’s affairs as at 31 December 2023 and of the group’s loss and the group’s cash flows for the year then ended;

•	the group financial statements have been properly prepared in accordance with UK-adopted international accounting standards as applied in accordance with the provisions of the Companies Act 2006;
•
the company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, including FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, and applicable law); and

•	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.
We have audited the financial statements, included within the Annual Report and Financial Statements (the “Annual Report”), which comprise: the consolidated balance sheet and the company statement of financial position as at 31 December 2023; the consolidated statement of profit or (loss), the consolidated statement of comprehensive (loss) income, the consolidated statement of cash flows, the consolidated statement of shareholders' equity and the company statement of changes in equity for the year then ended; and the notes to the financial statements, comprising material accounting policy information and other explanatory information.
Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities under ISAs (UK) are further described in the Auditors’ responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Independence
We remained independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, which includes the FRC’s Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements.
Our audit approach
Overview
Audit scope
•
Tronox Holdings plc is a public limited company incorporated under the laws of England and Wales and is listed on the New York Stock Exchange: therefore, the group is subject to group financial statement audits in both the United Kingdom (UK) and the United States of America (US).

•
The group’s headquarters are in the United Kingdom, however it maintains its head office finance team in Stamford, Connecticut, USA. We have directed, supervised and reviewed the US corporate component team to perform the on-site testing in the United States of America (US) in relation to testing of balances accounted for on a centralized basis as well as for the Hamilton (USA) component, and then other component teams to perform the on-site testing for other global sites in scope, with the UK group team performing the remainder of the audit work, which principally relates to the audit of specified areas on the UK site in Stallingborough, the audit of the consolidation and the audit of the parent company financial statements.

•
We identified 3 reporting units which, in our view, required a full scope audit based on their size and risk. In addition, we determined that audit procedures over certain accounts or balances were required at a further 5 reporting units to provide sufficient overall group coverage of particular financial statement line items.

•
We used component teams in five countries to perform a combination of full scope audit procedures and audits of specific accounts or balances. Certain group financial statement disclosures and a number of complex areas, prepared by the head office finance function, were audited by the US corporate component team, with the group consolidation audited by the UK group engagement team.

•
Our full scope audits combined with our audits of specific accounts or balances accounted for 89% of group revenue, 82% of group total assets and 73% of group loss. Our audit scope provided sufficient appropriate audit evidence as a basis for our opinion on the group financial statements as a whole. Where work was performed by teams outside of the UK, we determined the level of independent involvement needed at those local operations to be able to conclude whether sufficient, appropriate audit evidence had been obtained as a basis for our opinion on the consolidated financial statements as a whole. We issued formal, written instructions to the teams outside the UK, setting out the work to be performed by each of them and maintained regular communication throughout the audit cycle. These interactions included participating in planning and clearance meetings with our teams in US, Australia, South Africa and Dubai, holding regular video conference calls, as well as reviewing working papers remotely and assessing matters reported.

Key audit matters
•	Recoverability of Australia Deferred Tax Asset (group)
•	Revenue recognition (group)
•	Recoverability of investment and intercompany receivable (parent)
Materiality
•	Overall group materiality: $14,000,000 (2022: $21,875,000) based on approximately 5.6% of three-year average loss/profit before tax.
•	Overall company materiality: $22,000,000 (2022: $21,000,000) based on 1% of total assets.
•	Performance materiality: $10,500,000 (2022: $16,400,000) (group) and $16,500,000 (2022: $15,750,000) (company).
The scope of our audit
As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements.
Key audit matters
Key audit matters are those matters that, in the auditors’ professional judgement, were of most significance in the audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by the auditors, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters, and any comments we make on the results of our procedures thereon, were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.
This is not a complete list of all risks identified by our audit.
Recoverability of Australia Deferred Tax Asset (group) is a new key audit matter this year. AR Securitisation Programme (group), which was a key audit matter last year, is no longer included because of judgement in the recognition and measurement criteria having been fully assessed in the prior year. As a result, the extent of the audit procedures in the current year has reduced with a focus on ensuring consistency in the accounting treatment year on year. Otherwise, the key audit matters below are consistent with last year.

Key audit matter	How our audit addressed the key audit matter
Recoverability of Australia Deferred Tax Asset (group)
As described in Note 11 to the consolidated financial statements, as of 31 December 2023, the Company has $785 million of net deferred tax assets, however an additional $1,657 million has not been recognised as it has been deemed to be irrecoverable. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Given the losses generated in the year by the Australia region, and uncertainty regarding the region's ability to generate profits in the near term, a $172 million deferred tax asset was deemed irrecoverable and impaired. The principal considerations relating to the recoverability of deferred tax assets are the significant judgement by management, particularly as it relates to the assessment of cumulative tax losses, estimates of future taxable income and assessment of factors that may limit the recoverability of certain deferred tax assets.

We evaluated the recoverability of deferred tax assets by performing the following procedures:

- Tested the effectiveness of controls relating to the income tax process, including controls over management’s assessment of the recoverability of deferred tax assets.

- Tested the completeness and accuracy of underlying data used in management’s assessment.

- Obtained management's future cashflow forecast for the Australian region and assessed the reasonableness of the forecast by comparing it to historic results.

- Tested the completeness and accuracy of the tax expense related to the reversal of the Australia deferred tax assets.

We did not identify any material misstatement as a result of the procedures performed.

Revenue recognition (group)
As described in Note 4 to the consolidated financial statements, Tronox has recorded $2,850m of revenue for the year ended 31 December 2023. Tronox recognise revenue at a point in time when the customer obtains control of the promised products. For most transactions this occurs when products are shipped from the manufacturing facilities or at a later point when control of the products transfers to the customer at a specified destination or time. Accruals are made for sales returns,rebates and other allowances, which are recorded in “Net Revenues” in the Consolidated Statement of Income and are based on historical experience and current business conditions. We determined that a high degree of resources and effort were required in performing procedures related to the Company’s revenue recognition.

Testing of revenue has been performed by the component teams which cover 89% of the overall group revenue balance. The procedures performed are as follows:

- Evaluated the design and tested the operating effectiveness of management's controls to ensure revenue is correctly recognised in the correct period.

- For certain locations, tested revenue transactions through data auditing techniques, alongside certain controls testing to support this approach, that enabled us to test whether the entire revenue has been matched to receivables or cash recorded.

- For the remaining locations, tested a sample of revenue transactions recognised to the appropriate support such as signed contracts, purchase orders, invoices, proof of delivery and cash receipts.

- Tested unusual manual journal entries that credited revenue.

- Tested a sample of revenue transactions recognised pre-year end and post year end to ensure they have been recognised in the correct period.
- Tested a sample of shipments made in the year to the revenue ledger to ensure the revenue transactions recorded are complete.

Key audit matter	How our audit addressed the key audit matter

- Tested a sample of credit notes raised, including sales returns and rebates, to appropriate supporting documentation.

- For components not in scope, we have performed disaggregated revenue analytics based on products and location to assess the revenue balances and any unusual movements.

We did not identify any material misstatement as a result of the procedures performed.

Recoverability of investment and intercompany receivable (parent)
As described in notes 4 and 5 to the parent company financial statements, the parent company has an investment of $526m in the Tronox group subsidiaries as well as an intercompany receivable with Tronox Investment Holdings Limited, of $1,547m. We determined that a relatively high degree of resources and effort were required in performing procedures related to the valuation risk that the carrying value of the investment in subsidiary and intercompany receivable could be impaired. This is due to the judgement involved in the impairment indicator assessment of the material balances.

We evaluated the directors' assessment regarding whether an impairment trigger existed. We found that management's assessment of no impairment trigger arising was appropriate, as the fair value of the group supported the cumulative investment and intercompany receivable balances.

How we tailored the audit scope
We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the structure of the group and the company, the accounting processes and controls, and the industry in which they operate.
The group’s accounting process is structured around a local finance function in each of the group’s reporting units. These functions maintain their own accounting records and controls (although transactional processing and certain controls for some reporting units are performed at a shared service centre) and report to the head office finance team through an integrated consolidation system.
In establishing the overall group audit strategy and plan, we determined the type of work that needed to be performed at the reporting units by the group engagement team and by component auditors from other PwC network firms. Where the work was performed by component auditors, we determined the level of involvement we needed to have in the audit work at those reporting units so as to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the group financial statements as a whole.
For each reporting unit, we determined whether we required an audit of their complete financial information (“full scope”) or whether procedures on specified accounts or balances would be sufficient. Those where a full scope audit was required included the largest reporting units (Hamilton plant and Australian business), determined as individually financially significant because they contribute more than 15% of the group’s revenue. We performed a full scope audit at one further reporting unit (Corporate) based on its size and risk. We maintained regular communication with the local teams during the planning, execution and completion phases of their audits. We directed the work of the component teams, reviewed their approach and findings and participated in the closing meetings of the significant components.
In addition, we determined that audit procedures over certain accounts or balances were required at a further 5 reporting units (UK, Kingdom of Saudi Arabia, South Africa, Botlek and France) to provide sufficient overall group coverage of particular financial statement line items. We performed a detailed review of the working papers for the significant components and other component teams as deemed appropriate. We maintained regular communication with the local teams during the planning, execution and completion phases of their audits. We directed the work of the component teams, reviewed their approach and findings and participated in the closing meetings of the components.
The US corporate component team performed audit procedures over certain areas that are being managed by the corporate finance team based in Stamford. These include revenue for 4 components (Hamilton, Botlek, France and UK), current income tax receivable/payable, deferred tax asset/liabilities, derivative financial instruments and related hedge accounting, bonus accruals and bank and other borrowings and related finance costs. The group consolidation is audited by the UK group engagement team.
Our full scope audits combined with our audits of specific accounts or balances accounted for 89% of group revenue, 82% of group total assets and 73% of group loss.
In determining the nature, timing, and extent of audit procedures to be performed at non-significant components, the US corporate component team performed analytical procedures at a group level. Those not subject to analytical review procedures were individually, and in aggregate, immaterial. This gave us the evidence we needed for our opinion on the financial statements as a whole.
The impact of climate risk on our audit
As part of our audit, we made enquiries of management to understand the process management adopted to assess the extent of the potential impact of climate risk on the group and parent’s financial statements and support the disclosures made within the Directors’ Report. In addition to enquiries with management, we also:
-	Understood managements processes in place to assess climate risk.
-	Read additional reporting made by the entity on climate including its sustainability report.
We challenged the completeness of management’s climate risk assessment by:
-	Reading the entity’s website and sustainability report for details of climate related impacts.
-
Ensured the consistency of management’s climate impact assessment with internal climate plans and board minutes, including whether the time horizons management have used take account of all relevant aspects of climate change such as transition risks.

Management have made commitments to achieve carbon neutrality by 2050.
Management considers the impact of climate risk to be immaterial to the current period financial statements. The key areas of the financial statements where management evaluated that climate risk has a potential significant impact are:
-	Intangible assets, net,
-	Other non current assets,
-	Deferred tax assets,
-	Property, plant and equipment, net.
Using our knowledge of the business and we evaluated management’s risk assessment, its estimates as set out in note 3 of the financial statements and resulting disclosures where significant. We considered the following areas to potentially be materially impacted by climate risk and consequently we focused our audit work in these areas:
-	Impairment of Noncurrent Assets,
-	Recognition of deferred tax assets.
To respond to the audit risks identified in these areas we tailored our audit approach to address these, in particular, we challenged management on how the impact of climate commitments made by the group would impact the assumptions within the cash flows prepared by management that are used in the group’s impairment analysis and evaluation of deferred tax asset recoverability.

We also considered the consistency of the disclosures in relation to climate change within the Annual Report and Financial Statements and our knowledge obtained from our audit. This included challenging the proportionality of the disclosures given in the narrative reporting within the other information to the impact disclosed within the financial statements.
Our procedures did not identify any material impact in the context of our audit of the financial statements as a whole, or our key audit matters for the year ended.
Materiality
The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and in aggregate on the financial statements as a whole.
Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:
	Financial statements - group	Financial statements - company
Overall materiality	$14,000,000 (2022: $21,875,000).	$22,000,000 (2022: $21,000,000).

Rationale for benchmark applied
We considered materiality in a number of different ways, including revenue benchmarks; income statement benchmarks, average adjusted profit metrics and asset benchmarks. We determined that an appropriate level of materiality for performing the 2023 audit would be within the range of the above benchmarks, whilst at neither the upper nor lower ends. Based on our professional judgment, we selected an overall materiality level of $14,000,000 which represents 5.6% of three-year average loss/profit before tax.

We determined materiality to be calculated as 1% of total assets. Total assets is the primary measure used by shareholders in assessing the performance of the entity. The parent company is primarily a holding company with an investment in a subsidiary company.

For each component in the scope of our group audit, we allocated a materiality that is less than our overall group materiality. The range of materiality allocated across components was US$13.3 million and US$5.1 million. Certain components were audited to a local statutory audit materiality that was also less than our overall group materiality.
We use performance materiality to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds overall materiality. Specifically, we use performance materiality in determining the scope of our audit and the nature and extent of our testing of account balances, classes of transactions and disclosures, for examp le in determining sample sizes. Our performance materiality was 75% (2022: 75%) of overall materiality, amounting to$10,500,000 (2022: $16,400,000) for the group financial statements and $16,500,000 (2022: $15,750,000) for the company financial statements.
In determining the performance materiality, we considered a number of factors - the history of misstatements, risk assessment and aggregation risk and the effectiveness of controls - and concluded that an amount at the upper end of our normal range was appropriate.
We agreed with those charged with governance that we would report to them misstatements identified during our audit above$1,100,000 (group audit) (2022: $1,500,000) and $1,100,000 (company audit) (2022: $1,050,000) as well as misstatements below those amounts that, in our view, warranted reporting for qualitative reasons.

Conclusions relating to going concern
Our evaluation of the directors’ assessment of the group's and the company’s ability to continue to adopt the going concern basis of accounting included:
•	Understanding and evaluating the group’s assessment of its going concern.
•	Performing a risk assessment to identify factors that could impact the going concern basis of accounting.
•
Evaluating the financial forecasts and the group’s stress testing of liquidity, including the severity of the downside scenarios that were used to support the going concern assumption and testing the mathematical accuracy of the model.

•	Reading loan agreements to identify all relevant terms and covenants in order to test compliance with all objectively determinable debt covenants.
•	Reading and evaluating the adequacy of the disclosures made in the financial statements in relation to going concern.
Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group's and the company’s ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.
In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.
However, because not all future events or conditions can be predicted, this conclusion is not a guarantee as to the group's and the company's ability to continue as a going concern.
Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.
Reporting on other information
The other information comprises all of the information in the Annual Report other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except to the extent otherwise explicitly stated in this report, any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If we identify an apparent material inconsistency or material misstatement, we are required to perform procedures to conclude whether there is a material misstatement of the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report based on these responsibilities.
With respect to the Strategic report and Directors' Report, we also considered whether the disclosures required by the UK Companies Act 2006 have been included.
Based on our work undertaken in the course of the audit, the Companies Act 2006 requires us also to report certain opinions and matters as described below.
Strategic report and Directors' Report
In our opinion, based on the work undertaken in the course of the audit, the information given in the Strategic report and Directors' Report for the year ended 31 December 2023 is consistent with the financial statements and has been prepared in accordance with applicable legal requirements.
In light of the knowledge and understanding of the group and company and their environment obtained in the course of the audit, we did not identify any material misstatements in the Strategic report and Directors' Report.

Directors' Remuneration
In our opinion, the part of the Directors' Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006.
Responsibilities for the financial statements and the audit
Responsibilities of the directors for the financial statements
As explained more fully in the Statement of directors' responsibilities in respect of the financial statements, the directors are responsible for the preparation of the financial statements in accordance with the applicable framework and for being satisfied that they give a true and fair view. The directors are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the group’s and the company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the company or to cease operations, or have no realistic alternative but to do so.
Auditors’ responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud, is detailed below.
Based on our understanding of the group and industry, we identified that the principal risks of non-compliance with laws and regulations related to bribery and corruption, intellectual property, data protection, competition/antitrust laws and mining regulations, and we considered the extent to which non-compliance might have a material effect on the financial statements. We also considered those laws and regulations that have a direct impact on the financial statements such as pensions legislation, tax legislation, environmental laws and regulations and the Companies Act 2006. We evaluated management’s incentives and opportunities for fraudulent manipulation of the financial statements (including the risk of override of controls), and determined that the principal risks were related to posting unauthorised manual journal entries to create ficticious revenue during the reporting period and management bias in significant accounting estimates or judgments to manipulate results. The group engagement team shared this risk assessment with the component auditors so that they could include appropriate audit procedures in response to such risks in their work. Audit procedures performed by the group engagement team and/or component auditors included:
•	Holding discussions with Group management, Internal Audit, legal and tax advisors, including consideration of known or suspected instances of non compliance with laws and regulation and fraud;
•	Evaluation of management’s controls designed to prevent and detect irregularities;
•	Review of Board meeting minutes;
•	Challenging assumptions and judgements made by management in their significant accounting estimates and judgments,particularly in relation to the key audit matters above;
•	Identifying and testing journal entries based on our risk assessment and evaluating whether there was evidence of management bias that represents a risk of material misstatement due to fraud; and
•	Incorporating elements of unpredictability into the audit procedures performed.
There are inherent limitations in the audit procedures described above. We are less likely to become aware of instances of non-compliance with laws and regulations that are not closely related to events and transactions reflected in the financial statements. Also, the risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion.
Our audit testing might include testing complete populations of certain transactions and balances, possibly using data auditing techniques. However, it typically involves selecting a limited number of items for testing, rather than testing complete populations. We will often seek to target particular items for testing based on their size or risk characteristics. In other cases, we will use audit sampling to enable us to draw a conclusion about the population from which the sample is selected.
A further description of our responsibilities for the audit of the financial statements is located on the FRC’s website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditors’ report.
Use of this report
This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Other required reporting
Companies Act 2006 exception reporting
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•	we have not obtained all the information and explanations we require for our audit; or
•	adequate accounting records have not been kept by the company, or returns adequate for our audit have not been received from branches not visited by us; or
•	certain disclosures of directors’ remuneration specified by law are not made; or
•	the company financial statements and the part of the Directors' Remuneration Report to be audited are not in agreement with the accounting records and returns.
We have no exceptions to report arising from this responsibility.

Katherine Birch-Evans (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors Reading
18 March 2024

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENT OF PROFIT OR (LOSS)
(Millions of U.S. dollars, except per share data)
		Year Ended December 31,
	Note	2023	2022
Net revenues	4, 29	$2,850	$3,454
Cost of goods sold	7	2,380	2,632
Gross profit		470	822
Selling, general and administrative expenses	7	257	358
Other operating income (expense), net	9	5	(1)
Income from operations		218	463
Interest and debt expense	19	(193)	(144)
Interest income		18	9
Loss on extinguishment of debt	19	—	(21)
Other non-operating income (expense), net	10	3	16
Income before income taxes		46	323
Income tax (expense)benefit	11	(243)	64
Net (loss) income		$(197)	$387

Net (loss) income attributable to:
Tronox Holdings PLC		$(200)	$384
Noncontrolling interest	28	3	3
Net (loss) income		$(197)	$387

Net (loss) income per share, basic and diluted:
Basic	12	$(1.28)	$2.48
Diluted	12	$(1.28)	$2.44
The accompanying notes are an integral part of the financial statements

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME
(Millions of U.S. dollars)
	Year Ended December 31,
	2023	2022
Net (loss) income	$(197)	$387
Other comprehensive income (loss):
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences	(15)	(68)
Realized losses (gains) on derivative instruments reclassified to profit or loss	2	(23)
Unrealized (losses) gains on derivative financial instruments, net of tax	(6)	50
Items that will not be reclassified subsequently to profit or loss:
Actuarial (losses) gains transferred to accumulated losses, net of tax	(7)	9
Other comprehensive loss	(26)	(32)
Total comprehensive (loss) income	$(223)	$355

Comprehensive (loss) income attributable to Tronox Holdings PLC	$(231)	$349
Comprehensive income attributable to noncontrolling interest	8	6
Total comprehensive (loss) income	$(223)	$355
The accompanying notes are an integral part of the financial statements

TRONOX HOLDINGS PLC
CONSOLIDATED BALANCE SHEET
(Millions of U.S. dollars)
		December 31,
	Note	2023	2022
Current Assets
Cash and cash equivalents	3	$273	$164
Trade receivables, net	13	475	500
Inventories, net	14	1,425	1,273
Prepaids and Other	13	152	140
Income Taxes Receivable	11,13	10	6
Derivative financial instruments	18	19	31
Total current assets		2,354	2,114
Noncurrent Assets
Property, plant and equipment, net	15	1,827	1,830
Mineral leaseholds, net	15	975	1,036
Intangible assets, net	16	192	177
Inventories, net	14	57	—
Deferred tax assets	11	937	1,126
Financial assets at amortized cost	21	92	138
Financial assets at fair value through profit or loss	21	15	16
Lease Right of Use Asset, net	23	162	174
Other noncurrent assets		55	44
Total noncurrent assets		4,312	4,541
Total assets		$6,666	$6,655

Current Liabilities
Trade and other payables	17	$662	$696
Derivative financial instruments	18	2	2
Current tax liabilities	11	—	17
Current borrowings	19	11	50
Noncurrent borrowings due within one year	19	27	43
Short-term lease liabilities	23	29	25
Current provisions	20	22	16
Total current liabilities		753	849
Noncurrent Liabilities
Borrowings, net	19	2,933	2,546
Deferred tax liabilities	11	152	156
Retirement benefit obligations	26	103	88
Asset Retirement Obligations	20	247	242
Noncurrent provisions	20	53	55
Long-term lease liability	23	142	152
Other noncurrent payables		32	28
Total noncurrent liabilities		3,662	3,267

Total liabilities		4,415	4,116
Net assets		$2,251	$2,539
Equity
Share capital	24	$3,107	$3,083
Reserves	24	(712)	(688)
Accumulated (losses) gains		(189)	98
Total shareholders’ equity		2,206	2,493
Noncontrolling interest	28	45	46
Total equity		$2,251	$2,539
The accompanying notes are an integral part of the financial statements

These financial statements on pages 121 to 193 were approved by the board of directors on March 18, 2024 and were signed on its behalf by:

Ilan Kaufthal
Chair of the Board of Directors
Date March 18, 2024

Registered number 11653089

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Millions of U.S. dollars)
	Year Ended December, 31
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(197)	$387
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	298	300
Deferred income taxes	209	(133)
Amortization of debt issuance costs and discount on debt	9	8
Share-based compensation expense	22	26
Loss on extinguishment of debt	—	21
Other non-cash affecting net (loss) income	31	11
Changes in operating assets and liabilities:
Decrease in trade receivable, net	22	110
Increase in inventories, net	(151)	(244)
Decrease in prepaids and other assets	37	37
Decrease in accounts payable and accrued liabilities	(52)	(13)
Net changes in income taxes payable and receivable	(24)	5
Decrease in provisions	(12)	(16)
Changes in other non-current assets and liabilities	(18)	(14)
Cash provided by operating activities	174	485
Cash Flows from Investing Activities:
Capital expenditures	(261)	(428)
Proceeds from the sale of assets	6	13
Cash used in investing activities	(255)	(415)
Cash Flows from Financing Activities
Repayments of current borrowings	(148)	(113)
Proceeds from current borrowings	86	142
Repayments of borrowings	(41)	(516)
Proceeds from borrowings	413	543
Debt issuance costs	(3)	(3)
Repurchase of common stock	—	(50)
Dividends paid	(89)	(87)
Principal element of lease payments	(32)	(34)
Payment of debt extinguishment costs	—	(19)
Cash provided by (used in) financing activities	186	(137)
Effects of exchange rate changes on cash and cash equivalents	4	(1)
Net increase (decrease) in cash and cash equivalents	109	(68)
Cash and cash equivalents and restricted cash at beginning of year	164	232
Cash and cash equivalents and restricted cash at end of year	273	164
Supplemental cash flow information:
Interest paid	$143	$114
Income taxes paid	$54	$60
Net Debt Reconciliation:
Cash and cash equivalent (excluding restricted cash)	$273	$164
Short-term borrowings	(11)	(50)
Long-term borrowings – repayable within one year	(27)	(43)
Long-term borrowings – repayable after one year	(2,933)	(2,546)
Net debt	$(2,698)	$(2,475)
Cash and cash equivalent (excluding restricted cash)	273	164
Fixed interest borrowings	(2,025)	(1,825)
Variable interest borrowings	(946)	(814)
Net debt	$(2,698)	$(2,475)
The accompanying notes are an integral part of the financial statements

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(Millions of U.S. dollars)
	Note	Share Capital	Reserves	Accumulated (Loss) Earnings	Total Shareholders’ Equity	Non- controlling Interest	Total Equity
Balance at January 1, 2022		$3,107	$(645)	$(215)	$2,247	$47	$2,294
Net income		—	—	384	384	3	387
Other comprehensive income (loss)		—	(43)	9	(34)	3	(31)
Transactions with owners in their capacity as owners:
Share-based compensation	25	26	—	—	26	—	26
Shares issued for stock
compensation programs	25	—	—	—	—	—	—
Shares repurchased and cancelled		(50)	—	—	(50)	—	(50)
Shares cancelled		—	—	—	—	—	—
Dividends	24	—	—	(80)	(80)	(7)	(87)
Balance at December 31, 2022		3,083	(688)	98	2,493	46	2,539
Net (loss) income		—	—	(200)	(200)	3	(197)
Other comprehensive income (loss)		—	(24)	(7)	(31)	5	(26)
Transactions with owners in their capacity as owners:
Share-based compensation	25	22	—	—	22	—	22
Shares issued for stock
compensation programs	25	—	—	—
Excess tax benefit on share-based compensation		2	—	—	2	—	2
Dividends	24	—	—	(80)	(80)	(9)	(89)
Balance at December 31, 2023		$3,107	$(712)	$(189)	$2,206	$45	$2,251
The accompanying notes are an integral part of the financial statements

TRONOX HOLDINGS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of U.S. dollars, except share and per share data and metric tons data or unless otherwise noted)
1.	The Company
Tronox Holdings PLC (referred to herein as “Tronox”, the “Company”, “we”, “us”, or “our”) operates titanium-bearing mineral sand mines and beneficiation operations in Australia and South Africa to produce feedstock materials that can be processed into TiO2 for pigment, high purity titanium chemicals, including titanium tetrachloride, and Ultrafine© titanium dioxide used in certain specialty applications. Our strategy is to be vertically integrated and produce enough feedstock materials to be as self-sufficient as possible in the production of TiO2 at our nine pigment facilities located in the United States, Australia, Brazil, UK, France, the Netherlands, China and the Kingdom of Saudi Arabia (“KSA”). We believe that vertical integration is the best way to achieve our ultimate goal of delivering low cost, high-quality pigment to our coatings and other TiO2 customers throughout the world. The mining, beneficiation and smelting of titanium bearing mineral sands creates meaningful quantities of zircon, pig iron and the rare-earth bearing mineral, monazite, which we also supply to customers around the world.
We are a public limited company listed on the New York Stock Exchange and are registered under the laws of England and Wales. On March 28, 2019, we completed the transaction to re-domicile Tronox Holdings PLC from Australia to the United Kingdom. Since re-domiciliation, we were filing Tronox Holdings PLC consolidated Financial Statements as per US GAAP basis subject to the Accounting Standards (Prescribed Bodies) (United States of America and Japan) Regulations 2015 up to and including December 31, 2022. For the year ended December 31, 2023 the consolidated financial statements of the Tronox Holdings Plc group have been prepared in accordance with UK-adopted international accounting standards and with the requirements of the Companies Act 2006 as applicable to companies reporting under those standards. Before re-domiciliation to the UK the company was domiciled in Australia where the company was required to file consolidated Financial Statements on IFRS basis as issued by IASB. As a result, the company has previously adopted IFRS and as such this is not the first time adoption of IFRS as per IFRS 1.
These consolidated financial statements have been authorized for issue on March 18, 2024 by the Board of Directors.
2.	Basis of Presentation
We are considered a domestic company in the United Kingdom (“UK”) and, as such, are required to comply with filing requirements in the United Kingdom. The consolidated financial statements of the Tronox Holdings Plc group have been prepared in accordance with UK-adopted international accounting standards and with the requirements of the Companies Act 2006 as applicable to companies reporting under those standards.
Our consolidated financial statements include the accounts of all majority-owned subsidiary companies. All intercompany balances and transactions have been eliminated in consolidation.
The consolidated financial statements have been prepared under the historical cost convention, as modified by financial assets and liabilities (including derivative financial instruments) which are recognized at fair value.
Use of Estimates
The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. It is at least reasonably possible that the effect on the financial statements of a change in estimate due to one or more future confirming events could have a material effect on the financial statements.
See note 5 for additional information.
Going concern
At the time of preparing and approving these financial statements, the directors have a reasonable expectation that the company has adequate resources to continue in operational existence for a period of at least 12 months from the date of approval of these financial statements based on the operations and activities of its subsidiaries. The directors continue to adopt the going concern basis of accounting in preparing the financial statements.
3.	Significant Accounting Policies
The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.
These policies have been consistently applied, unless otherwise stated.
Foreign Currency
The U.S. dollar is the reporting currency for our consolidated financial statements. We determine the functional currency of each subsidiary based on a number of factors, including the predominant currency for revenues, expenditures and borrowings.
Adjustments from the remeasurement of non-functional currency monetary assets and liabilities are recorded in “Other operating income (expense), net” in the Consolidated Statement of Profit or (Loss). When the subsidiary’s functional currency is not the U.S. dollar, translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents, are charged or credited to Reserves, a component of shareholders’ equity, in the Consolidated Balance Sheet.
Translation adjustments on intercompany foreign currency receivables and payables that are not expected to be settled in the foreseeable future are reported in the same manner as translation adjustments.
None of our subsidiaries operated in a hyper-inflationary economy for the years presented. The consolidated financial statements are presented in U.S. dollars, which is our presentation currency.
Rounding of Amounts
All the amounts contained in this financial report have been rounded to the nearest a million dollars, except share, per share and metric tons data or unless otherwise noted.
Revenue Recognition
We recognize revenue at a point in time when the customer obtains control of the promised products. For most transactions this occurs when products are shipped from our manufacturing facilities or at a later point when control of the products transfers to the customer at a specified destination or time. All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as “Net revenues” in the Consolidated Statements of Profit or (Loss).
Accruals are made for sales returns, rebates and other allowances, which are recorded in “Net revenues” in the Consolidated Statements of Profit or (Loss) and are based on our historical experience and current business conditions. See Note 4.
Cost of Goods Sold
Cost of goods sold includes costs for purchasing, receiving, manufacturing, and distributing products, including raw materials, energy, labor, depreciation, depletion, shipping and handling, freight, warehousing, and other production costs.

Research and Development
Research and development costs are accounted for in accordance with IAS 38, Intangible Assets (“IAS 38”). Costs associated with the creation of intangible assets are classified into research phase costs and development phase costs. Costs in the research phase are always expensed. Costs in the development phase are capitalized, if all of the following criteria in IAS 38 are met:
1.	it is technically feasible to complete the project so that it will be available for use;
2.	management intends to complete the project and use or sell the resulting intangible asset;
3.	there is an ability to use or sell the intangible asset;
4.	it can be demonstrated how the asset will generate probable future economic benefits;
5.	adequate technical, financial and other resources to complete the development and to use or sell the asset are available; and
6.	the expenditure attributable to the asset during its development can be reliably measured.
Research and development costs were $12 million and $12 million for 2023 and 2022, respectively. Development costs are capitalized; however, there were no development costs capitalized for the years presented.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include costs related to marketing, research and development, agent commissions, and legal and administrative functions such as corporate management, human resources, information technology, investor relations, accounting, treasury, and tax compliance.
Income Taxes
We have operations in countries around the world and are subject to income and similar taxes in these countries. The estimation of the amounts of income tax involves the interpretation of complex tax laws and regulations, as well as the analysis of the realizability of deferred tax assets, tax audit findings and uncertain tax positions.
The tax expense for the period comprises current and deferred tax. Tax expense is recognized in the Consolidated Statement of Profit or (Loss), except to the extent that it relates to items recognized in other comprehensive income or equity, in which case, the tax expense is recognized in other comprehensive income or equity, respectively.
The current income tax expense is calculated on the basis of the tax laws enacted or substantively enacted at the reporting date in the countries where we and our subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.
The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. Any estimate for the potential outcome for any uncertain tax issue is highly judgmental. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.
Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the reporting date. The amount of deferred tax recognized is based on the expected manner and timing of realization or settlement of the carrying amount of assets and liabilities.
Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by us, and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.
The global tax group is within the scope of the OECD Pillar Two model rules. Pillar Two legislation was enacted in the United Kingdom, the jurisdiction in which the parent company is incorporated, and will come into effect from January 1, 2024.
Since the Pillar Two legislation was not effective at the reporting date, the group has no related current tax exposure. The company is applying the exception to recognizing and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes, as provided in the amendments to IAS 12 issued in May 2023.
See Note 11.
Value Added Tax (VAT)
Revenues, expenses and assets are recognized net of the amount of associated VAT, unless the VAT incurred is not recoverable from the taxation authority. If the VAT is not recoverable, it is recognized as part of the cost of the asset or as part of the expense. The net amount of VAT recoverable from, or payable to, the taxation authority is included with “Prepaid and other” or “trade and other payables” in the Consolidated Balance Sheet.
Cash flows are presented on a gross basis. The VAT components of cash flows arising from investing or financing activities which are recoverable from, or payable to the tax authority, are presented as operating cash flows.
Fair Value Measurement
We use the following hierarchy when determining fair values:
Level 1 –	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 –	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (prices) or indirectly (derived from prices); and,
Level 3 –	Inputs for the asset or liability that are not based on observable market data.
The fair value of financial instruments traded in active markets is based on quoted market prices at the Consolidated Balance Sheet dates. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The fair value for these instruments is determined using Level 1 inputs.
The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is fair valued using level 2 inputs.
If one or more of the significant inputs is not based on observable market data, the instrument is fair valued using Level 3 inputs. Specific valuation techniques used to value financial instruments include:
•	Quoted market prices or dealer quotes for similar instruments;
•	The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows based on observable yield curves;
•	The fair value of forward foreign exchange contracts is determined using forward exchange rates at the Consolidated Balance Sheet dates, with the resulting value discounted back to present value;
•	Other techniques, such as discounted cash flow analysis, are used to determine fair value for the remaining financial instruments.

See Note 6.
Cash and Cash Equivalents
We consider all investments with original maturities of three months or less that are readily convertible to known amounts of cash to be cash equivalents. We maintain cash and cash equivalents in bank deposit and money market accounts that may exceed federally insured limits. The financial institutions where our cash and cash equivalents are held are generally highly rated and geographically dispersed, and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk.
At December 31, 2023 and December 31, 2022, we had less than $1 million of restricted cash.
Trade Receivables, net of allowance for doubtful accounts
We apply the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. See Note 21.
Inventories, net
Pigment inventories are stated at the lower of actual cost or net realizable value, net of allowances for obsolete and slow- moving inventory. The cost of inventories is determined using the first-in, first-out method. Carrying values include material costs, labor, and associated indirect manufacturing expenses. Costs for materials and supplies, excluding titanium ore, are determined by average cost to acquire. Feedstock and co-products inventories including titanium ore are stated at the lower of the weighted-average cost of production or market. Inventory costs include those costs directly attributable to products, including all manufacturing overhead but excluding distribution costs. Raw materials are carried at actual cost.
We review, annually and at the end of each quarter, the cost of our inventory in comparison to its net realizable value. We also periodically review our inventory for obsolescence (inventory that is no longer marketable for its intended use). In either case, we record any write-down equal to the difference between the cost of inventory and its estimated net realizable value based on assumptions about alternative uses, market conditions and other factors. Inventories expected to be sold or consumed within twelve months after the balance sheet date are classified as current assets and all other inventories are classified as non-current assets. See Note 14.
Long Lived Assets
Property, plant and equipment, net is stated at cost less accumulated depreciation, and is depreciated over its estimated useful life using the straight-line method as follows:
Land improvements	10 — 20 years
Buildings	10 — 40 years
Machinery and equipment	3 — 25 years
Furniture and fixtures	10 years
Land is not depreciated. Maintenance and repairs are expensed as incurred, except the costs of replacements or renewals that improve or extend the lives of existing properties, which are capitalized. Upon retirement or sale, the cost and related accumulated depreciation are removed from the respective account, and any resulting gain or loss is included in “Cost of goods sold” or “Selling, general, and administrative expenses” in the Consolidated Statement of Profit or (Loss). See Note 15.
Borrowing costs are recognized in “Interest and debt expense” in the Consolidated Statement of Profit of (Loss) in the period in which they are incurred. General and specific borrowing costs directly attributable to the acquisition, construction, or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization. See Note 19.

We capitalize costs associated with our asset retirement obligations which are generally included in machinery and equipment. See Note 15.
Mineral property acquisition costs are capitalized as tangible assets when management determines that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and anticipated exploration and development expenditures. Mineral leaseholds are depleted over their useful lives as determined under the units of production method. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property through the commencement of production are capitalized. See Note 15.
Finite-lived intangible assets are stated at cost and are amortized on a straight-line basis over their estimated useful lives, which range from 3 to 20 years. See Note 16.
We evaluate the recoverability of the carrying value of long-lived assets that are held and used whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we evaluate impairments by cash-generating units for which the lowest level of independent cash flows can be identified. If the sum of the recoverable amount (the higher of fair value less cost of disposal and value in use) is less than the carrying amount of the asset, an impairment loss is recognized for the excess of the carrying amount of the asset over its recoverable amount. Fair value is determined either using prices for similar assets in the marketplace (market approach) or discounted future cash flows (income approach). For assets that satisfy the criteria to be classified as held for sale, an impairment loss, if any, is recognized to the extent the carrying amount exceeds the fair value, less cost to sell.
The amount of the impairment of long-lived assets is written off against earnings in the period in which the impairment is determined. Long-lived assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment loss is reversed to profit or loss if the asset’s or cash-generating unit’s recoverable amount exceeds its carrying amount.
Stripping costs
Costs associated with stripping activity, which is the process of removing mine waste materials to gain access to the mineral deposits underneath, during the production phase of surface mining are accounted for as either inventory or other asset in accordance with IFRIC 20, Stripping costs in the Production Phase of a Surface Mine. To the extent that the benefit from the stripping activity is realized in the form of inventory produced, we account for the costs of that stripping activity in accordance with the principles of IAS 2, Inventories (“IAS 2”). To the extent the benefit is improved access to ore, we recognize these costs as a noncurrent asset provided that:
•	it is probable that the future economic benefit (improved access to the ore body) associated with the stripping activity will be realized;
•	the component of the ore body for which access has been improved can be identified; and
•	the costs relating to the stripping activity associated with that component can be measured reliably.
Stripping activity assets are initially measured at cost, being the accumulation of costs directly incurred to perform the stripping activity that improves access to the identified component of ore plus an allocation of directly attributable overhead costs. In addition, stripping activity assets are accounted for as an addition to, or as an enhancement to, an existing asset. Accordingly, the nature of the existing asset determines whether we classify the stripping activity asset as tangible or intangible, and the basis on which the stripping activity asset is measured subsequent to initial recognition.
Trade Payables
Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables are classified as current liabilities if payment is due within one year or less. If not, they are presented as noncurrent liabilities. The amounts are unsecured and are usually paid within 30-60 days of recognition. See Note 17.

Derivative financial instruments
Derivative instruments are recorded in the Consolidated Balance Sheet at their fair values. Changes in the fair value of derivative instruments not designated for hedge accounting treatment are recorded in “Other non-operating income (expense), net” in the Consolidated Statement of Profit or (Loss). The effective portion of the change in the fair value of cash flow hedges is deferred in other comprehensive loss and is subsequently recognized in “Cost of goods sold” in the Consolidated Statement of Profit or (Loss) for commodity hedges, when the hedged item impacts earnings. Changes in fair value of derivative assets and liabilities designated as hedging instruments are shown in “Other non-cash affecting net income (loss), net” within operating activities in the Consolidated Statement of Cash Flows. Any portion of the change in fair value of derivatives designated as hedging instruments that is determined to be ineffective is recorded in “Other non-operating income (expense), net” in the Consolidated Statement of Profit or (Loss).
Borrowings
Borrowings are initially recognized at fair value, net of transaction costs incurred, and are subsequently carried at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption value is expensed over the period of the borrowings using the effective interest method with amortization expense recorded in “Interest and debt expense” in the Consolidated Statement of Profit or (Loss). See Note 19.
Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.
Borrowings are classified as current liabilities unless we have an unconditional right to defer settlement of the liability for at least twelve months after the reporting date. See Note 19.
Provisions
Litigation
We recognize a provision when litigation has commenced, or a claim or assessment has been asserted, or, based on available information, commencement of litigation or assertion of a claim or assessment is probable, when it is probable that an outflow of resources will be required to settle the obligation, and when the amount can be reasonably estimated. See Note 22.
Asset Retirement Obligations
We recognize a decommissioning liability when we have a present legal or constructive obligation as a result of a past event, when it is probable that an outflow of resources will be required to settle the obligation, and when the amount can be reasonably estimated. Accretion expense is recognized over time in “Interest and debt expense” in the Consolidated Statement of Profit or (Loss) as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted using a discount rate that reflects the current market assessment of the time value of money and risk specific to the liability. See Note 20.
Financial Assets and Liabilities
Our financial assets include cash and cash equivalents, trade and other receivables, net, environmental rehabilitation trust fund and long-term loans receivable. Our financial liabilities include trade and other payables, and borrowings. Financial assets and liabilities are recognized and measured in accordance with IFRS 9, Financial Instruments (“IFRS 9”).
We classify our financial assets in the following measurement categories:
•	those to be measured subsequently at fair value either through other comprehensive income (“OCI”) or through profit or loss; and

•	those to be measured at amortized cost.
The classification depends on our business model for managing the financial assets and the contractual terms of the cash flows.
For assets measured at fair value, gains and losses are either recorded in profit or loss or other comprehensive income. For investments in equity instruments that are not held for trading, this depends on whether we have made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (“FVOCI”). For assets measured at amortized costs, the interest income is calculated by applying the effective interest rate to the gross carrying amount of the asset and are recorded in profit or loss.
We reclassify debt investments when and only when our business model for managing those assets change.
Recognition and derecognition
We recognize purchases and sales of financial assets on trade-date, the date on which we commit to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and we have transferred substantially all the risks and rewards of ownership.
Measurement
At initial recognition of financial assets at amortized costs or a FVOCI asset, we measure a financial asset at its fair value plus, the transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss (“FVPL”), are expensed in profit or loss. We measure trade receivables at their transaction price at initial recognition if the trade receivables do not contain significant financing component.
Subsequent measurement of debt instruments depends on our business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which we classify debt instruments:
Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in interest income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in “other non-operating income (expense), net” in the Consolidated Statement of Profit or (Loss).
Impairment losses are presented as separate line item in the Consolidated Statement of Profit or (Loss).
FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to “other non-operating income (expense), net” in the Consolidated Statement of Profit or (Loss). Interest income from these financial assets is included in “interest income” in the Consolidated Statement of Profit or (Loss) using the effective interest rate method.
FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that measured at FVPL is recognized in the Consolidated Statement of Profit or (Loss) within “other non-operating income (expense), net” in the period in which it arises.
Upon adoption on January 1, 2018 of IFRS 9, we assess on a forward-looking basis, the expected credit losses associated with our debt instruments carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables, we apply the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables. See Note 21.
Our exposure to financial risks is discussed in Note 6. The carrying amounts of financial assets and financial liabilities are disclosed in Note 21.

Leases
We determine if a contract is a lease or contains a lease at inception. Leased assets primarily include office buildings, rail cars and motor vehicles, forklifts, and other machinery and equipment. Our leases primarily have fixed lease payments, with real estate leases typically requiring additional payments for real estate taxes and occupancy-related costs. Certain of our leases also have variable lease payments. Variable lease payments that are based on an index or rate are initially measured at the commencement date, with any future changes in the index or rate excluded from the lease liability until they take effect, at which point the lease liability is reassessed and adjusted against the right-of-use asset. Variable lease payments that are not index or rate based, such as variable payments based on our performance or use of the leased assets, are recorded as expense when incurred and excluded from the measurement of right of use assets and lease liabilities. Our leases typically have initial lease terms ranging from 1 to 25 years. Some of our lease agreements include options to renew, extend or early terminate the leases. Lease term is the non-cancellable period of a lease, adjusted by the period covered by an option to extend or terminate the lease if we are reasonably certain to exercise (or not exercise) that option. Our leases typically do not contain purchase options we expect to exercise, residual value guarantees or other material covenants.
Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of (a) fixed payments (including in-substance fixed payments) less any lease incentives receivable, (b) variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date, (c) amounts expected to be payable by the group under residual value guarantees, (d) the exercise price of a purchase option if the group is reasonably certain to exercise that option and (e) payments of penalties for terminating the lease, if the lease term reflects the Company exercising that option. As most of our leases do not provide an implicit discount rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. Each lease payment is allocated between repayment of the lease liability and interest expense. The interest expense is charged to the income statement over the lease term to produce a constant periodic rate of interest on the lease liability.
Right-of-use assets are measured at cost comprising (a) the amount of the initial measurement of lease liability, (b) any lease payments made at or before the commencement date less any lease incentives received, (c) any initial direct costs, and (d) restoration costs. Right-of-use assets are generally depreciated over the shorter of the asset's useful life and the lease term on a straight-line basis. If the group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset's useful life.
Payments associated with (a) leases of low-value assets where the value of the asset when it is new is $15,000 or lower, and (b) short-term leases where the lease term is 12 or fewer months, are recognized on the Consolidated Statement of Profit or (Loss). See Note 23.
Share Capital
Ordinary shares are classified as equity. Incremental costs directly attributable to the issuance of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.
Dividends
Dividends declared to our shareholders are recognized as a liability in our financial statements in the period in which the dividends are declared, being appropriately authorized and no longer at our discretion, on or before the end of the reporting period but not distributed. See Note 24.
Self-Insurance
We are self-insured for certain levels of general and vehicle liability, property, workers’ compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated fully developed settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results. We do not accrue for general or unspecific business risks.
Share-Based Compensation
We account for our share-based compensation in accordance with IFRS 2, Share-based Payment, (“IFRS 2”). See Note 25.

Equity Restricted Share and Restricted Share Unit Awards (“RSUs”) – In accordance with IFRS 2, compensation expense related to restricted share awards that contain service, market and/or performance conditions and have graded vesting provisions is determined using the grant date fair value of our shares, excluding the effects of any non-market-based vesting conditions. However, the grant date fair value excludes the service and performance conditions, as they are included in the assumptions about the number of awards expected to vest. We reassess the effects of non-market vesting conditions on the number of awards expected to vest at the end of each reporting period and recognize the impact of any revisions to the original estimate as a result of the reassessment in “Selling, general and administrative expenses” in the Consolidated Statement of Profit or (Loss). For awards containing a market condition, the fair value of the award is measured using the Monte Carlo simulation under a lattice model. Under IFRS 2, each vesting tranche of a graded vesting award is considered a separate award and is amortized separately over its requisite vesting period resulting in accelerated recognition of the compensation expense.
Option Awards – The Black-Scholes option pricing model is utilized to measure the fair value of options on the grant date.
The options contain only service conditions and have graded vesting provisions. We recognize the resulting compensation expense over the vesting period in the Consolidated Statement of Profit or (Loss) with a corresponding adjustment in equity. Under IFRS 2, each vesting tranche of a graded vesting award is considered a separate award and is amortized separately over its requisite vesting period resulting in accelerated recognition of the compensation expense.
Employee Benefits
Pensions and Postretirement Benefits
We provide pension and other postretirement plans for qualifying employees in certain jurisdictions, which are accounted for in accordance with IAS 19 Employee Benefits (“IAS 19”). See Note 26.
Defined contribution plans – Contributions are recognized as expenses when they are due.
Defined benefit plans – The obligation is calculated annually by an independent actuary using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflow using interest rates of high-quality bonds that are denominated in the currency in which the benefits will be paid and with durations similar to those of the benefit obligations. In jurisdictions with no active market for such bonds, the market rates on government bonds are used. The liability is the present value of the defined benefit obligation net of the fair value of the plan assets at the end of the reporting period. We charge or credit actuarial gains (losses) arising from changes in actuarial assumptions to equity in “Accumulated (losses) gains in the Consolidated Balance Sheet” in the period in which they arise. We recognize prior service costs in the Consolidated Statement of Profit or (Loss).
Changes in the present value of the defined benefit plans resulting from plan amendments or curtailments are recognized immediately in the Consolidated Statement of Profit or (Loss). Settlement gains or losses are recognized in the Consolidated Statement of Profit or (Loss) when the settlement occurs.
Postretirement healthcare plans – The expected costs are accrued over the period of employment using the same accounting methodology as the defined benefit plans. We recognize actuarial gains and losses that arise from changes in assumptions as a charge or a credit to Accumulated (losses) gains within the Consolidated Balance Sheet. The obligation that arises from these plans is calculated annually by an independent actuary using the projected credit unit method. Changes in the present value of the postretirement healthcare plans resulting from plan amendments or curtailments are recognized immediately in the Consolidated Statement of Profit or (Loss). Settlement gains or losses are recognized in the Consolidated Statement of Profit or (Loss) when the settlement occurs.
Short-term compensated absences – Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Consolidations
Subsidiaries
Subsidiaries are all entities (including structured entities) over which we have control. We control an entity when we are exposed to, or have rights to, variable returns from our involvement with the entity and have the ability to affect those returns through the existence of power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to us. They are deconsolidated from the date that control ceases.
In preparing the consolidated financial statements, inter-company transactions, balances and unrealized gains on transactions between group entities are eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform to our accounting policies.
Noncontrolling interests are that part of the net results of operations and of net assets of a subsidiary attributable to the interests which are not owned directly or indirectly by us. They are shown separately in the Consolidated Statement of Profit or (Loss), Consolidated Statement of Comprehensive (Loss) Income, Consolidated Balance Sheet and Consolidated Statement of Shareholders’ Equity. Total comprehensive income is attributed to the noncontrolling interests based on their respective interests in a subsidiary, even if this results in the non-controlling interests having a deficit balance.
Business Combinations
We apply the acquisition method to account for business combinations in accordance with IFRS 3. The consideration transferred for the acquisition of a subsidiary is the fair value of the net assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by us. The identifiable assets acquired, and liabilities assumed are measured initially at their fair values on the acquisition date. We recognize noncontrolling interest in the acquiree on an acquisition by acquisition basis, either at fair value or at the noncontrolling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets. Acquisition costs and transaction costs are expensed as incurred.
If a business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held undivided interest in the acquiree is remeasured to fair value at the acquisition date through profit and loss.
Segment Reporting
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision- maker (“CODM”). The CODM is responsible for allocating resources and assessing performance of the operating segments. See Note 29.
New and revised standards effective for annual periods beginning on or after January 1, 2023
Amendments to IAS 12 Income taxes, Deferred Tax related to Assets and Liabilities arising from a Single Transaction
In May 2021, amendments to IAS 12 were published to require companies to recognize deferred tax on particular transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. The amendments will typically apply to transactions where assets and liabilities are recognized from a single transaction, such as leases for the lessee and decommissioning and restoration obligations. The amendments are effective for annual reporting periods beginning on or after January 1, 2023, and should be applied on a modified retrospective basis. We performed an analysis of the impact of these amendments and concluded that they have no impact on our consolidated financial statements.
Amendments to IAS 12 International Tax Reform – Pillar Two Model Rules
In December 2021, the Organization for Economic Co-operation and Development (OECD) published ‘Tax Challenges Arising from the Digitalization of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS’ (Pillar Two model rules). In March 2022, the OECD released commentary and illustrative examples that elaborate on the application and operation of the rules and clarify certain terms. The IASB issued the final Amendments International Tax Reform – Pillar Two Model Rules on 23 May 2023. These Amendments create a temporary mandatory exception to the requirements of IAS 12 Income Taxes regarding the recognition and disclosure of information about deferred tax assets and liabilities related to Pillar Two income taxes. The Amendments also provide for additional disclosure requirements with respect to an entity’s exposure to Pillar Two income taxes. The global tax group falls within the scope of the OECD Pillar Two model rules. Pillar Two legislation was enacted in the United Kingdom, the jurisdiction in which the parent company is incorporated, and will come into effect from January 1, 2024. Since the Pillar Two legislation was not effective at the reporting date, the group has no related current tax exposure. The company is applying the exception to recognizing and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes, as provided in these amendments to IAS 12.
Amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies
On 12 February 2021, the IASB issued narrow-scope amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. Amendment IAS 1 requires disclosure of material accounting policy information instead of significant accounting policies and provides additional guidance for determining which accounting policies should be disclosed. Additionally, IAS 8 directly defines the term 'accounting estimate' to clarify the distinction between a change in accounting policy and a change in accounting estimate. We performed an analysis of the impact of these amendments and concluded that they have no significant impact on our consolidated financial statements.
Recently issued accounting standards to be Implemented
The standards and interpretations that are issued and applicable to Tronox, but not yet effective as of the date of issuance of the financial statements, are disclosed below. We intend to adopt these standards when they become effective. We are currently assessing the potential impact of adopting these new standards and interpretations on the financial statements of the group and the company.
Amendments to IAS 1 Presentation of Financial statements regarding the classification of debt with covenants
The amendments clarify that covenants of loan arrangements which an entity must comply with only after the reporting date would not affect classification of a liability as current or non-current at the reporting date. The amendments also introduce an additional disclosure requirement. When an entity classifies a liability arising from a loan arrangement as non-current and that liability is subject to the covenants which an entity is required to comply with within twelve months of the reporting date, the entity shall disclose information in the notes that enables users of financial statements to understand the risk that the liability could become repayable within twelve months of the reporting period. The guidance is effective for annual periods beginning on or after 1 January 2024, and early adoption is permitted. The company will adopt the guidance as of the effective date. As the guidance is a change to disclosures only, we do not expect it to have a material impact on our consolidated financial statements.
4.	Revenue
Nature of Contracts and Performance Obligations
We primarily generate revenue from selling TiO2 pigment products and related co-products, primarily zircon and pig iron, to our customers. These products are used for the manufacture of paints, coatings, plastics, paper, and a wide range of other applications. We account for a contract with our customer when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.
Our promise in a contract typically relates to the transferring of a product or multiple distinct products that are substantially the same and that have the same pattern of transfer, representing a single performance obligation within a contract. We account for shipping and handling activities that occur before control of the products has transferred to the customer as contract fulfillment activities, and shipping and handling activities that occur after control of products has transferred to customers as a separate performance obligation. Based on our contract terms and timing of control transfer, unsatisfied performance obligation related to shipping and handling at any given time is not expected to be material. Amounts billed to a customer in a sales transaction related to shipping and handling activities continue to be reported as “Net revenues” and related costs as “Cost of goods sold” in the Consolidated Statements of Profit or (Loss).
The duration of our contract period is one year or less. As such, we have elected to recognize incremental costs incurred to obtain contracts, which primarily consist of commissions paid to third-party sales agents, as “Selling, general and administrative expenses” in the Consolidated Statements of Profit or (Loss). Furthermore, we have elected not to disclose the value of unsatisfied performance obligations at each period end, given the original expected duration of our contracts are one year or less.
Transaction Price
Revenue is measured as the amount of consideration that we expect to be entitled in exchange for transferring products to the customer. The transaction price typically consists of fixed cash consideration. We also offer various incentive programs to our customers, such as rebates, discounts, and other price adjustments that represent variable consideration. We estimate variable consideration and include such consideration amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us. We adjust our estimate of revenue at the earlier of when the amount of consideration we expect to receive changes or when the consideration becomes fixed. Sales returns rarely happen in our business, therefore it is unlikely that a significant reversal of revenue will occur.
Sales and similar taxes we collect on behalf of governmental authorities are excluded from the transaction price for the determination of revenue. The expected costs associated with product warranties continue to be recognized as expense when the products are sold. Customer payment terms and conditions vary by contract and customer, although the timing of revenue recognition typically does not differ from the timing of invoicing. Additionally, as we generally do not grant extended payment terms, we have determined that our contracts generally do not include a significant financing component.
Revenue Recognition
We recognize revenue at a point in time when the customer obtains control of the promised products. For most transactions this occurs when products are shipped from our manufacturing facilities or at a later point when control of the products transfers to the customer at a specified destination or time.
Contract Balances
Contract assets represent our rights to consideration in exchange for products that have transferred to a customer when the right is conditional on situations other than the passage of time. For products that we have transferred to our customers, our rights to the consideration are typically unconditional and only the passage of time is required before payments become due. These unconditional rights are recorded as accounts receivable. As of December 31, 2023, and December 31, 2022, we did not have material contract asset balances.
Contract liabilities represent our obligations to transfer products to a customer for which we have received consideration from the customer. When a customer has poor credit worthiness, we may receive advance payment that is accounted for as deferred revenue. Deferred revenue is earned when control of the product transfers to the customer, which is typically within a short period of time from when we received the advanced payment. Contract liability balance as of December 31, 2023 and December 31, 2022 were less than $1 million. Contract liability balances were included within “Trade and other payables” in the Consolidated Balance Sheets. All contract liabilities as of December 31, 2022 were recognized as revenue within “Net revenues” in the Consolidated Statements of Profit or (Loss) during the first quarter of 2023.
Disaggregation of Revenue
We operate under one operating and reportable segment, TiO2. See Note 29 for details. We disaggregate our revenue from contracts with customers by product type and geographic area. We believe this level of disaggregation appropriately depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors and reflects how our business is managed.

Net revenues to external customers by geographic areas where our customers are located were as follows:
	Year Ended December 31,
	2023	2022
North America	$754	$790
South and Central America	159	264
Europe, Middle-East and Africa	1,131	1,335
Asia Pacific	806	1,065
Total net revenues	$2,850	$3,454
Net revenues from external customers for each similar type of product were as follows:
	Year Ended December 31,
	2023	2022
TiO2	$2,248	$2,693
Zircon	257	438
Feedstock and other products	345	323
Total net revenues	$2,850	$3,454
Feedstock and other products mainly include pig iron, ilmenite, chloride (“CP”) slag, TiCl4 and other mining products. The nature, amount, timing and uncertainty of revenue and cash flows typically do not differ significantly among different products
5.	Critical Accounting Estimates and Judgments
Pensions Benefits Plan
The following are considered significant assumptions related to our retirement plan, with a brief description of the methodology used by management to develop the significant assumptions included below:
U.S. Plans
Discount Rate — The discount rates selected for U.S. Qualified Plan to determine 2023 and 2022 net periodic cost were 5.70% and 2.97%, respectively. The discount rates selected for estimation of the actuarial present value of the benefit obligations of the U.S. Qualified Plan were 5.42% and 5.70% at December 31, 2023 and 2022, respectively. The 2023 and 2022 rates were selected based on the results of a cash flow matching analysis, which projected the expected cash flows of the plans using a yield curves model developed from a universe of Aa-graded U.S. currency corporate bonds (obtained from Bloomberg) with BVAL scores of 6 or greater.
Long-lived Assets
Key estimates related to long-lived assets (property, plant and equipment, mineral leaseholds, and intangible assets) include useful lives, recoverability of carrying values, and the existence of any retirement obligations. As a result of future decisions, such estimates could be significantly modified. The estimated useful lives of property, plant and equipment range from three to forty years, and depreciation is recognized on a straight-line basis. Useful lives are estimated based upon our historical experience, engineering estimates and industry information. These estimates include an assumption regarding periodic maintenance. Mineral leaseholds are depreciated over their useful lives as determined under the units of production method based on mine reserves.
Intangible assets with finite useful lives are amortized on the straight-line basis over their estimated useful lives. The amortization methods and remaining useful lives are reviewed quarterly.
We evaluate the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we calculate the recoverable amount (being the higher of fair value less costs of disposal or value in use) and compare this to the carrying amount of the assets being tested. If the carrying amount is greater than the recoverable amount then the excess is recorded as an impairment. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Asset Retirement Obligations
To the extent a legal obligation exists, a liability is recorded at its estimated fair value and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at a pretax discount rate which reflects both the time-value of money as well as the risk specific to the obligation.
Management used the following assumptions in determining obligations associated with mine closure and rehabilitation costs:
	December 31,
	2023	2022
Inflation	1.6%-5.5%	1.2%-6.3%
Life of mine	2-23 years	2-24 years
Useful life of assets	5-29 years	6-31 years
South African discount rates	12.4%-12.7%	11.80%
Saudi Arabia discount rates	5.7%-6.6%	5.2%-5.9%
U.S. discount rate	4.9%	4%-4.2%
Brazil discount rate	11.70%	11.80%
Botlek discount rate	3.30%	2.40%
France discount rate	3.7%-4%	3%-3.1%
Australian discount rate	2.3%-5.3%	3.3%-4.1%
China discount rate	2.80%	2.90%
Income taxes and deferred taxes
We have operations in countries around the world and are subject to income and similar taxes in these countries. The estimation of the amounts of income tax involves the interpretation of complex tax laws and regulations, as well as the analysis of the realizability of deferred tax assets, tax audit findings and uncertain tax positions.
Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
We are subject to ongoing audits by federal, state, and foreign tax authorities, which may result in proposed assessments. Any estimate for the potential outcome for any uncertain tax issue is highly judgmental. We assess our income tax positions, and record tax provisions for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions for which it is more likely than not that a tax benefit will be sustained, we record the amount that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties are accrued as part of tax expense, where applicable. If we do not believe that it is more likely than not that a tax benefit will be sustained, no tax benefit is recognized.
See Note 11 Income Taxes.
6.	Financial Risk Management
In the normal course of our operations, we are exposed to various financial risks: market risk (including currency risk, interest rate risk and price risk), credit risk and liquidity risks. We manage these risks through normal operating and financing activities and, when appropriate, through the use of derivative instruments. We do not invest in derivative instruments for speculative purposes, but have entered into derivative instruments for hedging purposes in order to reduce the exposure to fluctuations in interest rates and natural gas prices. Our management of financial risks is aimed at ensuring that net cash flows are sufficient to meet financial commitments, and to maintain the capacity to fund our forecast project development strategy by:
•	Safeguarding our core earnings stream from our major assets through the effective control and management of financial risk;
•	Effective and efficient usage of credit facilities through the adoption of reliable liquidity management planning and procedures; and

•	Ensuring that investment and hedging transactions are undertaken with creditworthy counterparts.
Price Risk
Our products and raw materials are subject to price fluctuations as market supply and demand change. Accordingly, product margins and the level of profitability tend to fluctuate with changes in the business cycle. At December 31, 2023, with all other variables held constant, if the price of pigment strengthened by 5% against the prevailing prices, pre-tax income for the year would have been approximately $118 million higher (2022: pre-tax income, $140 million higher), and, with all other variables held constant, if the price of pigment weakened by 5% against the prevailing prices, pre-tax income for the year would have been approximately $118 million lower (2022: pre-tax income $140 million lower). At December 31, 2023, with all other variables held constant, if the price of zircon and other products strengthened by 5% against prevailing prices, pre-tax income for the year would have been approximately $25 million higher (2022: pre-tax income $33 million higher), and, with all other variables held constant, if the price of zircon and other products weakened by 5% against prevailing prices, pre-tax income for the year would have been approximately $25 million lower (2022: pre-tax income $33 million lower).
Foreign Exchange Risk
We manufacture and market our products in a number of countries throughout the world and, as a result, we enter into transactions that give rise to financial assets and liabilities that are denominated in foreign currencies. The following tables disclose our exposure to foreign currency denominated financial assets and financial liabilities as of December 31, 2023 and 2022:
FX Exposure and Sensitivity Analysis
December 31, 2023	U.S. Dollars/Euro	Australian Dollars/US Dollars	Euro/U.S. Dollars	South African Rand/Euro	Other
Financial assets	$98	$58	$80	$6	$1
Financial liabilities	(51)	(231)	(140)	—	—
Total exposure	$47	$(173)	$(60)	$6	$1
December 31, 2022	U.S. Dollars/Euro	Australian Dollars/US Dollars	Euro/U.S. Dollars	South African Rand/Euro	Other
Financial assets	$140	$37	$69	$23	$1
Financial liabilities	(62)	(224)	(115)	—	(1)
Total exposure	$78	$(187)	$(46)	$23	$—
At December 31, 2023, our primary foreign exchange exposure is to the Australian dollar denominated trade payables and asset retirement obligation balances in our U.S. dollar functional currency entities. If the U.S. dollar had weakened by 5% against the Australian dollar, with all variables held constant, pre-tax income for the year would have been approximately $9 million lower; and if the U.S. dollar had strengthened by 5% against the Australian dollar, with all other variables held constant, pre-tax income for the year would have been approximately $9 million higher. We also had exposure to the U.S. dollar denominated trade receivable balances, primarily from zircon and pig iron sales in our ZAR functional currency entities. If the ZAR had weakened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $2 million higher, and conversely, if the ZAR had strengthened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $2 million lower.
At December 31, 2022, our primary foreign exchange exposure was to Australian dollar denominated trade payables and asset retirement obligation balances in our U.S. dollar functional currency entities. If the U.S. dollar had weakened by 5% against the Australian dollar, with all other variables held constant, pre-tax income for the year would have been approximately $9 million lower, and if the U.S. dollar had strengthened by 5% against the Australian dollar, with all other variables held constant, pre-tax income for the year would have been approximately $9 million higher. We also had exposure to the U.S. dollar denominated trade receivable balances, primarily from zircon and pig iron sales in our ZAR functional currency entities. If the ZAR had weakened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $4 million higher, and conversely, if the ZAR had strengthened by 5% against the U.S. dollar, with all other variables held constant, pre-tax income for the year would have been approximately $4 million lower.
Interest Rate Risk
Interest rate risk arises from the possibility that changes in interest rates will impact our financial results. We are exposed to interest rate risk on our floating rate debt, the Term Loan Facility, 2022 Term Loan Facility, the 2023 Term Loan Facility, Standard Bank Term Loan Facility, Cash Flow Revolver, Standard Bank Revolver, Emirates Revolver and SABB Credit Facility balances. Using a sensitivity analysis as of December 31, 2023, a hypothetical 1% increase in interest rates would result in a net decrease to pre-tax income of approximately $7 million on an annualized basis. This is due to the fact that earnings on our interest earning financial assets of $115 million at December 31, 2023 would increase by the full 1%, offsetting the impact of a 1% increase in interest expense on our floating rate debt of $784 million.
During 2019, we entered into interest-rate swap agreements for a portion of our previous Term Loan Facility, which effectively convert the variable rate to a fixed rate for a portion of the loan. The agreements were to expire in September 2024.
On March 27, 2023, the Company entered into amendments with two of our existing interest rate swap agreements with the counterparty banks. As a result of these amendments, the Company terminated two of our existing interest rate swap contracts which were indexed to LIBOR with an aggregate notional value of $500 million which had maturity dates of September 2024. At the time of these amendments, the Company determined that the interest payments hedged are still probable to occur, therefore, the gains accumulated of $11 million on the interest rate swaps prior to the amendments are being amortized into interest expense through September 22, 2024, the original maturity of the interest rate swap agreements.
We simultaneously entered into two SOFR-indexed forward starting interest rate swaps with the same counterparty banks with no change to the aggregate notional value. The forward starting swaps became effective from June 2023 and will mature in March 2028 which will align with the maturity date of the Term Loan Facility. Indexing forward starting swaps to SOFR will also ensure that the reference rates in our hedge instruments will align with the interest rate terms of the Term Loan Facility which changed from LIBOR to SOFR effective June 30, 2023 in anticipation of Reference Rate Reform and pursuant to the loan agreement. We elected to apply the hedge accounting expedients in related to the following: 1) the assertion that the future forecasted transaction is still probable of occurring despite reference rate changes and 2) the assumption that the index of the future hedged transactions will match the index of the corresponding hedge instruments for the assessment of effectiveness.
Additionally, on March 27, 2023, the Company entered into a new interest rate swap with a $200 million notional value which matures in March 2028 and effectively converts the variable rate to a fixed rate for that portion of the 2022 Term Loan Facility.
On May 17, 2023, the Company entered into an agreement with the counterparty bank to amend the remaining $250 million notional of the three original interest rate swap contracts of $750 million aggregate notional value. As a result of this amendment, the Company changed the rate indexed in the contract from LIBOR to SOFR, effective June 30, 2023 in anticipation of the Reference Rate Reform and to align the index rate in this contract to that in the Term Loan Facility, as described above. This amendment did not change the notional value and the expiration date of this contract, which is set to expire in September 2024. We completed a hedge effectiveness test as a result of this amendment and determined that this hedge instrument continues to be highly effective, enabling us to continue to apply hedge accounting over the remaining term of this hedge relationship.
As of December 31, 2023, the Company maintains a total of $950 million of interest rate swaps with the objective in using the interest-rate swap agreements to add stability to interest expense and to manage the Company's exposure to interest rate movements. These interest rate swaps have been designated as cash flow hedges and involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The Company's objectives in using the interest rate swap agreements are to add stability to interest expense and to manage its exposure to interest rate movements.
Credit Risk
Credit risk is the risk that a borrower or a counterparty will fail to meet their obligations. A significant portion of our liquidity is concentrated in trade accounts receivable that arise from sales of our products to customers. In the case of TiO2, the high level of industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We have significant exposure to credit risk in industries that are affected by cyclical economic fluctuations such as mining. We perform ongoing credit evaluations of our customers and use credit risk insurance policies from time to time, as deemed appropriate, to mitigate credit risk but generally do not require collateral. Our contracts typically enable us to tighten credit terms if we perceive additional credit risk and historic losses due to write offs of bad debt have been relatively low. In addition, due to our international operations in our TiO2 segment, we are subject to potential trade restrictions and sovereign risk in certain countries in which we operate. We maintain allowances for potential credit losses based on specific customer review and current financial conditions.
During 2023 and 2022, our ten largest third-party TiO2 customers represented 39% and 30%, respectively, of our consolidated net revenues. During both 2023 and 2022, no single customer accounted for 10% of our consolidated net revenues.
We apply the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. We have concluded that the lifetime expected losses on trade receivable under the new expected loss model approximates the allowance for credit losses estimated under our current method. This conclusion was based on historical payment profile of sales over the last three years. We do not expect this profile to change as our business model and our customer profile is not expected to change significantly in the foreseeable future.
The financial institutions where our cash and cash equivalents are held are generally highly rated and geographically dispersed, and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk. The maximum exposure is the carrying values which were $273 million and $164 million at December 31, 2023 and 2022, respectively.

Liquidity Risk
Liquidity risk is the risk that we may not be able to meet or settle our financial liabilities and obligations as they fall due. Our liquidity position is managed to ensure that sufficient liquid funds are available to meet our financial obligations in a timely manner. We manage liquidity risk by continuously monitoring forecast and actual cash flows and ensuring that we have the ability to access required funding.
Our non-derivative financial liabilities include trade payables and borrowings. Trade payables are recorded at undiscounted contractual amounts, and maturities are based on the earliest date on which we may be required to pay. At December 31, 2023 and 2022, trade payables of $457 million and $461 million, respectively, were due within one year. See Note 17 for the maturity analysis for borrowings.
Capital Risk Management
Our objectives when managing capital are to safeguard our ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital.
Additionally, our objective is to establish funding sources and a debt management structure that is appropriate for and supports our corporate initiatives. To achieve these objectives, we follow a disciplined and prudent capital management strategy that focuses on developing reputable, low cost, flexible, and committed sources of funding from funding providers over time. We continuously monitor our credit ratings to preserve funding flexibility. We have also entered into covenants that give us access to credit facilities, which further enhances our funding flexibility. Our treasury policy includes securing a mix of funding sources at acceptable terms and conditions to ensure we can meet our financial obligations as they are due. To mitigate liquidity pressures, we manage maturity profiles of debt to avoid large concentrations of debt maturing or being reissued in periods where credit margins are high.
At December 31, 2023 and 2022, our net debt (the excess of our debt over cash and cash equivalents) was $2.7 billion and $2.5 billion, respectively.
We manage our capital structure and make adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, we may adjust the dividend payments to shareholders, return capital to shareholders, or issue new shares. No changes were made in the objectives, policies or processes during 2023 and 2022.
We are subject to externally imposed capital requirements in the form of loan covenants, which may have an impact on the manner in which capital is utilized. We have complied with these capital requirements during the reporting years.
Fair Value Estimation
For financial instruments that are subsequently measured at fair value, the fair value measurement is grouped into levels. See Note 3 for additional information on Level descriptions. At December 31, 2023 and 2022, financial instruments that are measured at fair value include the environmental rehabilitation trust (see Note 20). At December 31, 2023 and 2022, the environmental rehabilitation trust of $15 million and $16 million, respectively, was categorized as Level 2.
The carrying value of cash and cash equivalents, trade and other receivables and trade and other payables approximates fair value due to their short-term nature. See Note 19 for additional information regarding our borrowings.

7.	Expense by Nature
Expenses by nature consisted of the following:
	Year Ended December 31,
	2023	2022
Raw materials and consumables used	$1,164	$1,427
Employee-related expenses	591	587
Depreciation and Depletion	255	253
Amortization	43	47
Venator settlement	—	85
Other	584	591
Total	$2,637	$2,990
8.	Employee-Related Expenses
Employee-related expenses consisted of the following:
	Year Ended December 31,
	2023	2022
Wages and salaries, including bonuses	$397	$395
Stock-based payment expenses	22	26
Pension cost - defined contribution plans	26	23
Pension cost - defined benefit plans	7	9
Other costs	139	134
Total	$591	$587
	2023	2022
Average monthly number of people (including directors) employed:
Employees
UK / Europe	941	938
Australia	1,264	1,223
South Africa	2,091	2,107
North America	649	686
South America	350	375
KSA	555	546
Asia-Pacific	707	727
Total Average headcount	6,557	6,602

Directors
Total Average headcount	9	10
9.	Other Operating Income (Expense), net
Other operating income (expense), net consisted of the following:
	Year Ended December 31,
	2023	2022
Net realized and unrealized foreign currency gains (losses)	$6	$(1)
Gain (loss) of disposition of assets	(1)	—
Total	$5	$(1)

10.	Other Non-Operating Income (Expense), net
Other non-operating income (expense), net consisted of the following:
	Year Ended December 31,
	2023	2022
Pension and postretirement benefit settlement gain (loss)	$—	$9
Pension and postretirement benefit net interest costs	(5)	(4)
Other	8	11
Total	$3	$16
11.	Income Taxes
The income tax (expense) benefit as reflected in the Consolidated Statement of Profit or (Loss) is summarized below:
	Year Ended December 31,
	2023	2022
United Kingdom
Current Tax:
Current Year	$—	$—
Prior Year	—	—
Deferred Tax:
Current Year	—	—
Prior Year	—	—

International
Current Tax:
Current year	(36)	(64)
Prior year	2	(3)
Deferred Tax:
Current year	(211)	138
Prior year	2	(2)
Withholding Tax	—	(5)
Income tax (expense) benefit	$(243)	$64
International current tax for the current year in the 2023 column includes the use of previously unrecognized tax losses of $7 million which fully offset current year taxable income in the US. The impact of this unrecognized loss to tax expense was nil. International deferred tax for the current year in the 2023 column includes the derecognition of previously recognized tax losses, credits, and temporary differences for a total impact of $172 million.
International current tax for the current year in the 2022 column includes the use of previously unrecognized tax losses of $6 million which fully offset current year taxable income in the US. The impact of this unrecognized loss to tax expense was nil. International deferred tax for the current year in the 2022 column includes the recognition of previously unrecognized tax losses, credits, and temporary differences for a total impact of $172 million.

In the following table, the statutory income tax rate is reconciled to the Company’s effective income tax rates for income (loss) before income taxes as reflected in the Consolidated Statement of Profit or (Loss):
	Year Ended December 31,
	2023	2022
Statutory tax rate	24.0%	19%
Increases (decreases) resulting from:
Tax rate differences	(30.0)	8
Tax rate changes	2.0	(4)
(Recognition) derecognition of deferred tax	461.0	(54)
State and local taxes	16.0	1
Withholding taxes	—	3
Prior year accruals	13.0	(3)
Disallowable expenditures	31.0	8
NOL expirations	12.0	2
Tax Credits	—	—
Other, net	(1.0)	—
Effective tax rate	528.0%	(20)%
Tronox Holdings plc is a U.K. public limited company and the parent company for the business group. The statutory tax rate in the U.K. at December 31, 2023 and 2022 was 25% and 19%, respectively. The statutory rate in the U.K. changed to 25% effective April 1, 2023 and a weighted average rate of 23.5% was applied for the full year 2023.
The effective tax rates for the years ended December 31, 2022 and 2023 are impacted by a variety of factors, primarily income and losses in jurisdictions with valuation allowances, changes in tax rates, non-taxable income and expenses, prior year accruals, and rates different than the United Kingdom statutory rate. Additional factors of significance in the table above are as follows: 1) the derecognition of deferred tax assets in 2023 is for the Australian tax group discussed below, 2) the recognition of deferred tax assets in 2022 is also for the Australian group discussed below, and 3) the Non-taxable income and expenses amount for 2022 includes the Venator settlement.
At each reporting date, we perform an analysis to determine the likelihood of realizing our deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including the reversals of deferred tax liabilities) during the periods in which those deferred tax assets will become deductible. Our analysis takes into consideration all available positive and negative evidence, including prior operating results, the nature and reason for any losses, our forecast of future taxable income, utilization of tax planning strategies, and the dates on which any deferred tax assets are expected to expire. These assumptions and estimates require a significant amount of judgment and are made based on current and projected circumstances and conditions.
During the year ended December 31, 2022, the Company determined that sufficient positive evidence existed to recognize a portion of the Australian deferred tax assets. This reversal resulted in a non-cash deferred tax benefit of $172 million. Our analysis considered all positive and negative evidence, including (i) three years of cumulative income of our Australian subsidiaries, (ii) our continuing and improved profitability over the last twelve months, (iii) estimates of continued profitability based on updated to our latest forecasts, (iv) changes in the factors that drove losses in the past, and (v) an evaluation of specific deferred tax assets for limitations under certain Australian tax provisions. Based on this analysis, we concluded that it is more likely than not that our Australian subsidiaries will be able to utilize all of their deferred tax assets except for those which are classified as Capital Gains Tax (CGT) assets.
During the year ended December 31, 2023, the Company identified negative evidence concerning our ability to realize our Australian deferred tax assets. This evidence primarily relates to losses generated during the current year and uncertainty regarding the region's ability to generate income in the near term. After weighing all the positive and negative evidence, we determined that it is more likely than not that the Australia deferred tax assets may not be realized. As a result, we recorded a $172 million non-cash charge to tax expense.
The movement on the deferred tax assets is shown below:

	2023	2022
Balance at beginning of year	$970	$848
Foreign currency translation differences	12	5
Statement of operations charge:
Current year	(211)	138
Prior year	2	(2)
Item charged directly to other components of equity
Tax charge to accumulated other comprehensive income (loss)	12	(19)
Balance at end of year	$785	$970
Net deferred tax assets at December 31, 2023 and 2022 are comprised of the following:
	2023	2022
Net operating loss and other carry forwards	$175	$303
Property, plant and equipment	(252)	(240)
Obligations for pension and other employee benefits	48	65
Investments	3	4
Other accrued liabilities	1	(6)
Reserves for environmental remediation and restoration	54	69
Inventory	7	6
Lease Assets	3	5
Prepaid Expenses	—	—
Grantor trusts	608	621
Interest	143	170
Unrealized foreign exchange losses	(9)	(6)
Lease Liabilities	—	—
Intangible assets	—	—
Other	4	(21)
Total net deferred tax assets	$785	$970
The net deferred tax liabilities reflected in the above table include deferred tax assets related to grantor trusts, which were established as Tronox Incorporated emerged from bankruptcy during 2011. The balances relate to the assets contributed to such grantor trusts by Tronox Incorporated and the proceeds from the resolution of previous litigation of $5.2 billion during 2014, which resulted in additional deferred tax assets of $2.0 billion. As the grantor trusts continue to spend funds received from the litigation and earn income from the investment of those funds, the U.S. net operating loss will increase or decrease.
The tax losses as of December 31, 2023, which are available to offset future taxable income, are shown by expiration date below:
	2024	2025	2026	2027	2028	2029-2040	Unlimited	Total Tax Loss Carryforwards
United Kingdom	$—	$—	$—	$—	$—	$—	$(135)	$(135)
Australia	—	—	—	—	—	—	(622)	(622)
The Netherlands	—	—	—	—	—	—	(122)	(122)
France	—	—	—	—	—	—	(179)	(179)
Saudi Arabia	—	—	—	—	—	—	(4)	(4)
China	—	—	—	(3)	(6)	—	—	(9)
U.S. Federal	—	—	—	—	—	(3,919)	(334)	(4,253)
U.S. State	(12)	(39)	(66)	(27)	(12)	(3,969)	(19)	(4,144)
Total tax loss carryforwards	$ (12)	$ (39)	$ (66)	$ (30)	$ (18)	$ (7,888)	$ (1,428)	$ (9,481)
We continue to derecognize the total net deferred tax assets in the United Kingdom, as we cannot objectively assert that these deferred tax assets are more likely than not to be realized. Until these deferred tax assets are recognized, future provisions for income taxes in Australia and the United Kingdom will include no tax benefits with respect to losses incurred and tax expense only to the extent of current tax payments. Additionally, we continue to derecognized specific deferred tax assets in China, South Africa, and the United States.
Deferred tax assets are recognized to the extent of deferred tax liabilities in a jurisdiction which has full derecognition of its total net deferred tax assets. The unrecognized deferred tax assets associated with tax losses at December 31, 2023 and 2022 were $1,625 million and $1,437 million, respectively, while the total unrecognized deferred tax assets at December 31, 2023 and 2022 were $1,657 million and $1,450 million, respectively.
At December 31, 2023, Tronox Holdings plc had foreign subsidiaries with undistributed earnings. Although we would not be subject to income tax on these earnings, amounts totaling $535 million could be subject to withholding tax if distributed. We have made no provision for deferred taxes for Tronox Holdings plc related to these undistributed earnings because they are in the specific jurisdictions which we assert are indefinitely reinvested outside of the parents’ taxing jurisdictions.
During the year ended December 31, 2023, the United Kingdom enacted legislation consistent with guidance from the Organization for Economic Co-operation and Development (“OECD”) for the implementation of Pillar Two, effective in 2024. The Company does not believe this will have a significant impact on future financial results.
12.	Income (Loss) Per Share
The computation of basic and diluted income (loss) per share for the periods indicated is as follows:
	Year Ended December 31
	2023	2022
Numerator – Basic and Diluted:
Net (loss) income	$(197)	$387
Less: Net income attributable to noncontrolling interest	3	3
Net (loss) income available to ordinary shares	$(200)	$384
Denominator – Basic (in thousands)	156,397	154,867
Denominator – Diluted (in thousands)	156,397	157,110

Net (loss) income per Basic and Diluted Share:
Basic net (loss) income per oridinary share	$(1.28)	$2.48
Diluted net (loss) income per ordinary share	$(1.28)	$2.44
Net (loss) income per ordinary share amounts were calculated from exact, unrounded net loss and share information. Anti- dilutive shares not recognized in the diluted net loss per share calculation for the years ended December 31, 2023 and 2022 were as follows:
	Shares
	2023	2022
Options	217,643	515,092
Restricted share units	2,475,125	1,590,086

13.	Trade Receivables, net
Trade receivables, net of allowance for impairments, and other receivables consisted of the following:
	December 31,
	2023	2022
Trade receivables	$478	$504
Allowance for impairment	(3)	(4)
Net trade receivables	$475	$500
Impairment recovery recognized during 2023 and 2022 was $1.0 million and less than $1 million, respectively. Trade receivables, net are unsecured. Our exposure to financial risks is discussed in Note 6.
Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and therefore are all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components, when they are recognized at fair value. We hold trade receivables with the objective to collect the contractual cash flows and therefore measure them subsequently at amortized cost using the effective interest method. Details about our impairment policies and the calculation of the loss allowance are provided in Note 21.
The carrying amounts of the trade receivables include receivables which are subject to a securitization facility—see Note 19. Under this arrangement, Tronox has transferred the relevant receivables to the financial institution in exchange for cash. However, the company has retained late payment and credit risk. The company therefore continues to recognize the transferred trade receivables in their entirety in its Consolidated Balance Sheet. The amount repayable under the securitization arrangement is presented as secured borrowing. The Company considers that the held to collect business model remains appropriate for these receivables and hence continues measuring them at amortized cost.
The relevant carrying amounts are as follows:
Transferred receivables 190 million
Associated secured borrowings recognized in Borrowings, net $185 million
Associated secured borrowing recognized in Noncurrent borrowings due within one year $5 million
14.	Inventories, net
Inventories consisted of the following:
	December 31,
	2023	2022
Raw materials	$352	$264
Work-in-process	141	124
Finished goods	692	634
Materials and supplies, net (1)	240	251
Total	$1,425	$1,273
(1)	Materials and supplies, net consists of processing chemicals, maintenance supplies, and spare parts, which will be consumed directly and indirectly in the production of our products.
At December 31, 2023 and 2022, inventory obsolescence reserves were $42 million and $42 million, respectively. At December 31, 2023 and December 31, 2022, reserves for lower of cost and net realizable value were $50 million and $27 million, respectively.
In addition to the above, there was $57 million of inventory recorded as a noncurrent asset on the Consolidated Balance Sheet as it is not expected to be sold within one year.

15.	Property, Plant and Equipment and Mineral Leaseholds, net
A summary of the changes in property, plant, and equipment and mineral leaseholds was as follows:
	Land and land improvements	Buildings	Machinery and equipment	Construction- in- progress	Other	Total Property, Plant and Equipment	Mineral Properties	Total
Gross carrying amount January 1, 2023	$221	$382	$2,332	$371	$60	$3,366	$2,037	$5,403
Additions, including ARO adjustments	—	—	4	230	—	234	—	$234
Disposals	—	(1)	(30)	(1)	(6)	(38)	—	$(38)
Translation		(9)	(21)	(6)	—	(36)	(22)	$(58)
Write-offs and transfers between categories	—	—	—	—	—	—	—	$—
Transfers from/(to) other assets (non-PP&E)	11	24	236	(275)	4	—	—	$—
December 31, 2023	$232	$396	$2,521	$319	$58	$3,526	$2,015	$5,541
Accumulated depreciation January 1, 2023	$(44)	$ (128)	$(1,321)	$—	$(43)	$ (1,536)	$(1,001)	$(2,537)
Depreciation and Depletion expense	(11)	(19)	(175)	—	(5)	$(210)	(45)	$(255)
Disposals	—	—	27	—	3	$30	—	$30
Write-offs and transfers between categories	(2)	—	2	—	—	$—	—	$—
Translation	1	4	11	—	1	$17	6	$23
December 31, 2023	$(56)	$ (143)	$(1,456)	$—	$(44)	$ (1,699)	$(1,040)	$(2,739)
Net carrying amount at December 31, 2023	$176	$253	$1,065	$319	$14	$1,827	$975	$2,802
Gross carrying amount January 1, 2022	$183	$358	$2,372	$264	$72	$3,249	$2,061	$5,310
Additions, including ARO adjustments	—	1	(76)	358	2	285	—	285
Disposals	(15)	—	(34)	(9)	(2)	(60)	—	(60)
Translation	(3)	(16)	(64)	(7)	4	(86)	(24)	(110)
Write-offs and transfers between categories	56	39	134	(231)	(16)	(18)	—	(18)
Transfers from/(to) other assets (non-PP&E)	—	—	—	(4)	—	(4)	—	(4)
December 31, 2022	$221	$382	$2,332	$371	$60	$3,366	$2,037	$5,403
Accumulated depreciation January 1, 2022	$(37)	$(117)	$(1,200)	$—	$(56)	$(1,410)	$(962)	$(2,372)
Depreciation and Depletion expense	(6)	(16)	(180)	—	(6)	(208)	(45)	(253)
Disposals	—	—	27	—	2	29	—	29
Write-offs and transfers between categories	—	(2)	—	—	19	17	—	17
Translation	(1)	7	32	—	(2)	36	6	42
December 31, 2022	$(44)	$(128)	$(1,321)	$—	$(43)	(1,536)	(1,001)	(2,537)
Net carrying amount at December 31, 2022	$177	$254	$1,011	$371	$17	$1,830	$1,036	$2,866

Depreciation expense was $210 million and $208 million during 2023 and 2022, respectively, of which $206 million and $204 million, respectively, was included in “Cost of goods sold” and $4 million and $4 million, respectively, was included in “Selling, general and administrative expenses” in the Consolidated Statement of Profit or (Loss). All depletion expense was recorded within “Cost of goods sold”.
Property, plant and equipment of certain legal entities have been pledged as collateral for debt obligations. See Note 19.
16.	Intangible Assets, net
Intangible assets, net of accumulated amortization, consisted of the following:
Cost	TiO2 Technology	Internal-use software and other	Total
Balance at 1 January 2023	$62	$178	$240
Additions for the year and transfers	—	23	23
Disposals in the year	—	(1)	(1)
Effect of movements in exchange rates	—	—	—
Balance at 31 December 2023	$62	$200	$262
Accumulated amortization
Balance at 1 January 2023	$(18)	$(45)	$(63)
Charge for the year	(5)	(4)	(9)
Disposals in the year	—	1	1
Effect of movements in exchange rates	—	1	1
Balance at 31 December 2023	$(23)	$(47)	(70)
Net carrying amount at December 31, 2023	$39	$153	$192
Cost	TiO2 Technology	Internal-use software and other	Total
Balance at 1 January 2022	$62	$119	$181
Additions for the year	—	60	60
Disposals in the year	—	—	—
Effect of movements in exchange rates	—	(1)	(1)
Balance at 31 December 2022	$62	$178	$240
Accumulated amortization Balance at 1 January 2022	$(13)	$(44)	$(57)
Charge for the year	(5)	(5)	(10)
Disposals in the year	—	4	4
Effect of movements in exchange rates	—	—	—
Balance at 31 December 2022	$(18)	(45)	(63)
Net carrying amount at December 31, 2022	$44	$133	$177

The table below summarizes amortization expense related to intangible assets for the periods presented, recorded in the specific line items in our Consolidated Statements of Profit of (Loss):
	Year Ended December 31,
	2023	2022
Cost of goods sold	$3	$2
Selling, general and administrative expenses	6	8
Total	$9	$10
Estimated future amortization expense related to intangible assets is $11 million for 2024, $18 million for 2025, $23 million for 2026, $23 million for 2027 and $117 million thereafter.
17.	Trade and Other Payables
Trade and other payables are measured at amortized cost and consisted of the following:
	December 31,
	2023	2022
Trade payables	$457	$461
Taxes other than income taxes	6	13
Employee-related expenses	111	106
Interest	16	15
Sales rebates	36	37
Contract liability	1	1
Other	35	63
Total	$662	$696
18.	Derivative Financial Instruments
Derivatives recorded on the Consolidated Balance Sheet:
The following table is a summary of the fair value of derivatives outstanding at December 31, 2023 and 2022:
	Fair Value
	December 31, 2023		December 31, 2022
	Assets(a)	Derivative Financial Instruments	Assets(a)	Derivative Financial Instruments
Derivatives Designated as Cash Flow Hedges
Currency Contracts	$—	$—	$—	$—
Interest Rate Swaps	18	—	30	—
Natural Gas Hedges	—	1	1	2
Total Hedges	$18	$1	$31	$2
Derivatives Not Designated as Cash Flow Hedges
Currency Contracts	$1	$1	$1	$—
Total Derivatives	$19	$2	$32	$2
(a)	At December 31, 2023 and 2022, current assets of $19 million and $32 million, respectively, are recorded in Derivative financial instruments on the Consolidated Balance Sheet.

Derivatives' Impact on the Consolidated Statement of Profit or (Loss)
The following table summarizes the impact of the Company's derivatives on the Consolidated Statement of Profit or (Loss):
	Amount of Pre-Tax Gain (Loss) Recognized in Earnings
	Revenue	Cost of Goods Sold	Other non - operating income (expense), net	Revenue	Cost of Goods Sold	Other non - operating income (expense), net
	Year Ended December 31, 2023			Year Ended December 31, 2022
Derivatives Not Designated as Hedging Instruments
Currency Contracts	$—	$—	$3	$—	$—	$1
Derivatives Designated as Hedging Instruments
Currency Contracts	$—	$(4)	$—	$4	$13	$—
Natural Gas	—	(5)	—	—	5	—
Total Derivatives	$—	$(9)	$3	$4	$18	$1
Interest Rate Risk
During the second quarter of 2019, we entered into interest-rate swap agreements with an aggregate notional value of $750 million representing a portion of our Term Loan Facility, which effectively converts the variable rate to a fixed rate for that portion of the loan. The agreements expire in September 2024.
On March 27, 2023, the Company entered into amendments to 2 of our existing interest rate swap agreements with the counterparty banks. As a result of these amendments, the Company terminated 2 of our existing interest rate swap contracts which were indexed to LIBOR with an aggregate notional value of $500 million which had maturity dates of September 2024. At the time of these amendments, the Company determined that the interest payments hedged are still probable to occur, therefore, the gains accumulated of $11 million on the interest rate swaps prior to the amendments are being amortized into interest expense through September 22, 2024, the original maturity of the interest rate swap agreements.
We simultaneously entered into 2 SOFR-indexed forward starting interest rate swaps with the same counterparty banks with no change to the aggregate notional value. The forward starting swaps became effective in June 2023 and will mature in March 2028 which is aligned with the maturity date of the Term Loan Facility. Indexing forward starting swaps to SOFR also ensured that the reference rates in our hedge instruments are now aligned with the interest rate terms of the Term Loan Facility which also changed from LIBOR to SOFR in June 2023 in anticipation of Reference Rate Reform and pursuant to the loan agreement. We elected to apply the hedge accounting expedients in related to the following: 1) the assertion that the future forecasted transaction is still probable of occurring despite reference rate changes and 2) the assumption that the index of the future hedged transactions will match the index of the corresponding hedge instruments for the assessment of effectiveness.
Additionally, on March 27, 2023, the Company entered into a new interest rate swap with a $200 million notional value which matures in March 2028 and effectively converts the variable rate to a fixed rate for that portion of the 2022 Term Loan Facility.
On May 17, 2023, the Company entered into an agreement with the counterparty bank to amend the remaining $250 million notional of the 3 original interest rate swap contracts of $750 million aggregate notional value. As a result of this amendment, the Company changed the rate indexed in the contract from LIBOR to SOFR, effective June 30, 2023 in anticipation of the Reference Rate Reform and to align the index rate in this contract to that in the Term Loan Facility, as described above. This amendment did not change the notional value and the expiration date of this contract, which is set to expire in September 2024. We completed a hedge effectiveness test as a result of this amendment and determined that this hedge instrument continues to be highly effective, enabling us to continue to apply hedge accounting over the remaining term of this hedge relationship.
As of December 31, 2023, the Company maintains a total of $950 million of interest rate swaps with the objective in using the interest-rate swap agreements to add stability to interest expense and to manage the

Company's exposure to interest rate movements. These interest rate swaps have been designated as cash flow hedges and involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.
Fair value gains or losses on these cash flow hedges are recorded in Reserves and are subsequently reclassified into interest expense in the same periods during which the hedged transactions affect earnings. For the year ended December 31, 2023 and 2022, the amounts recorded in interest expense related to the interest-rate swap agreements were $26 million and $4 million, respectively. At December 31, 2023 and 2022, the net unrealized gain was $18 million and the unrealized gain was $30 million, respectively, and was recorded in “Reserves” on the Consolidated Balance Sheet.
Foreign Currency Risk
From time to time, we enter into foreign currency contracts used to hedge forecasted third party non-functional currency sales for our South African subsidiaries and forecasted non-functional currency cost of goods sold for our Australian subsidiaries. These foreign currency contracts are designated as cash flow hedges. Changes to the fair value of these foreign currency contracts are recorded as a component of other comprehensive (loss) income, if these contracts remain highly effective, and are recognized in net revenues or costs of goods sold in the period in which the forecasted transaction affects earnings or are recognized in other non-operating income (expense), net when the transactions are no longer probable of occurring.
As of December 31, 2023, we had no outstanding amounts to reduce the exposure of our Australian subsidiaries’ cost of sales to fluctuations in currency rates or to reduce the exposure of our South African subsidiaries' third party sales to fluctuations in currency rates. At December 31, 2022, there was an unrealized net loss of $4 million recorded in “Reserves” on the Consolidated Balance Sheet, which was fully recognized in earnings during the year ended December 31, 2023.
From time to time, we enter into foreign currency contracts for the South African Rand, Australian Dollar, Euro, Pound Sterling and Saudi Riyal to reduce exposure of our subsidiaries’ balance sheet accounts not denominated in our subsidiaries’ functional currency to fluctuations in foreign currency exchange rates. Historically, we have used forward contracts to reduce the exposure. For accounting purposes, these foreign currency contracts are not considered hedges. The change in fair value associated with these contracts is recorded in “Other non-operating income (expense), net” within the Consolidated Statements Profit of (Loss) and partially offsets the change in value of third party and intercompany-related receivables not denominated in the functional currency of the subsidiary. At December 31, 2023, there was (i) 837 million South African Rand (or approximately $46 million at the December 31, 2023 exchange rate), (ii) 153 million Australian dollars (or approximately $105 million at the December 31, 2023 exchange rate), (iii) 45 million Pound Sterling (or approximately $57 million at the December 31, 2023 exchange rate, (iv) 45 million Euro (or approximately $50 million at the December 31, 2023 exchange rate) and (v) $67 million Saudi Riyal (or approximately $18 million at the December 31, 2023 exchange rate) of notional amount of outstanding foreign currency contracts.

19.	Borrowings
Noncurrent borrowings
Borrowings, net of an unamortized discount and debt issuance costs, consisted of the following:
				Year Ended December 31,
	Original Principal	Annual Interest Rate	Maturity Date	2023	2022
Term Loan Facility, net of unamortized discount(1)	1,300	Variable	3/11/2028	$898	898
2022 Term Loan Facility, net of unamortized discount(1)	400	Variable	4/4/2029	390	393
2023 Term Loan Facility, net of unamortized discount(1)	350	Variable	8/16/2028	347	—
Senior Notes due 2029	1,075	4.625%	3/15/2029	1,075	1,075
Standard Bank Term Loan Facility(1)	98	Variable	11/11/2026	64	77
Australian Government Loan, net of unamortized discount	N/A	N/A	12/31/2036	1	1
MGT Loan(2)	36	Variable	Refer below	25	30
Securitization				190	147
Borrowings				2,990	2,621
Less: Noncurrent borrowings due within one year				(27)	(43)
Debt issuance costs				(30)	(32)
Borrowings, net				$2,933	$2,546
(1)
The average effective interest rate, including impacts of our interest rate swap, for the Term Loan Facility was 6.6% and 4.8% for the year ended December 31, 2023 and 2022, respectively. The average effective interest rate on the 2022 Term Loan Facility was 8.7% and 5.8% for the year ended December 31, 2023 and 2022, respectively. The average effective interest rate on the 2023 Term Loan Facility was 10.1% for the year ended December 31, 2023. The average effective interest rate on the Standard Bank Term Loan Facility was 10.3% and 7.2% for the year ended December 31, 2023 and 2022, respectively.

(2)
The MGT loan is a related party debt facility. Average effective interest rate on the MGT loan was 6.0% and 4.4% during the years ended December 31, 2023 and 2022, respectively. Refer below for further details.

At December 31, 2023, the scheduled maturities of our borrowings (including interest) were as follows:
Total Borrowings
2024	$216
2025	396
2026	237
2027	180
2028	1,358
Thereafter	1,471
Total	3,858
Remaining accretion associated with the Term Loan Facility, the 2022 Term Loan Facility and the 2023 Term Loan Facility	(10)
Total borrowings	$3,848
Long-term Debt
Term Loan Facility and Cash Flow Revolver
On March 11, 2021, Tronox Finance LLC (the “Borrower”, the Borrower's indirect parent company, Tronox Holdings plc (the “Company”), and certain of the Company's subsidiaries, entered into an amendment and restatement of its then existing senior secured first lien term loan credit facility dated as of September 22, 2017 pursuant to which, among other things, the Borrower amended and restated such existing credit facility with a new amended and restated senior secured first lien credit agreement dated as of September 22, 2017 (as amended through and including March 11, 2021, the “New Credit Agreement”) with a syndicate of lenders and HSBC Bank USA, National Association, as administrative agent and collateral agent. The New Credit Agreement provides the Borrower with (a) a new seven-year term loan facility (the “Term Loan Facility”) in an aggregate initial principal amount of $1.3 billion and (b) new five-year cash flow revolving facility (the “Cash Flow Revolver”) providing initial revolving commitments of $350 million and a sublimit of $125 million for letters of credit. The maturity date on the Term Loan Facility and the Cash Flow Revolver is March 11, 2028 and March 11, 2026, respectively.
Subject to certain customary and other exceptions, the obligations of the Borrower under the New Credit Agreement are (a) guaranteed on a joint and several basis by the Company and certain of the Company's restricted subsidiaries, and (b) secured by a first priority lien on substantially all of the Borrower's and gurantors' assets, including inventory, receivables and related assets, and equipment, equity interests in subsidiaries, and material real property, in each case subject to certain limitations and principles.
In connection with entering into the New Credit Agreement, the Company terminated all remaining commitments and repaid all obligations under its prior term loan facility and prior revolving credit facility totaling $1.6 billion (of which $313 million of the principal under the prior term loan facility was repaid with cash on hand). As a result of this transaction in accordance with IFRS, we recognized approximately $4 million in “Loss on Extinguishment of Debt” recorded in the Consolidated Statements of Profit or (Loss) for the year ended December 31, 2021. Additionally, during the year ended December 31, 2021, the Company made several voluntary prepayments totaling $398 million on the Term Loan Facility. As a result, we recognized approximately $9 million in “Loss on Extinguishment of Debt” recorded in the Consolidated Statements of Profit or (Loss) for the year ended December 31, 2021.
In June 2023, in anticipation of Reference Rate Reform, we amended our interest rate terms of the Term Loan Facility and Cash Flow Revolver from LIBOR to SOFR pursuant to the New Credit Agreement (the “Second Amendment”). The Term Loan Facility and Cash Flow Revolver bear interest at either the base rate or the SOFR rate, at the Company's discretion, in each case plus an applicable margin. Based on our first lien net leverage ratio pursuant to the credit agreement, the applicable margin under the Term Loan Facility and Cash Flow Revolver as of December 31, 2023 was 2.50% and 2.25%, respectively.
Commencing June 30, 2021, the Cash Flow Revolver contains a springing financial covenant when a loan amount is drawn exceeding 35% of the Cash Flow Revolver. In this instance, the first lien net leverage ratio shall not exceed 4.75x at quarter end testing period.
During the year ended December 31, 2022, we drew down $133 million on our Cash Flow Revolver and repaid $103 million as of December 31, 2022. As of December 31, 2022, there was $30 million outstanding revolving credit loans (recorded within “Current Borrowings” on the Consolidated Balance Sheet) under the Cash Flow Revolver, which was fully repaid during the year ended December 31, 2023. The average effective interest rate on the Cash Flow Revolver for the year ended December 31, 2022 was 5.1%. Additionally, there was $7 million of issued and undrawn letters of credit under the Cash Flow Revolver as of December 31, 2023. Additionally, in connection with the sale of the Hawkins Point Plant (refer to Note 22 - Commitments & Contingencies for further details), in December 2022, a $50 million undrawn letter of credit was issued as a bi-lateral, stand-alone arrangement. Debt issuance costs associated with the Cash Flow Revolver of $1 million and $2 million were included in “Other noncurrent assets” in the Consolidated Balance Sheets at December 31, 2023 and 2022, respectively, and are being amortized over the life of the Cash Flow Revolver.
2022 Term Loan Facility
On April 4, 2022, the Borrower, the Company, certain of the Company's subsidiaries, the incremental term lender party thereto, and HSBC Bank USA. National Association, as Administrative Agent and Collateral Agent, entered into Amendment No. 1 to the New Credit Agreement (the “First Amendment”). The First Amendment provides the Borrower with a new seven-year incremental term loan facility (the “2022 Term Loan Facility” and, the loans thereunder, the “2022 Incremental Term Loans”) under the New Credit Agreement in an aggregate initial principal amount of $400 million.
The obligations of the Borrower under the 2022 Term Loan Facility are guaranteed and secured by the same guarantees and liens under the New Credit Agreement with respect to the Term Loan Facility (as discussed above). The 2022 Incremental Term Loans are a separate class of loans under the credit agreement, and if the Borrower elects to make an optional prepayment under the credit agreement or is required to make a mandatory prepayment under the credit agreement, the Borrower, may, in each case, select which class or classes of loans to prepay.
The 2022 Incremental Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the 2022 Incremental Term Loans commencing with the second full fiscal quarter after the effective date of the 2022 Incremental Term Loan Facility. The final maturity of the 2022 Incremental Term Loans will occur on the seventh anniversary of the effective date of the 2022 Incremental Term Loan Facility. The 2022 Incremental Term Loan Facility permits amendments thereto whereby individual lenders may extend the maturity date of their outstanding loans upon the Borrower's request without the consent of any other lender, so long as certain conditions are met.
The 2022 Incremental Term Loans shall bear interest, at the Borrower's option, at either the base or the SOFR rate, in each case plus an applicable margin. The applicable margin in respect of the 2022 Incremental Loans is 2.25% per annum, for base rate loans, or 3.25% per annum, for SOFR rate loans. The 2022 Incremental Term Loans have an interest rate floor of 0.50%. As of December 31, 2023, the applicable margin under the 2022 Term Loan Facility was 3.25%.
The 2022 Incremental Term Loan Facility contains the same negative covenants applicable to the term loans outstanding under the New Credit Agreement immediately prior to the effectiveness of the First Amendment, which covenants, subject to certain limitations, thresholds and exceptions, limit the Company and its restricted subsidiaries to (among other restrictions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents).
The proceeds of the 2022 Incremental Term Loans were used on April 4, 2022, along with cash on hand, to redeem previous senior notes of $500 million. As a result of this transaction, we recognized approximately $21 million, including a call premium of $18 million, in “Loss on extinguishment of debt” on the Consolidated Statements of Profit or (Loss) for the year ended December 31, 2022.
As of December 31, 2023, the total outstanding principal balance is $393 million, of which $4 million is recorded within “Noncurrent borrowings due within one year” on the Consolidated Balance Sheet.
2023 Term Loan Facility
In August 2023, the Borrower, the Company, certain of the Company’s subsidiaries, the incremental term lender party thereto and HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent, entered into Amendment No. 3 to the New Credit Agreement (the “Third Amendment”). The Third Amendment provides the Borrower with a new five-year incremental term loan facility (“the 2023 Term Loan Facility” and, the loans thereunder, the “2023 Incremental Term Loans”) under the New Credit Agreement in an aggregate initial principal amount of $350 million. A portion of the proceeds of the 2023 Term Loan Facility were used to repay $159 million of then-outstanding borrowings under the Company's existing revolving credit facilities and to enhance available liquidity for upcoming capital expenditures.
The obligations of the Borrower under the 2023 Term Loan Facility are guaranteed and secured by the same guarantees and liens under the New Credit Agreement with respect to the Term Loan Facility and 2022 Term Loan Facility (as discussed above). The 2023 Incremental Term Loans are a separate class of loans under the credit agreement, and if the Borrower elects to make an optional prepayment under the credit agreement or is required to make a mandatory prepayment under the credit agreement, the Borrower, may, in each case, select which class or classes of loans to prepay.
The 2023 Incremental Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the 2023 Incremental Term Loans commencing with the second full fiscal quarter after the effective date of the 2023 Incremental Term Loan Facility. The final maturity of the 2023 Incremental Term Loans will occur on August 16, 2028. The 2023 Incremental Term Loan Facility permits amendments thereto whereby individual lenders may extend the maturity date of their outstanding loans upon the Borrower’s request without the consent of any other lender, so long as certain conditions are met.

The 2023 Incremental Term Loans bear interest, at the Borrower's option, at either the base or the SOFR rate, in each case plus an applicable margin. The applicable margin in respect of the 2023 Incremental Term Loans is 2.50% per annum for base rate loans, or 3.50% per annum for SOFR rate loans. The 2023 Incremental Term Loans have an interest rate floor of 0.50%. As of December 31, 2023, the applicable margin under the 2023 Term Loan Facility was 3.50%.
The 2023 Incremental Term Loan Facility contains the same negative covenants applicable to the term loans outstanding under the New Credit Agreement immediately prior to the effectiveness of the Third Amendment, which covenants, subject to certain limitations, thresholds and exceptions, limit the Company and its restricted subsidiaries to (among other restrictions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents).
As of December 31, 2023, the total outstanding principal balance is $350 million, of which $4 million is recorded within “Noncurrent borrowings due within one year” on the Consolidated Balance Sheet.
Senior Notes due 2029
On March 15, 2021, Tronox Incorporated closed an offering of $1,075 million aggregate principal amount of its 4.625% senior notes due 2029 (the “Senior Notes due 2029”). The notes were offered at par and issued under an indenture dated as of March 15, 2021 among the Company and certain of the Company's restricted subsidiaries as guarantors and Wilmington Trust, National Association. The Senior Notes due 2029 provide, among other thing, that the Senior Notes due 2029 are guaranteed by the Company and certain of the Company's restricted subsidiaries, subject to certain exceptions. The Senior Notes due 2029 and related guarantees are the senior obligations of the Company and the guarantors. The Senior Notes due 2029 have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration requirements. The terms of the indenture, among other things, limit, in certain circumstances, the ability of the Company and its restricted subsidiaries to: incur secured indebtedness, incur indebtedness at a non-guarantor subsidiary, engage in certain sale-leaseback transactions and merge, consolidate or sell substantially all of their assets.
During the year ended December 31, 2021, the Company utilized the proceeds of the Senior Notes due 2029 to repay our previous senior notes which had an aggregate outstanding principal balance of $1.1 billion. As a result of this transaction, we recorded $52 million of debt extinguishment costs, including call premiums of $40 million in the aggregate on the previous senior notes, in “Loss on Extinguishment of Debt” on the Consolidated Statement of Profit or (Loss) for the year ended December 31, 2021.
Standard Bank Term Loan Facility and Revolving Credit Facility
During the year ended December 31, 2021, we made several voluntary prepayments totaling R1,040 million (approximately $69 million) on our previous facility with Standard Bank as well as mandatory quarterly repayments totaling approximately $24 million. No prepayment penalties were required as a result of this principal prepayment. Additionally, during the year ended December 31, 2021, we repaid the remaining outstanding balance of R390 million (approximately $26 million) of the previous facility with Standard Bank and entered into an amendment and restatement with Standard Bank as is discussed below.
On October 1, 2021, Tronox Minerals Sands Proprietary Limited, a wholly-owned subsidiary of the Company, entered into an amendment and restatement of a new credit facility with Standard Bank. The new credit facility provides the Company with (a) a new five-year term loan facility in an aggregate principal amount of R1.5 billion (approximately $98 million) (the “Standard Bank Term Loan Facility”) and (b) a new three-year revolving credit facility (the “Standard Bank Revolving Credit Facility”) providing initial revolving commitments of R1.0 billion (approximately $55 million at the December 31, 2023 exchange rate). The maturity date on the Standard Bank Term Loan Facility and the Standard Bank Revolving Credit Facility is November 11, 2026 and October 1, 2024, respectively. The Standard Bank Term Loan Facility has a delayed draw feature up to thirty business days from the effective date of the executed credit agreement. Mandatory capital repayments of R37.5 million (approximately $2 million at the December 31, 2023 exchange rate) are scheduled quarterly with the first mandatory repayment which started in December 2021.

Both the Standard Bank Term Loan Facility and the Standard Bank Revolving Credit Facility shall bear interest at an adjusted JIBAR rate plus an applicable margin. The applicable margin on the Standard Bank Term Loan Facility is 2.35%. The applicable margin on the Standard Bank Revolving Credit Facility is based upon average credit utilization during any interest period. If the revolving credit facility utilization is less than 33%, less than 66% but greater than 33%, or greater than 66%, the applicable margin is 2.10%, 2.25%, and 2.40%, respectively.
Pursuant to the credit agreement, on November 11, 2021, the Company drew down the total outstanding principal balance of R1.5 billion (approximately $98 million) on the Standard Bank Term Loan Facility. As of December 31, 2023, the total outstanding principal balance is R1.2 billion (approximately $64 million at the December 31, 2023 exchange rate), of which R150 million (approximately $8 million at the December 31, 2023 exchange rate) is recorded within “Noncurrent borrowings due within one year” on the Consolidated Balance Sheet. Additionally, during the year ended December 31, 2023, we drew down R650 million (approximately $36 million at the December 31, 2023 exchange rate) under the Standard Bank Revolving Credit Facility for general corporate purposes and fully repaid the outstanding amount during the year.
Australian Government Loan
We maintain an interest-free loan with the Australian government (“Australian Government Loan”) that is subject to renewal every 5 years and is contingent on renewal of our Australind site leases with final maturity in December 2036. The loan balance due upon maturity is AUD 6 million (approximately $4 million at the December 31, 2023 exchange rate). At December 31, 2023, the discounted value on the Australian Government Loan was approximately AUD 2 million (approximately $1 million at the December 31, 2023 exchange rate).
MGT Loan
On December 17, 2020, we completed our agreement with Cristal to acquire certain assets co-located at our Yanbu facility which produce metal grade TiCl4 (“MGT”) in exchange for a $36 million note payable. Repayment of the note payable is based on a fixed U.S. dollar per metric ton quantity of MGT delivered by us to Advanced Metal Industries Cluster and Toho Titanium Metal Co. Ltd (ATTM) over time and therefore the ultimate maturity date is variable in nature. If ATTM fails to purchase MGT from us under certain contractually agreed upon conditions, then at our election we may terminate the MGT supply agreement with ATTM and will no longer owe any amount under the loan agreement with Cristal. We currently estimate the ultimate maturity to be between approximately five to six years, subject to actual future MGT production levels. The interest rate is based on the Saudi Arabian Interbank Offered Rate (“SAIBOR”) plus a premium. As of December 31, 2023, the outstanding balance of the note payable was $25 million, of which $7 million is expected to be paid within the next twelve months (recorded within “Noncurrent borrowings due within one year” on our Consolidated Balance Sheet). Refer to Note 27 for further information on the MGT transaction.
Tikon Loan
We maintained a working capital debt agreement in China (“Tikon Loan”) that matured in May of 2021. The Tikon Loan bore interest based on an official lending basis rate per annum as announced and published by the People’s Bank of China plus a 7% premium. During the year ended December 31, 2021, we repaid the remaining outstanding principal balance of CNY 111 million (approximately $17 million). No prepayment penalties were required as a result of these principal prepayments.
Securitization
On March 15, 2022, the Company entered into an accounts receivable securitization program (“Securitization Facility”) with a financial institution (“Purchaser”), through our wholly-owned special purpose bankruptcy-remote subsidiary Tronox Securitization LLC (“ SPE”). The purpose of this program is to enhance the Company's financial flexibility by providing additional liquidity. The Securitization Facility permitted the SPE to sell accounts receivable up to $75 million (the “Facility Limit”). Under the Securitization Facility, our wholly-owned U.S. operating subsidiary, Tronox LLC (“Originator”), sells its entire accounts receivable on a periodic basis to the SPE which the SPE can then use to obtain funds, up to the limit, of the Securitization Facility.

In November 2022, the Securitization Facility was amended (the “First Amendment”) to include receivables generated by our wholly-owned Australian operating subsidiaries, Tronox Pigment Pty Ltd., Tronox Pigment Bunbury Ltd. and Tronox Mining Australia Ltd. which increased the Facility Limit to $200 million with a term expiration of November 2025.
In June 2023, the Company entered into an additional amendment (the “Second Amendment”) to further include receivables generated by our wholly-owned European operating subsidiaries Tronox Pigment Holland BV and Tronox Pigment UK Limited. Neither the facility limit nor the program term were changed as a result of the Second Amendment, which remain at $200 million and November 2025, respectively.
Current Borrowings
Cash Flow Revolver
For a description of the Cash Flow Revolver, see details above under “Term Loan Facility and Cash Flow Revolver”.
Standard Bank Revolving Credit Facility
For a description of the Standard Bank Revolving Credit Facility, see details above under “Standard Bank Term Loan Facility and Revolving Credit Facility”.
Emirates Revolver
In June 2023, Tronox Pigment UK Limited, as borrower, and Tronox Holdings plc, as guarantor, entered into a new revolving credit facility with Emirates NBD PJSC (“Emirates”) which replaced the existing revolving credit facility with Emirates. The new Emirates revolving credit facility is secured by inventory of Tronox Pigment UK Limited and will mature in June 2024. The facility limit is 50 million Pound Sterling (approximately $64 million at the December 31, 2023 exchange rate) and can be drawn in either Pound Sterling, Euro or US Dollar. Under the terms of the revolver, for U.S. dollar borrowings, the interest rate is SOFR plus 1.75%, for Euro borrowings, the interest rate is Euribor plus 1.75% and for Pound Sterling borrowings, the interest rate is SONIA plus 1.75%. During the year ended December 31, 2023, we drew down 35 million Pound Sterling (approximately $43 million) and fully repaid the outstanding amount as of December 31, 2023.
SABB Credit Facility
On October 16, 2019, our KSA subsidiary entered into a short-term working capital facility with the Saudi British Bank (“SABB Facility”) for an amount up to SAR 70 million (approximately $19 million). The SABB Facility bears interest at the Saudi Inter Bank Offered Rate plus 180 basis points on outstanding balances. In November 2023, the Company amended the agreement which amongst other things, extended the maturity date of the SABB Credit Facility from November 30, 2023 to November 30, 2024 and increased the facility limit to SAR 75 million (approximately $20 million at the December 31, 2023 exchange rate). During the year ended December 31, 2023, we drew down SAR 16 million (approximately $4 million at the December 31, 2023 exchange rate) under the SABB Facility for general corporate purposes and fully repaid the outstanding amount as of December 31, 2023.
Itaù Unibanco S.A. Credit Facility
In November 2022, our Brazilian subsidiary entered into a working capital facility with Itaù Unibanco S.A. in Brazil for an amount up to 30 million BRL (approximately $6 million at the December 31, 2023 exchange rate). There is no maturity date under this facility until written notice is given. The facility bears interest at the Bolsa do Basil reference rate on outstanding balances. There is no borrowings outstanding under this facility at December 31, 2023.
Insurance premium financing
In August 2022, the Company entered into a $21 million insurance premium financing agreement with a third-party financing company. The balance was repaid in monthly installments over 10 months at a 5% fixed annual interest rate. In August 2023, the Company entered into a $27 million insurance premium financing agreement with a third-party financing company. The financing balance required a 33% down payment and will be repaid in monthly installments over 9 months at a 8% fixed annual interest rate. As of December 31, 2023 and 2022, the financing balance of these arrangements was $11 million and $10 million, respectively, and is recorded in “Current borrowings” in the Consolidated Balance Sheet.
Debt Covenants
At December 31, 2023, we are in compliance with all financial covenants in our debt facilities.
Interest and Debt Expense
Interest and debt expense in the Consolidated Statements of Profit or (Loss) consisted of the following:
	2023	2022
Interest on bank borrowings	$157	$126
Amortization of deferred debt issuance costs and discounts on borrowings	9	8
Capitalized interest	(18)	(17)
Accretion of asset retirement obligations	10	8
Interest on leases	19	11
Interest on related party debt	2	1
Interest on letters of credit and commitments	14	7
Total interest and debt expense, net	$193	$144
In connection with obtaining debt, we incurred debt issuance costs, which are being amortized through the respective maturity dates on a straight-line basis for all of our debt facilities. At December 31, 2023 and December 31, 2022, we had deferred debt issuance costs of $1 million and $2 million, respectively, related to the Cash Flow Revolver, which is recorded in “Other noncurrent assets” in the Consolidated Balance Sheets. At December 31, 2023 and December 31, 2022, we had debt discounts of $10 million and $8 million, respectively, and debt issuance costs of $30 million and $33 million, respectively, primarily related to our term loans and senior notes, which were recorded as a direct reduction of the carrying value of the Noncurrent borrowings in the Consolidated Balance Sheets.

20.	Provisions for Other Liabilities and Charges
A summary of the changes in provisions and other liabilities and charges during 2023 and 2022 is as follows:
	Asset Retirement Obligations(1)	Environmental Reserves	Legal(2)	Restructuring and Severance	Workers Compensation and Other	Total
Balance at January 1, 2022	$327	$70	$2	$1	$8	$408
Additions	5	—	1	1	—	7
Settlements	(8)	(6)	(2)	—	(1)	(17)
Accretion expense	8	—	—	—	—	8
Change in estimates	(69)	(12)	—	—	—	(81)
Effects of movements in exchange rates	(13)	—	—	1	—	(12)
Other	—	1	—	(1)	—	—
Balance at December 31, 2022	$250	$53	$1	$2	$7	$313

Non-current	242	49	1	—	5	297
Current	8	4	—	2	2	16

Balance at January1, 2023	$250	$53	$1	$2	$7	$313
Additions	6	—	1	3	1	11
Settlements	(9)	(1)	—	(1)	(1)	(12)
Accretion expenses	10	—	—	—	—	10
Change in estimates	(1)	—	(1)	—	—	(2)
Effects of movements in exchange rates	2	—	—	—	—	2
Other	3	(3)	—	—	—	—
Balance atDecember 31, 2023	$261	$49	$1	$4	$7	$322

Non-current	247	47	—	—	6	300
Current	14	2	1	4	1	22
(1)	Refer to Note 5 for a summary of the significant assumptions used
(2)	Legal accrual does not reflect the $85 million provision recorded and settled during the year ended December 31, 2022.
Environmental Rehabilitation Scheme
In accordance with applicable regulations, we have established an environmental rehabilitation scheme for the prospecting and mining operations in South Africa, which receives, holds, and invests funds for the rehabilitation or management of asset retirement obligations. At December 31, 2023 and 2022 the total value of the assets held in, the environmental rehabilitation trust scheme were $15 million and $16 million, respectively, which were recorded in Financial assets at fair value through profit or loss in the Consolidated Balance Sheet.
Worker’s Compensation and General Auto – We are self-insured for certain levels of general and vehicle liability, property, workers’ compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated fully developed settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results. We do not accrue for general or unspecified business risks.

21.	Financial Assets and Liabilities
The carrying amount of each category of financial assets and financial liabilities is as follows:
	December 31,
	2023	2022
Financial assets at amortized cost
Cash and cash equivalents	$273	$164
Trade receivables	475	500
Other receivables - related parties	8	10
Long-term loan receivable, inclusive of interest - related party	92	138

Financial assets at fair value through other comprehensive income
Derivative financial instruments	19	31

Financial assets at fair value through profit or loss
Environmental rehabilitation trust	15	16
Total financial assets	$882	$859
	December 31,
	2023	2022
Financial liabilities at amortized cost
Trade payables	$662	$696
Current borrowings	11	50
Non-current borrowings due within one year - 3rd party	20	37
Borrowings, net - 3rd party	2,915	2,522
Borrowings - related party	25	30

Financial liabilities at fair value through other comprehensive income
Derivative financial instruments	2	2
Total financial liabilities	$3,635	$3,337
Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement, and the basis on which income and expenses are recognized with respect to each class of financial asset and financial liability are disclosed in Note 3.
Impairment of financial assets
We have two types of financial assets that are subject to the expected credit loss model:
•	trade receivables from sales of products; and
•	long term receivable carried at amortized cost.
While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, we do not expect any credit losses based on consideration of our historical experience.
We apply the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. We have concluded that the lifetime expected losses on trade receivable under the new expected loss model approximates the allowance for credit losses estimated under our current method. This conclusion was based on historical payment profile of sales over the last three years. We do not expect this profile to change as our business model and our customer profile is not expected to change significantly in the foreseeable future.
Our long-term receivable carried at amortized cost are considered to have low credit risk, and therefore we concluded there were no expected losses to record during the year ended December 31, 2023. As discussed in Note 27, we loaned the $125 million to AMIC to cover capital expenditures and operational expenses to facilitate the start-up of the Slagger under the Option Agreement. Our counterparty has the ability to meet its contractual cash flow obligations and any credit exposure under this transaction.
22.	Commitments and Contingencies
Purchase and Capital Commitments—At December 31, 2023, purchase commitments were $285 million for 2024, $173 million for 2025, $167 million for 2026, $163 million for 2027, $291 million for 2028, and $1,475 million thereafter.
Letters of Credit—At December 31, 2023, we had outstanding letters of credit and bank guarantees of $109 million, of which $70 million were letters of credit (inclusive of $50 million related to the sale of Hawkins Point as discussed below) and $39 million were bank guarantees. Amounts for performance bonds were not material.
Environmental Matters— It is our policy to record appropriate liabilities for environmental matters when remedial efforts are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology and information related to individual sites, we do not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of our recorded liabilities. We expect to fund expenditures for these matters from operating cash flows. The timing of cash expenditures depends principally on the timing of remedial investigations and feasibility studies, regulatory approval of cleanup projects, remedial techniques to be utilized and agreements with other parties. Included in these environmental matters are the following:
Hawkins Point Plant. Residual waste mud, known as Batch Attack Mud, and a spent sulfuric waste stream were deposited in an onsite repository (the “Batch Attack Lagoon”) at a former TiO2 manufacturing site, Hawkins Point Plant in Baltimore, Maryland, operated by Cristal USA, Inc. from 1954 until 2011. We assumed responsibility for remediation of the Hawkins Point Plant when we acquired the TiO2 business of Cristal in April 2019. On December 21, 2022, we sold the Hawkins Point Plant to the Maryland Port Administration (“MPA”), a state agency controlled by the Maryland Department of Transportation. Pursuant to the terms of the transaction, MPA became the lead party in developing and implementing appropriate measures to address, treat, control, and mitigate the environmental conditions at the property under the regulatory oversight of the Maryland Department of the Environment (“MPE”). Under MPA ownership, the Hawkins Point Plant will be utilized for storage and beneficial reuse of dredged material from the Port of Baltimore. In exchange for transferring ownership of the site to MPA, Tronox has agreed to make scheduled, annual payments to MPA which together with scheduled, annual contributions from MPA will be used to remediate the property. The sale of the property to MPA did not have a material impact to the Consolidated Statements of Profit or (Loss). As of December 31, 2023, we have a provision of $42 million included in “Noncurrent provisions” in our Consolidated Balance Sheet for the Hawkins Point Plant consistent with the accounting policy described above.
Other Matters— We are subject to a number of other lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising out of the conduct of our business, including matters relating to commercial transactions, prior acquisitions and divestitures, including our acquisition of Cristal, employee benefit plans, intellectual property, and environmental, health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Included in these other matters is the following:
UK Health and Safety Matter. In April 2023, we received a summons from the UK Health and Safety Executive (HSE) alleging non-compliance with UK health and safety legislation at the Stallingborough pigment plant resulting from an incident involving a contractor in August 2021. In June 2023, Tronox Pigment UK Limited, the entity which owns the Stallingborough plant, pled guilty to the allegation. The sentencing hearing to determine monetary penalties occurred in September 2023. At such hearing, the judge imposed a monetary penalty in the amount of £207,681, inclusive of costs. We do not believe this matter will have a material adverse effect on our business, financial condition and results of operations. In addition, in February 2024, we received a second summons from the HSE alleging non-compliance with UK health and safety legislation at the Stallingborough pigment plant resulting from a separate incident involving an employee in August 2022. Based upon our current understanding, we do not believe the enforcement action with regards to this second incident will have a material adverse effect on our business, financial condition and results of operations.
Venator Materials plc v. Tronox Limited. In May 2019, Venator Materials plc (“Venator”) filed an action in the Superior Court of the State of Delaware alleging among other things that we owed Venator a $75 million “Break Fee” pursuant to the terms of a preliminary agreement dated July 14, 2018 (the “Exclusivity Agreement”). The Exclusivity Agreement required, among other things, Tronox and Venator to use their respective best efforts to negotiate a definitive agreement to sell the entirety of the National Titanium Dioxide Company Limited’s (“Cristal’s”) North American operations to Venator if a divestiture of all or a substantial part of these operations were required to secure the approval of the Federal Trade Commission for us to complete our acquisition of Cristal’s TiO2 business. In June 2019, we denied Venator's claims and counterclaimed against Venator seeking to recover $400 million in damages from Venator that we suffered as a result of Venator’s breaches of the Exclusivity Agreement. Specifically, we alleged, among other things, that Venator’s failure to use best efforts constituted a material breach of the Exclusivity Agreement and directly resulted in and caused us to sell Cristal’s North American operations to an alternative buyer for $701 million, $400 million less than the price Venator had agreed to in the Exclusivity Agreement. On April 6, 2022, the Judge presiding over the case in the Superior Court of the State of Delaware delivered a directed verdict in favor of Venator without allowing the jury to deliberate. The Company determined not to appeal the Judge's verdict, and as such, on April 18, 2022, the Company and Venator entered into a settlement agreement whereby the Company paid $85 million, inclusive of interest, on April 25, 2022. As a result, we recorded the charge within “Selling, general & administrative expenses” on the Consolidated Statement of Profit or (Loss) for the year ended December 31, 2022.
Western Australia Stamp Duty Matter. In May 2018, we lodged a pre-transaction determination request for a stamp duty exemption with the Western Australia Office of State Revenue (the “WA OSR”) in connection with our re-domicile transaction (the “Re-Domicile Transaction”). The WA OSR subsequently granted our request for an exemption in June 2018 on a preliminary basis. Immediately following the consummation of the Re-Domicile Transaction, we filed a confirmation request for the stamp duty exemption with the WA OSR. Following this confirmation request, we exchanged numerous communications with the WA OSR addressing questions raised and stating our position. In July 2021, the WA OSR informed us that they have reviewed their technical position on the applicability of the stamp duty exemption and have determined that such an exemption is disallowed. On April 8, 2022, the Company lodged an appeal of the WA OSR's decision with the Western Australia State Administrative Tribunal. On March 3, 2023, the WA OSR officially granted us the stamp duty exemption in connection with the Re-Domicile Transaction, and as such, the Tribunal proceeding was withdrawn.
23.	Leases
Refer to Note 3 for more information on our accounting for leases where we are a lessee. The table below summarizes our right of use assets for the years ended December 31, 2023 and December 31, 2022:
	December 31,
	2023	2022
Asset Category
Right-of-use assets
Land and Buildings	$35	$41
Machinery and Equipment	127	133
Total	$162	$174
Included in the right-of-use asset balances above are additions of $25 million million and $123 million for the years ended December 31, 2023 and December 31, 2022, respectively.
The Consolidated Statement of Profit or (Loss) contains the following amounts relating to leases:

	Year Ended December 31,
	2023	2022
Depreciation charge of right-of-use assets
Land and Buildings	$13	$12
Machinery and Equipment	21	25
Total	34	37
Interest expense	19	11
Expense relating to short-term leases	36	35
Expense relating to variable lease payments not included in lease liabilities	$5	$14
Total cash outflows relating to leases were $50 million and $47 million for the years ended December 31, 2023 and December 31, 2022, respectively.
The maturity of lease liabilities were as follows:
	December 31,
	2023	2022
Payments due:
Less than one year	45	42
One to three years	61	63
Three to five years	46	46
More than five years	147	159
Total lease payments	299	310
Less: Interest	(128)	(133)
Present value of lease payments	$171	$177
24.	Shareholders’ Equity
Share Capital
Share Capital
Balance at January 1, 2022	$3,107
Share-based compensation	26
Shares issued for stock compensation programs	—
Shares repurchased and cancelled	(50)
Shares cancelled	—
Balance at December 31, 2022	$3,083
Share-based compensation	22
Shares issued for stock compensation programs	—
Shares repurchased and cancelled	—
Excess tax benefit on share-based compensation	2
Balance at December 31, 2023	$3,107

Tronox Holdings plc Ordinary Shares
At December 31, 2023, the Company had the following shares outstanding, which were fully paid.
The changes in outstanding for 2023 were as follows:
Ordinary Shares
Balance at January 1, 2022	153,935
Shares issued for share-based compensation	3,420
Shares cancelled for share-based compensation	(28)
Shares issued upon options exercised	14
Shares repurchased and cancelled	(2,844)
Balance at December 31, 2022	154,497
Shares issued for share-based compensation	2,320
Shares cancelled for share-based compensation	(23)
Shares issued upon options exercised	—
Shares repurchased and cancelled	—
Balance at December 31, 2023	156,794
Dividends Declared
During 2023 and 2022, we declared and paid quarterly dividends to holders of our Shares as follows:
	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Dividend per share	$0.125	$0.125	$0.125	$0.125
Total dividend	$19	$20	$20	$20
Record date (close of business)	March 6, 2023	May 15, 2023	August 14, 2023	November 13, 2023
	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Dividend per share	$0.125	$0.125	$0.125	$0.125
Total dividend	$19	$19	$19	$19
Record date (close of business)	March 7, 2022	May 23, 2022	August 15, 2022	November 14, 2022
Equity Reserve
The tables below present changes in Reserve by component for the years ended 2023 and 2022.
Reserve
Balance, January 1, 2022	$(645)
Other comprehensive (loss)	(34)
Amounts reclassified from equity reserve	(9)
Balance, December 31, 2022	(688)
Other comprehensive loss	(31)
Amounts reclassified from equity reserve	7
Balance, December 31, 2023	$(712)
25.	Share-Based Compensation
Share-based compensation expense consisted of the following:
	Year Ended December 31,
	2023	2022
Total share-based compensation expense from restricted share units	$22	$26

Tronox Holdings PLC Amended and Restated Management Equity Incentive Plan
On March 27, 2019, in connection with the Re-domicile Transaction, Tronox Holdings PLC assumed the management equity incentive plan previously adopted by Tronox Holdings PLC, which plan was renamed the Tronox Holdings PLC Amended and Restated Management Equity Incentive Plan. The amendments to the plan were made to provide, among other things, for the appropriate substitution of Tronox Holdings in place of Tronox Holdings PLC and to ensure the compliance with the laws of England and Wales law in place of Australian law. The MEIP permits the grant of awards that are comprised of incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards, and other share- based awards, cash payments, and other forms as the compensation committee of the Board of Directors (the “Board”) in its discretion deems appropriate, including any combination of the above. The maximum number of shares which were initially subjected to awards (inclusive of incentive options) was 20,781,225 ordinary shares and was increased by 8,000,000 on the affirmative vote of our shareholders on June 24, 2020.
Restricted Share Units (“RSUs”)
On an annual basis, the Company grants RSUs which have time and/or performance conditions. Both the time-based awards and the performance-based awards are classified as equity awards.
2023 Grants- The Company granted both time-based and performance-based awards to certain members of management. A total of 872,660 of time-based awards were granted to management which will vest ratably over a three-year period ending March 5, 2026. A total of 90,088 of time-based awards were granted to non-employee members of the Board which will vest in May 2024. A total of 872,660 of performance-based awards were granted, of which 436,330 of the awards vest based on a relative Total Shareholder Return (“TSR”) calculation and 436,330 of the awards vest based on certain performance metrics of the Company. The non-TSR performance-based awards vest on March 5, 2026 based on the actual 2025 annual return on invested capital (ROIC). Similar to the Company's historical TSR awards granted in prior years, the TSR awards vest based on the Company's three-year TSR versus the peer group performance levels. Given these terms, the TSR metric is considered a market condition for which we used a Monte Carlo simulation to determine the weighted average grant date fair value of 22.42.
Similar TSR awards were granted during 2022 and 2021 with grant date fair values of $34.41 and $29.07, respectively, which were calculated utilizing a Monte Carlo simulation. The following weighted-average assumptions were utilized to value the grants in 2023, 2022 and 2021:
	2023	2022	2021
Dividend yield	N/A	3.22%	1.56%
Expected historical volatility	67.10%	68.00%	71.10%
Risk free interest rate	4.47%	3.06%	0.17%
Expected life (in years)	3	3	3

The following table presents a summary of activity for RSUs for 2023:
	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2022	5,114,945	$13.12
Granted	2,313,346	19.47
Vested	(3,428,058)	12.92
Forfeited	(209,829)	18.72
Outstanding, December 31, 2022	3,790,404	$17.01
Granted	1,958,242	16.33
Vested	(2,326,611)	11.72
Forfeited	(103,691)	19.92
Outstanding, December 31, 2023	3,318,344	$20.22
Expected to vest, December 31, 2023	2,430,837	$19.36
The 2020 performance-based RSUs vested above target in 2023 and resulted in 122,834 additional RSU shares being granted and vested immediately. At December 31, 2023, there was $29 million of unrecognized compensation expense related to nonvested RSUs, adjusted for estimated forfeitures, which is expected to be recognized over a weighted-average period of 1.8 years. The weighted-average grant-date fair value of RSUs granted during 2023, 2022 and 2021 was $16.33 per unit, $19.47 per unit, and $20.91 per unit, respectively. The total fair value of RSUs that vested during 2023, 2022 and 2021 was $27 million, $44 million and $41 million, respectively.
Options
The company did not have material stock option activity during the years presented. At December 31, 2023, there were 217,643 options outstanding, most of which subsequently expired in February 2024 without a significant impact to the financial statements.
26.	Pensions and Other Postretirement Healthcare Benefits
The following provides information regarding our U.K. and foreign plans:
Pension Plans — Tronox has defined benefit commitments in the United Kingdom (“U.K. DB Scheme”). The U.K. DB Scheme is a funded qualified defined benefit plan in the United Kingdom, which is frozen with no additional benefits accruing to the participants. Benefits under the U.K. DB Scheme are generally calculated based on years of credit service and final compensation when benefits ceased to accrue as defined under the plan provisions.
Foreign Plans
Pension Plans —Tronox also has defined benefit commitments in the Saudi Arabia. We maintain a Saudi Arabia Cristal End of Service Benefit plan which provides end of service benefits to qualifying participants. End of service benefits are based on years of service and the reasons for which a participant's services to the Company are terminated.
U.S. Plans
Pension and Postretirement Healthcare Plans— Tronox has one main U.S. defined benefit plan: the U.S. Qualified Plan. The U.S. Qualified Plan is a funded noncontributory qualified benefit plan which is in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. We made contributions into funds managed by a third party, and those funds are held exclusively for the benefit of the plan participants. Benefits under the U.S. Qualified Plan were generally calculated based on years of service and final average pay. The U.S. Qualified Plan was frozen and closed to new participants on June 1, 2009. We also maintain one postretirement healthcare plan - the U.S. retiree welfare plan. In October 2022, the Company entered into a irrevocable arrangement with an insurance provider to settle certain lower dollar valued accounts within its frozen U.S. Qualified Plan to reduce PBGC premiums. As a result of this arrangement, the Company recorded a non-cash pension settlement gain of approximately $9 million during the fourth quarter of 2022.

Netherlands Collective Contribution Plan — Effective January 1, 2015, we ceased offering benefits under the former defined benefit plan to our qualifying employees in The Netherlands and replaced it with a new multiemployer plan, the collective contribution plan (“CDC plan”). Under the CDC plan, employees earn benefits based on their pensionable salaries each year determined using a career average benefit formula. The collective bargaining agreement between us and the participants requires us to contribute 20.4% of the participants’ pensionable salaries into a pooled fund administered by the industry wide Pension Fund for the Graphical Industry (“PGB”). The pensionable salary is the annual income of employees subject to a cap, which is adjusted each year to reflect the current requirements of The Netherlands’ Wages and Salaries Tax Act of 1964. Our obligation under this plan is limited to the fixed percentage contribution we make each year. The employees are entitled to any returns generated from the investment activities of the fund. We account for this plan as a defined contribution plan. Compensation expense associated with our fixed contribution to the PGB was $5.0 million during both 2023 and 2022, which was primarily recorded in “Cost of Goods sold” in the Consolidated Statements of Profit or (Loss)
South Africa and Brazil Postretirement Healthcare Plan — We also maintain postretirement healthcare plans in South Africa (the “South African Plan”) and Brazil (the “Brazil Medical Plan”). The South African Plan provides medical and dental benefits to certain South African employees, retired employees and their registered dependents. The South African Plan provides benefits as follows: (i) members employed before March 1, 1994 receive 100% post-retirement and death-in-service benefits; (ii) members employed on or after March 1, 1994 but before January 1, 2002 receive 2% per year of completed service subject to a maximum of 50% post-retirement and death-in-service benefits; and, (iii) members employed on or after January 1, 2002 receive no post- retirement and death-in-service benefits. The Brazil Medical Plan provides post-employment medical benefits to employees who contributed to the medical plan while employed. Retirees receiving a benefit under the plan are required to pay a contribution that varies based on the coverage level elected. The Company’s post-employment benefit plans are recorded in the consolidated financial statements as follows:
	December 31
	2023	2022
Recognized in the Consolidated Balance Sheet:
Defined pension plan asset	$10	$10
Defined pension plan liability	(89)	(79)
Postretirement healthcare plan liability	(25)	(18)
Net Liability	$(104)	$(87)
Expense recognized in Consolidated Statement of Profit or (Loss):
Defined pension plan	$11	$2
Postretirement healthcare plan	1	2
	$12	$4
Remeasurement gains (losses) recognized in other comprehensive income:
Defined pension plan	$5	$(15)
Postretirement healthcare plan	5	—
	$10	$(15)
Funded Status – The tables below reflects the funded status recognized in the Consolidated Balance Sheet for pension and postretirement healthcare plans as of December 31, 2023 and 2022.
Defined Benefit Pension Plans
At December 31, 2023, our defined benefit plan underfunded status is as follows:
	Pension
	December 31,
	2023	2022
Present value of obligations	$(357)	$(349)
Fair value of plan assets	278	280
Funded status - underfunded	$(79)	$(69)

Postretirement Healthcare Plans
The postretirement healthcare obligation as at December 31, 2023 and 2022 primarily represents representing the net impact of the South African and Brazilian postretirement benefits we provide for our employees within those respective regions.
	Postretirement Healthcare Plans
	December 31,
	2023	2022
Present value of obligations	$(25)	$(18)
Fair value of plan assets	—	—
Surplus/(deficit) of funded plans	(25)	(18)
Funded status (under)/over funded	$(25)	$(18)
Expected Benefit Payments – The following table shows the expected cash benefit payments for the next five years and in the aggregate for the years 2028 through 2032:
	2023	2024	2025	2026	2027	2028-2032
Retirement Plans	32	28	29	28	28	126
Postretirement Healthcare Plan	1	1	1	1	1	10
Benefit Obligations and Funded Status – The following provides a reconciliation of beginning and ending benefit obligations, beginning and ending plan assets, and funded status, of our pension plans and a reconciliation of beginning and ending benefit obligations of our postretirement healthcare plans as of and for the years ended December 31, 2023 and 2022. The benefit obligations and plan assets associated with our principal benefit plans are measured on December 31.
Defined Benefit Pension Plans
	Present Value of Obligation	Fair Value of Plan Assets	Total
Benefit obligation, January 1, 2022	$(596)	$511	$(85)
Service cost	(4)	—	(4)
Interest (expense) income	(14)	12	(2)
Administrative costs and taxes	(5)	—	(5)
Remeasurements:
Return on plan assets excluding amounts in interest income	—	(121)	(121)
Gain from change in demographic assumptions	—	—	—
Loss from change in financial assumptions	134	—	134
Experience gain	2	—	2
Foreign currency	16	(18)	(2)

	Present Value of Obligation	Fair Value of Plan Assets	Total
Contributions:
Employer	—	5	5
Payment from plans:
Benefit payments	37	(37)	—
Settlements	81	(72)	9
Benefit obligation at December 31, 2022	$(349)	$280	$(69)
Service cost	(3)	—	(3)
Interest (expense) income	(18)	14	(4)
Administrative costs and taxes	(4)	—	(4)
Remeasurements:
Return on plan assets excluding amounts in interest income	—	12	12
Gain from change in demographic assumptions	1	—	1
Loss from change in financial assumptions	(7)	—	(7)
Experience loss	(11)	—	(11)
Foreign currency	(5)	5	—
Contributions:
Employer	—	6	6
Payment from plans:
Benefit payments	39	(39)	—
Settlements	—	—	—
Benefit obligation at December 31, 2023	$(357)	$278	$(79)
Postretirement Health Care Plans
Present Value of Obligation
Benefit obligation, January 1, 2022	$(17)
Service cost	—
Interest expense	(2)
Remeasurements:
Gain from change in financial assumptions	1
Experience gain	(1)
Loss from change in demographic assumptions	—
Benefit payments	1
Exchange Differences	—
Benefit obligation at December 31, 2022	$(18)
Service cost	—
Interest expense	(2)
Settlement of U.S. postretirement liability	—
Remeasurements:
Gain from change in financial assumptions	(2)
Experience gain	(3)
Past Service Costs - Plan Amendments	1
Benefit payments	—
Exchange Differences	(1)
Benefit obligation at December 31, 2023	$(25)

The following weighted average assumptions were used in estimating the net periodic cost:
	Pension
	2023		2022
	UK	International	UK	International
Discount rate	4.80%	4.99%	1.83%	2.38%
	OPEB
	2023		2022
	UK	International	UK	International
Discount rate	N/A	11.28%	N/A	10.23%
The following weighted average assumptions were used in estimating the actuarial present value of benefit obligation:
	Pension
	2023		2022
	UK	International	UK	International
Discount rate	4.48%	5.16%	4.80%	5.42%
Rate of Compensation Increase	N/A	1.17%	N/A	1.08%
	OPEB
	2023		2022
	UK	International	UK	International
Discount rate	N/A	10.24%	N/A	10.63%
Rate of Compensation Increase	N/A	N/A	N/A	N/A
Discount Rate — The discount rates selected for estimation of the actuarial present value of the benefit obligations for the U.K. Qualified Plan were 4.48%% and 4.80% as of December 31, 2023 and 2022, respectively. The 2023 and 2022 rates were selected based on the results of a cash flow matching analysis, which projected the expected cash flows of the plans using a yield curves model developed from a universe of Aa-graded U.S. currency corporate bonds (obtained from Bloomberg) with BVAL scores of 6 or greater.
A 1% decrease in the 2023 discount rate while holding all other assumptions constant would result in approximately 12% increase in the U.K. Qualified Plan’s pension obligation. Conversely, a 1% increase in the discount rate while holding all other assumptions constant would decrease the U.K. Qualified Plan’s obligation by approximately 11%.
While the above sensitivity analysis has been prepared based on changes in the various underlying significant actuarial assumptions that are reasonably possible to occur, the analysis assumes that the related outcomes are true if all other variables are held constant. In practice, different assumptions could vary together which could result in different outcomes than those generated in this analysis. When calculating the sensitivity of the defined benefit plans to the significant actuarial assumptions, the same method (present value of the defined benefit obligation with the projected unit credit method at the end of the reporting period) as used in calculating the pension obligation has been applied.

Plan Assets — The investments of the U.K. and International pension plans are managed to meet the future expected benefit liabilities of the plan over the long term by investing in diversified portfolios consistent with prudent diversification and historical and expected capital market returns. Tronox's U.S. and international pension plans’ weighted-average asset allocations at December 31, 2023 and 2022, and the target asset allocation ranges, by major asset category, are as follows:
	December 31,
	2023				2022
	UK		International		UK		International
	Actual	Target	Actual	Target	Actual	Target	Actual	Target
Equity securities	— %	— %	49%	50%	— %	— %	49%	46%
Debt securities	45	38	47	47	43	37	46	46
Real estate	—	—	1	1	—	—	1	—
Other	55	62	3	2	57	63	4	8
Total	100%	100%	100%	100%	100%	100%	100%	100%
The fair values of pension investments as of December 31, 2023 are summarized below:
	Fair Value Measurement at December 31, 2023 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset category:
Equities securities:
Global equity securities	$48(1)	$—	$—	$48
Global comingled equity funds	38(2)	—	—	38
Debt securities:
US government bonds	48(3)	—	—	48
Foreign government bonds	22(3)	—	—	22
US corporate bonds	—	34(4)	—	34
Foreign corporate bonds	—	21(4)	—	21
Real Estate:
Property/ real estate fund	—	1(5)	—	1
Other:
Insurance contracts	—	—	56(7)	56
Cash & cash equivalents	10(6)	—	—	10
Total at fair value	$166	$56	$56	$278
(1)
For global equity securities, this category is comprised of shares of common stock in both U.S. and international companies from a diverse set of industries and size. Common stock is valuated at the closing market price reported on a U.S. or international exchange where the security is actively traded. Equity securities are classified within level 1 of the fair value hierarchy.

(2)
Global commingled equity funds are comprised of managed funds that invest in common stock of both U.S. and international companies shares from a diverse set of industries and size. Common stock are valued at the closing market price reported on a U.S. or international exchange where the security is actively traded. These funds are classified within level 1 of the fair value hierarchy.

(3)
For US and foreign government bonds, this category includes U.S. treasuries, U.S. federal agency obligations and international government debt. The fair value of these investments are based on observable quoted prices on active exchanges, which are level 1 inputs.

(4)
For US corporate bonds and foreign corporate bonds, this category is comprised of corporate bonds of U.S. and foreign companies from a diverse set of industries and size. The fair values for the U.S. and foreign corporate bonds are determined using quoted prices of similar securities in active markets and observable data or broker or dealer quotations. The fair values for these investments are classified as level 2 within the valuation hierarchy.

(5)
For property / real estate funds, this category includes real estate properties, partnership equities and investments in operating companies. The fair value of the assets is determined using discounted cash flows by estimating an income stream for the property plus a reversion into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized are derived from market transactions as well as other financial and industry data. The fair value of these investments are classified as level 2 in the valuation hierarchy.

(6)
Cash and cash equivalents include cash and short-interest bearing investments with maturities of three months or less. Investments are valued at cost plus accrued interest. Cash and cash equivalents are classified within level 1 of the valuation hierarchy.

(7)
For insurance contracts, the fair value is estimated as the cost of purchasing equivalent annuities on terms consistent with those currently available in the market. The contracts are with highly rated insurance companies and are classified within level 3 of the valuation hierarchy. The following table summarizes changes in fair value of the pension plan assets classified as level 3 for the year ended December 31, 2023:

Insurance Contracts
Balance, December 31, 2022	$57
Actual return on plan assets	2
Purchases, sales, settlements	(5)
Transfers in/out of Level 3	—
Foreign currency translation	2
Balance, December 31, 2023	$56
The fair values of pension investments as of December 31, 2022 are summarized below:
	Fair Value Measurement at December 31, 2022 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset category:
Equities securities:
Global equity securities	$53(1)	$—	$—	$53
Global comingled equity funds	35(2)	—	—	35
Debt securities:
US government bonds	48(3)	—	—	48
Foreign government bonds	19(3)	—	—	19
US corporate bonds	—	34(4)	—	34
Foreign corporate bonds	—	22(4)	—	22
Real Estate:
Property/ real estate fund	—	1(5)	—	1
Other:
Insurance contracts	—	—	57(7)	57
Cash & cash equivalents	11(6)	—	—	11
Total at fair value	$166	$57	$57	$280
(1)
For global equity securities, this category is comprised of shares of common stock in both U.S. and international companies from a diverse set of industries and size. Common stock is valuated at the closing market price reported on a U.S. or international exchange where the security is actively traded. Equity securities are classified within level 1 of the fair value hierarchy.

(2)
Global commingled equity funds are comprised of managed funds that invest in common stock of both U.S. and international companies shares from a diverse set of industries and size. Common stock are valued at the closing market price reported on a U.S. or international exchange where the security is actively traded. These funds are classified within level 1 of the fair value hierarchy.

(3)
For US and foreign government bonds, this category includes U.S. treasuries, U.S. federal agency obligations and international government debt. The fair value of these investments are based on observable quoted prices on active exchanges, which are level 1 inputs.

(4)
For US corporate bonds and foreign corporate bonds, this category is comprised of corporate bonds of U.S. and foreign companies from a diverse set of industries and size. The fair values for the U.S. and foreign corporate bonds are determined using quoted prices of similar securities in active markets and observable data or broker or dealer quotations. The fair values for these investments are classified as level 2 within the valuation hierarchy.

(5)
For property / real estate funds, this category includes real estate properties, partnership equities and investments in operating companies. The fair value of the assets is determined using discounted cash flows by estimating an income stream for the property plus a reversion into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized are derived from market transactions as well as other financial and industry data. The fair value of these investments are classified as level 2 in the valuation hierarchy.

(6)
Cash and cash equivalents include cash and short-interest bearing investments with maturities of three months or less. Investments are valued at cost plus accrued interest. Cash and cash equivalents are classified within level 1 of the valuation hierarchy.

(7)
For insurance contracts, the fair value is estimated as the cost of purchasing equivalent annuities on terms consistent with those currently available in the market. The contracts are with highly rated insurance companies and are classified within level 3 of the valuation hierarchy. The following table summarizes changes in fair value of the pension plan assets classified as level 3 for the year ended December 31, 2022:

Insurance Contracts
Balance, December 31, 2021	$90
Actual return on plan assets	(19)
Purchases, sales, settlements	(5)
Transfers in/out of Level 3	—
Foreign currency translation	(9)
Balance, December 31, 2022	$57
Defined Contribution Plans
U.S. Savings Investment Plan
In 2006, we established the U.S. Savings Investment Plan (the “SIP”), a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. Under the SIP, our regular full-time and part-time employees contribute a portion of their earnings, and we match these contributions up to a predefined threshold. Our matching contribution is 100% of the first 6% of employee contributions. Effective January 1, 2013, we established a profit sharing contribution at 6% of employees’ pay (“discretionary contribution”). A discretionary contribution of 6% was made for 2023 and 2022. Our matching contribution to the SIP vests immediately; however, our discretionary contribution is subject to vesting conditions that must be satisfied over a three- year vesting period. Contributions under the SIP, including our match, are invested in accordance with the investment options elected by plan participants. Compensation expenses associated with our matching contribution to the SIP was $4. million and $5 million during 2023 and 2022, respectively, which was included in “Selling, general and administrative expenses” in the Consolidated Statement of Profit or (Loss). Compensation expense associated with our discretionary contribution was $5 million in 2023 and $5 million in 2022, which was included in “Selling, general and administrative expenses” in the Consolidated Statement of Profit or (Loss).
U.S. Benefit Restoration Plan
In 2006, we established the U.S. Benefit Restoration Plan (the “BRP”), a nonqualified defined contribution plan, for employees whose eligible compensation is expected to exceed the IRS compensation limits for qualified plans. Under the BRP, participants can contribute up to 20% of their annual compensation and incentive. Our matching contribution under the BRP is the same as the SIP. Our matching contribution under this plan vests immediately to plan participants. Contributions under the BRP, including our match, are invested in accordance with the investment options elected by plan participants. Compensation expense associated with our matching contribution to the BRP was $1 million and $1 million during 2023 and 2022, which was included in “Selling, general and administrative expenses” in the Consolidated Statement of Profit or (Loss).
South Africa Defined Contribution Plans
Tronox Mineral Sands Proprietary Limited, a wholly owned subsidiary of the Company, participates in several defined contribution plans which are registered in the Republic of South Africa and are governed by the South African Pension Funds Act of 1956. These plans provide retirement and other benefits to all permanent employees, and where applicable, retired employees and their dependents. The Company contributes a range of 10% to 15% (depending on the plan) of the employees' predefined pre-tax pensionable earnings. Compensation expense associated with these plans was $8 million and $7 million during 2023 and 2022, respectively, which was included in both “Costs of goods sold” and “Selling, general and administrative expenses” in the Consolidated Statements of Profit or (Loss).

27.	Related Party Transactions
Tasnee / Cristal
At December 31, 2023 Cristal International Holdings B.V. (formerly known as Cristal Inorganic Chemical Netherlands Cooperatief W.A.), a subsidiary of Tasnee, continues to own 37,580,000 shares of Tronox, or a 24% ownership interest.
On May 9, 2018, we entered into an Option Agreement with AMIC which is owned equally by Tasnee and Cristal. Under the terms of the Option Agreement, AMIC granted us an option (the “Option”) to acquire 90% of a special purpose vehicle (the “SPV”), to which AMIC’s ownership in a titanium slag smelter facility (the “Slagger”) in The Jazan City for Primary and Downstream Industries in KSA will be contributed together with $322 million of AMIC indebtedness (the “AMIC Debt”). The AMIC Debt would remain outstanding debt of the SPV upon exercise of the Option. The Option may be exercised if the Slagger achieves certain production criteria related to sustained quality and tonnage of slag produced (the “Option Criteria”). Likewise, AMIC may require us to acquire the Slagger on the same terms if the Option Criteria are satisfied. Furthermore, pursuant to the Option Agreement we lent AMIC $125 million for capital expenditures and operational expenses intended to facilitate the start-up of the Slagger (the “Tronox Loans”).
On May 13, 2020, we amended the Option Agreement (the “First Amendment”) with AMIC to address circumstances in which the Option Criteria cannot be satisfied. Pursuant to the First Amendment, Tronox has the right to acquire the SPV in exchange for (i) our forgiveness of the Tronox Loans principal and accrued interest thereon, and (ii) the SPV's assumption of $36 million of indebtedness plus accrued interest thereon lent by AMIC to the SPV. Under the First Amendment, the SPV would not assume any of the AMIC Debt.
On May 10, 2023, AMIC and Tronox further amended the Option Agreement (the “Second Amendment”). In the Second Amendment the parties acknowledged that the Option expired on May 10, 2023 without being exercised but agreed to continue negotiating until September 30, 2023 (the “Renegotiation Period”) as to whether, and under what circumstances, Tronox may acquire the Slagger. Subsequent to September 30, 2023, the parties continued to negotiate as to whether, and under what circumstances, Tronox may acquire the Slagger and on February 21, 2024 they again amended the Option Agreement (the “Third Amendment”), which extended the Renegotiation Period until the earlier of the repayment of the Tronox Loans or December 31, 2024, subject to certain early termination rights. The Third Amendment also provided that from the date the parties entered into the Second Amendment and through December 31, 2023, all chloride slag produced by the Slagger was to be delivered to Tronox as repayment in-kind of the Tronox Loans at a price based on a widely published index for feedstock less a nominal discount (the “Slag Price”). Thereafter and until the end of the Renegotiation Period, 65% of all chloride slag produced by the Slagger will be delivered to Tronox as repayment in-kind of the Tronox Loans based on the Slag Price and Tronox will purchase via cash settlements the remaining 35% at the Slag Price. Full repayment of the Tronox Loans is required by January 2025 in either cash or in-kind through chloride slag deliveries. During July 2023, we also entered into an agreement with AMIC to act as their sales agent with regard to sales of slag fines to customers outside of the Kingdom of Saudi Arabia for an agreed upon commission fee to be paid.
The following table shows the outstanding balance of the Tronox Loans, which is recorded in “Financial assets at amortized cost” on the Consolidated Balance Sheet:
	December 31,
	2023	2022
Principal balance	80	125
Accrued interest income balance	12	13
Total outstanding balance	92	138

The following table shows the interest income earned on the Tronox Loans, which is recorded in “Interest income” on our Consolidated Statement of Profit or (Loss):
	December 31,
	2023	2022	2021
Interest income	5	4	3
The following table shows the amount of feedstock purchased from the Slagger, which is subsequently recorded in “Cost of goods sold” on our Consolidated Statement of Profit or (Loss):
	December 31,
	2023	2022	2021
Settled as in-kind repayment of Tronox Loans	44	—	—
Settled in cash	80	60	—
Total chloride slag purchases	124	60	—
The following table shows the amounts due to AMIC at period-end regarding the purchase feedstock purchased from the Slagger, which are recorded in “Trade and Other Payables” on our Consolidated Balance Sheet:
	December 31,
	2023	2022
Amount due to AMIC for slag purchases	—	14
In addition, on March 15, 2018 Tronox and AMIC entered into a Technical Services Agreement (the “Original Technical Services Agreement”), which was subsequently amended on May 13, 2020, May 10, 2023 and February 21, 2024 (the “Restated Technical Services Agreement”). Through September 30, 2023 we provided technical advice and project management services, however AMIC and its consultants were still responsible for engineering and construction of the Slagger. As compensation for these services, Tronox received certain fees, including a management fee. In the Consolidated Statement of Profit or (Loss) and shown in the table below, the management fees per the Original Technical Services Agreement were recorded within “Other Non- operating income (Expense), net” and other technical support fees, including fees per the Restated Technical Services Agreement, are recorded within “Selling, general and administrative” costs. From and after October 1, 2023, we no longer receive a management fee and the scope of services we provide is more limited, for which we receive cost reimbursement plus a nominal margin.
	December 31,
	2023	2022	2021
Management fees	6	8	8
Other technical support fees	2	2	—
Total fees received	8	10	8
Outstanding balances for these fees receivable are shown below, which are recorded within “Prepaids and other” on the Consolidated Balance Sheet:
	December 31,
	2023	2022
Management fees and other technical support fees	1	2
On December 29, 2019, we entered into an agreement with Cristal to acquire certain assets co-located at our Yanbu facility which produce metal grade TiCl4 (“MGT”). Consideration for the acquisition was the assumption by Tronox of a $36 million note payable to Cristal (the “MGT Loan”). MGT is used at a titanium “sponge” plant facility, 65% of the ownership interests of which are held by Advanced Metal Industries Cluster and Toho Titanium Metal Co. Ltd (“ATTM”), a joint venture between AMIC and Toho Titanium Company Ltd. ATTM uses the TiCl4, which we supply by pipeline, for the production of titanium sponge, a precursor material used in the production of titanium metal.

On December 17, 2020 we completed the MGT transaction. Repayment of the $36 million note payable is based on a fixed U.S. dollar per metric ton quantity of MGT delivered by us to ATTM over time and therefore the ultimate maturity date is variable in nature. If ATTM fails to purchase MGT from us under certain contractually agreed upon conditions, then at our election we may terminate the MGT supply agreement with ATTM and will no longer owe any amount under the loan agreement with Cristal. We currently estimate the ultimate maturity to be between approximately four and five years, subject to actual future MGT production levels. The interest rate on the note payable is based on the SAIBOR plus a premium. As shown in the table below, the note payable is recorded within “Borrowings, net” and “Noncurrent borrowings due within one year” on the Consolidated Balance Sheet.
	December 31,
	2023	2022
Note payable, due within 1 year	7	7
Note payable, due longer than 1 year from now	18	23
Total outstanding note payable	25	30
Amounts regarding interest expense and loan repayments for the MGT loan, which are recorded on the Consolidated Statement of Profit or (Loss) within “Interest and debt expense” and “Net revenues,” respectively, are shown below:
	December 31,
	2023	2022	2021
Interest expense	2	1	1
Loan Repayment via MGT delivered to ATTM	6	3	4
As a result of these transactions we have entered into related to the MGT assets, Tronox purchases chlorine gas from ATTM for use in the production of MGT and such transactions are reflected as follows:
	December 31,
	2023	2022	2021
Purchases of chlorine gas	5	4	8
These purchases are subsequently recorded within “Cost of goods sold” on the Consolidated Statement of Profit or (Loss). Amounts due at period end, which are presented below, are recorded within “Trade and other payables” on the Consolidated Balance Sheet.
	December 31,
	2023	2022
Amount due related to purchases of chlorine gas	1	1
As Tronox delivers MGT product to ATTM, amounts are recorded within “Net revenues” on the Consolidated Statement of Profit or (Loss), as shown below:
	December 31,
	2023	2022	2021
MGT sales made to ATTM as product is delivered	47	29	31

Amounts related to MGT deliveries that are outstanding at period end are recorded in “Prepaids and other” on the Consolidated Balance Sheet, as shown below:
	December 31,
	2023	2022
Due from ATTM for MGT deliveries	9	6
Directors and key management compensation
Key management of the Company include executive members of the Board and named executive offices of the organization which have been deemed as key management personnel. Key management personnel’s remuneration includes the following expenses:
	Year Ended December 31,
	2023	2022
	(In Thousands)
Short-term employee benefits:
Salaries including bonuses (employees)	$5,908	$6,197
Fees earned or paid in cash (directors)	1,110	1,110
Total short-term employee benefits	7,018	7,307
Restricted share and restricted share units awards	11,772	9,891
Other compensation	1,564	1,618
Total	$20,354	$18,816
28.	Interest in Subsidiaries
In accordance with Section 409 of the Companies Act 2006 a full list of related undertakings, the country of incorporation and the effective percentage of equity owned as at 31 December 2023 is disclosed below. Unless otherwise disclosed all entities with an indirect equity holding of greater than 50% are considered subsidiary undertakings:
Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Bemax Sales Pty Ltd	50% owned by Peregrine Mineral Sands Pty Ltd; 25% owned by Imperial Mining (Aust) Pty Ltd; 25% owned by Probo Mining Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands (WA) Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement; Holds Cable Sands JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands Holdings Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cable Sands	100% owned by	Australia	Mining Tenement	Lot 962 Koombana Drive

Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Investments Pty Ltd	Tronox Mining Australia Ltd.			Bunbury WA 6230 Australia

Cable Sands Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement; Holds Cable Sands JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Coffs Harbour Rutile Pty Ltd	95.3% owned by Kathleen Investments (Australia) Pty Ltd; 4.7% owned by Nissho Iwai Mineral Sands (Australia) Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Cristal Inorganic Chemicals Switzerland Ltd.	100% owned by Tronox Investments Netherlands BV	Switzerland	Holding company	Zugerstrasse 76B, 6340 Baar, Switzerland

Cristal Metals, LLC	100% owned by Tronox US Holdings Inc.	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Hawkins Point LLC	100% owned by Tronox LLC	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Hong Kong Titanium Products Company Limited	100% owned by Tronox Investment Holdings Limited	Hong Kong	Holding company	Unit 417, 4th Floor, Lippo Centre, Tower Two, No. 89 Queensway, Admiralty, Hong Kong

Imperial Mining (Aust) Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Jiangxi Tikon Titanium Products Company Limited	100% owned by Hong Kong Titanium Products Company Limited	China	Operating company	No. 4, Antang Road, Fubei Town, Linchuan District, Fuzhou City, Jiangxi Province China

Kathleen Investments (Australia) Pty Ltd	100% owned by Nissho Iwai Mineral Sands (Australia) Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Millennium Inorganic Chemicals Holdings Brasil Ltda.	99.94% owned by Tronox Investments Netherlands BV; 0.06% owned by Tronox International BV	Brazil	Holding company	Est. BA 099, KM 20 – Bairro Abrantes – Camaçari, BA – CEP 42840-000 Brazil

Millennium Inorganic Chemicals Le Havre SAS	100% owned by Millennium Inorganic Chemicals SAS	France	Holding company	Route du Pont VII, 76600 Le Havre, France

Millennium Inorganic Chemicals Overseas Holdings	100% owned by Tronox UK Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Millennium Inorganic Chemicals SAS	100% Tronox Pigment UK Limited	France	Holding company	95 rue du Général de Gaulle - 68800 Thann, France

Murray Basin Titanium Pty Ltd	50% owned by NIMSA Murray Basin Pty Ltd; 50% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement; Holds Murray Basis JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

NIMSA Murray Basin Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Nissho Iwai Mineral Sands (Australia) Pty Ltd	50% owned by Cable Sands Holdings Pty Ltd; 50% owned by Cable Sands Investments Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Peregrine Gold	100% owned by	Australia	Mining Tenement	Lot 962 Koombana Drive

Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Mining Pty Ltd	Tronox Mining Australia Ltd.			Bunbury WA 6230 Australia

Peregrine Mineral Sands Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Pooncarie Operations Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Probo Mining Pty Ltd	100% owned by Tronox Mining Australia Ltd.	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230Australia

Rutile and Zircon Mines (Newcastle) Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

RZM Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement; Holds Bayfield JV	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Shanghai Millennium Chemicals Trading Limited	100% owned by Tronox Pigment Bunbury Ltd	China	Sales company	Room 817, 8 Huajing Road, China (Shanghai) Pilot Free Trade Zone

Titanium Technology (Australia) Pty Ltd	100% owned by Coffs Harbour Rutile Pty Ltd	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury WA 6230 Australia

Tronox Belgium bvba	99.99% owned by Tronox Investment Holdings Limited; 0.01% owned by Millennium Inorganic Chemicals Overseas Holdings	Belgium	Operating company (Willebroek)	23 Avenue Marnix 5th floor, 1000 Brussels Belgium

Tronox Finance LLC	100% owned by Tronox Global Holdings Pty Limited	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Tronox France SAS	100% owned by Millennium Inorganic Chemicals SAS	France	Operating company	95 rue du Général de Gaulle - 68800 Thann, France
Tronox Global Holdings Pty	100% owned by Tronox Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167

Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Limited				Australia

Tronox Incorporated	100% owned by Tronox US Holdings Inc.	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Tronox India Private Limited	99% owned by Tronox Pigments (Holland) B.V.; 1% owned by Tronox Investments Netherlands BV	India	Employing entity for IT personnel	404, 4th Floor, Shangrila Plaza, Road No.2, Park View Enclave, Jubilee Hills, HYDERABAD, Hyderabad, Telangana, India, 500034

Tronox International BV	100% owned by Tronox Investment Netherlands BV	Netherlands	Holds CMA	Professor Gerbrandyweg 2, 3197KK Botlek, Rotterdam, The Netherlands Amsterdam

Tronox Investment Holdings Limited	100% owned by Tronox Holdings plc	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Investment Netherlands BV	100% owned by Tronox Pigments (Holland) B.V.	Netherlands	Holding company	Professor Gerbrandyweg 2, 3197KK Botlek, Rotterdam, The Netherlands Amsterdam

Tronox Investments UK Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Italy Srl	95% owned by Tronox Pigment UK Limited; 5% owned by Millennium Inorganic Chemicals Overseas Holdings	Italy	Sales company	Via Torino 61, 20123 – Milano (MI), Italia

Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
Tronox Korea Ltd.	100% owned by Tronox Pigment UK Limited	South Korea	Sales company	6th Floor (Dohwa-dong, Ilsin Building), 38 Mapo-daero, Mapo-gu, Seoul, 04174

Tronox KZN Sands (Pty) Ltd	100% owned by Tronox Sands Holdings Pty Limited	South Africa	Operating company	River Falls Office Park Wild Pear Buildings 262 Rose Avenue Dooringkloof Centurion 0157 South Africa

Tronox Limited	100% owned by Tronox Investment Holdings Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox LLC	100% owned by Tronox Incorporated	Delaware, USA	Operating company (Hamilton)	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Tronox Management Pty Ltd	100% owned by Tronox Global Holdings Pty Limited	Australia	Operating company; Tiwest (Kwinana)	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Mineral Sands (Pty) Ltd	100% owned by Tronox Sands Holdings Pty Limited	South Africa	Operating company (Namakwa)	River Falls Office Park Wild Pear Buildings 262 Rose Avenue Dooringkloof Centurion 0157 South Africa

Tronox Mining Australia Ltd.	100% owned by Tronox Limited	Australia	Mining Tenement	Lot 962 Koombana Drive Bunbury Western Australia 6230

Tronox Pigment Bunbury Ltd	100% owned by Tronox Limited	Australia	Operating company (Bunbury)	Lot 350 Old Coast Road Australind Western Australia 6233

Tronox Pigment UK Limited	100% owned by Millennium Inorganic Chemicals Overseas Holdings	United Kingdom	Operating company (Stallingborough)	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox Pigmentos do Brasil SA	72% owned by Millennium Inorganic Chemicals Holdings Brasil Ltda.	Brazil	Public company listed on Brazil Exchange	Rodovia BA-099, Km 20, Camaçari, BA 42829-710 Brazil
Tronox Pigments	100% owned by	Netherlands	Operating	Professor Gerbrandyweg 2

Name	Ownership Interest	Country of Incorporation	Nature of Business	Registered Address
(Holland) B.V.	Tronox Investment Holdings Limited		company (Botlek)	3197KK Botlek Rotterdam The Netherlands

Tronox Pigments (Singapore) Pte. Ltd.	100% owned by Tronox Global Holdings Pty Limited	Singapore	Sales company	51 Goldhill Plaza 308900 Singapore
Tronox Pigments Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Port Durnford Mining (Pty) Ltd	100% owned by Tronox KZN Sands (Pty) Ltd	South Africa	Private company(1)	Wild Pear Building River Falls Office Park, 262 Rose Avenue Dooringkloof, Centurion, Gauteng, 0157 South Africa

Tronox Sands Holdings Pty Limited	100% owned by Tronox Global Holdings Pty Limited	Australia	Holding company	Lot 22 Mason Road Kwinana Beach WA 6167 Australia

Tronox Saudi Industries Company	100% owned by Tronox UK Holdings Limited	Kingdom of Saudi Arabia	Operating company	Jeddah, Al Rabwah district, P.O. Box 13586 Jeddah 22514 Kingdom of Saudi Arabia

Tronox UK Holdings Limited	100% owned by Tronox Investment Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox UK Merger Company Limited	100% owned by Tronox UK Holdings Limited	United Kingdom	Holding company	Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR

Tronox US Holdings Inc.	100% owned by Tronox UK Holdings Limited	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

Tronox US Securitization LLC	100% owned by Tronox LLC	Delaware, USA	Holding company	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801
(1)	Trust is owned by employees of South Africa operating subsidiaries but is controlled by the company

Subsidiaries with material noncontrolling interests
Tronox Holdings PLC has one subsidiary with material non-controlling interests as of December 31, 2023: Tronox Pigmentos do Brasil SA.
	Proportion of ownership interests and voting rights held by the NCI		Profit (Loss) allocated to the NCI		Accumulated NCI
	December 31,		Year Ended December 31,		December 31,
	2023	2022	2023	2022	2023	2022
Tronox Pigmentos do Brasil SA..........	28%	28%	3	3	45	46
Summarized financial information for Tronox Pigmentos do Brasil SA and Tronox UK entities, before inter-company eliminations with other consolidated entities of Tronox Holdings plc, are as follows:
STATEMENT OF COMPREHENSIVE INCOME
(Millions of U.S. dollars)
	Tronox Pigmentos do Brasil SA
	Year Ended December 31,
	2023	2022
Net Revenues	$115	$157

Income attributable to Tronox Holdings PLC	6	9
Income attributable to noncontrolling interest	3	3
Net Income	9	12
Other comprehensive income attributable to Tronox Holdings PLC	12	6
Other comprehensive income attributable to noncontrolling interest	5	2
Total comprehensive income	$26	$20
BALANCE SHEET
(Millions of U.S. dollars)
	Tronox Pigmentos do Brasil SA
	December 31,
	2023	2022
Noncurrent assets	$69	$86
Current assets	136	115
Total assets	205	201
Noncurrent liabilities	31	20
Current liabilities	30	26
Total liabilities	61	46
Equity attributable to Tronox Holdings PLC	99	109
Noncontrolling interest	45	46
Total equity	$144	$155

STATEMENT OF CASH FLOWS
(Millions of U.S. dollars)
	Tronox Pigmentos do Brasil SA
	Year Ended December 31,
	2023	2022
Net cash provided by operating activities	$17	$39
Net cash used in investing activities	(7)	(8)
Net cash used in financing activities	(13)	(25)
Effects of exchange rates on cash and cash equivalents	4	2
Net increase (decrease) in cash and cash equivalents	$1	$8
29.	Segment Information
We operate our business under one operating segment, Tronox, which is also our reportable segment.
The Company's chief operating decision maker, who are its Co-CEOs, reviews financial information presented at the consolidated level for purposes of allocating resources and evaluating financial performance. Since we operate our business under one segment, there is no difference between our consolidated results and segment results.
We disaggregate revenue from contracts with customers by product type and geographic area as well as sales based on country of production. We believe this level of disaggregation appropriately depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors and reflects how our business is managed.
During 2023 and 2022 our ten largest third-party customers represented 39% and 30%, respectively, of our consolidated net sales. During 2023 and 2022, no single customer accounted for 10 % of our consolidated net revenues.
Net revenues to external customers based on country of production, were as follows:
	Year Ended December 31,
	2023	2022
U.K. operations	$267	$331
International operations:
United States of America	686	733
Saudi Arabia	318	419
South Africa	398	484
Australia	659	822
Other - international	522	665
Total net revenues	$2,850	$3,454
See Note 4 for further information on revenues.
There is no difference between the total consolidated assets and our segment assets. Property, plant and equipment, net, mineral leaseholds, net, and lease right of use assets, net by geographic region, were as follows:
	December 31,
	2023	2022
U.K. operations	$103	$93
International operations:
United States of America	297	308
Saudi Arabia	226	235
South Africa	698	701
Australia	1,392	1,456
Other - international	248	247
Total	$2,964	$3,040

30.	Auditors’ Remuneration
Services provided by the company's auditors and its associates.
During the year the group (including its overseas subsidiaries) obtained the following services from the company's auditor and its associates:
	Year Ended December 31,
Group	2023	2022
	(In Thousands)
Fees payable to company's auditor and its associates for the audit of parent company and consolidated financial statements	$350	$350
Fees payable to company's auditors and their associates for other services:
Audit of company's subsidiaries	5,427	5,423
Audit-related assurance services	3	26
Other non-audit services	—	965
Tax compliance services	144	184
Tax consulting services	791	35
Total auditor’s remuneration	$6,715	$6,983
31.	Cash Flows Supplemental Information
Additional supplemental cash flow information for the year ended December 31, 2023 and 2022 is as follows:
	Year Ended December 31,
	2023	2022
Supplemental non cash information:
Operating activities - Chloride slag inventory purchases made from AMIC	$51	$—
Operating activities - reduction of Hawkins Point environmental obligation	$—	$12
Operating activities - MGT sales made to AMIC	$6	$3
Operating activities - Interest expense on MGT loan	$2	$1
Investing activities - In-kind receipt of AMIC loan repayment	$51	$—
Investing activities - sale of Hawkins Point land	$—	$12
Financing activities - Repayment of MGT loan	$6	$3
Financing activities - Initial commercial insurance premium financing agreement	$18	$21
	Year Ended December 31,
	2023	2022
Capital expenditures acquired but not yet paid	$67	$72

TRONOX HOLDINGS PLC
COMPANY STATEMENT OF FINANCIAL POSITION
	Notes	At 31 December 2023 $	At 31 December 2022 $
Noncurrent Assets
Investments	4	526,120,001	526,120,001
Loans to group undertakings	5	1,547,489,998	1,536,955,448
Related party receivable	6	91,924,596	137,566,156
Debtors: amounts falling due after more than one year		625,000	—
Total noncurrent assets		2,166,159,595	2,200,641,605
Current Assets
Debtors: amounts falling due within one year	7	37,782,507	3,191,844
Related party receivable		4,681	625,000
Cash at bank and in hand		891,298	746,888
Total current assets		38,678,486	4,563,732
Creditors: amounts falling due within one year	8	(20,306,836)	(140,305,024)
Net current assets / (liabilities)		18,371,650	(135,741,292)
Total assets less current liabilities		2,184,531,245	2,064,900,313
Creditors: amounts falling due after more than one year	9	(202,125,279)	(95,027,232)
Net assets		1,982,405,966	1,969,873,081

Capital and reserves
Called up share capital	10	1,567,938	1,545,042
Share premium account	11	502,132,705	476,590,193
Capital redemption reserve	10	28,438	28,438
Retained earnings	12	1,445,771,896	1,454,145,890
Share based payment reserve		32,904,989	37,563,518
Total equity		1,982,405,966	1,969,873,081
As permitted by Section 408 of the Companies Act, 2006, the Company has elected not to present its own profit and loss account for the year. During the year ended 31 December 2023 and 31 December 2022, the company reported a profit of $71,765,778 and a loss of $9,295,169, respectively.
The notes on pages 196 to 204 are an integral are an integral part of the financial statements.
These financial statements on pages 194 to 204 were approved by the board of directors on 18 March 2024 and were signed on its behalf by:

Ilan Kaufthal
Chair of the Board of Directors
Date March 18, 2024

Registered number 11653089

TRONOX HOLDINGS PLC
COMPANY STATEMENT OF CHANGES IN EQUITY
	Note	Share capital	Share premium	Capital redemption reserve	Retained earnings	Share based payment reserve	Total
		$	$	$	$	$	$
At 1 January 2022		1,539,347	446,965,984	—	1,593,592,208	42,047,712	2,084,145,251

Equity awards	10	34,281	29,849,002	—	—	(4,484,194)	25,399,089

Equity awards cancelled for taxes	10	(287)	(496,645)	—	—	—	(496,932)

Options exercised	10	139	271,852	—	—	—	271,991

Share buybacks	10	(28,438)	—	28,438	(49,710,402)	—	(49,710,402)

Dividends	12	—	—	—	(80,440,747)	—	(80,440,747)

Loss for the year	12	—	—	—	(9,295,169)	—	(9,295,169)
At 31 December 2022		1,545,042	476,590,193	28,438	1,454,145,890	37,563,518	1,969,873,081

Equity awards	10	23,132	25,864,469	—	—	(4,658,529)	21,229,072

Equity awards cancelled for taxes	10	(236)	(321,957)	—	—	—	(322,193)

Dividends	12	—	—	—	(80,139,772)	—	(80,139,772)

Profit for the year	12	—	—	—	71,765,778	—	71,765,778

At 31 December 2023		1,567,938	502,132,705	28,438	1,445,771,896	32,904,989	1,982,405,966

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
1.	Company Information
The company's principal activity is that of a holding company for Tronox Investment Holdings Limited whose main activities through its subsidiaries is the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment.
Tronox Holdings plc (referred to herein as “Tronox”, “the company”, “we”, ‘us” or “our”) is an England and Wales incorporated public company limited by shares and is registered in England and domiciled in the United Kingdom. The registered office is Laporte Road, Stallingborough, Grimsby, North East Lincolnshire, England, DN40 2PR.
2.	Accounting Policies
Basis of preparation of company financial statements
These financial statements have been prepared in compliance with United Kingdom Accounting Standards, including Financial Reporting Standard 102, “The Financial Reporting Standard applicable in the United Kingdom and the Republic of Ireland” (“FRS 102”) and the Companies Act 2006 and the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008.
The financial statements are prepared in U.S. Dollars ($), which is the functional and presentation currency of the company.
The financial statements have been prepared on a going concern basis, under the historical cost convention. The principal accounting policies and critical accounting estimates adopted are set out below. These policies have been consistently applied to all the years presented, unless otherwise noted.
The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the group and company accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in Note 3.
The company has taken advantage of the exemption in section 408 of the Companies Act from presenting its individual profit and loss account.
Exemptions for qualifying entities under FRS 102
In accordance with FRS 102, the company has taken advantage of the exemptions from the following disclosure requirements;
•	Section 7 ‘Statement of Cash Flows’ – Presentation of a Statement of Cash Flows and related notes and disclosure
•	Section 33 ‘Related Party Disclosures’ – Compensation for key management personnel from disclosing the company key management personnel compensation, as required by FRS 102 paragraph 33.7
•
from disclosing share-based payment arrangements, required under FRS 102 paragraphs 26.18(b), 26.19 to 26.21 and 26.23, concerning its own equity instruments, as the company financial statements are presented with the consolidated financial statements and the relevant disclosures are included therein.

•	Certain financial instrument disclosures required under FRS 102 paragraphs 11.42, 11.44, 11.45, 11.47, 11.48(a)(iii), 11.48(a)(iv), 11.48(b), 11.48(c), 12.26, 12.27, 12.29(a), 12.29(b) and 12.29A.
These financial statements present information about the company as an individual undertaking and not about its group. The consolidated financial statements of Tronox Holdings plc are presented separately within this filing.

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
Going concern
At the time of preparing and approving these financial statements, the directors have a reasonable expectation that the company has adequate resources to continue in operational existence for a period of at least 12 months from the issuance date of these financial statements based on the operations and activities of its subsidiaries. The company is in a net asset position which supports the going concern assumptions. The directors expect the company to continue to hold its investments in subsidiaries for the foreseeable future.
The directors continue to adopt the going concern basis of accounting in preparing the financial statements.
Investments
Investments in subsidiary are initially measured at cost and subsequently measured at cost less any accumulated impairment losses. The investments are assessed for indicators of impairment at each reporting date and any impairment losses or reversals of impairment losses are recognized immediately in in the statement of profit or loss. Annually, the Directors consider whether any events or circumstances have occurred which indicate that the carrying value of fixed investments may not be recoverable. If such circumstances do exist, a full impairment review is undertaken to establish whether the carrying amounts exceeds the recoverable amount, being the higher of fair value less costs of disposal or value in use. If this is the case, an impairment charge is recorded to reduce the carrying value of the related investment. The value in use is defined as the present value of the future cash flows expected to be derived.
Financial instruments
The company has elected to apply the provisions of Section 11 ‘Basic Financial Instruments’ and Section 12 Other Financial Instruments Issues’ of FRS 102 to all of its financial instruments.
Financial instruments are recognised when the company becomes party to the contractual provisions of the instrument.
Financial assets and liabilities are offset, with the net amounts presented in the financial statements, when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.
Impairment of financial assets
Financial assets are assessed for indicators of impairment at each reporting date.
Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. The impairment loss is recognised in the Statement of Profit and Loss.
Derecognition of financial assets
Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the company transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.
Classification of financial liabilities and equity instruments
Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the company after deducting all of its liabilities.
Basic financial liabilities
Basic financial liabilities comprise amounts due to group undertakings that are repayable on demand and loans from group undertakings.

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
Amounts due to group undertakings that are repayable on demand are initially recognised at transaction price and subsequently measured at amortised cost, being transaction price less amounts settled.
Amounts due to group relating to long term loans are initially measured at transaction price and are subsequently carried at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating the interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the debt instrument to the net carrying amount on initial recognition.
Derecognition of financial liabilities
Financial liabilities are derecognised when, and only when, the company’s contractual obligations are discharged, cancelled, or expire.
Equity instruments
Ordinary shares are classified as equity. Equity instruments issued by the company are recorded at the fair value of proceeds received, net of direct issue costs. Dividends payable on equity instruments are recognised as liabilities upon board approval of the declaration on the record holding date.
Share buybacks
A share buyback is an equity instrument that has been issued and subsequently reacquired by the Company. Initially, the Company deducts the fair value of the consideration given for the shares repurchased from equity, with an associated offset to cash. A transfer relating to the shares repurchased is performed from share capital to the capital redemption reserve.
Foreign exchange
Transactions in currencies other than the functional currency (foreign currency) are initially recorded at the exchange rate prevailing on the date of the transaction.
Monetary assets and liabilities denominated in foreign currencies are remeasured at the rate of exchange ruling at the reporting date. Non-monetary assets and liabilities denominated in foreign currencies are translated at the rate ruling at the date of the transaction.
All remeasurements are taken to the Statement of Profit and Loss.
Cash at bank and in hand
Cash balances represent cash held with a bank. We maintain cash in bank deposit accounts that may exceed federally insured limits. The financial institutions where our cash is held are generally highly rated and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk.
Dividends
Dividend distributions to the Company’s shareholders are recognised as a liability in the Company’s statement of financial position in the period in which the dividends are approved.
Taxation
Current taxation is provided at amounts expected to be paid (or recovered) using tax rates and laws that have been enacted or substantively enacted at the balance sheet date.
Deferred income tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the separate financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled. Deferred income tax assets are recognised only to the extent that it is probable that future taxable income will be available against which the temporary differences can be utilised.
Share based payments
Equity awards are granted to members of the board and to certain members of management. Equity awards granted to Board members vest ratably over approximate one-year period and are valued at the weighted average grant date fair value. Time based equity awards granted to management vest ratably over approximately 3-year period and are valued at the weighted average grant date fair value.
Vesting of the performance-based awards is based on a relative Total Shareholder Return (“TSR”) calculation compared to a peer group performance over the applicable three-year measurement period. The Company’s three-year TSR versus the peer group performance levels determines the payout percentage. The TSR metric is considered a market condition for which we use a Monte Carlo simulation to determine the grant date fair value.
We also have vesting of performance-based awards determined based on: 1) a three-year average annual Return on Invested Capital (“ROIC”) improvement over the applicable three-year measurement period for awards granted in 2022 and 2) based on the actual 2025 annual return on invested capital ROIC for awards granted in 2023.
The share-based compensation expense for the Board members, management and company employees is recorded in the company’s statement of comprehensive income. The shared based compensation expense of subsidiary employees is recorded in the respective subsidiaries.
Related party transactions
The Company discloses transactions with related parties which are not wholly owned within the same group. Where appropriate, transactions of a similar nature are aggregated unless, in the opinion of the directors, separate disclosure is necessary to understand the effect of the transactions on the group financial statements.
Interest income
Interest income is recognised using the effective interest rate method.
3.	Critical Accounting Judgements, Estimates and Assumptions
Assessment of impairment of subsidiary
Consistent with our policy stated in Note 2 “Investments”, we continue to evaluate investments in subsidiary for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. As part of our impairment analysis, we make assumptions and estimates regarding future market conditions and estimation of free cash flows. To the extent actual results do not meet our estimated assumptions, we may take an impairment loss in the future. If impairment triggers are present at year end, we perform an analysis based on the fair value and/or value in use models. Fair value is generally calculated by examining the market capitalization plus a control premium acceptable for accounting purposes, which is a management estimate. The key assumptions used include control premium, discount rate and free cash flows. There were no impairment triggers present at year end.
Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
4.	Investments
The carrying amount of the company’s investment in Tronox Investment Holdings Limited remained unchanged at $526,120,001 as of 31 December 2023.
Further information about subsidiaries is provided in Note 28 Interest in Subsidiaries to the Tronox Consolidated Financial Statements.

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
5.	Loans to group undertakings
	At 31 December 2023 $	At 31 December 2022 $
Amounts owed by group undertakings
Total amounts due after one year from group undertakings	1,300,845,858	1,300,845,858
Interest receivable on note from TIHL	246,644,140	236,109,590
	1,547,489,998	1,536,955,448
Amounts owed by group undertakings are due from Tronox Investment Holdings Limited (“TIHL”) and relate to the sale of Tronox Limited shares in exchange for a long-term note receivable.
Interest on unpaid principal accrues at a rate of 7% per annum. All outstanding principal and accrued interest is payable in full upon maturity of the note which is 11 March 2028.
6.	Related party receivable
As of 31 December 2023, the outstanding balance of the Tronox Loans is $92 million (2022: $138 million) inclusive of related interest of $12 million (2022: $13 million) and is recorded within “related party receivable” under fixed assets. Refer to Note 27. Related Party Transactions in the “Tronox Holdings plc Annual Report and Financial Statements” for further details.
7.	Debtors: amounts falling due within one year
	At 31 December 2023 $	At 31 December 2022 $
Amounts owed from group undertakings	36,300,217	—
Prepaid expenses and other current assets	—	9,712
Payments on behalf of other group companies	—	19,206
Shared based compensation	1,482,290	3,162,926
	37,782,507	3,191,844
Amounts owed from group undertakings are receivable on demand and represent amounts owed by Tronox Saudi Industries Company (“TSIC”) and related to the in-kind loan repayments of the related party receivable that TSIC received from Advanced Metal Industries Cluster (“AMIC”). Refer to Note 27. Related Party Transactions in the “Tronox Holdings plc Annual Report and Financial Statements” for further details.
Shared based compensation represents amounts receivable from subsidiaries for equity awards granted to employees in the respective subsidiaries as part of the Management Equity Incentive Plan (MEIP).
Tronox Holdings plc Amended and Restated Management Equity Incentive Plan
On March 27, 2019, in connection with the Re-domicile Transaction, Tronox Holdings plc assumed the management equity incentive plan previously adopted by Tronox Limited, which plan was renamed the Tronox Holdings plc Amended and Restated Management Equity Incentive Plan. The amendments to the plan were made to provide, among other things, for the appropriate substitution of Tronox Holdings plc in place of Tronox Limited and to ensure the compliance with the laws of England and Wales law in place of Australian law. The MEIP permits the grant of awards that are comprised of incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards, and other share-based awards, cash payments, and other forms as the compensation committee of the Board of Directors (the “Board”) in its discretion deems appropriate, including any combination of the above. The maximum number of shares which may be the subject of awards (inclusive of incentive options) was 20,781,225 ordinary shares and was increased by 8,000,000 on the affirmative vote of our shareholders on June 24, 2020.

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
During 2023, a total of 90,088 of time-based awards were granted to members of the Board which will vest in May 2024.
During 2022, a total of 68,296 of time-based awards were granted to members of the Board and vested in 2023.
Awards to board members are valued at the weighted average grant date fair value.
8.	Creditors: amounts falling due within one year
Creditors amounts are primarily payables associated with various transactions with the company’s subsidiaries. Intercompany payable transactions primarily relate to funds received from other company subsidiaries to fund dividend payments. Accrued liabilities and other creditors primarily relate to professional fees payable.
	At 31 December 2023 $	At 31 December 2022 $
Amounts owed to group undertakings	16,357,662	134,756,473
Accruals	38,780	1,264,709
Other creditors	1,662,970	1,351,783
Dividends payable	2,247,424	2,932,059
	20,306,836	140,305,024
Amounts owed to group undertakings decreased from 31 December 2022 to 31 December 2023 primarily due to intercompany payables due to Tronox LLC that were converted to an intercompany note payable. Refer to Note 9 for further details.
9.	Creditors: amounts falling due after more than one year
	At 31 December 2023 $	At 31 December 2022 $
Intercompany note payable	200,793,621	93,971,173
Deferred dividends on unvested RSU's	1,331,658	1,056,059
	202,125,279	95,027,232
Intercompany note payable is comprised of two loans. The carrying amount on the first loan is $95,401,173 and is due to Tronox UK Holdings Limited (“TUKHL”), an indirect subsidiary of the company, for payments made by the subsidiary on the company’s behalf during the year. The interest rates charged on the note payable to TUKHL ranged from 8.27% to 8.90% (2022: 3.71% to 7.26%). All outstanding principal on the note payable is payable on 11 March 2028. Interest is repayable on demand and thus has been included in “Creditors Falling due within one year” on the Statement of Financial Position. During the year ended 31 December 2023, the company converted its intercompany payable with Tronox LLC, an indirect subsidiary of the company to an intercompany note payable. The carrying amount on this loan is $105,392,449 for payments made by the subsidiary on the company’s behalf during the year. During 2023, the interest rates charged on the note payable to Tronox LLC was 9.40%. All outstanding principal on the note payable is payable on 16 August 2028. Interest is repayable on demand and thus has been included in “Creditors Falling due within one year” on the Statement of Financial Position.

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
10.	Called up share Capital
This represents 156,793,755 (2022: 154,496,923) ordinary shares of $0.01 each issued and outstanding at par value.
	Number of shares	Share capital $
Shares outstanding as of 1 January 2022	153,934,677	1,539,347
Shares issued upon vesting of restricted stock units	3,420,785	34,281
Shares cancelled	(28,631)	(287)
Share buybacks	(2,843,789)	(28,438)
Options exercised	13,881	139
Shares outstanding as of 31 December 2022	154,496,923	1,545,042
Shares issued upon vesting of restricted stock units	2,320,409	23,132
Shares cancelled	(23,577)	(236)
Shares outstanding as of 31 December 2023	156,793,755	1,567,938
Repurchase of Common Stock
On November 9, 2021, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s stock through February 2024. During the year ended 31 December 2022, we purchased a total of 2,843,789 shares on the open market at an average price of $17.38 per share and at an aggregate cost of approximately $50 million, including sales commissions, transfer taxes and fees. Upon repurchase of the shares by the Company, the shares were cancelled. There were no repurchases of stock in 2023. In connection with the expiration in February 2024 of the Company’s existing share repurchase program, on February 21, 2024, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s stock through February 21, 2027.
11.	Share premium account
Share premium account represents the dollar value of the number of shares issued in excess of common stock at par value.
12.	Retained earnings
During the year, the retained earnings were reduced by dividends declared and paid to ordinary shareholders of $80,139,772 or
$0.50 per share (2022: $80,440,747 or $0.50 per share). No final dividend has been proposed for the year. Retained earnings includes profit for the year of $71,765,778 (2022: loss of $9,295,169).
13.	Guarantees
The company, with some of its subsidiaries, were guarantors of a credit agreement with a maturity date of 11 March 2028 and with an outstanding balance of $898 million at both 31 December 2023 and 2022, respectively. The company, with some of its subsidiaries, was also party to a seven-year incremental term loan facility under the credit agreement with a maturity date of 4 April 2029 and with an outstanding balance of $390 million at 31 December 2023 (2022: $393 million). In addition, in August 2023, the company, with some of its subsidiaries, was also party to a new five-year incremental term loan facility under the credit agreement with a maturity date of 16 August 2028 and with an outstanding balance of $347 million at 31 December 2023.
Additionally, the company, with some of its subsidiaries, were guarantors of the Senior Notes due 2029 with an outstanding balance of $1.075 billion at both 31 December 2023 and 2022 which was entered into on 15 March 2021.

TRONOX HOLDINGS PLC
NOTES TO THE FINANCIAL STATEMENTS
The company was also a guarantor to the Cash Flow Revolver facility with a maturity date of 11 March 2026 with an outstanding balance of nil at 31 December 2023 (2022: $30 million).
In 2023, Tronox Pigment UK Limited, a subsidiary of the company, and the company, as guarantor, entered into a new revolving credit facility (the Emirates Revolver facility) with a maturity date of June 2024 of which no drawdowns had been made on the facility as of 31 December 2023.
All of these loan agreements and senior notes were recorded in the consolidated financial statements of the company as of 31 December 2023 and 2022, respectively.
The company was also a guarantor to a solar energy contract entered into by one of the company’s subsidiaries.
14.	Subsequent Events
Dividends
On 21 February 2024, the Board declared a quarterly dividend of $0.125 per share to holders of our ordinary shares at the close of business on 4 March 2024, which will be paid on 5 April 2024.

Appendix B
APPENDIX B − FORM OF SHARE REPURCHASE CONTRACT
This Share Repurchase Agreement (this “Agreement”) is made on [     ] between:
Tronox Holdings plc (“Tronox Holdings”)
Laporte Road
Stallingborough, Grimsby DN40 2PR,
United Kingdom
Registered No. 11653089
[Bank of America Merrill Lynch] [Barclays Bank Inc.] [Citibank] [Credit Suisse Securities (USA) LLC] [Deutsche Bank AG] [Goldman Sachs & Co. LLC] [HSBC Securities] [J.P. Morgan Securities, LLC] [Wells Fargo & Company] [Morgan Stanley & Co LLC] [UBS] (the “Counterparty”)
It is agreed that the Counterparty will purchase on a principal basis ordinary shares of Tronox Holdings, par value US$0.01 per share (the “Ordinary Shares”), for subsequent sale and delivery to Tronox Holdings under the terms of this Agreement as follows:
1.
Ordinary Shares will be purchased up to the quantity and purchase price level advised by telephone from an authorised person at Tronox Holdings (the “Purchase Price”), such authorised person(s) to be notified in writing to the Counterparty by Tronox Holdings from time to time (each an “Authorised Person”).

2.	Unless otherwise instructed, Ordinary Shares will be purchased in accordance with all applicable laws and regulations, including (without limitation) in accordance with:
(a)
the volume limitations of Rules 10b-18(b)(4) and 10b-18(c)(2) of the Securities Exchange Act of 1934, as may be amended or superseded from time to time (the “Exchange Act”). The maximum value of Ordinary Shares, at acquisition cost, to be purchased under this program will be advised to the Counterparty by an Authorised Person from time to time following the execution of this Agreement;

(b)	Rules 10b-18(b)(2) and 10b-18(c)(1) of the Exchange Act, as may be amended or superseded from time to time; and
(c)	Rule 10b-18(b)(3) of the Exchange Act, as may be amended or superseded from time to time.
3.
All purchases by the Counterparty will be effected pursuant to Rule 10b-18 of the Exchange Act, as may be amended or superseded from time to time, from or through only one broker or dealer on any single day or as otherwise allowed by Rule 10b-18(b)(1) of the Exchange Act, as may be amended or superseded from time to time.

4.	Purchases by the Counterparty may be made on any national securities exchange, electronic communication network (“ECN”), alternative trading system (“ATS”) or in over-the-counter (“OTC”) transactions.
5.	Before purchases commence under this Agreement, Tronox Holdings will have officially disclosed the repurchase program to the public.
6.
Tronox Holdings represents that the purchases of Ordinary Shares by the Counterparty pursuant to the terms of this Agreement will not violate or contravene any legal, regulatory or contractual restriction applicable to Tronox Holdings or the Ordinary Shares, including Section 10(b) and Rule 10b-5 of the Exchange Act.

7.	Purchases of Ordinary Shares, in accordance with the instructions contained herein, will commence on the date to be agreed between Tronox Holdings and the Counterparty.
8.	Daily purchase information will be provided to Tronox Holdings by phone or e-mail, and trade confirmations will be sent by e-mail or fax the following day to [ ], attention: [ ] or by e-mail to [ ].
9.	The Counterparty shall, including, without limitation, by liaising with Computershare Trust Company, N.A. or its successor or assign as transfer agent and registrar of Tronox Holdings (the “Transfer

Agent”), procure that any Ordinary Shares to be sold by the Counterparty to Tronox Holdings are transmitted or delivered by DWAC or similar means of transmission so that such Ordinary Shares are withdrawn from the facilities of the Depositary Trust Company (the “DTC System”) (in particular by removing any Ordinary Share deposited with the depositary of the DTC System, Cede & Co.) and Tronox Holdings receives the Ordinary Shares in record form (“Record Shares”).
10.
In accordance with paragraph 9, Counterparty shall sell, and Tronox Holdings shall purchase, such Record Shares, and following such purchase and delivery, Tronox Holdings shall be registered as the record holder of such Record Shares, or such Record Shares shall otherwise be cancelled. Tronox Holdings shall be responsible for any stamp duty that is due in respect of the purchase of Record Shares from Counterparty.

11.
Counterparty shall deliver to the Transfer Agent any documents as may be necessary or as may be reasonably requested by the Transfer Agent to give effect to the purchase, delivery, registration or cancellation of any Record Shares to Tronox Holdings in accordance with the terms of this Agreement.

12.
Tronox Holdings will pay for any and all Record Shares purchased by it by wiring funds to the bank account of the Counterparty or other designee against the delivery of Record Shares. Any commission payable by Tronox Holdings in respect of the delivery of Record Shares shall be agreed in writing from time to time between Tronox Holdings and the Counterparty, and shall be paid to the Counterparty by Tronox Holdings on delivery of Record Shares. The relevant bank account details of the Counterparty shall be notified to Tronox Holdings by the Counterparty in writing from time to time.

13.	Tronox Holdings’ tax identification number is [ ].
14.	Notices for the attention of Tronox Holdings shall be sent to:
General Counsel
Tronox Holdings plc
263 Tresser Boulevard
Suite 1100,
Stamford,
Connecticut 06901
USA
Notices for the attention of the Counterparty shall be sent to the address notified in writing to Tronox Holdings by the Counterparty.
15.	The Counterparty and Tronox Holdings each acknowledge and agree that:
(a)
prior to an acquisition by Tronox Holdings under paragraph 10 hereof, Tronox Holdings shall not acquire, nor have any legal or beneficial interest in, any Ordinary Share purchased by Counterparty pursuant to this Agreement;

(b)
nothing in this Agreement is or shall constitute a party acting as the agent of the other for any purpose. Neither party shall describe itself as an agent or in any way hold itself out as being an agent of the other;

(c)
the Counterparty shall act as principal in respect of its acquisition of the Ordinary Shares and shall effect purchases of shares hereunder in “riskless principal transactions” as defined in Rule 10b-18(a)(12) of the Exchange Act; [and

(d)
notwithstanding anything to the contrary in this Agreement, but without varying the parties’ rights and obligations to a material extent, Tronox Holdings (acting by any director or its secretary) may unilaterally modify the terms, timing and methodology of any sale and purchase pursuant to this Agreement to the extent it deems necessary or desirable in order to comply with applicable law and best practice from time to time.]

16.	This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.
17.	This Agreement constitutes the entire agreement between Tronox Holdings and the Counterparty and supersedes any prior agreements or understandings regarding this Agreement.
18.	This Agreement may be signed in counterparts, each of which will be an original.
19.	Counterparty may transfer or assign its rights and obligations hereunder to any registered broker-dealer under common control with Counterparty.
Tronox Holdings plc	Counterparty

By:	By:
Name:	Name:
Title:	Title:

Appendix C
APPENDIX C – FORM OF RULE 10B5-1 REPURCHASE PLAN
This Repurchase Plan (this “Repurchase Plan”) is made on [    ] between:
Tronox Holdings plc (“Tronox Holdings”)
Laporte Road
Stallingborough, Grimsby DN40 2PR,
United Kingdom
Registered No. 11653089
[Bank of America Merrill Lynch] [Barclays Bank Inc.] [Citibank] [Credit Suisse Securities (USA) LLC] [Deutsche Bank AG] [Goldman Sachs & Co. LLC] [HSBC Securities] [J.P. Morgan Securities, LLC] [Wells Fargo & Company] [Morgan Stanley & Co LLC] [UBS] (the “Counterparty”)
Capitalized terms used and not otherwise defined in the body of this Repurchase Plan shall have the meaning given to such terms in “Exhibit A” hereto, which is incorporated herein and made part of this Repurchase Plan.
WHEREAS, Tronox Holdings desires to establish this Repurchase Plan to purchase its ordinary shares, par value US$0.01 per share (the “Ordinary Shares”); and
WHEREAS, Tronox Holdings desires to purchase Ordinary Shares from the Counterparty in accordance with this Repurchase Plan.
NOW, THEREFORE, Tronox Holdings and the Counterparty hereby agree as follows:
20.
Prior to the commencement of transactions contemplated by this Repurchase Plan the parties shall agree in writing in a form substantially as set forth on Exhibit A hereto certain terms in respect of the proposed repurchase.

21.
During the Trading Period, the Counterparty shall purchase as principal Ordinary Shares having a maximum aggregate value of no more than the Total Repurchase Amount. On each day (each, a “Trading Day”) during the Trading Period on which the New York Stock Exchange (the “Exchange”) is open for trading, the Counterparty shall purchase that number of Ordinary Shares having an aggregate value of up to the Maximum Amount, plus or minus up to $1,000, using its reasonable efforts to purchase such Ordinary Shares at a price equal to the volume weighted average price for such day’s trading session. Notwithstanding the foregoing, the Counterparty shall not purchase any Ordinary Shares at a price exceeding the Limit Price.

22.
The Counterparty shall, including without limitation, by liaising with Computershare Trust Company N.A. (or its successor or assign) as transfer agent and registrar of Tronox Holdings (the “Transfer Agent”), procure that any Ordinary Shares to be sold by the Counterparty to Tronox Holdings are transmitted or delivered by DWAC or similar means of transmission so that such Ordinary Shares are withdrawn from the facilities of the Depositary Trust Company (the “DTC System”) (in particular by removing any Ordinary Shares deposited with the nominee of the DTC System, Cede & Co.) and Tronox Holdings receives the Ordinary Shares in record form (“Record Shares”).

23.
In accordance with paragraph 3, the Counterparty shall sell, and Tronox Holdings shall purchase all such Record Shares, and following such purchase and delivery, Tronox Holdings shall be registered as the record holder of such Record Shares or such Record Shares shall otherwise be cancelled. Tronox Holdings shall be responsible for any stamp duty that is due in respect of the purchase of Record Shares from the Counterparty. The Counterparty shall deliver to the Transfer Agent any documents as may be necessary or as may be reasonably requested by the Transfer Agent to give effect to the purchase, delivery, registration or cancellation of any Record Shares to Tronox Holdings in accordance with the terms of this letter.

24.
Tronox Holdings will pay for any Record Shares purchased by it in accordance with paragraph 4 above by wiring funds to the bank account of the Counterparty or other designee against the delivery of the Record Shares. Any commission payable by Tronox Holdings in respect of the delivery of Record Shares shall be set forth on Exhibit A, and shall be paid to the Counterparty by Tronox Holdings on delivery of the Record Shares. The relevant bank account details of the Counterparty or its designee shall be notified to Tronox Holdings by the Counterparty in writing from time to time.

25.	The Repurchase Plan shall terminate upon the earliest of:
(a)	the repurchase of the Total Repurchase Amount contemplated by the Repurchase Plan, as set forth in paragraph 2;
(b)	the close of business on the last day of the Trading Period;
(c)
the close of business on the second business day following the date of receipt by the Counterparty of notice of early termination, delivered by Tronox Holdings by facsimile to [    ], attention: [    ] or by e-mail to [    ];

(d)
the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by Tronox Holdings to authorize or commence any of the foregoing; or

(e)
the public announcement of a tender or exchange offer for the Ordinary Shares or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Ordinary Shares would be exchanged for or converted into cash, securities or other property.

26.
The Counterparty shall comply with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Exchange Act, in connection with purchases of the Ordinary Shares in the open market pursuant to this Repurchase Plan. Tronox Holdings agrees not to take any action that would cause purchases not to comply with Rule 10b-18, Rule 10b5-1 or Regulation M.

27.
Tronox Holdings confirms that, on the date hereof that (a) it is not aware of material, non-public information with respect to Tronox Holdings or the Ordinary Shares, (b) it is entering into this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws, (c) it understands the proscriptions of Rule 10b5-1 in respect of offsetting and hedging transactions, (d) it will not disclose to any persons at the Counterparty effecting purchases under the Repurchase Plan any information regarding Tronox Holdings that might influence the execution of the Repurchase Plan and (e) it will inform the Counterparty as soon as possible of any subsequent legal or contractual restrictions affecting the execution of the Repurchase Plan by the Counterparty or by Tronox Holdings and of the occurrence of any event that would cause the Repurchase Plan to end or be suspended as contemplated in paragraph 6.

28.	If the Counterparty must suspend purchases of Ordinary Shares under this Repurchase Plan on a particular day for any of the following reasons:
(a)	a day specified by the Repurchase Plan is not a day on which the Ordinary Shares trade in a regular way on the Exchange;
(b)	trading of the Ordinary Shares on the Exchange is suspended for any reason; or
(c)
the Counterparty cannot effect a purchase of Ordinary Shares due to legal, regulatory or contractual restrictions applicable to it or to Tronox Holdings (including without limitation, Regulation M, Rule 10b-5 or Rule 10b-18), the Counterparty will resume purchases in accordance with this Agreement on the next day specified in the Repurchase Plan after the condition causing the suspension of purchases has been resolved.

29.
It is the intent of Tronox Holdings and the Counterparty that this Repurchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i) and Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and this Repurchase Plan shall be interpreted to comply with the requirements thereof.

30.
The number of Ordinary Shares, together with other share amounts and prices, if applicable, as set forth in paragraph 2 shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Ordinary Shares or any change in capitalization with respect to Tronox Holdings that occurs during the term of this Repurchase Plan.

31.
Except as otherwise set forth in this Repurchase Plan, Tronox Holdings acknowledges and agrees that it does not have authority, influence or control over any purchase executed by the Counterparty pursuant to this Repurchase Plan, and Tronox Holdings will not attempt to exercise any authority, influence or control over purchases. The Counterparty agrees not to seek advice from Tronox Holdings with respect to the manner in which it executes purchases under this Repurchase Plan.

32.	All notices given by the parties under this Repurchase Plan will be as follows:
General Counsel
Tronox Holdings plc
263 Tresser Boulevard,
Suite 1100,
Stamford,
Connecticut 06901
USA
Notices for the attention of the Counterparty shall be sent to the address notified in writing to Tronox Holdings by the Counterparty.
33.	The Counterparty and Tronox Holdings each acknowledges and agrees that:
(a)
prior to an acquisition by Tronox Holdings pursuant to paragraph 4, Tronox Holdings shall not acquire, nor have any legal or beneficial interest in, any Ordinary Shares purchased by Counterparty pursuant to this Repurchase Plan;

(b)
nothing in this Repurchase Plan is or shall constitute a party acting as the agent of the other for any purpose. Neither party shall describe itself as an agent or in any way hold itself out as being an agent of the other;

(c)
the Counterparty shall act as principal in respect of its acquisition of Ordinary Shares and shall effect purchases of Ordinary Shares hereunder in “riskless principal transactions” as defined in Rule 10b-18(a)(12) of the Exchange Act; [and

(d)
notwithstanding anything to the contrary in this Repurchase Plan, but without varying the parties’ rights and obligations to a material extent, Tronox Holdings (acting by any director or its secretary) may unilaterally modify the terms, timing and methodology of any sale and purchase pursuant to this Repurchase Plan to the extent it deems necessary or desirable in order to comply with applicable law and best practice from time to time.]

34.	This Repurchase Plan will be governed by and construed in accordance with the internal laws of the State of New York.
35.	This Repurchase Plan constitutes the entire agreement between Tronox Holdings and the Counterparty and supersedes any prior agreements or understandings regarding this Repurchase Plan.
36.	This Repurchase Plan may be signed in counterparts, each of which will be an original format.
37.	Counterparty may transfer or assign its rights and obligations hereunder to any registered broker-dealer under common control with Counterparty.
IN WITNESS WHEREOF, the parties hereto have executed this Repurchase Plan as of the date first written above.
Tronox Holdings plc	Counterparty

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A
The Counterparty and Tronox Holdings hereby agree that the following terms shall have the following meanings:
“Limit Price” shall mean a per share price of US$ [    ].
“Maximum Amount” is the maximum purchase amount in a single trading day and shall mean US$[    ].
“Trading Period” shall mean the period commencing on [    ] and terminating at close of business on [    ].
“Total Repurchase Amount” is the maximum aggregate purchase amount in the Trading Period and shall mean US$[    ]. Commission paid under this Repurchase Plan shall equal US$[    ] per Record Share sold to Tronox Holdings.

Appendix D
APPENDIX D - APPROVAL COUNTERPARTIES
Bank of America Merrill Lynch
Barclays Bank Inc.
Citibank
Credit Suisse Securities (USA) LLC
Deutsche Bank AG
Goldman Sachs & Co. LLC
HSBC Securities
J.P. Morgan Securities, LLC
Wells Fargo & Company
Morgan Stanley & Co LLC
UBS
D-1

Appendix E
TRONOX HOLDINGS PLC
AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN
ARTICLE I
PURPOSE
1.1 Establishment. Tronox Holdings plc (the successor to Tronox Limited), a public limited company incorporated under the laws of England and Wales (the “Company”), established an equity incentive plan known as the “Tronox Limited Management Equity Incentive Plan, as amended (the “Original Plan”). The Original Plan was amended and restated by the Company’s Board effective March 27, 2019 (the “Effective Date”) and became known as the “Tronox Holdings plc Amended and Restated Management Equity Incentive Plan” (the “Plan”).
1.2 Purpose of the Plan. The Plan is intended to further the growth and profitability of the Company by increasing incentives and encouraging Share ownership on the part of the Employees, Members of the Board, and Independent Contractors of the Company and its Subsidiaries. The Plan is intended to permit the grant of Awards that constitute Incentive Stock Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share, Restricted Share Units, Performance Awards and Other Share-Based Awards, cash payments and such other forms as the Committee in its discretion deems appropriate, including any combination of the above.
ARTICLE II
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
“Affiliate” means (i) any person or entity that directly or indirectly controls or is controlled by the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
“Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share, Restricted Share Units, Performance Awards and Other Share-Based Awards, cash payments and such other forms as the Committee in its discretion deems appropriate.
“Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.
“Base Price” means the price at which a SAR may be exercised with respect to a Share.
“Board” means the Company’s Board of Directors, as constituted from time to time.
“Cause” means with respect to a Participant’s Termination from and after the date hereof, the following (unless the applicable Award Agreement states otherwise): (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the determination (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (i) the Participant’s material breach of any written agreement between the Company or any Affiliate and such Participant or the commission by a Participant of any indictable offense which carries a maximum penalty of imprisonment; (ii) perpetration by a Participant of an illegal act, or fraud which could cause demonstrable economic injury to the Company; (iii) continuing failure by the Participant to perform the Participant’s duties in any material respect, provided that the Participant is given notice and an opportunity to effectuate a cure as determined by the Committee; or (iv) a Participant’s willful misconduct with regard to the Company that could have a material adverse effect on the Company; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the determination that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable law.
“Change in Control” means the occurrence, after the Effective Date, of any one or more of the following events; provided that, with respect to any Award that is subject to Section 409A of the Code, an event shall not be treated as a Change in Control hereunder unless such event also constitutes a “change in control event” within the meaning of Section 409A of the Code:
(a) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common Shares of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;
(b) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any company owned, directly or indirectly, or by the shareholders of the Company in substantially the same proportions as their ownership of common Shares of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) in one or a series of related transactions during any twelve (12)-month period, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;
(c) during any one-year period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial appointment occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of such number of directors as required by the Company’s Articles of Association, each of whom were either directors at the beginning of the one year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(d) a merger, consolidation, scheme of arrangement, share issue or other similar transaction of the Company or a direct or indirect subsidiary of the Company with any other company, other than a merger, consolidation, scheme of arrangement, share issue or other similar transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (including any successor to the Company or the ultimate parent company of the Company); provided, however, that a merger, consolidation, scheme of arrangement, share issue or other similar transaction effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subparagraphs (b) and (c)) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or
(e) the consummation of a sale or disposition of assets of the Company and/or its direct and indirect subsidiaries having a value constituting at least forty percent (40%) of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis) immediately prior to such transaction, other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

“Code” means the Internal Revenue Code of 1986 (US), as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means at least one committee, as described in Article III, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein; provided that if no such committee exists, the “Committee” means the Board.
“Disability” means with respect to a Participant’s Termination from and after the date hereof, the following (unless the applicable Award Agreement states otherwise): (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “disability” (or words of like import)), termination due to: (i) a permanent and total disability as defined in Section 22(e)(3) of the Code; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “disability” (or words of like import), “disability” as defined under such agreement; provided that with respect to Incentive Stock Options “disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code and; provided further, that for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability.
“Eligible Individual” means any of the following individuals who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein: (a) any Member of the Board, officer or Employee of the Company or a Subsidiary or Affiliate of the Company, (b) any individual to whom the Company, or a Subsidiary of the Company, has extended a formal offer of employment, so long as the grant of any Award shall not become effective until the individual commences employment or (c) any Independent Contractor or advisor of the Company or a Subsidiary or Affiliate.
“Employee” means an employee of the Company or a Subsidiary or Affiliate. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company or a Subsidiary or Affiliate; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.
“Exchange Act” means the Securities Exchange Act of 1934 (US), as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Exercise Price” means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.
“Fair Market Value” means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the closing transaction price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there was no reported transaction for such date, the closing transaction price as reported by the exchange for the first trading date following the date by which such value is being determined on the next preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, the value as determined by the Board, in its sole discretion, on a good faith basis, taking into account the requirements of Section 409A of the Code.
“Good Reason” means with respect to a Participant’s Termination, the following (unless the applicable Award Agreement states otherwise): (i) the assignment of duties materially inconsistent with the Participant’s position, authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, (ii) a reduction of the Participant’s aggregate annual compensation opportunity (i.e., base salary and annual bonus and incentive compensation target opportunity), and such reduction is not related to a reduction in either individual or corporate performance, (iii) a change of more than 50 miles in the Participant’s principal place of employment, or (iv) any other action or inaction that constitutes a material breach of the Plan.
“Grant Date” means the date that the Award is granted.
“Immediate Family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.
“Incentive Stock Option” means an Option that is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code.
“Independent Contractor” means an independent contractor or consultant of the Company or a Subsidiary. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer to become an independent contractor or consultant by the Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence his or her duties by a date established by the Committee.
“Member of the Board” means an individual who is a member of the Board or of the board of directors of a Subsidiary or Affiliate.
“Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.
“Non-Qualified Share Option” means an Option that is not an Incentive Stock Option.
“Option” means an option to purchase Shares granted pursuant to Article VI.
“Other Share-Based Award” means an Award under Article X of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares including, without limitation, an Award valued by reference to an Affiliate.
“Participant” means an Employee, Independent Contractor, or Member of the Board with respect to whom an Award has been granted and remains outstanding.
“Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.
“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.
“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
“Period of Restriction” means the period during which Awards are subject to forfeiture and/or restrictions on transferability.
“Restricted Share” means a Share Award granted pursuant to Article VII under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.
“Restricted Share Unit” or “RSU” means a Share Award granted pursuant to Article VII subject to a period or periods of time after which the Participant will receive Shares (which may be settled in cash at the Company’s discretion) if the conditions contained in such Share Award have been met.
“Securities Act” means the Securities Act of 1933 (US), as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
“Share” means the Company’s ordinary shares, or any security issued by the Company or any successor in exchange or in substitution therefore.

“Share Appreciation Right” or “SAR” means an Award granted pursuant to Article VIII, granted alone or in tandem with a related Option which is designated by the Committee as a SAR.
“Share Award” means an Award of Restricted Shares or an RSU pursuant to Article VII.
“Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
“Ten Percent Holder” means an Employee (together with persons whose Share ownership is attributed to the Employee pursuant to Section 424(d) of the Code) who, at the time an Option is granted, owns shares representing more than ten percent of the voting power of all classes of securities of the Company.
“Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code and that are settled or distributed upon a “Termination,” the foregoing definition shall only apply to the extent the applicable event would also constitute a “separation from service” under Code Section 409A.
“Termination of Consultancy” means: (a) that the Independent Contractor is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as an Independent Contractor ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, an Independent Contractor to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Independent Contractor becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Independent Contractor is no longer an Independent Contractor, an Eligible Employee or a Non-Employee Director.
“Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.
“Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes an independent director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee or an independent director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to adverse consequences under Section 409A of the Code.

“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning. A Share is “delivered” by the Company to a person if:
(a) the Company issues the Share to the person (or a nominee of the person); or
(b) the Company causes the Share to be transferred to the person (or a nominee of the person).
ARTICLE III
ADMINISTRATION
3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of three (3) or more Members of the Board (as appointed by the Board) and may consist of the entire Board. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.
3.2 Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretions necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the full and final authority in its discretion to (a) determine which Eligible Individuals shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements (and any other instrument relating to the Plan), (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by Eligible Individuals, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any defect(s) or omission(s), or reconcile any inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting of any Award, (i) subject to Sections 6.4 and 8.4, extend the period during which an Option or SAR may be exercisable, and (j) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan.
The acts of the Committee shall be acts approved in writing by all of the members of the Committee or approved by resolution of the Committee. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Subject to applicable law, each member of the Committee is entitled to rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.
3.3 Delegation by the Committee.
3.3.1 The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Members of the Board of the Company and/or officers of the Company except for grants of Awards to persons (a) who are Non-Employee Directors or otherwise are subject to Section 16 of the Exchange Act or (b) who are, or who are reasonably expected to be, ‘covered employees’ for purposes of Section 162(m) of the Code; provided, however, that the Committee may not delegate its authority or power if prohibited by applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
3.3.2 The Committee may, in its sole discretion, employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and, subject to applicable law, may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.

3.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board and any person designated pursuant to Section 3.3.1, shall to the maximum extent permitted by applicable law and the Articles of Association of the Company be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be available to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon the person otherwise to be indemnified under this Section 3.4 determines that the acts or omissions or determinations of such person giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. This section 3.4 does not create any right of indemnification or exclude any liability to the extent such indemnification or exclusion is prohibited by law or by the Company’s Articles of Association. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Articles of Association (or other organizational document) of the Company or a Subsidiary or Affiliate, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
3.5 Decisions Binding. All determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
ARTICLE IV
SHARES SUBJECT TO THE PLAN
4.1 Number of Shares. Subject to adjustment as provided in Section 4.2, the maximum number of Shares which may be the subject of Awards (inclusive of unissued Shares to which outstanding Incentive Stock Options relate) granted under the Plan shall be 28,781,225 Shares in total (the “Share Reserve”). Shares required to be delivered under the Plan may be newly issued Shares or previously issued Shares which the Company has caused to be acquired by or for the benefit of Participants (as the Committee decides from time to time). To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available to be issued or transferred for grants of Awards under this Section 4.1. The maximum number of Shares to which Incentive Stock Options relate shall be equal to the Share Reserve. The maximum number of Shares subject to a Performance Award (which includes Options for this purpose) that may be granted to any one person in any one fiscal year is that number of Shares equal to $6,000,000 as determined on the grant date and the maximum amount that can be earned in respect of a performance award denomination in cash or value other than shares on an annualized basis is $7,500,000.
4.2 Lapsed Awards. To the extent that Shares subject to an outstanding Award have ceased to be deliverable to a Participant by reason of (i) expiration, cancellation, forfeiture or other termination of such Award, or (ii) the settlement of all or a portion of such Award in cash, then such Shares which have ceased to be deliverable by the Company shall not be counted toward the Share Reserve and shall again be available under this Plan; provided, however, that Shares surrendered in payment of the exercise price of an Option, Shares withheld or surrendered for payment of taxes with respect to any Award, and Shares repurchased by the Company on the open market with the proceeds of the exercise price of Options, shall be counted toward the Share Reserve and not be available for re-issuance under the Plan. If SARs are exercised and settled in Shares, the full number of Shares subject to the SARs shall be considered issued under the Plan, without regard to the number of Shares issued upon settlement of the SARs.
4.3 Changes in Capital Structure. Unless otherwise provided in the Award Agreement, in the event that any special dividend or other special distribution (whether in the form of cash, Shares, other securities, or other property), Share bonus issue, recapitalization, subdivision, consolidation, reorganization, merger, split-up, spin-off, combination, repurchase, change of control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) affects the Shares (including, without limitation, a transaction under which a person (either alone or together with associates) acquires control of the Company), subject to applicable law the Board or the Committee shall make any adjustments in such manner as it, in good faith, deems equitable or appropriate, in (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) which may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under this Article IV), (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, and (iii) the Exercise Price or Base Price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award (based on the spread).
4.3.1 If the Company enters into or is involved in any Corporate Event, subject to applicable law, the Board or the Committee shall, prior to such Corporate Event and upon such Corporate Event, take such action as it, in good faith, deems to be equitable or appropriate, which may (but need not) include replacing Awards with substitute awards in respect of the Shares, cash, other securities or other property of the surviving corporation, acquirer, ultimate parent company of the Company or any affiliate of the foregoing on such terms and conditions, as to the number of Shares, pricing and otherwise, to substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. Notwithstanding anything to the contrary in the Plan, if a Change in Control occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Awards immediately prior to such Change in Control and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards, an amount that the Committee, in its sole discretion, determines to be the equivalent value of such Award (e.g., in the case of an Option or SAR, the amount of the spread), it being understood that the equivalent value of an Option or SAR with an exercise price greater than or equal to the Fair Market Value of the underlying Shares shall be zero.
4.3.2 Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant’s affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 4.3 need not be uniform as to all outstanding Awards, nor treat all Participants identically.
4.3.3 Nothing in this Section 4.3 requires the Board or the Committee to do or procure anything which is not within its power or control to do or procure or which would involve the Board or Committee (or any member thereof) breaching a duty owed to the Company.
4.4 Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, any Shares which are delivered under this Plan, must not be delivered for consideration that is less than as permitted under applicable law.
ARTICLE V
GENERAL REQUIREMENTS FOR AWARDS
5.1 Awards Under the Plan. Awards under the Plan may be in the form of Incentive Stock Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share, Restricted Share Units, Performance Awards and Other Share-Based Awards, cash payments and such other forms as the Committee in its discretion deems appropriate, including any combination of the above. No fractional Shares shall be issued under the Plan nor shall any right be exercised under the Plan with respect to a fractional Share. If (but for this Section) a Participant would become entitled to be delivered a number of Shares that is not a whole number, the number of Shares to which the Participant is entitled to be delivered shall not include the fraction.
5.2 General Eligibility. All Eligible Individuals are eligible to be granted Awards, subject to the terms and conditions of this Plan. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion.
5.3 Incentive Stock Options. Notwithstanding anything herein to the contrary, only Employees of the Company, its Subsidiaries and its parent (if any) are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.4 Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee’s determination under the Plan (including, without limitation, determination of the eligible Employees who shall be granted Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Award Agreements and the establishment of Performance Goals) need not be uniform and may be made by it selectively among eligible Employees who receive or are eligible to receive Awards under the Plan, whether or not such eligible Employees are similarly situated.
5.5 Conditions and Restrictions on Shares. Each Participant to whom an Award is made under the Plan shall (i) enter into an Award Agreement with the Company that shall contain such provisions consistent with the provisions of the Plan, as may be approved by the Committee and (ii) to the extent the Award is made at a time prior to the date Shares are listed for trading on an established securities exchange, enter into a “Stockholder’s Agreement” that is substantially similar in all material respect to any stockholder’s agreement entered into by any other employee of the Company or its Subsidiaries in connection with the Award of any equity-based compensation. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act. Finally, no Shares shall be delivered under the Plan, unless the delivery of those Shares shall comply with all relevant regulations and any registration, approval or action thereunder and the person to whom they are to be delivered has agreed to become a member of the Company and be bound by its Articles of Association.
5.6 Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Committee may in its sole discretion cancel such Award, in whole or in part, if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award Agreement that if the Participant engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. In the case of an Award of Restricted Shares that is cancelled pursuant to this Section 5.6, the Committee may determine that the Restricted Shares are forfeited, in which case the provisions of Section 7.4 shall apply in respect of such forfeited Shares. Furthermore, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the rules and regulations of the principal U.S. national securities exchange in which the Shares are listed, or if so required pursuant to a written policy adopted by the Company, and in accordance with the Company’s incentive clawback policy, originally adopted January 25, 2013 as in effect from time to time, Awards are and shall continue to be subject to clawback, forfeiture or similar requirements.
5.7 Restrictions on Transfer. It shall be a condition of every Award that no Participant shall offer (or permit or cause to be offered) any Shares that are delivered to him or her pursuant to the Award for sale within 12 months of their issue, unless the Award Agreement provides otherwise
ARTICLE VI
SHARE OPTIONS
6.1 Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. An Award of Options may include Incentive Stock Options, Non-Qualified Share Options, or a combination thereof;

provided, however, that an Incentive Stock Option may only be granted to an Employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten years after the earlier of (i) the Effective Date or (ii) the date this Plan is approved by the Company’s shareholders.
6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of all or a portion of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Share Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000, such Options shall constitute Non-Qualified Share Options. For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.
6.3 Exercise Price. Subject to the other provisions of this Section, the Exercise Price with respect to Shares subject to an Option shall be determined by the Committee at the time of grant, provided; however; that the Exercise Price of an Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Holder, 110%) of the Fair Market Value of a Share on the Grant Date.
6.4 Expiration Dates. Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth (10th) anniversary of its Grant Date and the expiration date with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be later than the fifth (5th) anniversary of its Grant Date.
6.5 Exercisability of Options. Subject to Section 6.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.
6.6 Method of Exercise. Options shall be exercised in whole or in part by the Participant’s delivery of a written notice of exercise to the General Counsel or Secretary of the Company (or his or her designee) setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. The Exercise Price shall be payable to the Company in full in cash or its equivalent and no Shares resulting from the exercise of an Option shall be issued until full payment therefore has been made. The Committee, in its sole discretion, also may permit exercise by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan (including, without limitation, a cashless exercise whereby the Company does not deliver that number of Shares with a Fair Market Value equal to the aggregate exercise price of the Options being exercised). As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (or the equivalent if such Shares are held in book entry form) for such Shares with respect to which the Option is exercised.
6.7 Restrictions on Share Transferability. Incentive Stock Options are not transferable, except by will or the laws of descent. The Committee may impose such additional restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.
6.8 RESERVED
6.9 RESERVED

6.10 Incentive Stock Options. Should any Option granted under this Plan be designated an “Incentive Stock Option,” but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Share Option and shall be valid as such according to its terms.
6.11 Prohibition on Repricing. Notwithstanding anything in the Plan to the contrary, other than as may be permitted pursuant to Section 4.3, the Committee shall not without the approval of the Company’s shareholders (a) lower the Exercise Price of an Option after it is granted, (b) cancel an Option when the Exercise Price exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
ARTICLE VII
SHARE AWARDS
7.1 Grant of Share Awards. Subject to the provisions of the Plan, Share Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. Share Awards may be issued either alone or in addition to other Awards granted under the Plan.
7.2 Share Award Agreement. Each Share Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the price, if any, to be paid for the Shares and the Period of Restriction applicable to a Restricted Share Award or RSU Award and such other terms and conditions as the Committee, in its sole discretion, shall determine including, without limitation, that an RSU Award may be settled in cash or a combination of cash and Shares.
7.3 Acceptance. Awards of Restricted Shares must be accepted within a period of thirty (30) days (or such other period as the Committee may specify) after the grant date, by executing a Restricted Share Award Agreement and by paying whatever price (if any) the Committee has designated thereunder.
7.4 Transferability/Share Certificates/Forfeiture.
7.4.1 Restricted Shares may not be sold, Transferred, pledged, assigned, or otherwise alienated or hypothecated during the Period of Restriction. During the Period of Restriction, a Restricted Share Award may bear a legend as described in Section 7.5.2. Unless the Committee determines otherwise, Restricted Shares shall be delivered to and held by the relevant Participant for the applicable Period of Restriction and such Participant shall be and remain the beneficial owner of each such Restricted Share.
7.4.2 The Committee may impose such requirements and implement such arrangements as it considers necessary or desirable for the purpose of securing compliance by the Participant with the terms of an Award of Restricted Shares and the Plan (including this Section 7.4). Such requirements and arrangements may include, without limitation, a requirement that the Participant deliver to the Company (or its nominee) any Share certificate relating to the Restricted Shares and a blank transfer of the Restricted Shares duly executed by the Participant (as transferor).
7.4.3 In the event that an Award of Restricted Shares is forfeited in whole or part, the Company shall be entitled, at its election at any time thereafter, to do any of the following:
(a) to require the Participant to transfer the forfeited Shares to any person nominated by the Company including, without limitation:
(i) an Eligible Individual for or in connection with an Award made to such Eligible Individual; or
(ii) a broker instructed to sell the Shares on a securities exchange at the then prevailing market price for Shares (or any other price acceptable to the Committee);
(b) to require the Participant to sell the forfeited Shares (or cause them to be sold):
(i) to any person nominated by the Company at such price and on such terms and subject to such conditions as the Committee decides; or
(ii) on any securities exchange at the then prevailing market price for Shares (or any other price acceptable to the Committee);

(c) (subject to applicable law) to buy-back the forfeited Shares from the Participant for a total purchase price of $1.00 (that is, $1.00 for all the forfeited Shares of the Participant irrespective of the number of Shares that are bought back from the Participant).
7.4.4 The Participant must do any act that Company may reasonably require to give effect to an election made by the Company under Section 7.4.3. Without limiting the generality of the foregoing, the acts may include sign or give any direction, instruction, share transfer or other document to any person.
7.4.5 Where the Company requires the Participant to transfer the Shares or to sell the Shares (or cause them to be sold) under paragraph (a) or paragraph (b) of Section 7.4.3, the Participant shall be obliged to pay to the Company an amount equal to the consideration (if any) received upon such transfer or sale (or, in the case of non-cash consideration, the value of such consideration as reasonably determined by the Company) immediately upon receipt of the consideration. Without limiting Section 7.4.4, the Company may require the Participant to direct that the transferee or purchaser pay or deliver any consideration to which the Participant is entitled under the transfer or sale to the Company (or as the Company directs). If any consideration is received by the Company (in any capacity) upon a transfer or sale of forfeited Shares of a Participant, the Company shall be entitled to retain that consideration for its own benefit and shall not be required to account to the Participant for it.
7.4.6 The Company is authorized under the Plan by each Participant to do, and to appoint any person who is a director, secretary, general counsel or employee of the Company to do, for and on behalf of and in the name of any Participant to whom an Award of Restricted Shares is made, any act which the Committee considers that the Participant is required to do under the Plan (including, without limitation, under Section 7.4.3 or Section 7.4.4) or the terms of an Award of Restricted Shares. Without limiting the generality of the foregoing, the acts may include sign or give any direction, instruction, share transfer or other document to any person for and on behalf of and in the name of the Participant. A Participant may not revoke this authority.
7.5 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares subject to an Award of Restricted Shares as it may deem advisable or appropriate.
7.5.1 General Restrictions. The Committee may set restrictions based upon applicable federal or state securities laws, , or any other basis determined by the Committee in its discretion.
7.5.2 Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Shares during the Period of Restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Restricted Shares shall bear the following legend: “The sale or other transfer of the shares of Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Tronox Holdings plc Amended and Restated Management Equity Incentive Plan (the “Plan”), and in a Restricted Share Award Agreement (as defined by the Plan). A copy of the Plan and such Restricted Share Award Agreement may be obtained from the General Counsel or Secretary of Tronox Holdings plc.”
7.5.3 Removal of Restrictions. Upon the termination or expiry of the Period of Restriction applicable to Restricted Shares, subject to the Company’s right to require payment of any taxes, the Shares shall cease to be liable to be forfeited by the Participant and the restrictions in Section 7.4 shall cease to apply (“Released Shares”). Upon delivery to the Company of any Share certificate relating to Released Shares bearing a legend as referred to in Section 7.5.2, the Company shall cancel such certificate and deliver to the Participant a new certificate for the Released Shares that does not bear such a legend (unless no such certificate is required to be delivered under applicable law).
7.5.4 Voting Rights. During the Period of Restriction, Participants holding Restricted Shares may exercise full voting rights attaching to the Shares, unless otherwise provided in the Award Agreement. However, if an award of Restricted Shares is forfeited, the Participant must not cast a vote attaching to any of the forfeited Shares (or appoint a proxy or attorney to do so).

7.5.5 Dividends and Other Distributions. Unless otherwise provided in the Award Agreement:
(a) a Participant shall be entitled to receive all dividends and other distributions paid on Restricted Shares held by him or her provided, that any such dividends or other distributions shall be subject to the same vesting requirements as the underlying Share Awards and shall be accumulated and paid only at the time the Share Award becomes vested. In the case of a distribution paid other than in cash, the relevant amount shall be the value of the property distributed as at the date of the distribution, as determined by the Committee;
(b) in the case of an Share Award of RSUs, if and when the RSUs vest and cease to be liable to be forfeited, the Company shall make a Dividend Equivalent Payment to the Participant. For this purpose, a “Dividend Equivalent Payment” is an amount equal to the amount of cash dividends and other distributions that would have been paid to the Participant during the period commencing on the date of grant of the Share Award and ending on the date that is one business day before the date on which Participant is delivered the Shares pursuant to the RSU Award or the RSU Award is settled in cash (as the case may be) as if, for each RSU that has vested, a Share had been delivered to the Participant on the date of grant instead of an RSU; and
(c) for the avoidance of doubt, notwithstanding anything to contrary, cash dividends, stock and any other property (other than cash) distributed as a dividend, Dividend Equivalent Payment or otherwise with respect to any Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.
7.5.6 Consolidations/Subdivisions/Bonus Issues. For the avoidance of doubt, subject to the Committee determining otherwise pursuant to Section 4.3 and to the terms of any Award Agreement, if there is a consolidation of Shares or a subdivision of Shares, or a pro rata bonus issue of Shares or other securities by the Company, the Restricted Shares of each Participant shall as from the effective date of such consolidation, subdivision or bonus issue be:
(a) in the case of a consolidation or subdivision, the smaller or greater number of Shares (as the case may be) resulting from the consolidation or subdivision of the Restricted Shares of the Participant held immediately before the effective date of the consolidation or subdivision; and
(b) in the case of a pro rata bonus issue, the Shares comprising the Restricted Shares of the Participant and the bonus Shares or other securities issued to the Participant in relation to the Restricted Shares of the Participant held immediately before the record date for the pro rata bonus issue.
ARTICLE VIII
SHARE APPRECIATION RIGHTS
8.1 Grant of SARs. Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion.
8.2 Base Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. Without limiting the foregoing, the Base Price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option. The Base Price with respect to Shares subject to a non-tandem SAR shall be determined by the Committee at the time of grant, provided that the Base Price of a non-tandem SAR shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.
8.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.
8.4 Expiration Dates. Each SAR shall terminate no later than the tenth (10th) anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

8.5 Exercisability.
8.5.1 Method of Exercise. Unless otherwise specified in the Award Agreement pertaining to a SAR, a SAR may be exercised (a) by the Participant’s delivery of a written notice of exercise to the General Counsel or Secretary of the Company (or his or her designee) setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR, and (c) by executing such documents as the Company may reasonably request.
8.5.2 Tandem SARs. Tandem SARs (i.e., SARs issued in tandem with Options) shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Article VI. The related Options which have been surrendered by the exercise of a tandem SAR, in whole or in part, shall no longer be exercisable to the extent the related tandem SARs have been exercised.
8.5.3 Discretionary Limitations. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
8.6 Payment. Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR by (ii) the number of Shares with respect to which the SAR is exercised.
8.7 Payment Upon Exercise of SAR. Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in newly issued Shares with a Fair Market Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement.
8.8 Prohibition on Repricing. Notwithstanding anything in the Plan to the contrary, other than as may be permitted pursuant to Section 4.3, the Committee shall not without the approval of the Company’s shareholders (a) lower the Base Price of an SAR after it is granted, (b) cancel a SAR when the Base Price exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control) or (c) take any other action with respect to an SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
ARTICLE IX
PERFORMANCE AWARDS
9.1 General. The Committee may grant a Performance Award to a Participant, payable in any form described in Section 5.1, upon the attainment of specific Performance Goals. If the Performance Award is payable in Restricted Shares, with the provisions of Article VII shall apply in respect of the Restricted Shares. If the Performance Award is payable in cash, it may be paid upon attainment of the relevant Performance Goals either in cash or in Restricted Shares (based on the then current Fair Market Value of such Shares) to be held in accordance with Article VII, as determined by the Committee, in its sole and absolute discretion. If it is a condition of the Performance Award payable in Restricted Shares that the Restricted Shares shall be forfeited if a Performance Goal is not attained, the provisions of Section 7.4 shall apply in respect of such forfeited Shares and Section 7.5.5 shall apply in respect of forfeited dividends and other distributions. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. Performance Awards granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement.
9.2 Performance Goals. Subject to applicable law, the Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of Performance Goals. Such Performance Goals are to

be specified in the relevant Award Agreement and may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share (basic and diluted), (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, return on investment and cash flow in excess of cost of capital), (j) earnings before interest, taxes, depreciation and amortization, (k) earnings before interest and taxes, (l) sales, (m) total stockholder return relative to assets, (n) total stockholder return relative to peers, (o) financial returns (including, without limitation, return on assets, return on net assets, return on equity and return on investment), (p) cost reduction targets, (q) customer satisfaction, (r) customer growth, (s) employee satisfaction, (t) gross margin, (u) revenue growth, (v) market share, (w) book value per share, (x) expenses and expense ratio management, (y) system-wide sales or system-wide sales growth, (z) traffic or customer counts, (aa) new product sales, (bb) any combination of the foregoing or (cc) such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Multiple Performance Goals may be established and may have the same or different weighting.
9.3 Additional Criteria. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.
9.4 Adjustment to Performance Goals. At any time prior to payment of an Award, the Committee may adjust previously established Performance Goals and other terms and conditions of the Award to reflect major unforeseen events, including, without limitation, changes in laws, regulations or accounting policies or procedures, mergers, acquisitions or divestitures or extraordinary, unusual or non-recurring items.
9.5 Value, Form and Payment of Performance Award. The Committee will establish the value or range of value of the Performance Award, the form in which the Award will be paid, and the date(s) and timing of payment of the Award. The Participant will be entitled to receive the Performance Award only upon the attainment of the Performance Goals and such other criteria as may be prescribed by the Committee during the Performance Period.
ARTICLE X
OTHER SHARE-BASED AWARDS
10.1 Grant. Subject to the provisions of the Plan, the Committee may grant Other Share-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including, but not limited to, Shares issued to a Participant purely as a bonus and not subject to any restrictions or conditions, Shares issued to a Participant in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or a Subsidiary, performance units, dividend equivalent units, Share equivalent units, and deferred Share units. To the extent permitted by law, the Committee may, in its sole discretion, permit Eligible Individuals to defer all or a portion of their cash compensation in the form of Other Share-Based Awards granted under this Plan, subject to the terms and conditions of any deferred compensation arrangement established by the Company, which shall be intended to comply with Section 409A of the Code. Other Share-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.
10.2 Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, Shares subject to Awards made under this Article X may not be Transferred prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
10.3 Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and this Plan, the recipient of an Award under this Article X shall be entitled to receive all dividends and other distributions paid with respect to such Award; provided, that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Award and shall be paid at the time the Award becomes vested. If any dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Award with respect to which they were paid and, if such Shares are forfeited under the Award, the provisions of Section 7.4 shall apply in respect of such forfeited Shares and Section 7.5.5 shall apply in respect of any forfeited dividends and other distributions (as if the Shares were forfeited Restricted Shares).
10.4 Vesting. Any Award under this Article X and any Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion. Unless expressly provided otherwise in an Award Agreement, in the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award. Where any Shares covered by an Award under this Article X are forfeited by a Participant, the provisions of Section 7.4 shall apply in respect of such forfeited Shares and Section 7.5.5 shall apply in respect of any forfeited dividends and other distributions (as if the Shares were forfeited Restricted Shares).
10.5 Price. Subject to applicable law, (a) Shares issued on a bonus basis under this Article X may be issued for no cash consideration; and (b) Shares purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.
10.6 Payment. The form of payment for the Other Share-Based Award shall be specified in the Award Agreement.
ARTICLE XI
PARTICIPANT TERMINATION
11.1 Rules Applicable to Options and SARs. Unless otherwise determined by the Committee or as set forth in the applicable Award Agreement:
11.1.1 Termination by Reason of Death or Disability. If a Participant’s Termination is by reason of death or Disability, all Options or SARs that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a one-year period from the date of such Termination, but in no event beyond the expiration of the stated term of such Options or SARs.
11.1.2 Termination Without Cause. If a Participant’s Termination is by the Company without Cause, all Options or SARs that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Options or SARs.
11.1.3 Termination by the Participant. If a Participant terminates his or her service with the Company for any reason, all Options or SARs that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated terms of such Options or SARs.
11.1.4 Termination for Cause. If a Participant’s Termination is for Cause all Options or SARs, whether vested or unvested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.
11.1.5 Unvested Options and SARs. Except as set forth in the applicable Award Agreement, Options or SARs that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.
11.2 Rules Applicable to Share Awards, Performance Awards and Other Share-Based Awards. Unless otherwise determined by the Committee in the applicable Award Agreement, upon a Participant’s Termination for any reason: (i) during the relevant Period of Restriction, all Share Awards still subject to restriction shall be forfeited; and (ii) any unvested Performance Award or Other Share-Based Awards shall be forfeited. If a Participant forfeits Shares held by him or her, the provisions of Section 7.4 shall apply in respect of such forfeited Shares and Section 7.5.5 shall apply in respect of any forfeited dividends and other distributions (as if the Shares were forfeited Restricted Shares).
11.3 Statutory limitations. Without limiting the generality of Section 14.11, if (but for this Section, the Participant (or legal personal representative or other person) would be entitled to receive a payment or other benefit under this Plan or an Award Agreement in connection with the Participant’s termination of service and payment of such amount or the giving of such benefit would result in the Company, a Subsidiary, then despite any other provision in this Plan or the applicable Award Agreement, the Participant shall be entitled to receive only the maximum amount that may lawfully be paid to the Participant, or the benefit to the extent that it may be lawfully given, in connection with the Participant’s termination of service.
ARTICLE XII
CHANGE IN CONTROL
12.1 Treatment of Awards in connection with a Change in Control. Unless provided otherwise by the Committee (as constituted prior to a Change in Control) in an Award Agreement or otherwise, or as provided in an employment agreement or similar agreement between the Company or any Subsidiary and the Participant, in the event of a Change in Control:
12.1.1. Any Options and Share Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred shall be assumed by the successor (or its parent company) or cancelled in exchange for substitute options or share appreciation rights issued by the successor (or its parent company) in a manner consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) (or any successor regulation) in the case of a Non-Qualified Share Option, and Treas. Reg. §1.424-1(a) (or any successor regulation) in the case of an Incentive Stock Option and, if, during the 24-month period following the Change in Control date, the Participant’s employment is terminated by such successor (or an affiliate) without Cause or by the Participant for Good Reason, such Awards, to the extent then outstanding, shall fully vest and become exercisable. To the extent Options and Share Appreciation Rights that are outstanding as of the date of such Change in Control are not assumed or substituted, the Award shall, as determined by the Committee, (A) immediately become fully exercisable and vested to the full extent of the original grant, or (B) be cancelled in exchange for cash and/or other substitute consideration (if any) with respect to each Share subject to the Award as of the Change in Control date equal in value to the excess (if any) of (I) the per-Share value, as determined by the Committee in its discretion, of the property (including cash) received by the Company’s shareholders as a result of the transaction over (II) if applicable, the per-Share Exercise Price or Base Price of the applicable Award. If the value of the property (including cash) received by the holder of a Share as a result of the transaction does not exceed the per-Share Exercise Price or Base Price of the Award, the Award may be cancelled without providing any cash or other consideration to the Participant with respect to such Award.
12.1.2 Any Performance Awards outstanding as of the date such Change in Control is determined to have occurred shall be converted into, as applicable, time-based restricted stock of the successor (or its parent company) or time-based restricted stock units based on stock of the successor (or its parent company) and, if, during the 24-month period following the Change in Control date, the Participant’s employment is terminated by such successor (or an affiliate) without Cause or by the Participant for Good Reason, such Awards, to the extent then outstanding, shall fully vest. With respect to Performance Awards that are outstanding as of the date of such Change in Control and are not converted to a time-based Award, any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash as promptly as is practicable (unless otherwise required by Section 409A of the Code and the applicable terms of the Performance Awards). In either case, unless otherwise determined by the Committee in an Award Agreement or otherwise, the value of the Performance Awards as of the date of the Change in Control shall be determined assuming target performance has been achieved, except that the value shall be determined based on actual performance as of such date if (A) more than half of the performance period has elapsed as of such date and (B) actual performance is determinable as of such date.
12.1.3 Any other Share Awards and cash Awards outstanding as of the date such Change in Control is determined to have occurred shall be assumed by the successor (or its parent company) or cancelled in exchange for comparable awards issued by the successor (or its parent company), and, if, during the

24-month period following the Change in Control date, the Participant’s employment is terminated by such successor (or an affiliate) without Cause or by the Participant for Good Reason, such Awards, to the extent then outstanding, shall fully vest. With respect to such Awards that are outstanding as of the date of such Change in Control and are not assumed or substituted, any deferral or other restriction shall lapse and such Awards shall be settled in cash as promptly as is practicable (unless otherwise required by Section 409A of the Code and the applicable terms of the Awards).
12.1.4 For an Award to be validly assumed or substituted by a successor for purpose of this Section 12, it must (A) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedules; (B) have substantially equivalent value to such Award (determined at the time of the Change in Control); and (C) be based on stock that is listed and traded on an established U.S. securities market or an established securities market outside the United Stated upon which the Participants could readily trade the stock without administrative burdens or complexities.
ARTICLE XIII
AMENDMENT, TERMINATION AND DURATION
13.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code, and the rules of the applicable securities exchange; provided, however, unless prohibited by applicable law, the Board may amend the Plan and any Award Agreement without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The Company intends to administer the Plan and all Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company shall not be responsible for any additional tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Code Section 409A. No Award may be granted during any period of suspension or after termination of the Plan.
13.2 Duration of the Plan. The Plan shall, subject to Section 13.1, terminate ten (10) years after the date that the Plan is approved by a resolution passed at a general meeting of the Company, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.
ARTICLE XIV
MISCELLANEOUS
14.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason and with or without cause.
14.2 Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole and absolute discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
14.3 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
14.4 Beneficiary Designations. Subject to the restrictions in Section 14.5 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the

Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation or such designation being effective under applicable law, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.
14.5 Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement or as prohibited by applicable law, a Participant may (with the prior approval of the Committee) transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.
14.6 No Rights as Shareholder. Except to the limited extent provided in Sections 7.5.4 and 7.5.5 or as otherwise provided under applicable law, no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until the Shares that are the subject of the Award have actually been delivered to the Participant and certificates representing such Shares, if any, or in the event the Shares are non-certificate, such other method of recording beneficial ownership, shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).
14.7 Withholding. Subject to the terms of the applicable Award Agreement or any other agreement addressing the withholding obligations of the Company or the Participant in connection with the issuance or settlement of an Award granted hereunder, as a condition to the settlement of any Award hereunder, a Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, if permitted by the Committee, authorizing withholding from payroll, reducing the number of Shares otherwise deliverable, delivering Shares already owned and any other amounts payable to the Participant), an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Award. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation (except as required under applicable law) to deliver Shares to the Participant or to issue a certificate or book-entry transfer for such Shares. Unless otherwise provided in an Award Agreement or other written agreement with a Participant, the Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) paying cash, (b) not delivering Shares to which the Participant would otherwise be entitled to be delivered, or (c) any combination of the foregoing.
14.8 No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital Shares or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No

Participant, beneficiary or any other person shall have any claim against any Member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.
14.9 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
14.10 Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
14.11 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing under the Plan or an Award Agreement shall require the Company, a Subsidiary or any other person to do any act or thing or refrain from doing any act or thing if to do or not do that act or thing (as the case may be) would contravene applicable law.
14.12 Governing Law. The Plan and all determinations made and actions taken pursuant hereto to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the law of the State of New York and construed accordingly.
14.13 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of New York in New York County or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York in New York County, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s registered office, attention General Counsel and Secretary, and (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.
14.14 Notices. Any notice which may be required or permitted under this Plan shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
14.14.1 If such notice is to the Company, to the attention of the General Counsel or Secretary of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
14.14.2 If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
14.15 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

14.16 Payments to Minors. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.
14.17 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participant(s) and not with the Company.
14.18 Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
14.19 Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to any Awards hereunder.
14.20 Award Agreement. Notwithstanding any other provision of the Plan, to the extent the provisions of any Award Agreement are inconsistent with terms of the Plan and such inconsistency is a result of compliance with laws of the jurisdiction in which the Participant is resident or is related to taxation of such Award in such jurisdiction, the relevant provisions of the particular Award Agreement shall govern.

TRONOX

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V34636-P05450

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TRONOX HOLDINGS PLC

The Board of Directors recommends a vote FOR the election of all the Nominees for Director in Proposal 1 - Election of Directors, and FOR Proposals 2-11.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Ilan Kaufthal	☐	☐	☐
1b. John Romano	☐	☐	☐
1c. Jean-Francois Turgeon	☐	☐	☐
1d. Mutlaq Al-Morished	☐	☐	☐
1e. Peter Johnston	☐	☐	☐
1f. Ginger Jones	☐	☐	☐
1g. Stephen Jones	☐	☐	☐
1h. Moazzam Khan	☐	☐	☐
1i. Sipho Nkosi	☐	☐	☐
2. A non-binding advisory vote to approve executive compensation.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP (U.S.) as the Company's independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V34637-P05450

TRONOX HOLDINGS PLC
Annual Meeting of Shareholders
May 8, 2024 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John Romano and Jeffrey Neuman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRONOX HOLDINGS PLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Greenwich Mean Time on May 8, 2024, at 6 Waterloo Place, St. James, SW1Y 4AN, London, United Kingdom and any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees for Director in Proposal 1 – Election of Directors, and FOR Proposals 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side